As filed with the Securities and Exchange Commission on February 13, 2026
Registration No. 333-293068
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
SOUTH PLAINS FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Texas	6022	75-2453320
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5219 City Bank Parkway
Lubbock, Texas
(806) 792-7101
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Curtis C. Griffith
South Plains Financial, Inc.
5219 City Bank Parkway
Lubbock, Texas
(806) 792-7101
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Heather A. Eastep Nathaniel B. Jones Hunton Andrews Kurth LLP 2200 Pennsylvania Avenue NW Washington, DC 720037 Telephone: (202) 955-1500	Chet A. Fenimore J. Brent Standefer, Jr. Fenimore Kay Harrison LLP 812 San Antonio Street, Suite 600 Austin, Texas 78701 Telephone: (512) 589-5900

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the proposed merger described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 143-1(d) (Cross-Border Third-Party Tender Offer)  ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement on Form S-4 shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

Information in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY - SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2026
PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT
To the Shareholders of BOH Holdings, Inc.:
On December 1, 2025, South Plains Financial, Inc., or “SPFI,” and BOH Holdings, Inc., or “BOH,” entered into an Agreement and Plan of Reorganization, which we refer to as the merger agreement, pursuant to which BOH will merge with and into SPFI, with SPFI surviving the merger. Immediately following the merger, BOH’s wholly-owned banking subsidiary, Bank of Houston, a Texas banking association will merge with and into SPFI’s wholly-owned banking subsidiary, City Bank, a Texas banking association, with City Bank as the surviving bank.
Pursuant to the merger agreement, each share of BOH common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, without interest, 0.1925 shares of SPFI’s common stock, subject to adjustment pursuant to the terms of the merger agreement (the “exchange ratio”), plus cash in lieu of any fractional shares (collectively, the “per share merger consideration”).
If, as of the last day of the calendar month immediately preceding the effective time of the merger, the total shareholders’ equity presented on BOH’s balance sheet, as determined in accordance with generally accepted accounting principles in the United States, less any BOH expenses (as defined in the merger agreement) and including BOH’s good faith estimate of all earnings or losses, as applicable, through the closing date (the “actual adjusted shareholders’ equity”) is less than $70,500,000 (the “minimum adjusted shareholders’ equity), then the exchange ratio will be reduced by an amount, rounded to the ten-thousandth decimal point, equal to (A) the absolute value of the amount by which the actual adjusted shareholders’ equity is less than the minimum adjusted shareholders’ equity, divided by (B) the aggregate number of shares of BOH common stock issued and outstanding immediately prior to the effective time of the merger, rounded down to the nearest whole share (other than cancelled shares (as defined in the merger agreement)), divided by (C) the volume weighted average of the closing price per share of SPFI common stock on the Nasdaq for the consecutive period of twenty (20) full trading days ending on the third (3rd) business day immediately preceding the closing date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually agreed upon by SPFI and BOH).
At the effective time of the merger, each warrant to acquire shares of BOH common stock that is issued, outstanding and unexercised immediately prior to the effective time of the merger will be converted automatically into the right to receive cash consideration from SPFI equal to the warrants cash consideration (as defined in the merger agreement). Further, at the effective time of the merger, each restricted stock award in respect of shares of BOH common stock granted by BOH that is issued, outstanding and unexercised immediately prior to the effective time of the merger will be converted automatically into the right to receive the per share merger consideration. Finally, at the effective time of the merger, each stock appreciation award granted by BOH that is issued, outstanding and unexercised immediately prior to the effective time of the merger will be converted automatically into the right to receive cash consideration from SPFI equal to the SARs cash consideration (as defined in the merger agreement).
Although the number of shares of SPFI common stock that each BOH shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of SPFI common stock and will not be known at the time BOH shareholders vote on the merger. SPFI common stock is currently quoted on the Nasdaq Global Select Market under the symbol “SPFI.” Based on the closing price of SPFI common stock of $37.79 per share on November 28, 2025, the last full trading day before the public announcement of the merger agreement, the 0.1925 exchange ratio represented an aggregate of approximately $105.9 million in value for all of the shares of BOH common stock to be converted into SPFI common stock. Based on the closing sale price of SPFI common stock of $42.39 per share on February 11, 2026, the latest practicable trading date prior to the printing of this proxy statement/prospectus, the exchange ratio represented an aggregate of approximately $118.0 million in value for all of the shares of BOH common stock to be converted into SPFI common stock. Each of the foregoing examples assumes that there are no downward adjustments to the exchange ratio.
Based on the exchange ratio and the number of outstanding shares of BOH common stock as of the record date, the maximum number of shares of SPFI common stock offered by SPFI and issuable in the merger is approximately 2,784,844 shares, which would represent approximately 14.59% of the outstanding capital stock of the combined company following the merger, subject to certain adjustments described in this proxy statement/prospectus. We urge you to obtain current market quotations for the price of SPFI common stock (trading symbol “SPFI”). There are no current market quotations for BOH common stock because BOH’s common stock is not traded on any established public trading market.
BOH will hold a special meeting of its shareholders (which we refer to as the “BOH special meeting”) on Friday, March 20, 2026, at 4400 Post Oak Parkway, Second Floor Conference Room, Houston, Texas 77027, at 10:00 a.m. local time, where BOH shareholders will be asked to vote on a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “BOH merger proposal”), and related matters. Assuming a quorum is present, the BOH merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of BOH common stock entitled to vote thereon. BOH is sending you this proxy statement/prospectus to ask you to vote in favor of the BOH merger proposal and other matters described in this proxy statement/prospectus.
Each of SPFI and BOH expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), with the result that the exchange of BOH common stock for SPFI common stock in the merger will generally be tax-free to the holders of BOH common stock for U.S. federal income tax purposes.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF BOH COMMON STOCK YOU OWN. To vote your shares of BOH common stock at the BOH special meeting, please follow the voting instructions in the enclosed proxy statement/prospectus and on the accompanying proxy card. Please vote promptly whether or not you expect to attend the BOH special meeting. Submitting a proxy now will NOT prevent you from being able to vote in person at the BOH special meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.
The BOH board of directors has unanimously (1) determined that the merger is advisable and in the best interests of BOH and its shareholders and (2) approved the merger agreement and the transactions contemplated thereby. The BOH board of directors unanimously recommends that BOH shareholders vote “FOR” the approval of the BOH merger proposal and “FOR” the approval of the other matters to be considered at the BOH special meeting.
The accompanying proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about SPFI and BOH and certain related matters. You are encouraged to read the accompanying proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 22 of the accompanying proxy statement/prospectus for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about SPFI from documents that have been filed with the Securities and Exchange Commission and are incorporated by reference in the accompanying proxy statement/prospectus.
We look forward to a successful completion of the merger and thank you for your prompt attention to this important matter.
Sincerely,

Curtis C. Griffith Chairman and Chief Executive Officer South Plains Financial, Inc.	James D. Stein Chairman, President Chief Executive Officer BOH Holdings, Inc.

None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either SPFI or BOH, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is [•], 2026, and it is first being mailed or otherwise delivered to BOH shareholders on or about [•], 2026.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 20, 2026
To the Shareholders of BOH Holdings, Inc.:
NOTICE IS HEREBY GIVEN that BOH Holdings, Inc. (which we refer to as “BOH”) will hold a special meeting of its shareholders (which we refer to as the “BOH special meeting”) on Friday, March 20, 2026, at 4400 Post Oak Parkway, Second Floor Conference Room, Houston, Texas 77027, at 10:00 a.m., local time, to consider and vote upon the following matters:
•
a proposal to approve the Agreement and Plan of Reorganization, dated December 1, 2025 (which we refer to as the “merger agreement”), by and between South Plains Financial, Inc. (which we refer to as “SPFI”) and BOH (a copy of which is attached as Annex A to the accompanying proxy statement/prospectus), pursuant to which BOH will merge with and into SPFI (which we refer to as the “merger”), with SPFI surviving the merger, and approve the transactions contemplated thereby, including the merger, each as more fully described in the accompanying proxy statement/prospectus (which we refer to as the “BOH merger proposal”); and

•
a proposal to authorize the BOH board of directors to adjourn or postpone the BOH special meeting, if necessary or appropriate, (i) to solicit additional proxies if there are insufficient votes at the time of the BOH special meeting to approve the BOH merger proposal, or (ii) if adjournment is necessary or appropriate, to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to BOH shareholders (which we refer to as the “BOH adjournment proposal”).

Approval of the BOH merger proposal by the BOH shareholders is required to complete the transactions contemplated by the merger agreement.
The BOH board of directors has fixed the close of business on February 12, 2026 as the record date for the BOH special meeting. Only BOH shareholders of record as of the record date are entitled to notice of, and to vote at, the BOH special meeting, or any adjournment or postponement of the BOH special meeting. Any shareholder entitled to attend and vote at the BOH special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf.
The affirmative vote of the holders of at least two-thirds of the outstanding shares of BOH common stock entitled to vote thereon is required to approve the BOH merger proposal. Assuming a quorum is present, approval of the BOH adjournment proposal (if necessary or appropriate) requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to, the BOH adjournment proposal. BOH will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof by or at the direction of the BOH board of directors.
BOH shareholders must approve the BOH merger proposal in order for the merger to occur. If BOH shareholders fail to approve the BOH merger proposal, the merger will not occur. The proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the BOH special meeting. Please review the proxy statement/prospectus carefully.

Shareholders of BOH have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of BOH common stock under applicable provisions of the Texas Business Organizations Code (which we refer to as the “TBOC”). In order for such a shareholder of BOH to perfect his, her or its right to dissent, the shareholder must file a written objection to the merger with BOH prior to the BOH special meeting, vote against the merger agreement and file a written demand with SPFI within twenty (20) days after completion of the merger for payment of the fair value of the shareholder’s shares of BOH common stock. A copy of the applicable statutory provisions of the TBOC is included with the accompanying proxy statement/prospectus as Annex C, and a summary of the provisions can be found in the section of the proxy statement/prospectus entitled “The Merger – Dissenters’ Rights” on page 54.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF BOH COMMON STOCK YOU OWN. Whether or not you plan to attend the BOH special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided or authorize the individuals named on the enclosed proxy card to vote your shares of BOH common stock by calling the toll-free telephone number or by using the Internet as described in the instructions included with the enclosed proxy card at your earliest convenience. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.
The BOH board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that BOH shareholders vote “FOR” the approval of the BOH merger proposal and “FOR” the approval of the BOH adjournment proposal (if necessary or appropriate).
The accompanying proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about SPFI and BOH and certain related matters. You are encouraged to read the accompanying proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 22 of the accompanying proxy statement/prospectus for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about SPFI from documents that have been filed with the Securities and Exchange Commission that are incorporated by reference in this proxy statement/prospectus.

BY ORDER OF THE BOARD OF DIRECTORS,

James D. Stein
Chairman, President and Chief Executive Officer
BOH Holdings, Inc.

Dated: [•], 2026

Houston, Texas

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about SPFI from documents filed with the Securities and Exchange Commission, or SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by SPFI at no cost from the SEC’s website at http://www.sec.gov. SPFI has filed a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the address set forth below. Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting SPFI at the contact information set forth below:
South Plains Financial, Inc.
5219 City Bank Parkway
Lubbock, Texas 79407
Attn: Corporate Secretary
Telephone: (806) 792-7101
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the BOH special meeting, or March 13, 2026.
If you have any questions about the merger agreement, the merger, the BOH special meeting or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need a proxy card or need help voting your shares of BOH common stock, please contact Sarah Kuehl, executive assistant to BOH’s Chairman and Chief Executive Officer, at 713-497-1502, or by email to skuehl@bohbank.com.
You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [•], 2026, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus from another document is accurate as of the date of such other document or the date referenced in such other document with respect to particular information contained therein. Neither the mailing of this document to the shareholders of BOH nor the issuance by SPFI of shares of SPFI common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding BOH has been provided by BOH and information contained in this document regarding SPFI has been provided by SPFI. See “Where You Can Find More Information” beginning on page 102 for more details.

i

ii

QUESTIONS AND ANSWERS
The following are answers to certain questions you may have regarding the merger and the BOH special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus, including the attached annexes and the documents incorporated by reference into this proxy statement/prospectus, because the information in this section may not provide all the information that might be important to you in determining how to vote.
Unless the context otherwise requires, references in this proxy statement/prospectus to “SPFI” refer to South Plains Financial, Inc., a Texas corporation, and its subsidiaries, including City Bank, a Texas banking association and the wholly-owned subsidiary of South Plains Financial, Inc. Additionally, unless the context otherwise requires, references to “BOH” refer to BOH Holdings, Inc., a Texas corporation, and its subsidiaries, including Bank of Houston, a Texas state-chartered bank and the wholly-owned subsidiary of BOH Holdings, Inc.; and references to “we,” “our” or “us” refer to SPFI and BOH.
Q:	What is the merger?
A:
On December 1, 2025, SPFI and BOH entered into the Agreement and Plan of Reorganization (which we refer to as the “merger agreement”), pursuant to which BOH will merge with and into SPFI, with SPFI continuing as the surviving entity (which we refer to as the “merger”). Immediately following the merger, BOH’s wholly-owned banking subsidiary, Bank of Houston, a Texas state-chartered bank (which we refer to as “Bank of Houston”), will merge with and into SPFI’s wholly-owned banking subsidiary, City Bank, a Texas banking association (which we refer to as “City Bank”), with City Bank as the surviving bank (which we refer to as the “bank merger”).

BOH will hold a special meeting of its shareholders (which we refer to as the “BOH special meeting”) to obtain the required shareholder approvals in connection with the merger, and you are being provided with this proxy statement/prospectus in connection with that special meeting. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read carefully this proxy statement/prospectus and the merger agreement in their entirety.
Q:	Why am I receiving this proxy statement/prospectus?
A:	This document is being delivered to you as a proxy statement of BOH and a prospectus of SPFI in connection with the merger.
BOH has called a special meeting of its shareholders in order to obtain shareholder approval of the merger agreement and related matters. This document serves as the proxy statement by which the BOH board of directors is soliciting proxies of BOH shareholders to vote at the BOH special meeting.
This document is also a prospectus pursuant to which SPFI is offering to issue shares of its common stock to BOH shareholders in the merger, in accordance with the terms of the merger agreement.
This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the BOH special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.
Q:	What will BOH shareholders receive in the merger?
A:
If the merger is completed, each share of BOH common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, without interest, 0.1925 shares of SPFI’s common stock, subject to adjustment pursuant to the terms of the merger agreement (the “exchange ratio”), plus cash in lieu of any fractional shares (collectively, the “per share merger consideration”).

If, as of the last day of the calendar month immediately preceding the effective time of the merger, the total shareholders’ equity presented on BOH’s balance sheet, as determined in accordance with generally accepted accounting principles in the United State (“GAAP”), less any BOH expenses (as defined in the merger agreement) and including BOH’s good faith estimate of all earnings or losses, as applicable, through the closing date (the “actual adjusted shareholders’ equity”) is less than $70,500,000 (the “minimum adjusted shareholders’ equity”), then the exchange ratio will be reduced by an amount (the “exchange ratio reduction amount”), rounded to the ten-thousandth decimal point, equal to (A) the absolute value of the amount by which the actual adjusted shareholders’ equity is less than the minimum adjusted shareholders’ equity (the “shareholders’ equity shortfall”), divided by (B) the aggregate number of shares of BOH common stock issued and outstanding immediately prior to the effective time of the merger, rounded down to the nearest whole share (the “BOH closing shares”) (other than cancelled shares (as defined in the merger agreement)), divided by (C) the volume weighted average of the closing price per share of SPFI common stock on the Nasdaq for the consecutive period of twenty (20) full trading days ending on the third (3rd) business day immediately preceding the closing date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually agreed upon by SPFI and BOH (the “SPFI share closing price”).
SPFI will not issue any fractional shares of SPFI common stock in the merger. Instead, a BOH shareholder who otherwise would have received a fraction of a share of SPFI common stock will receive an amount in cash (rounded to the nearest cent) determined by multiplying (1) the SPFI share closing price by (2) the fraction of a share (after taking into account all shares of BOH common stock held by such shareholder immediately prior to the effective time of the merger and rounded to the nearest ten-thousandth when expressed in decimal form) of SPFI common stock to which such shareholder would otherwise be entitled to receive.
Q:	What happens to outstanding BOH equity awards in the merger?
A:
At the effective time of the merger, each warrant to acquire shares of BOH common stock that is issued, outstanding and unexercised immediately prior to the effective time of the merger (the “BOH warrants”) will be converted automatically into the right to receive cash consideration from SPFI equal to the excess (if any) of (i) the per share merger consideration value (as defined in the merger agreement) over (ii) the exercise price per share of the BOH warrant calculated immediately prior to the effective time of the merger, subject to any applicable withholdings (the “warrants cash consideration”). If the per share merger consideration value is less than or equal to the exercise price per share of the applicable BOH warrant, then the applicable BOH warrant will be cancelled with no payment due in respect thereof. As of the effective time of the merger, all BOH warrants will automatically cease to exist and each holder of a BOH warrant will cease to have any rights with respect thereto, except the right to receive the warrants cash consideration.

Further, at the effective time of the merger, each restricted stock award in respect of shares of BOH common stock granted by BOH that is issued and outstanding immediately prior to the effective time of the merger (a “BOH restricted stock award”) will be fully vested (to the extent unvested) and converted automatically into the right to receive the per share merger consideration. As of the effective time of the merger, all BOH restricted stock awards will automatically cease to exist and each holder of a BOH restricted stock award will cease to have any rights with respect thereto, except the right to receive the per share merger consideration.
Further, at the effective time of the merger, each stock appreciation right award granted by BOH that is issued, outstanding and unexercised immediately prior to the effective time of the merger (the “BOH SARs”) will be fully vested and converted automatically into the right to receive cash consideration from SPFI equal to the excess (if any) of (i) the per share merger consideration value over (ii) the exercise price per share of the BOH SAR calculated immediately prior to the effective time of the merger, subject to any applicable withholdings (the “SARs cash consideration”). If the per share merger consideration value is less than or equal to the exercise price per share of the applicable BOH SAR, then the applicable BOH SAR will be cancelled with no payment due in respect thereof. As of the effective time of the merger, all BOH SARs will automatically cease to exist and each holder of a BOH SAR will cease to have any rights with respect thereto, except the right to receive the SARs cash consideration.
Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?
A:
Yes. Although the number of shares of SPFI common stock that each BOH shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of SPFI common stock and will not be known at the time BOH shareholders vote on the merger. SPFI common stock is currently quoted on the Nasdaq Global Select Market under the symbol “SPFI.” Based on the closing price of SPFI common stock of $37.79 per share on November 28, 2025, the last full trading day before the public announcement of the merger agreement, the 0.1925 exchange ratio represented an aggregate of approximately $105.9 million in value for all of the shares of BOH common stock to be converted into SPFI common stock. Based on the closing sale price of SPFI common stock on February 11, 2026, the latest practicable trading date prior to the printing of this proxy statement/prospectus, of $42.39 per share, the exchange ratio represented an aggregate of approximately $118.0 million in value for all of the shares of BOH common stock to be converted into SPFI common stock. Each of the foregoing examples assumes that there are no adjustments to the exchange ratio or per share merger consideration.
Q:	What will happen to shares of SPFI common stock in the merger?
A:	Nothing. Each share of SPFI common stock outstanding prior to the merger will remain outstanding as a share of SPFI common stock following the effective time of the merger.
Q:	What are BOH shareholders being asked to vote on and why is this approval necessary?
A:	BOH shareholders are being asked to vote on the following proposals at the BOH special meeting:
•	the approval of the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “BOH merger proposal”); and
•
the authorization of the BOH board of directors to adjourn or postpone the BOH special meeting, if necessary, (i) to solicit additional proxies if there are insufficient votes at the time of the BOH special meeting to approve the BOH merger proposal, or (ii) if adjournment is necessary or appropriate, to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to BOH shareholders (the “BOH adjournment proposal”).

Approval of the BOH merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of BOH common stock entitled to vote thereon. BOH will transact no other business at the BOH special meeting, except for business properly brought before the BOH special meeting or any adjournment or postponement thereof.
Each director and executive officer of BOH and Bank of Houston who owns shares of BOH common stock (which collectively constitute approximately 25.5% of the outstanding shares of BOH common stock as of the record date) has entered into a voting agreement with SPFI agreeing to, among other things, vote their shares of BOH common stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement.
Q:	When and where is the BOH special meeting?
A:	The BOH special meeting will be held on Friday, March 20, 2026, at 4400 Post Oak Parkway, Second Floor Conference Room, Houston, Texas 77027, at 10:00 a.m. local time.
Q:	Who is entitled to vote at the BOH special meeting?
A:
All holders of BOH common stock who held shares at the close of business on February 12, 2026 (which we refer to as the “record date”) are entitled to receive notice of and to vote at the BOH special meeting, provided that such shares of BOH common stock remain outstanding on the date of the BOH special meeting.

Q:	What constitutes a quorum at the BOH special meeting?
A:
The presence, in person or represented by proxy, of at least a majority of the outstanding shares of BOH common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the BOH special meeting.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists.
Q:	What vote is required to approve each proposal at the BOH special meeting?
A:
BOH merger proposal: Approval of the BOH merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of BOH common stock entitled to vote thereon. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN”

on your proxy, with respect to the BOH merger proposal, it will have the same effect as a vote “AGAINST” the BOH merger proposal. BOH shareholders must approve the BOH merger proposal in order for the merger to occur. If BOH shareholders fail to approve the BOH merger proposal, the merger will not occur.
BOH adjournment proposal: Assuming a quorum is present, approval of the BOH adjournment proposal (if necessary or appropriate) requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to, the BOH adjournment proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote; you will not be deemed present and it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy, with respect to the BOH adjournment proposal, you will be deemed present but will not be deemed to have cast a vote with respect to such proposal, and it will have the same effect as a vote “AGAINST” the BOH adjournment proposal. BOH shareholders are not required to approve the BOH adjournment proposal in order for the merger to occur. If BOH shareholders fail to approve the BOH adjournment proposal, but approve the BOH merger approval, the merger may nonetheless occur.
Q:	What are the conditions to completion of the merger?
A:
The obligations of BOH and SPFI to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including, among others, the receipt of required regulatory approvals, tax opinions, and the approval of the BOH merger proposal by BOH shareholders. For more information, see “The Merger Agreement - Conditions to Complete the Merger” beginning on page 72.

Q:	When will the merger be completed?
A:
We will complete the merger when all of the conditions to the obligations of SPFI and BOH contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and approval of the BOH merger proposal by BOH shareholders. While we expect the merger to be completed in the second quarter of 2026, because fulfillment of some of the conditions to completion of the merger is not entirely within our control, we cannot assure you of the actual timing.

Q:	How does the BOH board of directors recommend that I vote?
A:
The BOH board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that BOH shareholders vote “FOR” the approval of the BOH merger proposal and “FOR” the approval of the BOH adjournment proposal (if necessary or appropriate).

Q:	What do I need to do now?
A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly using the enclosed proxy card, or submit a proxy by telephone or via the Internet using the instructions on the proxy card, so that your shares are represented and voted at the BOH special meeting. If you hold your shares in your name as a shareholder of record, in order to vote your shares you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope, or submit a proxy by telephone or via the Internet using the instructions on the proxy card, as soon as possible. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote in person at the BOH special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:	How many votes do I have?
A:	Each BOH shareholder is entitled to one vote on each proposal to be considered at the BOH special meeting for each share of BOH common stock owned by the shareholder as of the record date.
Q:	How do I vote?
A:
If you are a shareholder of record of BOH as of February 12, 2026, the record date, you may vote by proxy before the BOH special meeting by submitting a proxy by telephone or via the Internet using the instructions on the proxy card, or by completing, signing, dating and returning the enclosed proxy card to BOH using the enclosed postage-paid envelope.

If you intend to submit your proxy by mail, your completed proxy card must be received prior to the BOH special meeting. BOH shareholders who intend to submit a proxy by telephone or via the Internet must do so by 10:59 p.m. local time, on March 19, 2026, the day before the BOH special meeting.
If you are a shareholder of record of BOH as of the record date, you may also cast your vote in person at the BOH special meeting. If you plan to attend the BOH special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. BOH reserves the right to refuse admittance to anyone without proper proof of stock ownership and proper photo identification. Whether or not you intend to be present in person at the BOH special meeting, you are urged to complete, sign, date and return the enclosed proxy card to BOH in the enclosed postage-paid envelope or submit a proxy by telephone or via the Internet using the instructions on the proxy card as soon as possible. If you submit a proxy but wish to vote your shares in person, your original proxy may be revoked by attending and voting at the BOH special meeting.
If you hold your shares in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. If your shares are held in “street name,” you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to vote your shares in person at the BOH special meeting.
Q:	What is the difference between a shareholder of record and a “street name” holder?
A:
If you are a shareholder of BOH and if your shares of BOH common stock are registered directly in your name, you are considered the shareholder of record with respect to those shares of stock. If your shares of stock are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” If your shares are held in “street name,” this proxy statement/prospectus and the proxy card, as applicable, have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions your nominee included in the mailing or by following its instructions for voting.

Q:	If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?
A:
No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to BOH, by submitting a proxy by telephone or via the Internet, or by voting in person at the BOH special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Q:	How are broker non-votes and abstentions treated?
A:
Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. The BOH merger proposal and the BOH adjournment proposal are both non-routine matters, and a broker or nominee does not have discretionary voting power with respect to the proposals. As a result, we do not expect any broker non-votes at the BOH special meeting.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the BOH merger proposal because Texas law requires the merger proposal be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of BOH common stock entitled to vote thereon. Abstentions will also have the effect of a vote “AGAINST” the BOH adjournment proposal; however, broker non-votes will not be considered present and thus will not have an effect BOH adjournment proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?
A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of BOH common stock represented by your proxy will be voted as recommended by the BOH board of directors with respect to such proposals.

Q:	Can I change my vote?
A:	Yes. If you are a holder of record of BOH common stock, you may change your vote or revoke your proxy at any time before it is voted by:
(1)	attending and voting in person at the BOH special meeting;
(2)	giving notice of revocation of the proxy at the BOH special meeting;
(3)
delivering to the Secretary of BOH (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares of BOH common stock, bearing a date later than the proxy card previously executed; or

(4)	voting by telephone or the Internet at a later time, before 10:59 p.m. local time, on March 19, 2026, the day before the BOH special meeting.
However, your attendance at the BOH special meeting will not, by itself, revoke your proxy. A revocation or later-dated proxy received by BOH after the vote will not affect the vote. The BOH Secretary’s mailing address is: Sarah Kuehl c/o BOH Holdings, Inc. Special Meeting, 4400 Post Oak Parkway, Suite 2260, Houston, Texas 77027. If you hold your shares of BOH common stock in “street name” through a broker, bank or other agent as your nominee, you should contact your broker, bank or other agent to change your vote or revoke your proxy.
Q:	Will BOH be required to submit the BOH merger proposal to its shareholders even if BOH’s board of directors has withdrawn, modified or qualified its recommendation?
A:
Yes. Unless the merger agreement is terminated before the BOH special meeting, BOH is required to submit the BOH merger proposal to its shareholders even if BOH’s board of directors has withdrawn, modified or qualified its recommendation.

Q:	Do BOH directors and executive officers have interests in the merger that are different from, or in addition to, the interests of BOH shareholders?
A:
Yes. In considering the recommendation of the BOH board of directors with respect to the merger agreement, you should be aware that BOH’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of BOH shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of BOH shareholders include, but are not limited to, (i) payments under existing employment agreements with BOH for certain executive officers, (ii) payments under the Bank of Houston Supplemental Executive Retirement Plan for certain directors and executive officers, (iii) for directors or executive officers who hold BOH warrants, conversion of such BOH warrants into the right to receive the warrants cash consideration, (iv) for directors or executive officers who hold BOH restricted stock awards, conversion of such BOH restricted stock awards into the right to receive the per share merger consideration, (v) for directors or executive officers who hold BOH SARs, conversion of such BOH SARs into the right to receive the SARs cash consideration, (vi) the right to certain employee benefits for each employee of BOH and its subsidiaries who remains employed by SPFI or its subsidiaries immediately after the effective time of the merger, and (vii) the right to continued indemnification and insurance coverage under the merger agreement. In addition, in connection with the merger, Mr. James D. Stein, Chairman, President and Chief Executive Officer of BOH, has entered into an employment agreement with City Bank pursuant to which he will serve as Houston Market President – BOH of City Bank after the merger is completed. Additionally, upon completion of the merger, SPFI has agreed to appoint Mr. James D. Stein, or if Mr. Stein is unable to serve, one (1) other individual from the boards of directors of BOH or Bank of Houston to be chosen by SPFI in its sole discretion, as a Class II member of the board of directors of SPFI and as a member of the board of directors City Bank effective at or immediately following the effective time of the merger. For further information, see “The Merger - Interests of BOH’s Directors and Executive Officers in the Merger” beginning on page 50.

Q:	Are BOH shareholders entitled to dissenters’ rights?
A:
Yes. Under Texas law, record holders of shares of BOH common stock have the right to demand in writing to receive a payment in cash for the “fair value” of their shares as determined by an appraisal process. To exercise those dissenters’ rights, a BOH shareholder must follow exactly the procedures specified under Chapter 10, Subchapter H of the TBOC. These procedures are summarized in this proxy statement/prospectus. In addition, a copy of Chapter 10, Subchapter H of the TBOC is included as Annex C to this proxy statement/prospectus. The value determined in the appraisal process may be more or less than the value a BOH shareholder would receive in the merger under the terms of the merger agreement. Failure to strictly comply with the requirements of the TBOC will result in the loss of dissenters’ rights. For further information, see “The Merger – Dissenters’ Rights” on page 54.

Pursuant to the merger agreement, SPFI will be permitted to terminate the merger agreement and abandon the merger if dissenters’ rights are properly asserted with respect to 5% or more of the outstanding shares of BOH common stock.
Q:	What are the U.S. federal income tax consequences of the merger to BOH shareholders?
A:
The obligations of SPFI and BOH to complete the merger are subject to, among other customary closing conditions described in this proxy statement/prospectus, the receipt of an opinion from Hunton Andrews Kurth LLP (with respect to SPFI) and Fenimore Kay Harrison LLP (with respect to BOH), dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Assuming that the merger qualifies as a “reorganization” under the Code, a U.S. holder of BOH common stock generally would not recognize gain or loss on the exchange of their shares of BOH common stock for shares of SPFI common stock pursuant to the merger, other than with respect to cash received in lieu of a fractional share of SPFI common stock.
U.S. holders of BOH common stock receiving cash in lieu of a fractional share of SPFI common stock generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the basis in its shares of SPFI common stock allocable to that fractional share.
For further information, see the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 96 for a general discussion of the material U.S. federal income tax consequences of the merger. The U.S. federal income tax consequences described above may not apply to all BOH shareholders. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this proxy statement/prospectus. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your own tax advisor to determine the tax consequences of the merger to you in light of your own circumstances.
Q:	What happens if the merger is not completed?
A:
If the merger is not completed, holders of BOH common stock will continue to hold their shares but will not receive any consideration for their shares in connection with the merger. BOH will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, BOH may be required to pay a termination fee. See the section of this proxy statement/prospectus entitled “The Merger Agreement - Termination Fee” beginning on page 74 for a discussion of the circumstances under which termination fees will be required to be paid.

Q:	What happens if I sell my shares after the record date but before the BOH special meeting?
A:
The record date is earlier than the date of the BOH special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of BOH common stock after the record date but before the date of the BOH special meeting, you will retain your right to vote at the BOH special meeting (provided that such shares remain outstanding on the date of the BOH special meeting), but you will not have the right to receive the merger consideration to be received by BOH shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of BOH common stock through completion of the merger.

Q:	If I am a BOH shareholder and my shares of BOH common stock are held in book-entry form, do I need to complete a Letter of Transmittal?
A:
No, for shares of BOH common stock held in book entry form, SPFI will establish procedures, if necessary, for delivery. Holders of shares of BOH common stock held in book entry form will not be required to deliver an executed letter of transmittal to receive the per share merger consideration with respect to such shares held in book-entry form.

Q:	What should I do if I receive more than one set of voting materials?
A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of stock that you own.

Q:	Whom should I call with questions?
A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of BOH common stock, please contact Sarah Kuehl, executive assistant to BOH’s Chairman and Chief Executive Officer, at 713-497-1502, or by email to skuehl@bohbank.com.

SUMMARY
This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire proxy statement/prospectus and its annexes and the other documents to which this document refers before you decide how to vote with respect to the merger agreement. In addition, this proxy statement/prospectus incorporates by reference important business and financial information about SPFI. For a description of this information, please see “Where You Can Find More Information” beginning on page 102. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Additional Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Companies (page 79)
Information about SPFI
South Plains Financial, Inc. is a bank holding company headquartered in Lubbock, Texas, and the parent company of City Bank, a Texas banking association and community-based financial institution that offers a full array of banking products and services. SPFI currently operates throughout the state of Texas from a network of 24 full-service banking centers and 7 loan production offices. As of September 30, 2025, on a consolidated basis, SPFI had total assets of $4.48 billion, total loans of $3.1 billion, total deposits of $3.88 billion and shareholders’ equity of $477.8 million.
SPFI’s common stock is listed on the Nasdaq Global Select Market under the symbol “SPFI.”
SPFI’s principal office is located at 5219 City Bank Parkway, Lubbock, Texas 79407, and its telephone number at that location is (806) 792-7101. SPFI’s website can be accessed at https://spfi.bank. Information contained on SPFI’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.
Information about BOH
BOH is a Texas corporation and a bank holding company headquartered in Houston, Texas. BOH is the parent company of Bank of Houston, a Texas state-chartered bank that offers a full range of banking products and services from its full-service branch locations in Houston and Dublin, Texas. As of September 30, 2025, on a consolidated basis, BOH had total assets of $771.9 million, net loans of $628.8 million, total deposits of $628.8 million and total shareholders’ equity of $74.5 million. BOH does not file reports with the SEC.
BOH’s principal office is located at 4400 Post Oak Parkway Suite 2260, Houston, Texas 77027, and its telephone number at that location is (713) 497-1515. BOH’s website can be accessed at https://www.bohbank.com. Information contained on BOH’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.
The Merger (page 34)
SPFI and BOH have entered into the merger agreement, pursuant to which BOH will merge with and into SPFI, with SPFI continuing as the surviving corporation. Immediately following the merger, Bank of Houston, BOH’s wholly-owned banking subsidiary, will merge with and into City Bank, SPFI’s wholly-owned banking subsidiary, with City Bank as the surviving bank.
The terms and conditions by which BOH will merge with and into SPFI are contained in the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. We encourage you to read that agreement carefully, as it is the legal document that governs the merger.
Merger Consideration (page 58)
If the merger is completed, each share of BOH common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, without interest, 0.1925 shares of SPFI’s common stock, subject to adjustment pursuant to the terms of the merger agreement, plus cash in lieu of any fractional shares.

If, as of the last calendar month immediately preceding the effective time of the merger, the actual adjusted shareholders’ equity is less than the minimum adjusted shareholders’ equity, then the exchange ratio shall be reduced by the exchange ratio reduction amount.
Although the number of shares of SPFI common stock that each BOH shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of SPFI common stock and will not be known at the time BOH shareholders vote on the merger. SPFI common stock is currently quoted on the Nasdaq Global Select Market under the symbol “SPFI.” Based on the closing price of SPFI common stock of $37.79 per share on November 28, 2025, the last full trading day before the public announcement of the merger agreement, the 0.1925 exchange ratio represented an aggregate of approximately $105.9 million in value for all of the shares of BOH common stock to be converted into SPFI common stock. Based on the closing sale price of SPFI common stock on February 11, 2026, the latest practicable trading date prior to the printing of this proxy statement/prospectus, of  $42.39 per share, the exchange ratio represented an aggregate of approximately $118.0 million in value for all of the shares of BOH common stock to be converted into SPFI common stock. Each of the foregoing examples assumes that there are no adjustments to the exchange ratio or per share merger consideration.
SPFI will not issue any fractional shares of SPFI common stock in the merger. Instead, a BOH shareholder who otherwise would have received a fraction of a share of SPFI common stock will receive an amount in cash (rounded to the nearest cent) determined by multiplying (1) the SPFI share closing price by (2) the fraction of a share (after taking into account all shares of BOH common stock held by such shareholder immediately prior to the effective time of the merger and rounded to the nearest ten-thousandth when expressed in decimal form) of SPFI common stock to which such shareholder would otherwise be entitled to receive.
Treatment of BOH Equity Awards (page 59)
At the effective time of the merger, each BOH warrant that is issued, outstanding and unexercised immediately prior to the effective time of the merger will be converted automatically into the right to receive the warrants cash consideration. If the per share merger consideration value is less than or equal to the exercise price per share of the applicable BOH warrant, then the applicable BOH warrant will be cancelled with no payment due in respect thereof. As of the effective time of the merger, all BOH warrants will automatically cease to exist and each holder of a BOH warrant will cease to have any rights with respect thereto, except the right to receive the warrants cash consideration.
Further, at the effective time of the merger, each BOH restricted stock award that is outstanding immediately prior to the effective time of the merger will be fully vested and converted automatically into the right to receive the per share merger consideration. As of the effective time of the merger, all BOH restricted stock awards will automatically cease to exist and each holder of a BOH restricted stock award will cease to have any rights with respect thereto, except the right to receive the applicable consideration for such restricted stock award (if any) as discussed herein.
Further, at the effective time of the merger, each BOH SAR that is issued, outstanding and unexercised immediately prior to the effective time of the merger will be fully vested and converted automatically into the right to receive the SARs cash consideration. If the per share merger consideration value is less than or equal to the exercise price per share of the applicable BOH SAR, then the applicable BOH SAR will be cancelled with no payment due in respect thereof. As of the effective time of the merger, all BOH SARs will automatically cease to exist and each holder of a BOH SAR will cease to have any rights with respect thereto, except the right to receive the SARs cash consideration.
Conversion of Shares; Exchange of Certificates (page 60)
Within ten (10) business days after the effective time of the merger, SPFI’s exchange agent will mail to each holder of record of each certificated share of BOH common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s BOH stock certificate(s) for the merger consideration (including cash in lieu of any fractional SPFI shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement. All references herein to “certificate” is deemed to include references to book-entry account statements relating to the ownership of shares of BOH common stock.
Please do not send in your stock certificates until you receive these instructions from SPFI’s exchange agent.
For shares of BOH common stock held in book entry form, SPFI will establish procedures, if necessary, for delivery. Holders of shares of BOH common stock held in book entry form will not be required to deliver an executed letter of transmittal to receive the per share merger consideration with respect to such shares held in book-entry form.

Recommendation of the BOH Board of Directors (page 30)
The BOH board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that BOH shareholders vote “FOR” the approval of the BOH merger proposal and “FOR” the approval of the BOH adjournment proposal (if necessary or appropriate). For the factors considered by the BOH board of directors in reaching its decision to approve the merger agreement, see “The Merger - Recommendation of the BOH Board and Its Reasons for the Merger” beginning on page 37.
Opinion of BOH’s Financial Advisor (page 39 and Annex B)
At the meeting of the BOH board of directors on December 1, 2025, BOH’s financial advisor, Hillworth Securities, LLC (which we refer to as “Hillworth”), rendered its oral opinion to the BOH board of directors, subsequently confirmed in writing on December 1, 2025, that, as of such date, the merger consideration to be received by the shareholders of BOH in the proposed merger was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Hillworth in connection with the preparation of its opinion.
The full text of the Hillworth opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the Hillworth opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. BOH’s shareholders are urged to read the opinion in its entirety. Hillworth’s written opinion was addressed to the BOH board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the per share merger consideration to be received by the shareholders of BOH (solely in their capacity as such) in the proposed merger and did not address any other aspect of the proposed merger. Hillworth expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of BOH or as to the underlying decision by BOH to engage in the proposed merger. The issuance of Hillworth’s opinion was approved by a fairness committee of Hillworth. The opinion does not constitute a recommendation to any shareholder of BOH as to how such shareholder should vote with respect to the proposed merger or any other matter.
For further information, please see the section entitled “The Merger - Opinion of BOH’s Financial Advisor” beginning on page 39 and the copy of the Hillworth opinion included in this proxy statement/prospectus as Annex B.
BOH Special Meeting (page 30)
BOH will hold a special meeting of its shareholders on Friday, March 20, 2026, at 4400 Post Oak Parkway, Second Floor Conference Room, Houston, Texas 77027, at 10:00 a.m., local time. At the BOH special meeting, BOH shareholders will be asked to vote on the BOH merger proposal and the BOH adjournment proposal. BOH will transact no business other than as listed above at the BOH special meeting, except for business properly brought before the BOH special meeting or any adjournment or postponement thereof.
The BOH board of directors has fixed the close of business on February 12, 2026 as the record date for determining the holders of BOH common stock entitled to receive notice of, and to vote at, the BOH special meeting. As of the record date, there were 14,466,719 shares of BOH common stock outstanding and entitled to vote at the BOH special meeting, held by 237 holders of record. Each share of BOH common stock entitles the holder thereof to one vote at the BOH special meeting on each proposal to be considered at the BOH special meeting.
The presence, in person or represented by proxy, of the holders of at least a majority of the outstanding shares of BOH common stock issued and outstanding and entitled to vote at the special meeting is necessary in order to constitute a quorum for purposes of the matters being voted on at the BOH special meeting.
Approval of the BOH merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of BOH stock entitled to vote thereon. Assuming a quorum is present, approval of the BOH adjournment proposal (if necessary or appropriate) requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to, the BOH adjournment proposal. BOH shareholders must approve the BOH merger proposal in order for the merger to occur. BOH shareholders are not, however, required to approve the BOH adjournment proposal in order for the merger to occur. If BOH shareholders fail to approve the BOH adjournment proposal, but approve the BOH merger proposal, the merger may nonetheless occur.

Each director and executive officer of BOH and Bank of Houston who beneficially owns shares of BOH common stock (which shares collectively constitute approximately 25.5% of the outstanding shares of BOH common stock as of the record date) has entered into a voting agreement with SPFI and BOH agreeing to, among other things, vote their shares of BOH common stock in favor of approval of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement.
Even if you expect to attend the BOH special meeting in person, BOH recommends that you promptly complete and return your proxy card in the enclosed return envelope or submit a proxy by telephone or via the Internet using the instructions on the proxy card.
Interests of BOH’s Directors and Executive Officers in the Merger (page 50)
In considering the recommendation of the BOH board of directors with respect to the merger agreement, BOH shareholders should be aware that certain of BOH’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of BOH shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of BOH shareholders include:
•	payments under existing employment agreements with BOH for certain executive officers;
•	payments under the Bank of Houston Supplemental Executive Retirement Plan for certain directors and executive officers;
•	a new employment agreement with City Bank for Mr. James D. Stein, BOH’s Chairman, President and Chief Executive Officer;
•
appointment of Mr. James D. Stein as a Class II member of the board of directors of SPFI and as a member of the board of directors of City Bank, or if Mr. Stein is unable to serve, one (1) other individual from the boards of directors of BOH or Bank of Houston to be chosen by SPFI in its sole discretion, effective at or immediately following the effective time of the merger;

•	the right to continued indemnification and insurance coverage under the merger agreement;
•	the right to certain employee benefits for each employee of BOH and its subsidiaries who remains employed by SPFI or its subsidiaries immediately after the effective time of the merger;
•
for directors or executive officers who hold BOH warrants that are outstanding and unexercised immediately prior to the effective time of the merger, conversion of such awards into the right to receive the warrants cash consideration;

•
for directors or executive officers who hold BOH SARs that are outstanding and unexercised immediately prior to the effective time of the merger, conversion of such awards into the right to receive the SARs cash consideration; and

•	for directors or executive officers who hold BOH restricted stock awards, conversion of such awards into the right to receive the per share merger consideration.
The BOH board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. For a more complete description of these interests, see “The Merger - Interests of BOH’s Directors and Executive Officers in the Merger” beginning on page 50.
Board Composition and Management of SPFI after the Merger (page 50)
The persons serving as members of the board of directors of SPFI immediately prior to the effective time of the merger will be the members of the board of directors of SPFI immediately after the effective time of the merger, except that contemporaneously with closing, SPFI and City Bank will appoint and, when applicable, nominate for election (subject to the satisfaction of their fiduciary duties), Mr. James D. Stein, or if Mr. Stein is unable to serve, one (1) other individual from the boards of directors of BOH or Bank of Houston to be chosen by SPFI in its sole discretion, as a Class II member of the board of directors of SPFI and as a member of the board of directors of City Bank effective at or immediately following the effective time of the merger.
The executive officers of SPFI will remain the same immediately following the merger.

Regulatory Approvals Required for the Merger (page 56)
To complete the merger, the parties must receive the prior approval, or a waiver of the applicable approval requirements, of the Board of Governors of the Federal Reserve (which we refer to as the “Federal Reserve”), the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”) and the Texas Department of Banking (which we refer to as the “TDB”). The U.S. Department of Justice is also able to provide input into the approval process of federal banking agencies and will have between fifteen (15) and thirty (30) days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Although neither SPFI nor BOH knows of any reason why the regulatory approvals cannot be obtained, SPFI and BOH cannot be certain when or if they will be obtained, as the length of the review process may vary based on, among other things, requests by regulators for additional information or materials.
Conditions to Complete the Merger (page 72)
Currently, BOH and SPFI expect to complete the merger in the second quarter of 2026 but, as more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. BOH’s and SPFI’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions, among others:
•	the truth and correctness of the representations and warranties of each other party to the merger agreement, subject to the materiality standards contained in the merger agreement;
•	the performance or compliance by each party in all material respects of their obligations and with their covenants under the merger agreement;
•
the absence of a material adverse change in the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of either party or their respective banking subsidiaries or any event that could reasonably be expected to cause or result in a material adverse effect on either party or their respective banking subsidiaries;

•	the director support agreements executed by certain directors of BOH and Bank of Houston remaining in full force and effect;
•	the releases executed by the directors and executive officers of BOH and Bank of Houston remaining in full force and effect;
•
holders of no more than five percent (5%) of the issued and outstanding shares of BOH common stock demanding or being entitled to exercise dissenters’ rights of appraisal under Texas Business Organizations Code (“TBOC”);

•	each party’s receipt of evidence that the other party has obtained certain third-party consents and approvals;
•	accrual by BOH for any costs and expenses, including legal fees and expenses and settlement costs, related to outstanding legal proceedings;
•	the amendment or termination by BOH of employee benefit plans;
•	BOH having paid off or retired all obligations under certain indebtedness set forth on the disclosure schedules;
•	each party’s receipt of a secretary’s certificate from its respective secretary or assistant secretary, dated as of the closing date of the merger;
•
BOH having delivered to SPFI all other instruments and documents which SPFI or its counsel may reasonably request to effectuate the merger and the other transactions contemplated by the merger agreement;

•	the receipt of required regulatory approvals, without the imposition of a burdensome condition (as defined in the merger agreement);
•	the approval of the merger agreement and merger by the requisite vote of BOH shareholders;
•
each party’s receipt of a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, concluding that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

•
the effectiveness under the Securities Act of 1933, as amended (the “Securities Act”) of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the U.S. Securities and Exchange Commission (“SEC”) of proceedings for that purpose; and

•	the listing on the Nasdaq Global Select Market of the shares of SPFI common stock to be issued in the merger.
Neither BOH nor SPFI can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed. For more information see “The Merger Agreement - Conditions to Complete the Merger” beginning on page 72.
Termination of the Merger Agreement (page 73)
Either SPFI or BOH may terminate the merger agreement in various circumstances, including, without limitation, the following:
•
any order, decree or ruling or any other action enjoining or prohibiting the merger or the bank merger is issued by a U.S. court of competent jurisdiction or other governmental body, and such order, decree, ruling or other action is final and non-appealable;

•	by mutual agreement of the parties;
•
any of the transactions contemplated by the merger agreement are not approved by the appropriate governmental body or the applications or notices are suggested or recommended to be withdrawn by any governmental body;

•
the merger has not been completed by November 1, 2026 (unless the completion of the merger is delayed solely on account of a determination not having been made on the transaction by any governmental authority required for consummation of the mergers in which case such date may be extended unilaterally by SPFI for an additional sixty (60) days) or such later date as may be mutually agreed to by SPFI and BOH, unless the failure to complete the merger by that time is caused by or results from the failure of the party that seeks to terminate the merger agreement to fulfill any material obligation under the merger agreement;

•	BOH shareholders fail to approve the BOH merger proposal; or
•
the other party materially breaches its representations and warranties or any covenant or agreement contained in the merger agreement and such breach has not been cured within thirty (30) days after the terminating party gives written notice of such failure to the breaching party.

SPFI may terminate the merger agreement, without the consent of BOH, if:
•	any required regulatory approval is obtained subject to a burdensome condition;
•	the environmental inspections of BOH’s properties detail certain adverse findings which are reasonably likely to have a material adverse effect on BOH or Bank of Houston;
•	BOH breaches the non-solicitation obligations set forth in the merger agreement in a manner adverse to SPFI;
•	the BOH board of directors accepts a superior proposal (as defined in the merger agreement); or
•
the BOH board of directors withdraws, amends or modifies, in any manner adverse to SPFI, its recommendation of the board of directors of BOH that the BOH shareholders approve and adopt the merger agreement and the transactions contemplated thereby.

In addition, BOH may terminate the merger agreement, without the consent of SPFI, if at any time before BOH shareholders approve the merger agreement, if the BOH board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the merger agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; provided that (i) such superior proposal did not result from a violation of BOH’s non-solicitation obligations under the merger agreement, (ii) BOH gives SPFI five (5) business days’ prior written notice of its intention to accept such proposal and a copy of any proposed agreement or other document (including the identity of the party making the proposal) relating to such superior proposal, (iii) during such five (5) business day period, BOH has and has caused its financial advisors and outside legal counsel to consider and to the extent SPFI desires, negotiate with SPFI to make adjustments to the terms and conditions of the merger agreement proposed by SPFI, and (iv) the board of directors of BOH has determined in good faith, after consultation with its financial advisors and legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed in writing by SPFI prior to the close of business on such fifth (5th) business day, if any, that such superior proposal remains a superior proposal and that it would nevertheless reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law to fail to make the change in recommendation.
Termination Fee (page 74)
If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal and changes in the recommendation of the BOH board of directors, BOH may be required to pay to SPFI a termination fee equal to $4,235,314. This termination fee could discourage other companies from seeking to acquire or merge with BOH. For more information, see “The Merger Agreement - Termination Fee” beginning on page 74.
Expenses and Fees (page 75)
Each party will bear all of its respective expenses incurred in connection with the merger and the transactions contemplated by the merger agreement.
Amendment, Waiver and Extension of the Merger Agreement (page 75)
The merger agreement may be amended by the parties in writing at any time before or after approval of the merger agreement by BOH shareholders, except that after such approval, if the amendment will reduce the value of or change the form of the merger consideration, the amendment must be approved by BOH shareholders.
At any time prior to the completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement.
Comparison of Shareholders’ Rights (page 86)
Although both SPFI and BOH are Texas corporations, the rights of BOH shareholders will change as a result of the merger due to differences in their respective governing documents. See “Comparison of Shareholders’ Rights” beginning on page 86 for a description of the material differences in shareholders’ rights under each of the SPFI and BOH governing documents.
Risk Factors (page 22)
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 22.
Ancillary Agreements to the Merger Agreement (page 76)
Voting Agreement
As a condition to SPFI entering into the merger agreement, the directors and executive officers of BOH and Bank of Houston who have voting power over shares of BOH common stock (which collectively constitute approximately 25.5% of the outstanding shares of BOH common stock as of the record date) entered into a voting agreement in the form attached as Exhibit B to the merger agreement. The voting agreement requires, among other things, that the directors party thereto vote all of their shares of BOH common stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement and generally prohibits them from transferring their shares of BOH common stock prior to the termination of the BOH voting agreement. The voting agreement will terminate upon the earlier of the termination of the merger agreement in accordance with its terms, the consummation of the merger, or twelve (12) months from its execution date of December 1, 2025.
Director Support Agreements
In addition, as a condition to SPFI entering into the merger agreement, each director of BOH and Bank of Houston who is not an employee of BOH or Bank of Houston entered into a director support agreement with SPFI in the form attached as Exhibit C to the merger agreement. Each of those agreements provides, among other things, that each such director agrees to use best efforts to refrain from harming the goodwill of SPFI, City Bank, BOH or Bank of Houston or any of their respective subsidiaries and their respective customer and client and relationships, during the term of the agreement. By entering into such support agreements, each director also agreed to certain additional restrictive covenants. If the merger agreement is terminated prior to the completion of the merger, the support agreement will also be terminated.
Releases
In addition, as a condition to SPFI entering into the merger agreement, each director and executive officer of BOH and Bank of Houston entered into a release in favor of BOH and Bank of Houston in the form attached as Exhibit D to the merger agreement. Under the release, each such director and executive officer releases and discharges, effective upon the consummation of the merger, BOH and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including SPFI and City Bank), from any and all liabilities or claims that the director and/or officer has or claims to have as of the effective time of the merger, with certain exceptions.
Dissenters’ Rights (page 54)
Under Texas law, record holders of shares of BOH common stock have the right to demand in writing to receive a payment in cash for the “fair value” of their shares as determined by an appraisal process. To exercise those rights of dissent and appraisal, a BOH shareholder must follow exactly the procedures specified under Texas law. These procedures are summarized in this proxy statement/prospectus. In addition, the text of the applicable provisions of Texas law is included as Annex C to this document. Failure to strictly comply with these provisions may result in the loss of dissenters’ rights of appraisal. The value determined in the appraisal process may be more or less than the value a BOH shareholder would receive in the merger under the terms of the merger agreement.
Pursuant to the merger agreement, SPFI’s board of directors may terminate the merger agreement and abandon the merger if dissenters’ rights of appraisal are properly asserted with respect to more than five percent (5%) of the outstanding shares of BOH common stock.
Accounting Treatment (page 95)
SPFI will account for the merger as a business combination using the acquisition method of accounting for financial reporting purposes.
Material U.S. Federal Income Tax Consequences of the Merger (page 96)
The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of SPFI and BOH to complete the merger that each of SPFI and BOH receives a tax opinion from its respective outside legal counsel, dated the closing date of the merger, to that effect. Based upon a qualification of the merger as a “reorganization” under the Code, U.S. holders of BOH common stock who exchange their shares of BOH common stock for shares of SPFI common stock generally will not recognize gain or loss with respect to the receipt of SPFI common stock in the merger, other than with respect to cash received in lieu of a fractional share of SPFI common stock. U.S. holders of BOH common stock receiving cash in lieu of fractional shares of SPFI common stock generally will recognize gain or loss equal to the difference between any cash received in lieu of fractional shares of SPFI common stock and the basis in its shares of SPFI common stock allocable to that fractional share.

The U.S. federal income tax consequences described above may not apply to all holders of BOH common stock. Your tax consequences will depend on your individual situation. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this proxy statement/prospectus. Accordingly, SPFI and BOH strongly urge you to consult your own tax advisor for a full understanding of the particular tax consequences of the merger to you in light of your own circumstances.
Market Prices and Share Information
SPFI common stock is listed on the Nasdaq Global Select Market under the symbol “SPFI.” The following table sets forth the closing sale prices of SPFI common stock as reported on the Nasdaq Global Select Market on November 28, 2025, the last full trading day before the public announcement of the merger agreement, and on February 11, 2026, the latest practicable trading date before the date of this proxy statement/prospectus.

	SPFI Common Stock	Implied Value of One Share of BOH Common Stock to be Converted to Per Share Merger Consideration(1)
November 28, 2025	$37.79	$7.27(2)
February 11, 2026	$42.39	$8.16

1	Based on an exchange ratio of 0.1925 shares of SPFI common stock for each share of BOH common stock, subject to certain adjustments as provided in the merger agreement.
2
Implied value of one share of BOH common stock converted to per share merger consideration equals the estimated exchange ratio of 0.1925 multiplied by the close price of SPFI common stock on the date listed rounded to the nearest cent.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of SPFI, BOH and the combined company following the proposed merger and statements for the period after the merger. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to SPFI, BOH, the proposed merger or the combined company following the merger often identify forward-looking statements, although not all forward-looking statements contain such words.
These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, including the execution of integration plans; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing.
The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities:
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require BOH to pay a termination fee to SPFI;

•
the inability to complete the merger contemplated by the merger agreement due to the failure to satisfy conditions necessary to close the merger, including the receipt of the requisite approval of BOH shareholders;

•	the risk that a regulatory approval that may be required for the merger is not obtained or is obtained subject to conditions that are not anticipated;
•	risks associated with the timing of the completion of the merger;
•	management time and effort may be diverted to the resolution of merger-related issues;
•	the risk that the businesses of SPFI and BOH will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;
•	SPFI’s ability to achieve the synergies and value creation contemplated by the proposed merger with BOH;
•	the expected growth opportunities or costs savings from the merger with BOH may not be fully realized or may take longer to realize than expected;
•	revenues following the merger may be lower than expected as a result of losses of customers or other reasons;
•
potential deposit attrition, higher than expected costs, customer loss and business disruption associated with SPFI’s integration of BOH, including, without limitation, potential difficulties in maintaining relationships with key personnel;

•	the outcome of any legal proceedings that may be instituted against SPFI or BOH or their respective boards of directors;

•	general economic conditions, either globally, nationally, in the State of Texas, or in the specific markets in which SPFI or BOH operate;
•	limitations placed on the ability of SPFI and BOH to operate their respective businesses by the merger agreement;
•
the effect of the announcement of the merger on SPFI’s and BOH’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;

•	customer acceptance of the combined company’s products and services;
•	the amount of any costs, fees, expenses, impairments and charges related to the merger;
•	the dilution caused by SPFI’s issuance of additional shares of its common stock in the merger or related to the merger;
•	fluctuations in the market price of SPFI common stock and the related effect on the market value of the merger consideration that BOH shareholders will receive upon completion of the merger;
•
risks related to the integration of any acquired businesses, including exposure to potential asset quality and credit quality risks and unknown or contingent liabilities, risks related to entering a new geographic market, the time and costs associated with integrating systems, technology platforms, procedures and personnel, the ability to retain key employees and maintain relationships with significant customers, the need for additional capital to finance such transactions, and possible failures in realizing the anticipated benefits from acquisitions;

•	slower economic growth rates or potential recession in the United States and SPFI and BOH’s market areas;
•	the impacts related to or resulting from uncertainty in the banking industry as a whole;
•	increased competition for deposits in SPFI and BOH’s market areas among traditional and nontraditional financial services companies, and related changes in deposit customer behavior;
•	the lingering inflationary pressures, and the risk of the resurgence of elevated levels of inflation, in the United States SPFI and BOH’s market areas;
•	our ability to effectively execute our expansion strategy and manage our growth, including identifying and consummating suitable acquisitions;
•	business and economic conditions, particularly those affecting our market areas, as well as the concentration of our business in such market areas;
•	adverse changes in customer spending, borrowing and savings habits;
•	the impact of pandemics, epidemics, or any other health-related crisis;
•	high concentrations of loans secured by real estate located in our market areas;
•	changes in unemployment rates in the United States and our market areas;
•	risks associated with our commercial loan portfolio, including the risk for deterioration in value of the general business assets that secure such loans;
•	potential changes in the prices, values and sales volumes of commercial and residential real estate securing our real estate loans;
•	risks associated with our agricultural loan portfolio, including the heightened sensitivity to weather conditions, commodity prices, and other factors generally outside the borrowers and our control;
•	risks related to the significant amount of credit that we have extended to a limited number of borrowers and in a limited geographic area;
•	public funds deposits comprising a relatively high percentage of our deposits;
•	potential impairment on the goodwill we have recorded or may record in connection with business acquisitions;

•	our ability to maintain our reputation;
•	our ability to successfully manage our credit risk and the sufficiency of our allowance for credit losses;
•	our ability to attract, hire and retain qualified management personnel;
•	our dependence on our management team, including our ability to retain executive officers and key employees and their customer and community relationships;
•	interest rate fluctuations, which could have an adverse effect on our profitability;
•	competition from banks, credit unions and other financial services providers;
•
cybersecurity risk, including cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of a cyber-attack, could impact the Company’s reputation, increase regulatory oversight, and impact the financial results of the Company;

•	our ability to maintain effective internal control over financial reporting;
•	employee error, fraudulent activity by employees or customers and inaccurate or incomplete information about our customers and counterparties;
•	increased capital requirements imposed by banking regulators, which may require us to raise capital at a time when capital is not available on favorable terms or at all;
•	our ability to maintain adequate liquidity and to raise necessary capital to fund our acquisition strategy and operations or to meet increased minimum regulatory capital levels;
•	costs and effects of litigation, investigations or similar matters to which we may be subject, including any effect on our reputation;
•
natural disasters, severe weather, acts of god, acts of war or terrorism, geopolitical instability, public health outbreaks (such as coronavirus), other international or domestic calamities, and other events beyond our control, including as a result of policies of the U.S. presidential administration or Congress;

•
a deterioration of the credit rating for United States long-term sovereign debt or the impact of uncertain or changing political conditions, including federal government shutdowns and uncertainty regarding United States fiscal debt, deficit and budget matters;

•	the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts and the resulting impact on the Company and its customers;
•
compliance with governmental and regulatory requirements, including the Dodd-Frank Act Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), Economic Growth, Regulatory Relief, and Consumer Protection Act of 2018 (“EGRRCPA”), and others relating to banking, consumer protection, securities and tax matters;

•
changes in the laws, rules, regulations, interpretations or policies that apply to the Company’s business and operations, and any additional regulations, or repeals that may be forthcoming as a result thereof, which could cause the Company to incur additional costs and adversely affect the Company’s business environment, operations and financial results;

•
our ability to navigate the uncertain impacts of current and future governmental monetary and fiscal policies, including the current and future policies of the Board of Governors of the Federal Reserve System (“Federal Reserve”) and as a result of initiatives of the Trump administration; and

•
other risks and uncertainties identified in this proxy statement/prospectus under the heading “Risk Factors” and detailed from time to time in SPFI’s SEC filings including, without limitation, in SPFI’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 7, 2025, and in any updates to those risk factors in SPFI’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. SPFI and BOH do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, unless and only to the extent otherwise required by law. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to SPFI, BOH or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS
An investment in SPFI common stock in connection with the merger involves risks. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors included in SPFI’s Annual Report on Form 10-K for the year ended December 31, 2024 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, you should carefully consider the following risk factors in deciding whether to vote to approve the merger agreement. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement/prospectus titled “Special Cautionary Note Regarding Forward-Looking Statements.” You should also consider the other information in this document and the other documents incorporated by reference into this document. Please see the sections entitled “Additional Information” in the forepart of this document and “Where You Can Find More Information” beginning on page 102.
Because the market price of SPFI common stock will fluctuate, BOH shareholders cannot be certain of the precise value of the merger consideration they will be entitled to receive.
Pursuant to the merger agreement, each share of BOH common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.1925 shares of SPFI’s common stock, subject to adjustment pursuant to the terms of the merger agreement, plus cash in lieu of any fractional shares. The exchange ratio will remain fixed at 0.1925 shares of SPFI common stock; provided, however, if, as of the last calendar month immediately preceding the effective time of the merger, if the actual adjusted shareholders’ equity is less than the minimum adjusted shareholders’ equity, then the exchange ratio shall be reduced by the exchange ratio reduction amount.
The market value of SPFI common stock may vary from the market value on the date SPFI and BOH announced the merger, on the date that this proxy statement/prospectus is mailed, on the date of the BOH special meeting and on the date the merger is completed and thereafter due to fluctuations in the market price of SPFI common stock. Any fluctuation in the market price of SPFI common stock after the date of this proxy statement/prospectus will change the value of the shares of SPFI common stock that BOH shareholders may receive.
Stock price changes may result from a variety of factors that are beyond the control of SPFI and BOH, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the BOH special meeting, BOH shareholders will not know the precise market value of the merger consideration they may receive at the effective time of the merger. BOH shareholders should obtain current sale prices for shares of SPFI common stock before voting their shares at the BOH special meeting.
Because there is no established trading market for BOH common stock, it is difficult to determine how the fair value of BOH common stock compares with the merger consideration.
There is no established trading market for BOH common stock. No broker makes a market in BOH common stock. The market for BOH common stock is illiquid, and there is no regular trading. This lack of liquidity makes it difficult to determine the fair value of BOH common stock.
The merger may not be consummated unless important conditions are satisfied.
SPFI and BOH expect the merger to close in the second quarter of 2026, but the acquisition is subject to the satisfaction of a number of closing conditions. Satisfaction of many of these conditions is beyond SPFI’s and BOH’s control. If these conditions are not satisfied or waived, the merger will not be completed or may be delayed and each of SPFI and BOH may lose some or all of the intended benefits of the merger. Certain of the conditions that remain to be satisfied include, but are not limited to:
•	the approval of the merger agreement and merger by the requisite vote of BOH shareholders;
•	the receipt of required regulatory approvals;
•
the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

•
the effectiveness under the Securities Act of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

•	the listing on the Nasdaq Global Select Market of the shares of SPFI common stock to be issued in the merger;
•	the truth and correctness of the representations and warranties of each other party to the merger agreement, subject to the materiality standards contained in the merger agreement;
•	the performance or compliance by each party having in all material respects of their obligations and with their covenants under the merger agreement;
•
the absence of a material adverse change in the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of either party or their respective banking subsidiaries or any event that could reasonably be expected to cause or result in a material adverse effect on either party or their respective banking subsidiaries;

•	the absence of a burdensome condition in any required regulatory approval;
•	each party’s receipt of evidence that the other party has obtained certain third-party consents and approvals;
•
each party’s receipt of a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, concluding that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	each party’s receipt of a secretary’s certificate from its respective secretary or assistant secretary, dated as of the closing date of the merger;
•	the director support agreements executed by certain directors of BOH and Bank of Houston remaining in full force and effect;
•	the releases executed by the directors and executive officers of BOH and Bank of Houston remaining in full force and effect;
•	accrual by BOH for any costs and expenses, including legal fees and expenses and settlement costs, related to outstanding legal proceedings;
•	the amendment or termination by BOH of any employee benefit plans;
•	BOH having paid off or retired all obligations under certain indebtedness set forth on the disclosure schedules;
•
BOH having delivered to SPFI all other instruments and documents which SPFI or its counsel may reasonably request to effectuate the merger and the other transactions contemplated by the merger agreement;

•	the performance by each party of its respective obligations under the merger agreement; and
•
holders of no more than 5.0% of the outstanding BOH common stock, in the aggregate, having demanded or being entitled to demand payment of the appraised fair value of their shares as dissenting shareholders.

If any of the foregoing conditions are not satisfied, the merger may not close as scheduled or at all. In addition, either SPFI or BOH may terminate the merger agreement under certain circumstances. For additional information regarding the conditions to the merger, see “The Merger Agreement – Conditions to Complete the Merger” beginning on page 72.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that SPFI does not anticipate or cannot be met.
Before the transactions contemplated by the merger agreement may be completed, certain approvals and consents must be obtained from various federal and state governmental entities. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of SPFI following the merger, any of which might have a material adverse effect on SPFI following the merger. SPFI is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose a burdensome condition on SPFI or BOH, as described more fully in “The Merger – Regulatory Approvals Required for the Merger” beginning on page 56.
SPFI may be unsuccessful in integrating the operations of the businesses it has acquired or expects to acquire in the future, including BOH.
From time to time, SPFI evaluates and acquires businesses that it believes complement its existing business. The acquisition component of SPFI’s growth strategy depends on the successful integration of these acquisitions. SPFI faces numerous risks and challenges to the successful integration of acquired businesses, including the following:
•	the potential for unexpected costs, delays and challenges that may arise in integrating acquisitions into SPFI’s existing business;
•	limitations on SPFI’s ability to realize the expected cost savings and synergies from an acquisition;
•	challenges related to integrating acquired operations, including SPFI’s ability to retain key employees and maintain relationships with significant customers and depositors;
•	challenges related to the integration of businesses that operate in new geographic areas, including difficulties in identifying and gaining access to customers in new markets; and
•	discovery of previously unknown liabilities following an acquisition associated with the acquired business.
If SPFI is unable to successfully integrate the businesses it acquires, SPFI’s business, financial condition and results of operations may be materially adversely affected.
BOH’s executive officers and directors have interests in the merger in addition to or different from the interests that they share with you as a BOH shareholder.
Some of BOH’s executive officers participated in negotiations of the merger agreement with SPFI, and the BOH board of directors approved the merger agreement and is recommending that BOH shareholders vote to approve the merger agreement. In considering these facts and the other information included in or incorporated by reference into this proxy statement/prospectus, you should be aware that certain of BOH’s executive officers and directors have economic interests in the merger that are different from or in addition to the interests that they share with you as a BOH shareholder. These interests include, as a result of the merger, payments under existing employment agreements with BOH for certain executive officers, payments under the Bank of Houston Supplemental Executive Retirement Plan for certain directors and executive officers, for directors or executive officers who hold BOH warrants, conversion of such BOH warrants into the right to receive the warrants cash consideration, for directors or executive officers who hold BOH restricted stock awards, conversion of such BOH restricted stock awards into the right to receive the per share merger consideration, for directors or executive officers who hold BOH SARs, conversion of such BOH SARs into the right to receive the SARs cash consideration, the right to certain employee benefits for each employee of BOH and its subsidiaries who remains employed by SPFI or its subsidiaries immediately after the effective time of the merger, and the right to continued indemnification and insurance coverage under the merger agreement. In addition, in connection with the merger, Mr. James D. Stein, Chairman, President and Chief Executive Officer of BOH, has entered into an employment agreement with City Bank pursuant to which he will serve as Houston Market President – BOH of City Bank after the merger is completed. Additionally, upon completion of the merger, SPFI has agreed to appoint Mr. James D. Stein, or if Mr. Stein is unable to serve, one (1) other individual from the boards of directors of BOH or Bank of Houston to be chosen by SPFI in its sole discretion, as a Class II member of the board of directors of SPFI and as a member of the board of directors City Bank effective at or immediately following the effective time of the merger. These interests and arrangements may create potential conflicts of interest and may influence or may have influenced the directors and executive officers of BOH to support or approve the merger and the merger agreement. For further discussion of the interests of BOH’s directors and officers in the merger, see “The Merger – Interests of BOH’s Directors and Executive Officers in the Merger” beginning on page 50.
The opinion delivered by BOH’s financial advisor to the BOH board of directors will not reflect changes in circumstances between the date of such opinion and the completion of the merger.
Hillworth Securities, LLC, BOH’s financial advisor, delivered its opinion to the BOH board of directors on December 1, 2025 that, as of such date, the consideration to be received by the shareholders of BOH in the proposed merger was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Hillworth in connection with the preparation of its opinion. Such opinion has not been updated as of the date of this proxy statement/prospectus and will not be updated at, or prior to, the time of the completion of the merger. Changes in the operations and prospects of SPFI and BOH, general market and economic conditions and other factors that may be beyond the control of SPFI and BOH may alter the value of SPFI or BOH or the prices of shares of SPFI common stock or BOH common stock by the time the merger is completed. The opinion does not speak as of the time the merger is completed or as of any date other than the date of the opinion. A copy of the opinion is included as Annex B to this proxy statement/prospectus. For a description of the opinion that BOH received from its financial advisor, please refer to “The Merger – Opinion of BOH’s Financial Advisor” beginning on page 39.
The merger agreement contains provisions granting both SPFI and BOH the right to terminate the merger agreement in certain circumstances.
The merger agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the merger agreement if the merger is not completed on or prior to November 1, 2026 (unless the completion of the merger is delayed solely on account of a determination not having been made on the transaction by any governmental authority required for consummation of the mergers in which case such date may be extended unilaterally by SPFI for an additional sixty (60) days) or such later date as may be mutually agreed to by SPFI and BOH (unless the failure to complete the merger by that time is caused by or results from the failure of the party that seeks to terminate the merger agreement to fulfill any material obligation under the merger agreement), and the right of BOH to terminate the merger agreement, subject to certain conditions, to accept a business combination transaction deemed to be superior to the merger by the BOH board of directors. If the merger is not completed, the ongoing business of BOH could be adversely affected and BOH will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section. See “The Merger Agreement – Termination of the Merger Agreement” beginning on page 73.
Termination of the merger agreement could negatively impact BOH and SPFI.
If the merger agreement is terminated before closing, there may be various consequences. For example, BOH’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, BOH will have incurred substantial expenses in connection with the proposed merger without realizing the benefits of the merger. If the merger agreement is terminated and the BOH board of directors seeks another merger or business combination, BOH shareholders cannot be certain that BOH will be able to find a party willing to pay the equivalent or greater consideration than that which SPFI has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, BOH may be required to pay SPFI a termination fee. See “The Merger Agreement – Effect of Termination” beginning on page 74.
Further, if the merger agreement is terminated and the merger is not consummated, SPFI’s stock price may decline to the extent that its current market price reflects a market assumption that the merger will be completed. In addition, the reputation of SPFI as an acquirer may be harmed and, as a result, it may make it more difficult for SPFI to consummate future acquisitions.
SPFI and BOH will incur significant, non-recurring merger-related transaction and integration costs in connection with the merger, which could adversely affect either company’s financial condition and results of operations.
SPFI and BOH each have incurred and expect to continue to incur substantial costs in connection with the negotiation and completion of the merger and combining the businesses and operations of the two companies, and additional unanticipated transaction- and merger-related costs may be incurred prior to or following the consummation of the merger. Whether or not the merger is consummated, SPFI and BOH expect to continue to incur substantial expenses associated with planning for and completing the merger and combining the operations of the two companies, including non-recurring expenses such as legal, accounting and financial advisory fees, printing fees, data processing and other fees related to formulating integration and conversion plans. Although SPFI and BOH expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction- and merger-related costs over time, this net benefit may not be achieved in the near term, or at all. The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of SPFI following completion of the merger.

The termination fees and the restrictions on third party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire BOH and limit BOH’s ability to pursue alternatives to the merger.
The merger agreement prohibits BOH from initiating, soliciting, encouraging or facilitating certain third-party acquisition proposals. In addition, BOH has agreed to pay SPFI a termination fee of $4,235,314 if the merger agreement is terminated because (i) because BOH fails to call or does not receive the required vote to approve the merger agreement at the BOH special meeting and an acquisition proposal (as defined in the merger agreement) exists or (ii) if the merger is not completed on or before November 1, 2026 (unless the completion of the merger is delayed solely on account of a determination not having been made on the transaction by any governmental authority required for consummation of the mergers in which case such date may be extended unilaterally by SPFI for an additional sixty (60) days) or such later date as may be mutually agreed to by SPFI and BOH (unless the failure to complete the merger by that time is caused by or results from the failure of the party that seeks to terminate the merger agreement to fulfill any material obligation under the merger agreement) and if at the time of termination, BOH has not obtained the required approval of BOH shareholders of the merger agreement and an acquisition proposal (as defined in the merger agreement) exists, and within 12 months of the date of termination BOH enters into acquisition agreement (as defined in the merger agreement) with respect to such proposal. These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of BOH from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire BOH than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.
SPFI and BOH will be subject to business uncertainties and BOH will be subject to contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on SPFI and BOH. These uncertainties may impair the ability of SPFI or BOH to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with SPFI or BOH to seek to change existing business relationships. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of BOH may experience uncertainty about their future role with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If any key employees of SPFI or BOH depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, BOH’s business prior to the merger closing and SPFI’s business after the merger closes could be harmed. In addition, subject to certain exceptions, BOH has agreed to operate its business in the ordinary course, and to comply with certain other operational restrictions, prior to closing the merger. See “The Merger Agreement – Covenants and Agreements – Conduct of Business Prior to the Completion of the Merger” beginning on page 63 for a description of the restrictive covenants applicable to BOH.
The merger with BOH may distract SPFI’s management from its other responsibilities.
The acquisition of BOH could cause SPFI’s management to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of SPFI. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of SPFI.
The combined company may be unable to retain SPFI and/or BOH personnel successfully after the merger is completed.
The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by SPFI and BOH. It is possible that these employees may decide not to remain with SPFI and BOH, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating BOH to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, SPFI and BOH may not be able to locate suitable replacements for any key employees who leave either company or to offer employment to potential replacements on reasonable terms.

SPFI and BOH may waive one or more of the conditions to the merger without re-soliciting shareholder approval for the merger.
Each of the conditions to the obligations of SPFI and BOH to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of SPFI and BOH, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The board of directors of BOH may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies are necessary. BOH, however, generally does not expect any such waiver to be significant enough to require re-solicitation of shareholders. If any such waiver is not determined to be significant enough to require re-solicitation of shareholders, BOH will have the discretion to complete the merger without seeking further shareholder approval.
If a BOH shareholder exercises statutory dissenters’ rights, the value such shareholder receives could be less than the value of the merger consideration such shareholder would otherwise receive pursuant to the merger agreement.
Pursuant to the TBOC, a BOH shareholder has a right to demand payment in cash of the “fair value” of their shares of BOH common stock in accordance with the procedures established by Texas law. The value of the shares of BOH common stock, as determined in accordance with the TBOC, may be less than the merger consideration the holders of such stock would otherwise receive pursuant to the merger agreement. See “The Merger – Dissenters’ Rights” on page 54.
BOH shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger and will have less influence on the management and policies of SPFI than they had on BOH before the merger.
BOH shareholders will have a much smaller percentage ownership interest and effective voting power in SPFI compared to their ownership interest and voting power in BOH prior to the merger. Consequently, BOH shareholders will have significantly less influence on the management and policies of SPFI after the merger than they currently have on the management and policies of BOH. If the merger is consummated, current BOH shareholders will own approximately 14.59% of the combined company. Accordingly, former BOH shareholders will own less than the outstanding voting stock of the combined company than current SPFI shareholders and would, as a result, be outvoted by current SPFI shareholders if such current SPFI shareholders voted together as a group.
Future capital needs could result in dilution of shareholder investment.
SPFI’s board of directors may determine from time to time that there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of SPFI common stock. New investors may also have rights, preferences and privileges senior to SPFI’s shareholders which may adversely impact its shareholders.
Shares of SPFI common stock to be received by holders of BOH common stock as a result of the merger will have rights different from the shares of BOH common stock.
Upon completion of the merger, the rights of former BOH shareholders will be governed by the Amended and Restated Certificate of Formation (the “Certificate of Formation”) and the Third Amended and Restated Bylaws (the “Bylaws”) of SPFI. Accordingly, certain rights associated with BOH common stock may differ from the rights associated with SPFI common stock. See “Comparison of Shareholders’ Rights” beginning on page 86 for a discussion of the different rights associated with SPFI common stock.
SPFI may fail to realize some or all of the anticipated benefits of the merger.
The success of the merger will depend on, among other things, SPFI’s ability to successfully combine the businesses of SPFI and BOH. If SPFI is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.
SPFI and BOH have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of SPFI or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of SPFI could choose to discontinue their relationships with the combined company post-merger because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of SPFI and BOH during the pre-merger period and for an undetermined time after the consummation of the merger.
The market price of SPFI common stock after the merger may be affected by factors different from those affecting BOH common stock or SPFI common stock currently.
The results of operations of the combined company, as well as the market price of shares of the common stock of the combined company after the merger, may be affected by factors in addition to those currently affecting SPFI’s or BOH’s results of operations and the market prices of shares of SPFI common stock. Accordingly, the historical financial results of SPFI and BOH and the historical market prices of shares of SPFI common stock may not be indicative of these matters for the combined company after the merger. For a discussion of the business of SPFI and of certain factors to consider in connection with that business, see the documents incorporated by reference by SPFI into this proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 102.
The market price of the combined company’s common stock may decline as a result of the merger.
The market price of the combined company’s common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger or if the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, BOH shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities.
Current SPFI and BOH shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company. Shares of SPFI common stock that are issued in the merger will be freely tradable without restrictions or further registration under the Securities Act, except that shares of SPFI common stock received by persons who are or become affiliates of SPFI for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. If the merger is completed and if former BOH shareholders sell substantial amounts of SPFI common stock in the public market, the market price of SPFI common stock may decrease. These sales might also make it more difficult for SPFI to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.
The merger may fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Each of SPFI and BOH intends and expects the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of each of SPFI and BOH to complete the merger is conditioned upon the receipt, by each company, of a U.S. federal income tax opinion to that effect from SPFI’s and BOH’s respective tax counsels. Each tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the Internal Revenue Service (“IRS”) or the courts.
If the merger were to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to holders of BOH common stock would be materially different than as described in this proxy statement/prospectus. The merger would be treated as a taxable transaction for U.S. federal income tax purposes. In that case, the merger would be treated for U.S. federal income tax purposes as if BOH had transferred all of its assets and liabilities to SPFI in exchange for the merger consideration in a taxable asset sale and then liquidated in a taxable liquidation. Because each holder of BOH common stock is entitled to receive stock consideration, each such holder will be responsible for additional U.S. federal income taxes related to the stock consideration received in the merger. Each such holder of BOH common stock would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of SPFI common stock received by such holder in the merger and (ii) such holder’s adjusted tax basis in the shares of BOH common stock exchanged therefor. The consequences of the merger to any particular shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you if the merger fails to qualify as a reorganization.

This proxy statement/prospectus contains limited financial information on which to evaluate the merger.
This proxy statement/prospectus contains limited historical financial information about BOH and does not contain pro forma combined financial information about SPFI and BOH after giving effect to the merger. The financial condition of the combined company following the merger will impact the price of SPFI’s common stock after the merger.
BOH or SPFI or both may be subject to claims and litigation pertaining to the merger that could prevent or delay the completion of the merger.
Any lawsuits filed in connection with the proposed merger could prevent or delay completion of the merger and result in substantial costs to BOH and SPFI, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that may be filed seeking remedies against BOH, its board of directors or SPFI or its board of directors in connection with the merger that remains unresolved at the effective time of the merger may adversely affect SPFI’s business, financial condition, results of operations and cash flows.

BOH SPECIAL MEETING
Date, Time and Place of BOH Special Meeting
The BOH special meeting will be held in person on Friday, March 20, 2026, at 4400 Post Oak Parkway, Second Floor Conference Room, Houston, Texas 77027, at 10:00 a.m., local time. On or about [•], 2026, BOH commenced mailing this document and the enclosed forms of proxy cards to its shareholders entitled to vote at the BOH special meeting.
Matters to be Considered
At the BOH special meeting, the holders of BOH common stock will be asked to consider and vote upon the BOH merger proposal and, if necessary, the BOH adjournment proposal. Completion of the merger is conditioned on, among other things, BOH shareholder approval of the BOH merger proposal. BOH will transact no business other than as listed above at the BOH special meeting, except for business properly brought before the BOH special meeting or any adjournment or postponement thereof.
Recommendation of the BOH Board of Directors
On December 1, 2025, the BOH board of directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby. Based on BOH’s reasons for the merger described in the section of this proxy statement/prospectus entitled “The Merger - Recommendation of the BOH Board and Its Reasons for the Merger” beginning on page 37, the BOH board of directors believes that the merger is in the best interests of BOH shareholders.
Accordingly, the BOH board of directors unanimously recommends that its shareholders vote as follows:
•	“FOR” the BOH merger proposal; and
•	“FOR” the BOH adjournment proposal.
Holders of BOH common stock should carefully read this proxy statement/prospectus, including any documents incorporated by reference hereto, and the annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.
Completion of the merger is conditioned upon the approval of the BOH merger proposal, but is not conditioned upon the approval of the BOH adjournment proposal.
Record Date and Quorum
The BOH board of directors has fixed the close of business on February 12, 2026 as the record date, which is the date for determining the holders of BOH common stock entitled to receive notice of and to vote at the BOH special meeting. As of the record date, there were 14,466,719 shares of BOH common stock outstanding and entitled to notice of, and to vote at, the BOH special meeting or any adjournment thereof, and such outstanding shares of BOH common stock were held by 237 holders of record. Each share of BOH common stock entitles the holder to one vote at the BOH special meeting on each proposal to be considered at the BOH special meeting.
The holders of at least a majority of the shares of BOH common stock issued and outstanding and entitled to vote at the BOH special meeting must be present, either in person or represented by proxy, to constitute a quorum at the BOH special meeting. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists. No business may be transacted by the holders of BOH common stock at the BOH special meeting unless a quorum is present.
Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
BOH Merger Proposal. The affirmative vote of the holders of at least two-thirds of the outstanding shares of BOH common stock is required to approve the BOH merger proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy, with respect to the BOH merger proposal, it will have the same effect as a vote “AGAINST” the BOH merger proposal.

BOH Adjournment Proposal. Assuming a quorum is present, approval of the BOH adjournment proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to, the BOH adjournment proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, you will not be deemed to be present at the BOH special meeting and it will have no effect on the BOH adjournment proposal. If you mark “ABSTAIN” on your proxy, with respect to the BOH adjournment proposal, you will be deemed present but not be deemed to have cast a vote with respect to such proposal, and it will have the same effect as a vote “AGAINST” the BOH adjournment proposal.
Voting and Revocation of Proxies
Proxies, in the forms enclosed, which are properly executed and returned and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the approval of the BOH merger proposal and “FOR” the approval of the BOH adjournment proposal, if applicable. The proxy also grants authority to the persons designated in such proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the BOH special meeting.
If you are a shareholder of record of BOH as of February 12, 2026, the record date, you may vote by proxy before the BOH special meeting by submitting a proxy by telephone or via the Internet using the instructions on the proxy card, or by completing, signing, dating and returning the enclosed proxy card to BOH using the enclosed postage-paid envelope. If you intend to submit your proxy by telephone, Internet or mail, your completed proxy card must be received prior to the BOH special meeting.
If you are a holder of record of BOH common stock, you may change your vote or revoke any proxy at any time before it is voted by: (1) attending and voting in person at the BOH special meeting; (2) giving notice of revocation of the proxy at the BOH special meeting; (3) delivering to the Secretary of BOH (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares of BOH common stock, bearing a date later than the proxy card previously executed; or (4) voting by telephone or the Internet at a later time, before 10:59 p.m. local time, on March 19, 2026, the day before the BOH special meeting. However, your attendance at the BOH special meeting will not, by itself, revoke your proxy. A revocation or later-dated proxy received by BOH after the vote will not affect the vote. The BOH Secretary’s mailing address is: Sarah Kuehl c/o BOH Holdings, Inc. Special Meeting, 4400 Post Oak Parkway, Suite 2260, Houston, Texas 77027. If you hold your shares of BOH common stock in “street name” through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote or revoke your proxy.
Shares Held in “Street Name;” Broker Non-Votes
Banks, brokers and other nominees who hold shares of BOH common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the BOH special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.
If your broker, bank or other nominee holds your shares of BOH common stock in “street name,” your broker, bank or other nominee will vote your shares of BOH common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.
Shares Subject to Voting Agreement; Shares Held by Directors and Executive Officers
As of the record date, 3,686,685 shares of BOH common stock, or approximately 25.5% of the outstanding shares of BOH common stock entitled to vote at the BOH special meeting, are bound by a voting agreement. As a condition to SPFI entering into the merger agreement, each director and executive officer of BOH and each director of Bank of Houston who owns shares of BOH common stock has entered into a voting agreement with SPFI and BOH agreeing to, among other things, vote their shares of BOH stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement. For more information about the BOH voting agreement, see “Ancillary Agreements to the Merger Agreement - Voting Agreement,” beginning on page 76.
Solicitation of Proxies; Expenses
This proxy solicitation is made by the BOH board of directors. BOH is responsible for its expenses incurred in preparing, assembling, printing, and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors and officers of BOH intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. BOH will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.
Dissenters’ Rights
BOH shareholders are entitled to rights of dissent with respect to the BOH merger proposal. These dissenters’ rights are conditioned on strict compliance with the requirements of the TBOC. Please see “The Merger – Dissenters’ Rights,” beginning on page 54, and the full text of the applicable provisions of the TBOC, which are reproduced in full in Annex C to this proxy statement/prospectus, for additional information.
Attending the BOH Special Meeting
All shareholders of BOH as of the record date, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record as of the record date, are invited to attend the BOH special meeting. Shareholders of record of BOH stock as of the record date can vote in person at the BOH special meeting. If you are not a shareholder of record as of the record date, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the BOH special meeting. If you plan to attend the BOH special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. BOH reserves the right to refuse admittance to anyone without proper proof of share ownership and proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the BOH special meeting is prohibited without BOH’s express written consent.
A BOH shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (which we refer to as a “beneficial owner”) who desires to attend the BOH special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.
BOH Merger Proposal
BOH is asking its shareholders to approve the BOH merger proposal. Holders of BOH common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.
Approval of the BOH merger proposal requires the presence of a quorum and the affirmative vote of the holders of at least two-thirds of the outstanding shares of BOH common stock entitled to vote thereon.
After careful consideration, the BOH board of directors, by a unanimous vote of all directors, determined that the merger is advisable and in the best interests of BOH and its shareholders and approved the merger agreement and the transactions contemplated thereby. See “The Merger - Recommendation of the BOH Board and Its Reasons for the Merger” beginning on page 37 of this proxy statement/prospectus for a more detailed discussion of the BOH board of directors’ recommendation.
The BOH board of directors unanimously recommends a vote “FOR” the approval of the BOH merger proposal.

BOH Adjournment Proposal
The BOH special meeting may be adjourned to another time or place, if necessary or appropriate, (i) to solicit additional proxies if there are insufficient votes at the time of the BOH special meeting to approve the BOH merger proposal, or (ii) to ensure that any supplement or amendment to the proxy statement/prospectus is timely provided to BOH shareholders.
Even though a quorum may be present at the BOH special meeting, it is possible that BOH may not have received sufficient votes to approve the BOH merger proposal by the time of the meeting. In that event, the BOH board of directors would need to adjourn or postpone the BOH special meeting in order to solicit additional proxies.
Assuming a quorum is present, approval of the BOH adjournment proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to, the BOH adjournment proposal.
The BOH board of directors unanimously recommends a vote “FOR” the approval of the BOH adjournment proposal.
Assistance
If you need assistance in completing your proxy card, have questions regarding the BOH special meeting or would like additional copies of this proxy statement/prospectus, please contact Sarah Kuehl, executive assistant to BOH’s Chairman and Chief Executive Officer, at 713-497-1502, or by email to skuehl@bohbank.com.

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. SPFI and BOH urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
Terms of the Merger
Each of the boards of directors of SPFI and BOH has unanimously approved and adopted the merger agreement and the transactions contemplated thereby including, in the case of the SPFI board of directors, the issuance of shares of SPFI common stock as merger consideration. The merger agreement provides that, subject to the terms and conditions set forth in the merger agreement, BOH will merge with and into SPFI, with SPFI continuing as the surviving entity. Immediately following the merger, Bank of Houston, BOH’s wholly-owned banking subsidiary, will merge with and into City Bank, SPFI’s wholly-owned banking subsidiary, with City Bank as the surviving bank.
If the merger is completed, each share of BOH common stock (other than shares of BOH common stock held by BOH, SPFI, any BOH dissenting shareholders or as treasury shares) issued and outstanding immediately prior to the effective time of the merger will convert into the right to receive, without interest, 0.1925 shares of SPFI’s common stock, subject to adjustment pursuant to the terms of the merger agreement.
If, as of the last calendar month immediately preceding the effective time of the merger, if the actual adjusted shareholders’ equity is less than the minimum adjusted shareholders’ equity, then the exchange ratio shall be reduced by the exchange ratio reduction amount.
SPFI will not issue any fractional shares of SPFI common stock in the merger. Instead, a BOH shareholder who otherwise would have received a fraction of a share of SPFI common stock will receive an amount in cash (rounded to the nearest cent) determined by multiplying (1) the SPFI share closing price by (2) the fraction of a share (after taking into account all shares of BOH common stock held by such shareholder immediately prior to the effective time of the merger and rounded to the nearest ten-thousandth when expressed in decimal form) of SPFI common stock to which such shareholder would otherwise be entitled to receive.
At the effective time of the merger, each BOH warrant that is issued, outstanding and unexercised immediately prior to the effective time of the merger will be converted automatically into the right to receive cash consideration from SPFI equal to the warrants cash consideration. If the per share merger consideration value is less than or equal to the exercise price per share of the applicable BOH warrant, then the applicable BOH warrant will be cancelled with no payment due in respect thereof. As of the effective time of the merger, all BOH warrants will automatically cease to exist and each holder of a BOH warrant will cease to have any rights with respect thereto, except the right to receive the warrants cash consideration.
Further, at the effective time of the merger, each BOH restricted stock award that is outstanding immediately prior to the effective time of the merger will be fully vested and converted automatically into the right to receive the per share merger consideration. As of the effective time of the merger, all BOH restricted stock awards will automatically cease to exist and each holder of a BOH restricted stock award will cease to have any rights with respect thereto, except the right to receive the applicable consideration for such restricted stock award (if any) as discussed herein.
Further, at the effective time of the merger, each BOH SAR that is issued, outstanding and unexercised immediately prior to the effective time of the merger will be fully vested and converted automatically into the right to receive cash consideration from SPFI equal to the SARs cash consideration. If the per share merger consideration value is less than or equal to the exercise price per share of the applicable BOH SAR, then the applicable BOH SAR will be cancelled with no payment due in respect thereof. As of the effective time of the merger, all BOH SARs will automatically cease to exist and each holder of a BOH SAR will cease to have any rights with respect thereto, except the right to receive the SARs cash consideration.
BOH shareholders are being asked to approve the BOH merger proposal. See the section of this proxy statement/prospectus entitled “The Merger Agreement” beginning on page 58 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger
The board of directors and management of BOH regularly review BOH’s future prospects for earnings and asset growth as well as the implementation and viability of BOH’s strategic initiatives. From time to time, the board of directors and management of BOH will review and discuss BOH’s long-term objectives and consider ways to enhance shareholder value and performance of the consolidated organization. This strategic planning exercise generally included an evaluation of the merits and drawbacks of (i) continuing to operate as an independent institution, (ii) continued expansion through the strategic acquisition of other institutions and branch offices, and (iii) entering into a strategic merger with another financial institution. These reviews and strategic discussions have focused on, among other things, prospects and developments in the financial services industry, in the regulatory environment, in the economy and financial markets, and the implications of such developments for financial institutions in general and BOH and the Texas market in particular.
James D. Stein, Chairman, President and Chief Executive Officer of BOH has also from time to time engaged in discussions with executives of other institutions in the financial services industry, including with respect to potential strategic transactions to enhance shareholder value, liquidity and return on investment. Mr. Stein, as well as other members of BOH management, also occasionally meet with investment banking firms with experience in the financial services industry to discuss market conditions, industry trends, the performance of BOH and potential strategic opportunities. BOH has periodically received inquiries from potential acquirors and other merger partners in the industry.
During the two years prior to signing of the merger agreement, representatives from Hillworth periodically met with management of BOH to discuss, among other things, M&A trends and the market for bank mergers specifically within Texas.
In December of 2024, members of BOH management had an initial contact with one Texas-based public bank holding company that indicated an interest in a possible business combination opportunity (“Company A”). The parties entered into a mutual confidentiality and non-disclosure agreement so they could share confidential information and engage in discussions regarding a possible business combination. BOH management met in person with Company A management in December 2024 to discuss their respective institutions, business plans and strategic objectives. Informal discussions continued over the next few weeks but ultimately ended in January 2025 after the parties decided there was not sufficient interest to continue exploring a strategic transaction at that time.
On August 18, 2025, BOH signed an engagement agreement with Hillworth for Hillworth to act as the exclusive financial advisor to BOH and to provide advisory services to BOH in connection with a transaction. After entering into an agreement to serve as BOH’s financial advisor, members of Hillworth met with management of BOH to discuss prospective merger partners, of which SPFI was one.
In late August of 2025, another Texas-based public bank holding company (“Company B”) indicated interest in a potential transaction with BOH during a periodic discussion between members of the respective executive management teams. Company B and BOH entered into a mutual confidentiality and non-disclosure agreement on September 8, 2025 to facilitate information sharing and confidential discussions regarding a prospective transaction. Over the next few days, Company B requested information and the parties informally discussed Company B’s expected price range to acquire BOH in a prospective transaction. Shortly thereafter, Company B management discontinued further discussions with BOH regarding a strategic business combination transaction.
Shortly after discussions between Company B and BOH had concluded, Hillworth had conversations with management of SPFI and its advisors to gauge their interest in exploring a prospective transaction with BOH. In mid-September 2025, Mr. Cory T. Newsom, President of SPFI, and Mr. James D. Stein, Chairman, President and CEO of BOH, met and had dinner to discuss banking operations and philosophies. Shortly thereafter, Hillworth facilitated a meeting between management of BOH and SPFI, which took place in Houston, Texas on September 29, 2025. During the meeting, City Bank and Bank of Houston entered into a mutual confidentiality agreement.
After a series of meetings and follow on discussions around operations and employees, along with initial due diligence, the parties negotiated and entered into a non-binding letter of intent on October 7, 2025 providing for SPFI’s acquisition of all outstanding shares of BOH stock in exchange for SPFI common stock at a fixed exchange ratio of 0.1925 shares of SPFI common stock for each share of BOH stock, with outstanding BOH warrants and in-the-money equity awards receiving cash consideration. The aggregate merger consideration was valued approximately $111.1 million when the letter of intent was signed, based on SPFI’s 20-day volume-weighted average price of $39.60 as of October 3, 2025. On October 14, 2025, SPFI and BOH entered into a mutual confidentiality agreement that superseded the prior mutual confidentiality agreement entered into by City Bank and Bank of Houston.
Upon the execution of the letter of intent, BOH and Hillworth assembled due diligence materials in an electronic data room to facilitate SPFI’s due diligence investigation of BOH, and over the next several weeks SPFI conducted comprehensive due diligence on BOH’s business, including with respect to regulatory, litigation, tax, financial and other matters.
During October and November of 2025, members of BOH’s management team and Hillworth conducted reverse due diligence on SPFI via various conversations with SPFI management as well as information provided to BOH and Hillworth via a secure virtual data room including, among other topics, SPFI’s corporate strategy, credit quality and loan portfolio trends, financial performance for 2025 and key assumptions related to SPFI’s projected performance and earnings, certain operational matters and regulatory compliance and legal matters.
On November 1, 2025, BOH’s legal counsel, Fenimore Kay Harrison LLP (“FKH”), received an initial draft of the merger agreement from SPFI’s outside legal counsel, Hunton Andrews Kurth LLP (“Hunton”).
Until the merger agreement was signed on December 1, 2025, representatives of SPFI and BOH, with the assistance of representatives of HAK and Raymond James & Associates, Inc. (“Raymond James”), SPFI’s financial advisor, on behalf of SPFI, and FKH and Hillworth, on behalf of BOH, negotiated the specific terms of the merger agreement and the related ancillary documents and agreements (including disclosure schedules, voting agreements, support agreements and releases with certain directors and officers, and an employment agreement with Mr. Stein).
On November 26, 2025, the SPFI board of directors held a meeting at which representatives of senior management, Raymond James and Hunton were present. At this meeting, representatives from Hunton reviewed with the SPFI board of directors its fiduciary duties, the material terms of the proposed merger agreement, the ancillary agreements and the transactions contemplated thereby. At the request of the SPFI board of directors, Raymond James reviewed with the SPFI board of directors its financial analysis of the merger consideration. After further discussion and taking into account, among other things, the factors described in the section of this document entitled “The Merger - SPFI’s Reasons for the Merger,” the SPFI board of directors determined that the merger is advisable and in the best interests of SPFI and its shareholders and unanimously authorized and approved the merger agreement and the execution thereof.
On December 1, 2025, BOH’s board of directors held a special meeting to consider the negotiated terms of the merger between SPFI and BOH and the entry into the merger agreement by BOH. Representatives of Hillworth and FKH also attended the meeting. The BOH board of directors heard a presentation from representatives of Hillworth on the financial aspects of the transaction. Also at this meeting, representatives of Hillworth and FKH reviewed certain other material terms of the merger agreement and ancillary legal documents to the merger agreement, including the provisions of the merger agreement that permit the BOH board to terminate the merger agreement under certain circumstances in order for the BOH board to comply with its fiduciary duties as directors of BOH. Hillworth also reviewed in detail the business points, contingencies and timing considerations related to the merger. FKH reviewed certain legal points and other pertinent items of the merger agreement. The BOH board of directors asked a series of questions to Hillworth and FKH representatives regarding the terms and conditions of the merger agreement and engaged in a full discussion regarding the proposed transaction. At the conclusion of this discussion and after responding to questions from the directors, Hillworth rendered to the BOH board of directors its oral opinion that subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration was fair to the shareholders of BOH, from a financial point of view. Hillworth’s oral opinion was subsequently confirmed by delivery of its written opinion, dated December 1, 2025, to the BOH board of directors.
At the conclusion of the meeting, after careful review and discussion by the BOH board of directors, including consideration of the factors described below under “The Merger—BOH’s Reasons for the Merger; Recommendation of the BOH Board of Directors,” the BOH board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of BOH and its shareholders, and unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and entry into the merger agreement by BOH.

On December 1, 2025, BOH and SPFI executed the merger agreement, and related ancillary agreements discussed in this proxy statement/prospectus.
The transaction was announced the afternoon of December 1, 2025, after the closing of the financial markets in New York, in a press release jointly issued by SPFI and BOH.
Recommendation of the BOH Board and Its Reasons for the Merger
The BOH board of directors believes that the merger is in the best interests of BOH and its shareholders. Accordingly, the BOH board of directors has unanimously approved the merger agreement and unanimously recommends that the BOH shareholders vote “FOR” the approval of the BOH merger proposal.
In reaching its decision to approve and adopt the merger agreement and recommend the approval of the merger to its shareholders, the BOH board of directors evaluated the merger and the merger agreement, in consultation with BOH’s executive management, as well as BOH’s legal and financial advisors, and considered a number of positive factors, including the following, which are not presented in order of priority and are not exhaustive:
•
its knowledge of BOH’s business, operations, regulatory and financial condition, asset quality, earnings, loan portfolio, capital and prospects both as an independent organization and as a part of a combined company with SPFI;

•
the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, market capitalization and footprint in Texas;

•
the results that BOH could expect to achieve operating independently, and the likely risks and benefits to shareholders of that course of action, as compared with the value of the merger consideration;

•
the nature of the merger consideration, which is in the form of stock consideration that offers BOH shareholders the opportunity to participate as shareholders of SPFI in the future performance of the combined company and an approximately 14.59% ownership in the combined company based on the number of shares (including shares underlying stock-based equity awards) of SPFI and BOH outstanding as of February 11, 2026, the last practicable trading day before the date of this proxy statement/prospectus;

•
that BOH shareholders will receive freely-tradable shares of SPFI common stock, to be listed on Nasdaq, as merger consideration, so that the merger would provide materially better liquidity for BOH shareholders versus the extremely limited liquidity options available to BOH shareholders currently;

•	the historical performance of SPFI common stock;
•	SPFI’s historical cash dividend payments;
•	the fact that the merger consideration paid in the form of shares of SPFI common stock is expected to be tax-free to BOH shareholders for U.S. income tax purposes;
•
BOH’s belief that BOH and SPFI share a similar strategic vision and that SPFI emphasizes many of the same values embraced by BOH in the conduct of its business, such as a commitment to relationship-based community banking, excellent customer service, employee development and opportunities, active participation in the communities served, and delivery of value to shareholders;

•
that a merger with SPFI, a larger bank holding company, could provide opportunity to realize economies of scale, add infrastructure and operational support, and enhance customer products and services, allowing BOH to remain competitive over the long term;

•	that a merger with SPFI, which has branches in metro areas in Texas that BOH does not serve, would provide the benefit of significant diversification outside of BOH’s current market footprint;
•
the effects of the merger on Bank of Houston’s employees, including the prospects for continued employment in a larger organization and various benefits agreed to be provided to Bank of Houston’s employees;

•
the understanding of the BOH board of directors of the current and prospective environment in which Bank of Houston and City Bank operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, and the competitive effects of the continuing consolidation in the banking industry;

•	the ability of SPFI to complete the merger from a financial and regulatory perspective;
•	an extensive review of strategic options available to BOH, including continuing as a standalone entity, and consideration and weighing of the potential risks and benefits associated with each;
•
that SPFI has agreed to appoint one of BOH’s current directors, James D. Stein, as a Class II member of the board of directors of SPFI and as a member of the board of directors City Bank, or if Mr. Stein is unable to serve, one (1) other individual from the boards of directors of BOH or Bank of Houston to be chosen by SPFI in its sole discretion, thereby providing the BOH board of directors with representation on the combined bank board of directors (and eventually, the combined holding company’s board of directors), and helping to ensure that the combined company has the opportunity to benefit from the insights and experience of the BOH board of directors;

•
the oral presentation of Hillworth to the BOH board of directors and the opinion, dated December 1, 2025, of Hillworth to the BOH board of directors that, as of such date, the merger consideration to be received by the shareholders of BOH in the proposed merger was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Hillworth in connection with the preparation of its opinion, as more fully described below in the section of this proxy statement/prospectus entitled “The Merger - Opinion of BOH’s Financial Advisor” beginning on page 39;

•
the BOH board of directors’ review with its legal advisors of the terms of the merger agreement, including the agreement by both parties, subject to the conditions in the merger agreement, to use reasonable best efforts to take all actions necessary or advisable to consummate the merger and obtain required regulatory approvals for the merger;

•	the likelihood, based on SPFI’s recent track record, of receiving the required regulatory approvals and completing the merger in a timely manner;
•
that the merger would be subject to the approval of BOH’s shareholders, and that shareholders would be free to evaluate the merger and vote for or against the merger agreement proposal at the BOH special meeting; and

•	the likelihood of SPFI consummating the merger based upon SPFI’s history of completing other merger transactions.
The BOH board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the merger. The BOH board of directors concluded that the anticipated benefits of the merger were likely to outweigh these risks substantially. These potential risks included the following (which are presented below in no particular order and are not exhaustive):
•	the potential for a decline in the value of SPFI common stock, whether before or after consummation of the merger, reducing the value of the consideration received by BOH shareholders;
•
the potential risk that the aggregate stock consideration could be reduced in the event that BOH’s actual adjusted shareholders’ equity as of the closing date of the merger is less than the minimum adjusted shareholders’ equity;

•	the lack of control of the BOH board of directors and BOH’s shareholders over future operations and strategy of the combined company as compared to remaining independent;
•
the significant effort and cost involved in connection with negotiating the merger agreement and consummating the merger (including certain costs and expenses if the merger is not consummated), and the substantial time and effort of management required to consummate the merger and the potential further disruptions to BOH’s day-to-day operations during the pendency of the merger, including the potential risk of diverting management attention and resources from the operation of BOH’s business and towards the completion of the merger;

•	the fact that in order to enter into the merger agreement, BOH set aside certain strategic business alternatives;

•
the restrictions under the terms of the merger agreement on the conduct of BOH’s business prior to the completion of the merger, which could delay or prevent BOH from undertaking strategic and other business opportunities that might arise pending completion of the merger, including in light of the expected time frame for completing the merger;

•	the potential for litigation by shareholders in connection with the merger, which, even where lacking in merit, could nonetheless result in distraction and expense;
•	the challenges of successfully combining BOH’s business, operations and workforce with those of SPFI;
•
the interests of certain of BOH’s directors and executive officers in the merger that are different from, or in addition to, their interests as BOH shareholders, which are further described in the section of this proxy statement/prospectus entitled “The Merger - Interests of BOH’s Directors and Executive Officers in the Merger” beginning on page 50.

•
that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, including the risk that necessary regulatory approvals or BOH shareholder approval might not be obtained or may be delayed and, as a result, the merger may not be consummated or may be delayed;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger; and
•
the risks of the type and nature described under “Risk Factors,” beginning on page 22 and the matters described under “Special Cautionary Note Regarding Forward-Looking Statements” beginning on page 18.

The foregoing discussion of the factors considered by the BOH board of directors is not intended to be exhaustive, but is believed to include the material factors considered by the BOH board of directors. The BOH board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the BOH board of directors determined was appropriate. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the BOH board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the BOH board of directors may have given different weight to different factors. The BOH board of directors conducted an overall analysis of the factors described above including thorough discussions with BOH management and BOH’s advisors, and considered the factors overall to be favorable to, and to support, its determination.
It should be noted that this explanation of the BOH board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements” beginning on page 18.
BOH’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE BOH MERGER PROPOSAL.
Opinion of BOH’s Financial Advisor
The fairness opinion and a summary of the underlying financial analyses of Hillworth, BOH’s financial advisor, Hillworth, is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of BOH. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by BOH or SPFI. You should review the copy of the fairness opinion, which is attached as Annex B.
On August 18, 2025, BOH engaged Hillworth to serve as BOH’s exclusive financial advisor in connection with the merger. As part of its engagement, Hillworth was asked to undertake a study of the fairness, from a financial point of view, of the consideration to be received by the shareholders of BOH in the proposed merger. Hillworth is regularly engaged to provide investment banking services to financial institutions and in the valuation of financial institutions and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. Accordingly, any references herein to the opinion of BOH’s financial advisor were provided by Hillworth. The principals of Hillworth are familiar with BOH and its operations. As part of its investment banking business, Hillworth is continually engaged in the valuation of banks and bank holding companies and their securities in connection with, among other things, mergers and acquisitions.
Hillworth reviewed the financial aspects of the proposed merger with BOH’s board of directors and, on December 1, 2025, delivered a written opinion to BOH’s board of directors that, subject to the review, assumptions and limitations set forth in the opinion, the merger consideration to be received by the BOH shareholders in connection with the merger is fair to the BOH shareholders from a financial point of view. In requesting Hillworth’s advice and opinion, no limitations were imposed by BOH upon Hillworth with respect to the investigations made or procedures followed by Hillworth in rendering its opinion to BOH.
The full text of Hillworth’s written opinion is included in this proxy statement/prospectus as Annex B and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hillworth. The summary of Hillworth’s opinion included in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Hillworth’s opinion was directed to BOH’s board of directors and addresses only the fairness of the merger consideration to be paid to BOH shareholders in connection with the merger. Hillworth did not opine on any individual cash, deferred compensation, tax payments, or other components of consideration payable in connection with the merger. Hillworth’s opinion does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any of the BOH shareholders as to how such shareholder should vote at the BOH special or any related matter.
During the course of Hillworth’s engagement and for the purposes of the opinion set forth herein, Hillworth:
(i)	reviewed the financial terms and conditions as stated in the draft of the merger agreement dated December 1, 2025, as provided to Hillworth by BOH;
(ii)	reviewed audited financial statements for BOH and SPFI for the fiscal years ended December 31, 2024 and 2023;
(iii)
reviewed unaudited consolidating balance sheets for BOH as of December 31, 2024, and the related consolidating statements of income for the year ended December 31, 2024, and for the nine-month period ended September 30, 2025;

(iv)	reviewed unaudited financial statements for SPFI for the nine-month period ended September 30, 2025;
(v)
reviewed copies of the Reports of Condition and Income for Bank of Houston and City Bank as of the nine-month period ending September 30, 2025, and any Reports of Condition and Income for Bank of Houston and City Bank for the nine-month period ending September 30, 2025, (collectively, the “Bank Call Reports”);

(vi)	reviewed certain historical publicly available business and financial information concerning BOH, Bank of Houston, SPFI and City Bank;
(vii)
reviewed certain internal financial statements and other financial and operating data of BOH and Bank of Houston, including, without limitation, internal financial analyses and forecasts prepared by management of BOH and Bank of Houston, and held discussions with senior management of SPFI and City Bank, regarding recent developments and regulatory matters;

(viii)	reviewed financial projections prepared by certain members of senior management of BOH and Bank of Houston;
(ix)	reviewed the current consensus research estimates for SPFI;
(x)
discussed with certain members of senior management of BOH and Bank of Houston, the business, financial condition, results of operations and future prospects of BOH and Bank of Houston; the history and past and current operations of BOH and Bank of Houston; BOH’s and Bank of Houston’s historical financial performance; and BOH’s and Bank of Houston’s assessment of the rationale for the merger;

(xi)	reviewed the reported prices and trading activity for the common stock of SPFI;

(xii)	compared the financial performance of BOH and SPFI with that of certain other publicly-traded companies and their securities that Hillworth deemed relevant to the analysis;
(xiii)	assessed general economic, market and financial conditions;
(xiv)
reviewed the terms of recent mergers, acquisitions and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hillworth considered relevant;

(xv)	took into consideration Hillworth’s experience in other similar transactions as well as Hillworth’s knowledge of the banking and financial services industry; and
(xvi)	performed such other analyses and considered such other factors as Hillworth has deemed appropriate.
Hillworth also conducted meetings and had discussions with members of senior management of BOH, Bank of Houston, SPFI and City Bank for purposes of reviewing the business, financial condition, results of operations and future prospects of BOH, Bank of Houston, SPFI and City Bank; the history and past and current operations of BOH, Bank of Houston, SPFI and City Bank; and BOH’s, Bank of Houston’s, SPFI’s and City Bank’s historical financial performance. Hillworth discussed with management of BOH, Bank of Houston, SPFI and City Bank their assessment of the rationale for the merger. Hillworth also performed such other analyses and considered such other factors as Hillworth deemed appropriate and took into account its experience in other similar transaction and securities valuations, as well as its knowledge of the banking and financial services industry.
Hillworth has assumed, without investigation, that there have been, and from the date hereof through the completion of the merger will be, no material changes in the financial condition and results of operations of BOH and Bank of Houston since the date of the latest financial information described above. Hillworth has relied, without independent verification or investigation, on the assessments of the management of BOH and Bank of Houston as to BOH’s and Bank of Houston’s existing and future relationships with key employees, partners, clients, products and services, and Hillworth has assumed, with BOH’s consent, that there will be no developments with respect to any such matters that would affect Hillworth’s analyses or opinion. Hillworth has further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to Hillworth by BOH and Bank of Houston are true and complete. Hillworth has relied upon the management of BOH and Bank of Houston as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hillworth, and Hillworth assumed such forecasts, projections and other forward-looking information have been reasonably prepared by BOH and Bank of Houston on a basis reflecting the best currently available information and BOH’s and Bank of Houston’s judgments and estimates. Hillworth has assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and Hillworth does not assume any responsibility for the accuracy or reasonableness thereof. Hillworth has been authorized by BOH and Bank of Houston to rely upon such forecasts, projections and other information and data, and Hillworth expresses no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing its review, Hillworth has assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to Hillworth from public sources, that was provided to Hillworth by BOH and Bank of Houston or their respective representatives or that was otherwise reviewed by Hillworth for purposes of rendering this opinion. Hillworth has further relied on the assurances of the respective management of BOH and Bank of Houston and that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hillworth has not been asked to and has not undertaken an independent verification of any of such information, and Hillworth does not assume any responsibility or liability for the accuracy or completeness thereof. Hillworth has assumed that each party to the merger agreement would advise Hillworth promptly if any information previously provided to Hillworth became inaccurate or was required to be updated during the period of Hillworth’s review.
Hillworth is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto or otherwise. Hillworth assumed that such allowances for BOH and Bank of Houston are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Hillworth was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of BOH and Bank of

Houston, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hillworth was not furnished with any such evaluations or appraisals, nor did Hillworth review any loan or credit files of BOH and Bank of Houston. Hillworth also did not conduct a review of any credit mark which may be taken in connection with the Merger nor has Hillworth evaluated the adequacy of any contemplated credit mark to be so taken.
Hillworth did not evaluate the solvency of BOH and Bank of Houston under any state or federal law relating to bankruptcy, insolvency or similar matters. Accordingly, Hillworth expresses no opinion regarding the liquidation value of BOH, or Bank of Houston or any other entity. Hillworth also assumed that BOH and Bank of Houston would remain as a going concern for all periods relevant to Hillworth’s analysis. Accordingly, Hillworth expresses no opinion with respect to the foregoing. Further, without limiting the generality of the foregoing, Hillworth has undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which BOH, or Bank of Houston is a party or may be subject, and with BOH’s consent, Hillworth’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Hillworth has also assumed that neither BOH or Bank of Houston is a party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger contemplated by the merger agreement.
Hillworth relied upon and assumed with BOH’s consent and without independent verification, that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any waiver of material terms or conditions by BOH, Bank of Houston, SPFI and City Bank or any other party to the merger agreement. Hillworth has assumed that the merger will be consummated in compliance with all applicable laws and regulations. BOH has advised Hillworth that BOH is not aware of any factors that would impede any necessary regulatory or governmental approval of the merger. Hillworth assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on BOH, Bank of Houston, SPFI or City Bank, or would have a material adverse effect on the contemplated benefits of the merger.
Hillworth’s opinion did not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the merger on BOH or Bank of Houston or their respective shareholders; (ii) any advice or opinions provided by any other advisor to the BOH board of directors and Bank of Houston; (iii) any other strategic alternatives that might be available to BOH; or (iv) whether SPFI has sufficient cash or other sources of funds to enable it to pay any consideration contemplated by the merger.BOH engaged Hillworth to serve as a financial advisor to BOH in connection with the proposed merger and to issue a fairness opinion to BOH’s board of directors in connection with such proposed transaction. Pursuant to the terms of the engagement, Hillworth received a fairness opinion fee for rendering its fairness opinion to the BOH board of directors on December 1, 2025, and at the time the merger is completed, BOH will pay Hillworth a completion fee, which is contingent upon the completion of the merger. Pursuant to the engagement agreement, in addition to its fees and regardless of whether the merger is consummated, BOH has agreed to reimburse Hillworth for certain reasonable out-of-pocket expenses incurred in performing its services and to indemnify Hillworth against certain claims, losses and expenses arising out of the merger or Hillworth’s engagement. Hillworth, as part of its investment banking business, performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, Hillworth was retained by BOH to act as its financial advisor in connection with the merger. In the past two years, Hillworth or its affiliates have provided advisory services to BOH . Hillworth or its affiliates may in the future provide investment banking and financial advisory services to SPFI and receive compensation for such services, although to Hillworth’s knowledge none are expected at this time.
In performing its analyses, Hillworth made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hillworth, BOH, Bank of Houston, SPFI and City Bank. Hillworth’s opinion was necessarily based on financial, economic, market and other conditions and circumstances as they existed on, and on the information made available to Hillworth as of, the dates used in its opinion. Any estimates contained in the analyses performed by Hillworth are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold or the prices at which any securities may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Hillworth’s opinion does not address the relative merits of the merger as compared to any other business combination in which BOH might engage. In addition, Hillworth’s fairness opinion was among several factors taken into consideration by BOH’s board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of BOH’s board of directors or BOH’s management with respect to the fairness of the merger consideration to be received by BOH’s shareholders in connection with the merger.
The following is a summary of the material analyses prepared by Hillworth and delivered to BOH’s board of directors on December 1, 2025, in connection with the delivery of its fairness opinion. This summary is not a complete description of the analyses underlying the fairness opinion or the presentation prepared by Hillworth, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hillworth did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hillworth. The tables alone are not a complete description of the financial analyses.
Summary of the Proposed Merger
Pursuant to the merger agreement, and subject to the terms, conditions and limitations set forth therein, and for purposes of its opinion, Hillworth understood that, subject to potential adjustments as described in the merger agreement, each share of BOH’s common stock (other than cancelled or dissenting shares) will be converted into the right to receive the per share merger consideration comprised of 0.1925 shares of SPFI Common Stock (the “exchange ratio”). Furthermore, Hillworth understands that pursuant to the merger agreement, each outstanding warrant to purchase shares of BOH’s common stock and each outstanding stock appreciation right, both subject to their respective exercise price), will be converted into the right to receive cash based upon the per share merger consideration, and BOH restricted stock awards will be converted into the right to receive the per share merger consideration. Based on SPFI’s closing stock price of $37.79 on November 28, 2025, the aggregate merger consideration is expected to be approximately $105.9 million. Based upon the unaudited financial information of BOH as of and for the twelve months ended September 30, 2025, and market data as of November 28, 2025, Hillworth calculated the following transaction multiples:

Merger Consideration / Tangible Book Value	143%
Merger Consideration / Last Twelve Months (“LTM”) Earnings	11.4x
Merger Consideration / Total Assets	13.7%
Premium / Core Deposits (%)(1)	7.4%

Source: S&P Capital IQ Pro, BOH Holdings, Inc.
Note: 1. Core deposits is defined as total deposits excluding all time deposits over $100 thousand.
Market Approach – Comparable Transactions
The first step in employing the guideline transaction method of the market approach is to seek and identify potential guideline transactions. Ideal guideline transactions would involve companies that compete in the same industry as the company being valued; however, exact comparability is not required under this method of valuation. If there are insufficient transactions involving companies in the same or similar line of business that have securities traded on public markets, it may be necessary to consider transactions involving companies with an underlying similarity of relevant investment characteristics, such as markets, products, growth, cyclical variability, risks, or other pertinent factors.
The basic criteria Hillworth utilized in selecting a guideline transaction included that (i) there must be sufficient publicly available data relating to the transaction to provide evidence of value, and (ii) the transaction must involve a company in the same or similar line of business as BOH.

Hillworth reviewed transactions on both a regional and a national basis. The primary source of information used in Hillworth’s transaction analysis was S&P Capital IQ Pro.
The guideline transactions are not necessarily selected for direct comparability to BOH. Rather, they are chosen as a guideline group that shares similar characteristics and reflects conditions and financial performance of financial institutions. Thus, the comparative analysis to BOH is based on the performance and characteristics of the sample as a whole rather than on any individual transaction selected.
Recent Acquisitions of Financial Institutions in the Southern region of the United States (Group A):
In utilizing the guideline transaction method of the market approach, Hillworth conducted an analysis of financial institution transactions announced in the Southern region (the Southeast (Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia) and the Southwest region (Colorado, Louisiana, New Mexico, Oklahoma, Texas, and Utah)) of the United States with the following criteria:
Announce Date: Between January 1, 2023, and November 28, 2025
Target’s Assets: Between $500 million and $2.0 billion
Target’s Profitability: A return on average assets during the twelve-month period prior to announcement of greater than 0.75%
Target’s NPAs: Nonperforming assets were less than 2.0% of total assets
Buyer Industry: Buyer was not a credit union
This resulted in 6 transactions with pricing information available (in each of the transactions below, the acquirer is listed first, the target is listed second, and the transaction announcement date is noted parenthetically):
Third Coast Bancshares, Inc. / Keystone Bancshares, Inc. (10/22/2025)
Equity Bancshares, Inc. / NBC Corp. of Oklahoma (4/2/2025)
MetroCity Bankshares, Inc. / First IC Corporation (3/17/2025)
Seacoast Banking Corporation of Florida / Heartland Bancshares, Inc. (2/27/2025)
Cadence Bank / FCB Financial Corp. (1/22/2025)
First Financial Corporation / Simply Bank (11/13/2023)
The below table summarizes the median multiples for Price / Tangible Book Value (“TBV”), Price / Last Twelve Months (“LTM”) Earnings, Premium / Core Deposits, and Price / Assets.

Price / TBV (%)	140%
Price / LTM Earnings (x)	9.4x
Premium / Core Deposits (%)	5.7%
Price / Assets (%)	13.3%

Hillworth then applied those median metrics to BOH’s financials to derive an aggregate implied value. The four resulting values implied from this analysis ranged from approximately $87.0 million to $103.3 million in aggregate.
Key Financial Metric Review. Hillworth reviewed key financial metrics of the companies included in Group A as compared to BOH. Below is a synopsis of the review.
Size. BOH, with total assets of $771.9 million, was below the median asset size of $820.3 million for companies included in Group A.
Profitability. BOH’s LTM return on average assets (“ROAA”) of 1.25% was below the median LTM ROAA of 1.52% for Group A. BOH’s LTM return on average equity (“ROAE”) of 13.4% was below the median LTM ROAE of 16.7% for Group A.
Efficiency. BOH’s LTM Efficiency Ratio of 51.5% was less than the Group A median of 61.8%.

Asset Quality. BOH’s NPAs to assets ratio of 0.10% was less than the Group A median of 0.45%.
Capital. BOH’s tangible common equity represented 9.6% of tangible assets compared to the median of 9.1% for Group A.
Recent Acquisitions of Financial Institutions in the United States (Group B):
In utilizing the guideline transaction method of the market approach, Hillworth conducted an analysis of financial institution transactions announced in the United States with the following criteria:
Announce Date: Between January 1, 2023, and November 28, 2025
Target’s Assets: Between $400 million and $1.2 billion
Target’s Profitability: A return on average assets during the twelve-month period prior to announcement between 0.75% and 2.00%
Target’s NPAs: Nonperforming assets were less than 2.0% of total assets
Buyer Industry: Buyer was not a credit union
This resulted in 13 transactions with pricing information available (in each of the transactions below, the acquirer is listed first, the target is listed second, and the transaction announcement date is noted parenthetically):
Richmond Mutual Bancorporation, Inc. / Farmers Bancorp (11/12/2025)
Third Coast Bancshares, Inc. / Keystone Bancshares, Inc. (10/22/2025)
First Community Bankshares, Inc. / Hometown Bancshares, Inc. (7/21/2025)
Equity Bancshares, Inc. / NBC Corp. of Oklahoma (4/2/2025)
Seacoast Banking Corporation of Florida / Heartland Bancshares, Inc. (2/27/2025)
Cadence Bank / FCB Financial Corp. (1/22/2025)
United Community Banks, Inc. / ANB Holdings, Inc. (12/3/2024)
CBC Bancorp / Bay Community Bancorp (5/20/2024)
Equity Bancshares, Inc. / Rockhold Bancorp (12/6/2023)
First Busey Corporation / Merchants and Manufacturers Bank Corporation (11/27/2023)
First Financial Corporation / Simply Bank (11/13/2023)
Central Valley Community Bancorp / Community West Bancshares (10/10/2023)
Bancorp 34, Inc. / CBOA Financial, Inc. (4/27/2023)
The table below summarizes the median multiples for Price / Tangible Book Value (“TBV”), Price / Last Twelve Months (“LTM”) Earnings, Premium / Core Deposits, and Price / Assets.

Price / TBV (%)	135%
Price / LTM Earnings (x)	9.9x
Premium / Core Deposits (%)	5.3%
Price / Assets (%)	10.6%

Hillworth then applied those median metrics to BOH’s financials to derive an aggregate implied value. The four resulting values implied from this analysis ranged from approximately $82.1 million to $99.9 million in aggregate.
Key Financial Metric Review. Hillworth reviewed key financial metrics of the companies included in Group B as compared to BOH. Below is a synopsis of the review.
Size. BOH, with total assets of $771.9 million, was above the median asset size of $701.8 million for companies included in Group B.

Profitability. BOH’s LTM return on average assets (“ROAA”) of 1.25% was above the median LTM ROAA of 1.05% for Group B. BOH’s LTM return on average equity (“ROAE”) of 13.4% was above the median LTM ROAE of 12.7% for Group B.
Efficiency. BOH’s LTM Efficiency Ratio of 51.5% was less than the Group B median of 63.7%.
Asset Quality. BOH’s NPAs to assets ratio of 0.10% was less than the Group B median of 0.25%.
Capital. BOH’s tangible common equity represented 9.6% of tangible assets compared to the median of 8.6% for Group B.
Income Approach – Discounted Cash Flow Analysis
Hillworth performed a discounted cash flow analysis as part of its income approach valuation. The discussion below details the discounted cash flow analysis and the factors considered. Financial projections for purposes of this analysis were supplied by, and developed in consultation with, BOH’s management. Consideration was also given to various factors including, but not limited to, BOH’s recent performance, the current banking environment and the local economy in which BOH operates. Utilizing those key assumptions, net income was projected to be approximately $2.8 million for the 3-month period ending December 31, 2025, and growing to approximately $13.2 million for the year ending December 31, 2026. This resulted in a ROAA of 1.62% in 2026.
To determine present values of BOH based on these projections, Hillworth utilized two discounted cash flow models, both of which incorporated estimated excess free cash flow to shareholders during the next 5.25 years and a terminal value using various methodologies. Excess free cash flow assumed that all capital above 10.0% was distributed to shareholders as a dividend annually. These included:
(i)
PE Terminal Value: In this analysis, the terminal value, using the projected net income at the end of 2030, is multiplied by a range of price-to-earnings multiples of 7.9x to 11.9x, with a midpoint of 9.9x, which is based around the median price-to-earnings multiple derived from transactions in Group B. The present value of BOH’s projected excess free cash flow, plus the terminal value was then calculated assuming a range of discount rates between 12.0% and 16.0%. The implied aggregate values for BOH based on the PE Terminal Value approach ranged from $96.2 million to $152.4 million.

(ii)
TBV Terminal Value: For this analysis, the terminal value, using the projected tangible common equity at the end of 2030, is multiplied by a range of price-to-tangible book value multiples of 1.15x to 1.55x with the midpoint being 1.35x, which is based around the median price-to-tangible book value multiple derived from transactions in Group B. The present value of BOH’s projected excess free cash flow, plus the terminal value was then calculated assuming a range of discount rates between 12.0% and 16.0%. The implied aggregate values for BOH based on the TBV Terminal Value approach ranged from $88.5 million to $127.5 million.

Hillworth noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. Hillworth’s analysis does not purport to be indicative of the actual values or expected values.
Selected Companies Analysis
Hillworth reviewed certain data for selected companies with publicly traded equity securities that it deemed relevant for this analysis. The selected groups represent companies Hillworth believed relevant to each of BOH and SPFI. For SPFI, Hillworth analyzed the relative valuation multiples of twenty-one (21) publicly traded depository institutions meeting the following criteria: (i) traded over a major exchange (NASDAQ and NYSE); (ii) headquartered in the Southeast (Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia) or Southwest (Colorado, Louisiana, New Mexico, Oklahoma, Texas, and Utah) regions of the United States; (iii) had total assets between $3.0 billion and $10.0 billion as of September 30, 2025; (iv) last-twelve-months (“LTM”) return on average assets (“ROAA”) greater than 0.0%; (v) were not the target of an acquisition as of November 28, 2025; and (vi) had reported financials for the period ending September 30, 2025, as of November 28, 2025.

The table below summarizes the selected companies and respective valuation metrics that Hillworth deemed relevant:

Selected Companies for SPFI	Price / TBV	Price / LTM EPS
Origin Bancorp, Inc.	107%	19.1x
FirstSun Capital Bancorp	91%	10.6x
Southside Bancshares, Inc.	139%	12.8x
Business First Bancshares, Inc.	115%	10.0x
Burke & Herbert Financial Services Corp.	134%	9.3x
City Holding Company	275%	13.9x
Triumph Financial, Inc.	277%	188.3x
SmartFinancial, Inc.	140%	13.2x
Third Coast Bancshares, Inc.	123%	10.7x
Carter Bankshares, Inc.	100%	13.5x
HomeTrust Bancshares, Inc.	129%	11.3x
Southern First Bancshares, Inc.	117%	15.7x
Capital City Bank Group, Inc.	158%	11.7x
Primis Financial Corp.	96%	31.2x
MetroCity Bankshares, Inc.	155%	10.3x
Home Bancorp, Inc.	128%	9.9x
First Western Financial, Inc.	103%	18.9x
MVB Financial Corp.	104%	11.0x
Red River Bancshares, Inc.	132%	11.6x
First Community Bankshares, Inc.	172%	12.4x
Colony Bankcorp, Inc.	121%	10.8x

For BOH, Hillworth analyzed the relative valuation multiples of twenty-three (23) publicly traded depository institutions meeting the following criteria: (i) traded over a major exchange (NASDAQ and NYSE); (ii) headquartered in the United States; (iii) had total assets between $250 million and $1.5 billion as of September 30, 2025; (iv) last-twelve-months (“LTM”) return on average assets (“ROAA”) between 0.5% and 2.0%; (v) were not the target of an acquisition as of November 28, 2025; and (vi) had reported financials for the period ending September 30, 2025, as of November 28, 2025.
The table below summarizes the selected companies and respective valuation metrics that Hillworth deemed relevant:

Selected Companies for BOH	Price / TBV	Price / LTM EPS
SB Financial Group, Inc.	125%	10.1x
Pathfinder Bancorp, Inc.	75%	11.6x
GBank Financial Holdings Inc.	306%	25.8x
United Security Bancshares	131%	14.8x
First Capital, Inc.	133%	11.3x
First US Bancshares, Inc.	80%	14.5x
OptimumBank Holdings, Inc.	43%	6.1x
Sound Financial Bancorp, Inc.	107%	16.8x
Bank of the James Financial Group, Inc.	119%	10.2x
Magyar Bancorp, Inc.	92%	10.7x
Affinity Bancshares, Inc.	111%	16.8x
BV Financial, Inc.	100%	16.8x
FinWise Bancorp	133%	17.0x
United Bancorp, Inc.	121%	10.3x
IF Bancorp, Inc.	103%	16.6x
Lake Shore Bancorp, Inc.	81%	16.0x
Home Federal Bancorp, Inc. of Louisiana	93%	10.9x
Fifth District Bancorp, Inc.	57%	18.7x
Central Plains Bancshares, Inc.	NA	16.6x
PB Bankshares, Inc.	107%	21.9x
Texas Community Bancshares, Inc.	88%	18.8x
Catalyst Bancorp, Inc.	76%	25.5x

Contribution Analysis
Hillworth analyzed the relative contribution of SPFI and BOH to certain financial and operating metrics for the pro forma combined company resulting from the merger. The financial and operating metrics included: (i) assets; (ii) gross loans (excluding held-for-sale); (iii) deposits; (iv) common equity; (v) tangible common equity; (vi) last-twelve-months net income; (vii) estimated 2026 full-year net income; (viii) estimated 2027 full-year net income; and (ix) pro forma ownership. The contribution analysis does not include purchase accounting marks and metrics (i) - (ix) are estimated values at close. SPFI’s forward estimates are based on S&P Capital IQ Pro consensus estimates as of November 28, 2025, through 2027 and assumes 7.5% growth thereafter. BOH’s forward estimates were developed by and among Hillworth and BOH management. The results of this analysis are summarized below:

	Relative Contribution
	SPFI	BOH
Total Assets	85.0%	15.0%
Gross Loans (Excluding Held-for-Sale)	82.5%	17.5%
Deposits	85.9%	14.1%
Common Equity	86.1%	13.9%
Tangible Common Equity	85.7%	14.3%
Last-Twelve-Months Net Income	86.6%	13.4%
2026 Net Income	82.1%	17.9%
2027 Net Income	80.6%	19.4%
Pro Forma Ownership	85.5%	14.5%

Other Factors and Analyses
Hillworth took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the S&P 500 Index.
Conclusion
Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor, analysis or comparison, Hillworth determined that, subject to the review, assumptions, and limitations set forth in the opinion, the merger consideration to be paid in connection with the merger is fair from a financial point of view to BOH’s shareholders. Each BOH shareholder is encouraged to read Hillworth’s fairness opinion in its entirety. The full text of this fairness opinion is included as Annex B to this proxy statement/prospectus.
SPFI’s Reasons for the Merger
After careful consideration, the SPFI board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of SPFI common stock as merger consideration, are in the best interests of SPFI and its shareholders. Accordingly, the SPFI board of directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby.
In evaluating the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of SPFI common stock as merger consideration, the SPFI board of directors consulted with SPFI’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement and the transactions contemplated thereby, the SPFI board of directors considered a number of factors, including the following material factors:
•	the aggregate merger consideration and the other amounts to be paid or incurred in connection with the merger;
•	the impact of the issuance of SPFI common stock in the merger on the existing shareholders of SPFI, including the expected earnback period for the resulting dilution;
•	the anticipated pro forma impact of the merger on the combined company, including the expected positive impact on financial metrics including earnings, funding sources, and capital;

•	each of SPFI’s, BOH’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects;
•	BOH’s established presence in and knowledge of the Houston, Texas market, which is consistent with SPFI’s strategic plan to add increased scale and density in the market;
•	the expansion of Houston, Texas as a market area for SPFI;
•	the opportunity to add seasoned bankers in the Houston market and strengthen SPFI’s presence in such market;
•
the potential to broaden the scale of SPFI’s organization and the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, and geographic footprint;

•	the anticipated benefits resulting from the expected larger market capitalization of SPFI resulting from the merger;
•	the expectation of cost synergies resulting from the merger;
•
its understanding of the current and prospective industry and economic conditions in which SPFI and BOH operate, including national, state and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on SPFI both with and without the proposed merger;

•	the complementary cultures of SPFI and BOH and prospects for a smooth integration of key personnel and systems;
•	the employment and retention agreements to be entered into with certain of BOH’s employees to help maintain continuity of BOH’s key personnel, customers and loan and deposit portfolios;
•	its review and discussions with SPFI’s management and legal counsel concerning the due diligence investigation of BOH;
•	the structure of the merger as a combination in which the combined company would operate under the SPFI brand;
•
SPFI’s successful track record of creating shareholder value through acquisitions, its proven experience in successfully integrating acquired businesses and retaining key personnel, and management’s belief that it will be able to successfully integrate BOH with SPFI;

•	the financial presentation, dated December 1, 2025, of Raymond James & Associates, Inc. to the SPFI board of directors;
•
the financial and other terms of the merger agreement, including the merger consideration, expected tax treatment, the deal protection and termination fee provisions, restrictions on the conduct of BOH’s business between the date of the merger agreement and the date of completion of the merger, which were reviewed with SPFI’s management and legal advisors; and

•	the expectation that the regulatory and other approvals required in connection with the merger will be received in a timely manner and without the imposition of unacceptable conditions.
The SPFI board of directors also considered the potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to outweigh these risks. These potential risks include:
•	the possibility of encountering difficulties in completing the merger and achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;
•
the impact of the dilution resulting from the stock issuance on SPFI’s current shareholders, and the ability of SPFI to realize the benefits of the merger in a reasonable time frame to offset the effects of such dilution;

•	the possibility of encountering difficulties in successfully integrating BOH’s business, operations, and workforce with those of SPFI;
•	higher than anticipated merger-related costs;

•	the diversion of management’s attention and resources from the operation of SPFI’s business towards the completion of the merger;
•	the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions;
•	the risk of losing key BOH employees during the pendency of the merger and following the closing;
•	the possibility of litigation in connection with the merger;
•	the possibility of negative investor and customer perception of the merger; and
•
other risks associated with business combinations in the financial services industry, including those set forth in this proxy statement/prospectus under the heading “Risk Factors” beginning on page 22.

The foregoing discussion of the factors considered by the SPFI board of directors is not intended to be exhaustive, but, rather, includes the material factors primarily considered by the SPFI board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of SPFI common stock as merger consideration, the SPFI board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The SPFI board of directors considered all of these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the SPFI board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements” beginning on page 18.
Board Composition and Management of SPFI after the Merger
Board of Directors of SPFI
The persons serving as members of the board of directors of SPFI immediately prior to the effective time of the merger will be the members of the board of directors of SPFI immediately after the effective time of the merger, except that upon completion of the merger, SPFI will appoint Mr. James D. Stein, or if Mr. Stein is unable to serve, one (1) other individual from the boards of directors of BOH or Bank of Houston to be chosen by SPFI in its sole discretion, as a Class II member of the board of directors of SPFI and as a member of the board of directors of City Bank effective at or immediately following the effective time of the merger. Fees paid to Mr. Stein will be the same as the director fees paid to similarly situated members of SPFI’s and City Bank’s boards.
Executive Officers of SPFI
The executive officers of SPFI immediately prior to the effective time of the merger will continue to serve as the executive officers of SPFI immediately after the effective time of the merger.
Information regarding the current executive officers and directors of SPFI is contained in documents filed by SPFI with the SEC and incorporated by reference into this proxy statement/prospectus, including SPFI’s Annual Report on Form 10-K for the year ended December 31, 2024 and its definitive proxy statement on Schedule 14A for its 2025 annual meeting, filed with the SEC on March 7, 2025, and April 9, 2025, respectively. See “Where You Can Find More Information” beginning on page 102 and “Additional Information” in the forepart of this document.
Interests of BOH’s Directors and Executive Officers in the Merger
In considering the recommendation of the BOH board of directors with respect to the approval of the merger agreement, BOH shareholders should be aware that certain of BOH’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of BOH shareholders generally, including the interests summarized below. The BOH board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.
Change in Control Payments under Agreements with BOH
BOH is a party to employment agreements with change in control provisions and supplemental executive retirement plans (which we refer to as “SERPS”) with change in control provisions with James D. Stein, Chairman, President and Chief Executive Officer of BOH, and James M. McElray, Executive Vice President, Chief Financial

Officer and director of BOH, pursuant to which each executive will be entitled to a lump sum cash payments as described in his individual agreements upon a change in control, which the merger will constitute. The estimated amounts to be paid to the executives under these agreements upon consummation of the merger, assuming the merger is completed, is expected to total approximately $8.5 million.
Stein Employment Agreement
As a material inducement to SPFI to enter into the merger agreement, City Bank entered into an employment agreement with Mr. James D. Stein, which is designed to govern the terms and conditions of Mr. Stein’s service relationship with City Bank following the effective time of the merger. The agreement is for an initial term of two (2) years, provides for an annual base salary of not less than $350,000, an annual performance-based bonus with a target of 23.33% of Mr. Stein’s base salary (subject to a maximum amount not to exceed 35% of base salary), a $2,500 monthly allowance for club dues and expense and a $1,500 monthly auto allowance. The employment agreement also provides for participation in certain employee benefit plans and stock-based compensation programs of SPFI, among other things. The agreement also sets forth the conditions under which the agreement may be terminated and contains non-competition and non-solicitation obligations for a period of twenty-four (24) months after the later of the termination of Mr. Stein’s employment with City Bank or his service on the board of directors of City Bank or SPI, regardless of whether such employment or board service terminates by action of City Bank or Mr. Stein.
Treatment of BOH Warrants
At the effective time of the merger, each BOH warrant that is issued, outstanding and unexercised immediately prior to the effective time of the merger will be converted into the right to receive cash equal to the warrants cash consideration, which cash payment shall be paid by SPFI on behalf of BOH to the applicable warrantholders at the closing. If the per share merger consideration value is less than or equal to the exercise price per share of the applicable BOH warrant, then such BOH warrant will be cancelled with no payment due in respect thereof. As of the record date, there were 159,360 BOH warrants outstanding and exercisable with a weighted average exercise price of $2.50.
Treatment of Restricted Stock Awards
Each BOH restricted stock award that is outstanding immediately prior to the effective time of the merger will convert automatically into the right to receive the per share merger consideration. As of the record date, there were 62,739 shares of BOH common stock underlying unvested BOH restricted stock awards held by directors and executive officers of BOH, each of which is unvested but accelerates upon the effective time of the merger.
Treatment of Stock Appreciation Rights
At the effective time of the merger, each BOH SAR that that is issued, outstanding and unexercised immediately prior to the effective time of the merger will be converted into the right to receive cash equal to the SARs cash consideration. If the per share merger consideration value is less than or equal to the exercise price per share of the applicable BOH SAR, then such BOH SAR will be cancelled with no payment due in respect thereof. As of the record date, BOH has 90,000 BOH SARs outstanding and exercisable with a weighted average exercise price of $5.00. The BOH SARs are held by BOH’s three outside directors, James D. Hamilton, John Santasiero and Dan Silvestri, each of whom hold 30,000 SARs as of the record date.
Employee Benefits
Following the effective time of the merger, each employee of BOH and its subsidiaries who remains employed by SPFI or its subsidiaries immediately after the closing date (each, a “BOH employee”) will be entitled to participate as an employee in the employee benefit plans and programs maintained for employees of SPFI with credit for prior service with BOH or any of its subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under any equity or equity-based incentive plans and benefits accrued under any retirement plans) sponsored by SPFI in which such BOH employee becomes eligible to participate from and after the effective time of the merger, to the extent such service was credited under a comparable BOH employee plan immediately prior to the effective time of the merger, to the extent permitted by such SPFI plans and applicable law, and to the extent that such service crediting will not result in any duplication of benefits for the same period of service.

Any BOH employee (i) who is not a party to an employment agreement or similar agreement that provides a benefit on termination of employment and (ii) whose employment is terminated involuntarily (other than for cause, death, disability or normal retirement) by SPFI within twelve (12) months from the date for the core system conversion of Bank of Houston to the data processing system of City Bank and which date is anticipated to be May 8, 2026 (the “conversion date”), will receive, subject to such BOH employee’s execution, return, and non-revocation of a release of claims against SPFI in a form reasonably acceptable to SPFI, a lump sum severance payment in an amount equal to one (1) weeks’ pay for each year of prior service with BOH; provided, that the minimum severance payment will be four (4) weeks’ pay and the maximum severance will be twenty-six (26) weeks’ pay.
Indemnification and Insurance of Directors and Executive Officers
SPFI has agreed to indemnify and hold harmless the present directors and officers of BOH and Bank of Houston as of the effective time of the merger and for six (6) years thereafter, subject to the limitations of any governmental body and the certificate of formation, bylaws and other governing documents of BOH and each of its subsidiaries, against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of BOH or any of its subsidiaries to the fullest extent that the indemnified party would be entitled under the articles of incorporation, bylaws or other governing documents of BOH or any of its subsidiaries, as applicable, as in effect on the date of the merger agreement and to the extent permitted by applicable law.
BOH has agreed to purchase, to the extent available, for a period of not less than six (6) years after the effective time of the merger (subject to the duration of the coverage available for each policy), past acts and extended reporting period insurance coverage for no less than the six-year period immediately preceding the effective time of the merger under its current (i) directors and officers liability insurance (or comparable coverage), (ii) employment practices liability insurance, (iii) bankers professional liability insurance, (iv) fiduciary liability insurance, (v) mortgage errors and omissions insurance, (vi) cyber insurance and (vii) employee benefits liability, (viii) excess and umbrella liability, and (ix) bank card protector insurance for each person and entity, including, without limitation, BOH, its subsidiaries and their respective directors, officers and employees, currently covered under those policies held by BOH or its subsidiaries.
Board Appointment
Contemporaneously with the closing of the merger, SPFI and City Bank have agreed to appoint and, when applicable, nominate for election (subject to the satisfaction of their fiduciary duties), Mr. James D. Stein, or if Mr. Stein is unable to serve, one (1) other individual from the boards of directors of BOH or Bank of Houston to be chosen by SPFI in its sole discretion, as a Class II member of the board of directors of SPFI and as a member of the board of directors City Bank.
Trading Markets and Dividends
SPFI
SPFI’s common stock is listed for trading on the Nasdaq Global Select Market under the symbol “SPFI” and will continue to be listed under that symbol following the merger. Under the terms of the merger agreement, SPFI will cause the shares of common stock to be issued to BOH shareholders in the merger to be approved for listing on the Nasdaq Global Select Market.

The following table sets forth the closing sale prices of SPFI common stock as reported on the Nasdaq Global Select Market on November 28, 2025, the last full trading day before the public announcement of the merger agreement, and on February 11, 2026, the latest practicable trading date before the date of this proxy statement/prospectus.

	SPFI Common Stock	Implied Value of One Share of BOH Common Stock to be Converted to Per Share Merger Consideration(1)
November 28, 2025	$37.79	$7.27(2)
February 11, 2026	$42.39	$8.16

1	Based on an exchange ratio of 0.1925 shares of SPFI common stock for each share of BOH common stock, subject to certain adjustments as provided in the merger agreement.
2
Implied value of one share of BOH common stock converted to per share merger consideration equals the estimated exchange ratio of 0.1925 multiplied by the close price of SPFI common stock on the date listed rounded to the nearest cent.

BOH
There is no established public trading market for the shares of BOH common stock, and no market for BOH common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in BOH common stock, and BOH common stock is not listed for trading or quoted on any stock exchange or automated quotation system. Computershare acts as the transfer agent and registrar for the BOH common stock. As of the record date for the BOH special meeting, there were 14,466,719 shares of BOH common stock outstanding and entitled to notice of, and to vote at, the BOH special meeting or any adjournment thereof, and such outstanding shares of BOH common stock were held by 237 holders of record. BOH is not aware of any trades of BOH common stock during the period from December 31, 2023 through February 12, 2026, the latest practicable date prior to the finalization of this joint proxy statement/prospectus.
BOH has never paid any dividends. Under the merger agreement, BOH is prohibited from paying any dividend or distribution to its shareholders before the effective time of the merger without the prior written consent of SPFI.
BOH shareholders are entitled to receive dividends out of legally available funds when, as and if declared by the BOH board of directors, in its sole discretion. As a Texas corporation, BOH is subject to certain restrictions on dividends under the TBOC. Generally, a Texas corporation may pay dividends to its shareholders out of its surplus (the excess of its assets over its liabilities and stated capital) unless the corporation is insolvent or the payment of the dividend would render the corporation insolvent. Federal and state banking laws and regulations and state corporate laws restrict the amount of dividends we may declare and pay and that Bank of Houston may declare and pay to BOH.
SPFI’s Dividend Policy
Subject to the approval of its board of directors, SPFI intends to continue the payment of a cash dividend on a quarterly basis to holders of its common stock. However, SPFI is not obligated to pay dividends on its common stock, and it may change its dividend policy at any time without notice to SPFI shareholders. Any future determination relating to SPFI’s dividend policy will depend upon a number of factors, including, but not limited to: (1) SPFI’s historical and projected financial condition, liquidity and results of operations, (2) SPFI’s capital levels and needs, (3) any acquisitions or potential acquisitions that SPFI is considering, (4) contractual, statutory and regulatory prohibitions and other limitations (as briefly discussed below), (5) general economic conditions and (6) other factors deemed relevant by the SPFI board. SPFI cannot assure you that it will be able to pay dividends to holders of its common stock in the future.
As a Texas corporation, SPFI is subject to certain restrictions on dividends under the TBOC. Generally, a Texas corporation may not make distributions to its shareholders if (i) after giving effect to the dividend, the corporation would be insolvent, or (ii) the amount of the dividend exceeds the surplus of the corporation. Dividends may be declared and paid in a corporation’s own treasury shares that have been reacquired by the corporation out of surplus. Dividends may be declared and paid in a corporation’s own authorized but unissued shares out of the surplus of the corporation upon the satisfaction of certain conditions.
SPFI’s status as a bank holding company also affects its ability to pay dividends, in two ways. First, as a holding company with no material business activities, SPFI’s ability to pay dividends is substantially dependent upon the ability of City Bank to transfer funds to it in the form of dividends, loans and advances. City Bank’s ability to pay dividends and make other distributions and payments to SPFI is itself subject to various legal, regulatory and other restrictions. Second, as a holding company of a bank, SPFI’s payment of dividends must comply with the policies and enforcement powers of the Federal Reserve.
For additional information about the regulatory restrictions and limitations on both SPFI and City Bank with respect to the payment of dividends, see the sections entitled “Business – Supervision and Regulation – The Company – Dividend Payments, Stock Redemptions and Repurchases” and “Business – Supervision and Regulation – The Bank – Dividend Payments” in SPFI’s Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this proxy statement/prospectus.
Restrictions on Resale of SPFI Common Stock
The shares of SPFI common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of SPFI for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of SPFI include individuals or entities that control, are controlled by, or are under common control with SPFI and may include the executive officers, directors and significant shareholders of SPFI.
Dissenters’ Rights
The following discussion is not a complete description of the law relating to dissenters’ rights of appraisal available under Texas law. This description is qualified in its entirety by the full text of the relevant provision of the TBOC, which is reprinted in its entirety as Annex C to this proxy statement/prospectus. If you desire to exercise your dissenters’ rights of appraisal, you should review carefully the TBOC and are urged to consult a legal advisor before electing or attempting to exercise these rights.
BOH shareholders who are entitled to vote on the merger have a right to demand payment in cash of the “fair value” of their shares of BOH common stock in accordance with the procedures established by Texas law. Shareholders who receive a fair value cash payment will not be entitled to receive any shares of SPFI common stock offered in the merger. Chapter 10, Subchapter H of the TBOC sets forth the rights of BOH’s shareholders who wish to demand fair value payments for their shares. The following is a summary of the material terms of the statutory procedures to be followed by a BOH shareholder to perfect dissenters’ rights under the TBOC. Shareholders who do not properly follow dissenters’ rights procedures will receive the merger consideration provided under the merger agreement if the merger is effected. A copy of Chapter 10, Subchapter H of the TBOC is attached as Annex C to this proxy statement/prospectus.
How to Exercise and Perfect Your Right to Dissent. To be eligible to exercise your right to dissent to the merger:
•
you must, prior to the BOH special meeting, provide BOH with a written objection to the merger that states that you will exercise your right to dissent if the merger is completed and that provides an address to which SPFI may deliver or mail a notice if the merger is completed;

•	you must vote your shares of BOH common stock against the merger agreement;
•
you must, not later than the twentieth (20th) day after SPFI sends you notice that the merger was completed, provide SPFI with a written demand for payment of the fair value of your shares of BOH common stock that states the number and class of shares of BOH capital stock you own, your estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent; and

•
you must, not later than the twentieth (20th) day after the date on which you make written demand for payment of the fair value of your shares of BOH common stock, submit to SPFI your certificates representing BOH common stock to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of your certificates representing BOH common stock has been made.

If you intend to dissent from the merger, you must send the notice to:
BOH Holdings, Inc.
4400 Post Oak Parkway, Suite 2260
Houston, Texas 77027
Attention: President and Secretary
If you fail to vote your shares of BOH common stock at the special meeting against the approval of the merger agreement, you will lose your right to dissent from the merger. You will instead receive shares of SPFI common stock as described in the merger agreement. If you comply with the first two items above and the merger is completed, SPFI will send you a written notice advising you that the merger has been completed. SPFI must deliver this notice to you within ten (10) days after the merger is completed.
Your Demand for Payment. If you wish to receive the fair value of your shares of BOH common stock in cash, you must, within twenty (20) days of the date the notice was delivered or mailed to you by SPFI, send a written demand to SPFI for payment of the fair value of your shares of BOH common stock. The fair value of your shares of BOH common stock will be the value of the shares on the day immediately preceding the merger, excluding any appreciation or depreciation in anticipation of the merger. Your written demand and any notice addressed to SPFI must be sent to:
South Plains Financial, Inc.
5219 City Bank Parkway
Lubbock, Texas 79407
Attention: President and Secretary
Your written demand must state how many shares of BOH common stock you own and your estimate of the fair value of your shares of BOH common stock. If you fail to send this written demand to SPFI within twenty (20) days of SPFI’s delivery or mailing of your notice, you will be bound by the merger agreement and you will not be entitled to receive a cash payment representing the fair value of your shares of BOH common stock. Instead, you will receive shares of SPFI common stock as described in the merger agreement.
In addition, not later than the twentieth (20th) day after the date on which you make written demand for payment, you must submit to SPFI your certificates representing BOH common stock to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of your certificates representing BOH common stock has been made. If you fail to submit your certificates within the required period, it will have the effect of terminating, at the option of SPFI, your right to dissent and appraisal unless a court, for good cause shown, directs otherwise.
SPFI’s Actions Upon Receipt of Your Demand for Payment. Within twenty (20) days after SPFI receives your demand for payment and your estimate of the fair value of your shares of BOH common stock, SPFI must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.
If SPFI accepts your estimate, SPFI will notify you that it will pay the amount of your estimated fair value within ninety (90) days of the merger being completed. SPFI will make this payment to you only if you have surrendered the share certificates representing your shares of BOH common stock, duly endorsed for transfer, to SPFI.
If SPFI does not accept your estimate, SPFI will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within one hundred and twenty (120) days of the merger being completed, which you may accept within ninety (90) days or decline.
Payment of the Fair Value of Your Shares of BOH Common Stock Upon Agreement of an Estimate. If you and SPFI have reached an agreement on the fair value of your shares of BOH common stock within ninety (90) days after the merger is completed, SPFI must pay you the agreed amount within one hundred and twenty (120) days after the merger is completed, provided that you have surrendered the share certificates representing your shares of BOH common stock, duly endorsed for transfer, to SPFI.
Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled. If you and SPFI have not reached an agreement as to the fair market value of your shares of BOH common stock within ninety (90) days after the merger is completed, you or SPFI may, within sixty (60) days after the expiration of the ninety (90)-day period, commence proceedings in Harris County, Texas, asking the court to determine the fair value of your shares of BOH common stock. The court will determine if you have complied with the dissent provisions and if you have become entitled to a valuation of and payment for your shares of BOH common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and SPFI may address the court about the report. The court will determine the fair value of your shares and direct SPFI to pay that amount, plus interest, which will begin to accrue ninety-one (91) days after the merger is completed.
Rights as a Shareholder. If you have made a written demand on SPFI for payment of the fair value of your shares of BOH common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder except the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.
Withdrawal of Demand. If you have made a written demand on SPFI for payment of the fair value of your BOH common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and your status as a shareholder will be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.
Termination of right to dissent. If you do not perfect your dissenters’ rights, withdraw your demand, or are otherwise unsuccessful in asserting your dissenters’ rights, your right to be paid the fair value of your shares of BOH common stock in cash will cease and you will be entitled to receive the same consideration received by other BOH shareholders in the merger. Your status as a shareholder will be restored and you will be entitled to receive any dividends or distributions made after the date of your payment demand.
If you do not follow the prescribed procedures, you will not be entitled to dissenters’ rights with respect to your shares. Because of the complexity of the procedures necessary to exercise dissenters’ rights, any shareholder wishing to exercise the right to appraisal should consult with his or her own legal counsel.
Regulatory Approvals Required for the Merger
Federal Reserve Board
The merger of BOH with SPFI must be approved by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, or the BHC Act, and its implementing regulations, unless the Federal Reserve Board waives the application requirements of the BHC Act. SPFI requested such a waiver on January 28, 2026.
If the Federal Reserve does not grant the requested waiver, the Federal Reserve will consider a number of factors when acting on applications under Section 3 of the BHC Act (12 U.S.C. § 1842(c)) and Section 225.13 of Regulation Y (12 C.F.R. § 225.13). These factors include the financial condition of the holding companies and banks involved and the future prospects of the combined organization (including consideration of the current and projected capital positions and the levels of indebtedness) and the managerial resources (including the competence, experience, and integrity of the officers, directors, and principal shareholders, as well as their record of compliance with laws and regulations). The Federal Reserve also considers the effectiveness of the applicant in combating money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.
Federal Deposit Insurance Corporation
The merger of Bank of Houston with and into City Bank must be approved by the FDIC under the Federal Deposit Insurance Act (12 U.S.C. 1828(c)), commonly known as the Bank Merger Act. An application for approval of the bank merger was filed with the FDIC on January 28, 2026. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction; (2) financial and managerial resources of the banks party to the bank merger or mergers; (3) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act; (4) the banks’ effectiveness in combating money-laundering activities; and (5) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. SPFI and BOH are not aware of any reason why the FDIC would fail to approve the merger. In connection with its review, the FDIC will provide an opportunity for public comment on the application for the bank merger and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.
Texas Department of Banking
The merger of Bank of Houston into City Bank requires the approval of the commissioner of the TDB pursuant to Section 32.301 of the Texas Finance Code (“TFC”). The TDB takes into consideration a number of factors when deciding whether applications meet the requirements of TFC. The filing of the application to the TDB was made on January 28, 2026. The companies are not aware of any reason why the TDB would fail to approve the merger contemplated under this proxy statement/prospectus.
The U.S. Department of Justice has between 15 and 30 days following approvals by the Federal Reserve and FDIC to challenge the approval on antitrust grounds. While SPFI and BOH do not know of any reason that the Department of Justice would challenge regulatory approval by the Federal Reserve and FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.
Notifications and/or applications requesting approval of the merger, or other transactions contemplated by the merger agreement, may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.
The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.
SPFI and BOH are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

THE MERGER AGREEMENT
The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Structure of the Merger
Each of the boards of directors of SPFI and BOH has unanimously approved and adopted the merger agreement. Under the merger agreement, BOH will merge with and into SPFI, with SPFI continuing as the surviving entity. Immediately following the merger, Bank of Houston, BOH’s wholly-owned banking subsidiary, will merge with and into City Bank, SPFI’s wholly-owned banking subsidiary, with City Bank as the surviving bank.
Prior to the effective time of the merger, SPFI may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated by the merger agreement so long as (1) there are no material adverse U.S. federal or state income tax consequences to BOH, its subsidiaries, or the holders of BOH common stock as a result of such modification, (2) the consideration to be paid to holders of BOH common stock under the merger agreement is not thereby changed in kind or reduced in amount solely because of such modification or (3) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to the merger agreement in order to reflect such election.
Merger Consideration
If the merger is completed, each share of BOH common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, without interest, 0.1925 shares of SPFI’s common stock, subject to adjustment pursuant to the terms of the merger agreement, plus cash in lieu of any fractional shares.
If, as of the last day of the calendar month immediately preceding the effective time of the merger, the actual adjusted shareholders’ equity is less than the minimum adjusted shareholders’ equity, then the exchange ratio will be reduced by the exchange ratio reduction amount.
Based on the exchange ratio and the number of outstanding shares of BOH common stock, the maximum number of shares of SPFI common stock offered by SPFI and issuable in the merger is approximately 2,784,844 shares, which would represent approximately 14.59% of the outstanding capital stock of the combined company following the merger, subject to certain adjustments described in this proxy statement/prospectus.
Although the number of shares of SPFI common stock that each BOH shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of SPFI common stock and will not be known at the time BOH shareholders vote on the merger. SPFI common stock is currently quoted on the Nasdaq Global Select Market under the symbol “SPFI.” Based on the closing price of SPFI common stock of $37.79 per share on November 28, 2025, the last full trading day before the public announcement of the merger agreement, the 0.1925 exchange ratio represented an aggregate of approximately $105.9 million in value for all of the shares of BOH common stock to be converted into SPFI common stock. Based on the closing sale price of SPFI common stock on February 11, 2026, the latest practicable trading date prior to the printing of this proxy statement/prospectus, of  $42.39 per share, the exchange ratio represented an aggregate of approximately $118.0 million in value for all of the shares of BOH common stock to be converted into SPFI common stock. Each of the foregoing examples assumes that there are no adjustments to the exchange ratio or per share merger consideration.
Anti-Dilutive Adjustments
The consideration to be received by BOH shareholders is subject to an anti-dilutive adjustment only if the number of shares of SPFI common stock or BOH common stock issued and outstanding prior to the effective time of the merger are increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, reclassification, or similar transaction, or there will be any extraordinary dividend or distribution with respect to such stock, and the record date therefor will be prior to the effective time of the merger. In that case, an appropriate and proportionate adjustment will be made to the merger consideration to give holders of BOH common stock the same economic effect as contemplated by the merger agreement prior to such event.
Fractional Shares
SPFI will not issue any fractional shares of SPFI common stock in the merger. Instead, a BOH shareholder who otherwise would have received a fraction of a share of SPFI common stock will receive an amount in cash (rounded to the nearest cent) determined by multiplying (1) the SPFI share closing price by (2) the fraction of a share (after taking into account all shares of BOH common stock held by such shareholder immediately prior to the effective time of the merger and rounded to the nearest ten-thousandth when expressed in decimal form) of SPFI common stock to which such shareholder would otherwise be entitled to receive.
Treatment of BOH Equity Awards
At the effective time of the merger, each BOH warrant that is issued, outstanding and unexercised immediately prior to the effective time of the merger will be converted automatically into the right to receive the warrants cash consideration. If the per share merger consideration value is less than or equal to the exercise price per share of the applicable BOH warrant, then the applicable BOH warrant will be cancelled with no payment due in respect thereof. As of the effective time of the merger, all BOH warrants will automatically cease to exist and each holder of a BOH warrant will cease to have any rights with respect thereto, except the right to receive the warrants cash consideration.
Further, at the effective time of the merger, each BOH restricted stock award that is outstanding immediately prior to the effective time of the merger will be fully vested and converted automatically into the right to receive the per share merger consideration. As of the effective time of the merger, all BOH restricted stock awards will automatically cease to exist and each holder of a BOH restricted stock award will cease to have any rights with respect thereto, except the right to receive the applicable consideration for such restricted stock award (if any) as discussed herein.
Further, at the effective time of the merger, each BOH SAR that is issued, outstanding and unexercised immediately prior to the effective time of the merger will be fully vested and converted automatically into the right to receive SARs cash consideration. If the per share merger consideration value is less than or equal to the exercise price per share of the applicable BOH SAR, then the applicable BOH SAR will be cancelled with no payment due in respect thereof. As of the effective time of the merger, all BOH SARs will automatically cease to exist and each holder of a BOH SAR will cease to have any rights with respect thereto, except the right to receive the SARs cash consideration.
The warrants cash consideration and SARs cash consideration (each, a “cancellation payment”) will be paid in cash within ten (10) business days after the closing date, will be made without interest and less applicable tax withholdings; provided, that, prior to the effective time of the merger the holder of the underlying BOH warrant or BOH SAR has delivered to SPFI a cancellation agreement (a “cancellation agreement”) acknowledging such holder’s right to the applicable cancellation payment and releasing any claims such holder may have with respect to cancellation and conversion of each such BOH warrant or BOH SAR, as the case may be, plus the surrender of the original warrant agreement evidencing such unexercised BOH warrant or the original award agreement evidencing such unexercised BOH SAR. In the event a holder has not delivered a cancellation agreement prior to the effective time of the merger, the cancellation payment will be payable as soon as administratively practicable following delivery of the cancellation agreement by the holder, provided, that the cancellation payment will be made no later than the last day of the calendar year during which the effective time of the merger occurs.
Closing and Effective Time
The effective time of the merger will be the date and time specified in the certificate of merger issued by the Secretary of State of the State of Texas. It currently is anticipated that the merger will be completed in the second quarter of 2026, subject to the receipt of regulatory approvals and the satisfaction of other closing conditions set forth in the merger agreement, but neither SPFI nor BOH can guarantee when or if the merger will be completed. See “The Merger Agreement – Conditions to Complete the Merger” beginning on page 72.

Organizational Documents of the Surviving Company
At the effective time of the merger, the Certificate of Formation and the Bylaws of SPFI in effect immediately prior to the effective time of the merger will be the certificate of formation and bylaws of the surviving company until thereafter amended in accordance with their respective terms and applicable laws.
Conversion of Shares; Exchange of Certificates
The conversion of BOH common stock into the right to receive the per share merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent, Broadridge Issuer Solutions, LLC, will exchange certificates representing shares of BOH common stock for the per share merger consideration to be received pursuant to the terms of the merger agreement.
Letter of Transmittal
Within ten (10) business days after the effective time of the merger, the exchange agent, Broadridge Issuer Solutions, LLC, will mail to each holder of record of BOH common stock as of immediately prior to the effective time of the merger a letter of transmittal and instructions on how to surrender shares of BOH common stock in exchange for the per share merger consideration the holder is entitled to receive under the merger agreement. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the properly completed and duly executed letter of transmittal, within five (5) days after such surrender, the exchange agent will cancel your surrendered BOH stock certificates and deliver to you the per share merger consideration that you are entitled to receive under the merger agreement.
For shares of BOH common stock held in book entry form, SPFI will establish procedures, if necessary, for delivery. Holders of shares of BOH common stock held in book entry form will not be required to deliver an executed letter of transmittal to receive the per share merger consideration with respect to such shares held in book-entry form.
At the effective time of the merger, and until surrendered as described above, each certificate formerly representing shares of BOH common stock will be deemed for all purposes to represent only the right to receive the per share merger consideration to be paid pursuant to the merger agreement. If a certificate for BOH common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration allocable to such certificate deliverable in respect of BOH common stock represented by such certificate upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by SPFI or the exchange agent, the posting of a bond in an amount as SPFI or the exchange agent may direct as indemnity against any claim that may be made against the surviving entity or BOH with respect to such certificate.
After the effective time of the merger, there will be no transfers on the share transfer books of BOH of shares of BOH common stock that were outstanding immediately before such time.
Tax Adjustment
Notwithstanding anything in the merger agreement to the contrary, to preserve the status of the merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, if the value of the aggregate stock consideration based upon the closing price of the SPFI common stock as reported on the Nasdaq Global Select Market on the trading day immediately preceding the closing date of the merger would be less than forty percent (40%) of the sum of (i) the aggregate cash consideration, (ii) the aggregate stock consideration, and (iii) any other amounts that would be considered “boot” received by the BOH shareholders for purposes of Section 368(a) of the Code, then the exchange ratio will be increased with a corresponding decrease to the aggregate cash consideration, in such amounts as agreed to by the parties in writing, so that the aggregate stock consideration is equal to forty percent (40%) of the sum of (i) the aggregate cash consideration, (ii) the aggregate stock consideration, and (iii) any other amounts that would be considered “boot” received by the BOH shareholders for purposes of Section 368(a) of the Code, without changing the aggregate value of the merger consideration.
Withholding
SPFI or the exchange agent, as applicable, will be entitled to deduct and withhold from the consideration otherwise payable to any holder of BOH common stock, or otherwise payable pursuant to the merger agreement (including any cash consideration), such amounts as SPFI or the exchange agent determines it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law, and to collect any necessary tax forms, including IRS Forms W-8 or W-9, as applicable, or any similar information, from a shareholder and any other recipients of payments hereunder. If SPFI intends to deduct or withhold any taxes from any payment made to any holder of BOH common stock, SPFI or the exchange agent, as applicable, will provide three (3) business days advance notice of such intent and use commercially reasonable efforts to cooperate with such holder of BOH common stock to mitigate, reduce or eliminate such deduction or withholding. If any such amounts are so deducted and withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the person or entity to whom the payment from which such amount was withheld was made.
Dividends and Distributions
No dividends or other distributions declared with respect to SPFI common stock will be paid to the holder of any unsurrendered certificates of BOH common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the shares of SPFI common stock represented by such certificate.
Representations and Warranties
The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of SPFI and BOH, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between SPFI and BOH rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of SPFI, BOH or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by SPFI or BOH. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.
The merger agreement contains customary representations and warranties of each of SPFI and BOH relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.
The merger agreement contains representations and warranties made by SPFI and BOH relating to a number of matters, including the following:
•	corporate organization, existence and standing;
•	capitalization;
•	authority to execute and deliver the merger agreement and to complete the transactions contemplated thereby;
•	the absence of conflicts between the execution and delivery of the merger agreement and completion of the transactions contemplated by the merger agreement and certain other agreements;
•	third-party consents;
•	pending or threatened litigation and other proceedings;
•	the accuracy of their financial statements, reports and internal controls;
•	compliance with applicable laws and regulatory filings and its ability to receive required regulatory approvals;
•	the absence of certain changes and events;
•	compliance with tax laws, payment of taxes and filing of tax returns;
•	its compensation and benefit plans;
•	its brokers’, finders’ and financial advisors’ fees;

•	its receipt of fairness opinions; and
•	SPFI’s registration statement.
BOH also has made additional representations and warranties to SPFI with respect to (among other things):
•	its subsidiaries;
•	its organizational documents;
•	its investments;
•	its loan portfolio and allowance for credit losses;
•	the existence of certain loans and related matters;
•	transactions with affiliates and insiders;
•	the accuracy of its minute books and stock transfer records;
•	the absence of performance of fiduciary responsibilities by BOH and each of its subsidiaries;
•	its real property and leases;
•	its personal property;
•	its compliance with environmental laws;
•	the existence of certain contracts and commitments;
•	its financial institutions bonds and insurance coverage;
•	actions taken by regulatory authorities;
•	certain employee matters;
•	the existence of certain deferred compensation and salary continuation agreements;
•	its internal accounting controls;
•	the absence of derivative contracts;
•	its deposit accounts;
•	its intellectual property rights and privacy;
•	its shareholder list;
•	anti-takeover laws;
•	dissenting shareholders; and
•	bank owned life insurance.
Definition of “Material Adverse Effect”
Certain representations and warranties of SPFI and BOH are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, a “Material Adverse Effect” means, with respect to SPFI or BOH, as applicable, any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of that party, taken as a whole; provided, that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of BOH and SPFI, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets;

(E) actions or omissions of a party required by the merger agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated thereby; (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; (G) changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, or outbreak of any disease or other public health event in the jurisdictions in which Bank of Houston or City Bank operate; except to the extent that the effects of such changes in the foregoing (A) through (D), (F) or (G) disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the merger, or any of the transactions contemplated by the merger agreement, including the bank merger, to which such party is a party.
Covenants and Agreements
Conduct of Business Prior to the Completion of the Merger
From the date of the merger agreement to and including the closing date of the merger, BOH has agreed to, and has agreed to cause Bank of Houston to:
•	conduct its affairs only in the ordinary course of business consistent with past practices and safe and sound banking principles;
•
use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, directors, employees and agents, and preserve its relationships and goodwill with customers and advantageous business relationships;

•
promptly (and in no event more than forty-eight (48) hours of having knowledge of any of the following conditions) give written notice to SPFI of (A) any material change in its business, operations or prospects, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body having jurisdiction over BOH or any of its subsidiaries, (C) the commencement or threat of any proceeding against BOH or any of its subsidiaries or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of BOH contained in the merger agreement to be untrue or inaccurate in any material respect (without regard to any materiality qualifiers contained therein) or (3) a material adverse effect on BOH or Bank of Houston;

•
maintain in full force and effect all insurance policies in effect as of the date of the merger agreement or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion; and

•
take no action which, to the knowledge of BOH, would adversely affect or delay the ability of BOH or SPFI to obtain any regulatory or other approvals required for the completion of the transactions contemplated by the merger agreement or to perform its obligations and agreements under the merger agreement.

From the date of the merger agreement to and including the closing date of the merger, as long as the merger agreement remains in effect, except as expressly permitted by the merger agreement or as may be required by applicable law or an order or policy of a governmental body, and unless SPFI otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), BOH has agreed not to, and has agreed not to permit Bank of Houston to:
•	adjust, split, combine or reclassify any BOH common stock;
•
make, acquire, modify or renew, or agree to make, acquire, modify or renew, any loans, loan participations or other extensions of credit that would be a violation of its policies and procedures in effect as of the date of the merger agreement, or would not be in the ordinary course of business consistent with past practices and safe and sound banking principles;

•
make, acquire, renew, amend, modify, extend the term of, extend the maturity of or grant the forbearance or issue a commitment to do any of the foregoing for any loan of more than $1,500,000 or make, acquire, renew, amend, modify or extend any loan participation or mortgage loan;

•
make, commit to make, renew, extend the maturity of, or alter any of the material terms of any (i) loans classified special mention, substandard or doubtful by Bank of Houston’s state or federal regulators in its most recent examination, or (ii) loans on the internal watch list provided to SPFI;

•
issue or sell, or obligate itself to issue or sell, any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, other than in connection with the exercise, vesting or settlement of BOH equity awards (as defined in the merger agreement) outstanding as of the date of the merger agreement in accordance with their terms in effect on the date of the merger agreement;

•
grant any BOH equity awards, stock appreciation rights, stock appreciation units, restricted stock, stock options, phantom stock or other form of incentive, equity or equity-based incentive compensation;

•	open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or any deposit liabilities;
•
enter into, amend, modify, renew, terminate or waive any material provision of any agreement of the type that would be required to be disclosed in the BOH disclosure schedules, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

•
(A) hire or terminate (other than for cause), except for hiring at will employees at an annual salary not to exceed $75,000 to fill vacancies that may arise in the ordinary course of business, or (B) promote any employee except to fill vacancies that may arise in the ordinary course of business;

•
grant any severance, change in control or termination payment to, or enter into any collective bargaining, change-in-control, retention, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of BOH or any of its subsidiaries;

•
except pursuant to a written plan or policy that has previously been provided to SPFI, (A) increase in any manner the compensation, benefits or fringe benefits of any of its employees, directors, consultants or other service providers, (B) pay any perquisite such as automobile allowance, club membership or dues or other similar benefits, or (C) institute any employee welfare, retirement or similar plan or arrangement or any plan or arrangement that would constitute a BOH employee plan;

•
pay or agree to or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay, to or for the benefit of any of shareholders, directors, officers, employees or agents of BOH or Bank of Houston, except pursuant to a written plan or policy under which such amounts have been accrued on the financial statements provided to SPFI and the timing and amount of the payment is consistent with the timing and amount of prior payments of such bonus, extra compensation, pension, severance or vacation pay as set forth on the BOH disclosure schedules;

•
except pursuant to agreements or arrangements in effect on the date of the merger agreement, or making or renewing loans to officers, directors, or any of their respective immediate family members or any affiliates or associates (as such terms are defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and compliant with BOH’s Regulation O policies and procedures, pay, loan, or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense reimbursement or advancement in the ordinary course of business consistent with past practice;

•	amend any BOH employee plan, other than as required to maintain the tax qualified status of such plan or as contemplated under the merger agreement;
•
(A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of BOH common stock, other than (i) the payment of dividends from Bank of Houston to BOH, or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of BOH common stock;

•	make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental body;
•
sell, transfer, convey, mortgage, encumber or otherwise dispose of any assets (tangible or intangible), deposits, business or properties, or other real estate owned, or cancel or release any indebtedness owed to BOH or its subsidiaries, other than non-exclusive licenses granted in the ordinary course of business, except in the ordinary course of business consistent with past practices and safe and sounds banking practices;

•	foreclose upon or otherwise acquire any commercial real property before receipt and approval by SPFI of a Phase I environmental review thereof;
•
increase or decrease the rate of interest paid on deposit accounts, including new or renewed time deposits, except in a manner and pursuant to policies consistent with past practices, safe and sound banking practices and market rates;

•
charge off any loan or other extension of credit greater than $50,000 without three (3) business days’ prior written notice to SPFI of the amount of such charge-off; provided, that if such charge-off is made at the request of a governmental body, then no prior notice or consent by SPFI will be required;

•
allow Bank of Houston’s loan to deposit ratio to exceed 105%, whether through action or failure to take action, without three (3) business days’ prior written notice to SPFI of such intended action; provided, however, that Bank of Houston will have five (5) business days to bring its loan to deposit ratio to or below 105% upon any event causing such ratio to exceed 105%;

•
establish any new subsidiary or affiliate or enter into any new line of business, or, except pursuant to contracts or agreements in force at the date of or permitted by the merger agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

•
materially deviate from policies and procedures existing as of the date of the merger agreement with respect to classification of assets, the allowance for credit losses, and accrual of interest on assets, except as otherwise required by the provisions of the merger agreement, applicable law or regulation or any governmental body;

•	amend or change any provision of the certificate of formation, bylaws or the governing documents of BOH or any of its subsidiaries;
•	make any capital expenditure which would exceed an aggregate of $25,000;
•	prepay any indebtedness or other similar arrangements so as to cause BOH to incur any prepayment penalty thereunder;
•
excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances except for (A) overnight advances and (B) other Federal Home Loan Bank advances having a stated maturity date not later than March 31, 2026;

•
increase the amount of brokered deposits, in the aggregate, or wholesale funding, in the aggregate; approve any new relationship for brokered, wholesale or noncore funding; or renew brokered deposits or certificates of deposits with a maturity longer than six months;

•
settle any claim, action or proceeding involving payment by BOH or Bank of Houston of money damages in excess of $25,000 in the aggregate or imposing any restriction on the operations of BOH or any of its subsidiaries;

•	make any changes to BOH’s securities portfolio or the manner in which the securities portfolio is classified or reported;
•
make, change or revoke any material tax election or tax method of accounting, settle or compromise any material tax liability, enter into any material tax closing agreement, surrender any right to claim a return of material taxes, file any amended tax return, or consent to any material extension or waiver of any statute of limitations;

•
take or cause to be taken any action that would reasonably be expected to cause the merger or the bank merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall not fail to take or cause to be taken any action required to cause each of the merger and the bank merger to qualify as a reorganization within the meaning of Section 368(a) of the Code;

•
issue a replacement of any certificate representing its securities except upon (i) written notice to SPFI, (ii) presentation of a properly executed lost certificate affidavit in form reasonably satisfactory to SPFI and (iii) if required by SPFI, the delivery of an indemnity or surety bond in the amount of the consideration payable with respect to shares of BOH common stock represented therein; or

•	agree to do any of the foregoing.
In addition to the foregoing, Bank of Houston:
•	will take all actions with respect to certain loans as described on the SPFI disclosure schedules;
•
will promptly (but in no event more than two (2) business days) notify SPFI of (1) any loan which has been placed on Bank of Houston’s watch list, (2) any upgrade or downgrade of any loan classification, and (3) any new past-due loans; and

•
will not (1) renew, extend the maturity of, or alter any of the material terms of any loan which has been classified or, in the exercise of reasonable diligence by Bank of Houston or any governmental body with supervisory jurisdiction over Bank of Houston, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “watch,” “pass/watch” or any comparable classifications by such persons, in excess of $100,000, or (2) make or commit to make a loan in excess of $100,000 to any borrower with an outstanding loan agreement, note or borrowing arrangement with Bank of Houston which has been classified or, in the exercise of reasonable diligence by Bank of Houston or any governmental body with supervisory jurisdiction over Bank of Houston, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “watch,” “pass/watch” or any comparable classifications by such persons; provided, that, unless SPFI objects to such transaction no later than two (2) business days after actual receipt by the designated representative of SPFI of all information reasonably necessary to the making, renewal or alteration of such loan (which information will include, as applicable, credit reports, financial statements and tax returns of the borrower and appraisals of the collateral), SPFI will be deemed to have approved such transaction. For purposes of the merger agreement, the “designated representative of SPFI” is Brent Bates.

For a complete description of such restrictions on the conduct of the business of BOH, we refer you to the merger agreement, which is attached as Annex A to this document.
Regulatory Matters
SPFI and BOH have agreed to take all reasonable actions to aid and assist in the completion of the merger and to use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to complete the transactions contemplated by the merger agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from all regulatory authorities having jurisdiction over the transactions contemplated by the merger agreement.
SPFI agreed, at its expense, to file all notices and applications for all regulatory approvals required to be obtained by SPFI or City Bank in connection with the merger agreement and the transactions contemplated thereby and to provide BOH copies of such filings for which confidential treatment has not been requested. BOH agreed, to the extent permitted by applicable law, to provide SPFI all information concerning BOH required for inclusion in this document, or any other application, filing, statement or document to be made or filed in connection with the merger, the bank merger or the other transactions contemplated by the merger agreement.
Employee Matters
Following the effective time of the merger, each BOH employee will be entitled to participate as an employee in the employee benefit plans and programs maintained for employees of SPFI and City Bank with credit for prior service with BOH or any of its subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under any equity or equity-based incentive plans and benefits accrued under any retirement plans) sponsored by SPFI or City Bank in which such BOH employee becomes eligible to participate from and after the closing date, to the extent such service was credited under a comparable BOH employee plan immediately prior to the closing date, to the extent permitted by such SPFI plans and applicable law and to the extent that such service crediting will not result in any duplication of benefits for the same period of service.
With respect to any SPFI benefit plan in which any continuing employee is eligible to participate, SPFI or its applicable subsidiary will waive any pre-existing condition limitations or eligibility waiting periods under such plan with respect to the continuing employee and his or her covered dependents to the extent permitted by the SPFI benefit plans and/or any legal requirements. To the extent permitted by the applicable SPFI plans and applicable law, SPFI will credit each BOH employee and his or her eligible dependents for the year during which coverage under SPFI’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such BOH Employee during such year under BOH’s group health plan.
Each employee of BOH (other than one who is a party to an employment agreement that provides a benefit upon termination) who (1) becomes an employee of SPFI or City Bank at the effective time of the merger and (2) is terminated within twelve (12) months following the conversion date (other than for cause, death, disability, normal retirement or voluntarily resignation) will be entitled to receive severance compensation equal to one week’s compensation multiplied by the number of whole years of service, with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks.
Prior to the effective time of the merger, BOH will effectuate the termination or discontinuation of certain benefits plans maintained by BOH as requested by SPFI.
Indemnification and Directors’ and Officers’ Insurance
SPFI agreed to indemnify and hold harmless the directors and officers of BOH and each of its subsidiaries as of the effective time of the merger and for six (6) years thereafter, subject to the limitations of any governmental body and the certificate of formation, bylaws and other governing documents of BOH and each of its subsidiaries, against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred by such indemnified party, solely in their capacities as a director or officer of BOH or any of its subsidiaries, as applicable, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of BOH or any of its subsidiaries to the fullest extent that the indemnified party would be entitled under the certificate of formation, bylaws or other governing documents of BOH or any of its subsidiaries, as applicable, as in effect on the date of the merger agreement and to the extent permitted by applicable law.
BOH agreed to purchase, to the extent available, for a period of not less than six (6) years after the effective time of the merger (subject to the duration of the coverage available for each policy), past acts and extended reporting period insurance coverage for no less than the six-year period immediately preceding the effective time of the merger under its current (i) directors and officers liability insurance (or comparable coverage), (ii) employment practices liability insurance, (iii) bankers professional liability insurance, (iv) fiduciary liability insurance, (v) mortgage errors and omissions insurance, (vi) cyber insurance and (vii) employee benefits liability, (viii) excess and umbrella liability, and (ix) bank card protector insurance for each person and entity, including, without limitation, BOH, its subsidiaries and their respective directors, officers and employees, currently covered under those policies held by BOH or its subsidiaries.
Shareholder Meeting and Recommendation of BOH’s Board of Directors
BOH has, and has agreed to cause its board of directors to take all action in accordance with the federal securities laws, laws of the state of Texas and the organizational documents of BOH to call and give notice of a special meeting of its shareholders for the purposes of considering and voting upon the BOH merger proposal and for other purposes consistent with the complete performance of the merger agreement as may be necessary and desirable within fifteen (15) days after the registration statement on Form S-4 of which this proxy statement/prospectus is a part is declared effective by the SEC. BOH has agreed to recommend to its shareholders to vote in favor of the approval and adoption of the BOH merger proposal. Further, BOH has, and has agreed to cause its board of directors to (i) include in the proxy statement the recommendation of the board of directors of BOH that the BOH shareholders approve and adopt the merger agreement and the transactions contemplated thereby; (ii) except as otherwise set forth in the merger agreement, not withdraw, amend or modify the recommendation of the board of directors of BOH that the BOH shareholders approve and adopt the merger agreement and the transactions contemplated thereby; (iii) unless there has been a change in recommendation in accordance with the terms of the merger agreement, recommend against any then-pending tender or exchange offer that constitutes an acquisition proposal within five (5) business days after it is announced; (iv) unless there has been a change in recommendation in accordance with the terms of the merger agreement, reaffirm the recommendation of the board of directors of BOH that the BOH shareholders approve and adopt the merger agreement and the transactions contemplated thereby within three (3) business days following a request by SPFI; and (v) unless there has been a change in recommendation in accordance with the terms of the merger agreement, not make any statement, filing or release, in connection with the BOH special meeting or otherwise, inconsistent with the recommendation of the board of directors of BOH that the BOH shareholders approve and adopt the merger agreement and the transactions contemplated thereby. In addition, BOH has agreed to adjourn or postpone the BOH special meeting if, as of the time for which the BOH special meeting is originally scheduled there are insufficient shares of BOH common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of the BOH special meeting, (i) BOH has not received proxies representing a sufficient number of shares necessary to approve the BOH merger proposal, or (ii) after consultation with SPFI, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which BOH’s board of directors has determines in good faith, after receiving the advice of its outside counsel, is necessary or advisable under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by BOH’s shareholders prior to the BOH special meeting. BOH shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the BOH shareholder approval and adoption of the merger agreement and the transactions contemplated thereby. BOH will only be required to adjourn or postpone the BOH special meeting two (2) times, for aggregate adjournments or postponements not exceeding forty-five (45) days, and any further adjournments or postponements will require the prior written consent of SPFI. Except with the prior approval of SPFI or as required by applicable law, no other matters shall be submitted for the approval of the shareholders of BOH at the BOH special meeting.
However, should BOH receive an unsolicited acquisition proposal from a third party that it deems to be superior to the terms of the merger agreement, then under certain conditions, the BOH board of directors may change its recommendation. Please see “Agreement Not to Solicit Other Offers” below. Additionally, a change in recommendation by the BOH board of directors may permit SPFI to terminate the merger agreement, in which case BOH may have to pay a termination fee of $4,235,314 to SPFI. Please see “Termination of the Merger Agreement” and “Termination Fee” below.
Specifically, if BOH has complied with its non-solicitation obligations, the board of directors of BOH may withdraw, amend or modify, in any manner adverse to SPFI, its recommendation of the board of directors of BOH that the BOH shareholders approve and adopt the merger agreement and the transactions contemplated thereby if BOH or any of its representatives receives an unsolicited bona fide acquisition proposal before the BOH shareholder approval that the board of directors of BOH has (i) determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal, and (ii) determined in its good faith judgment (after consultation with BOH’s outside legal counsel) that the failure to effect a withdrawal, amendment or modification, in any manner adverse to SPFI, of its recommendation of the board of directors of BOH that the BOH shareholders approve and adopt the merger agreement and the transactions contemplated would cause or would be reasonably likely to cause it to violate its fiduciary duties under applicable law. Notwithstanding anything to the contrary in the merger agreement, unless the merger agreement has been terminated in accordance with its terms, the BOH special meeting will be convened, the merger agreement and the transactions contemplated hereby will be submitted to the shareholders of BOH at the BOH special meeting for the purpose of voting on the approval of such proposals and the other matters contemplated hereby, and nothing will be deemed to relieve BOH of such obligation. In the event that there is present at the BOH special meeting, in person or by proxy, sufficient favorable voting power to secure the BOH shareholder approval, BOH will not adjourn or postpone the BOH special meeting unless BOH is advised by counsel in writing that failure to do so would result in a breach of the fiduciary duties of the board of directors of BOH. BOH will keep SPFI updated with respect to the proxy solicitation results in connection with the BOH special meeting as reasonably requested by SPFI.

If the merger agreement is approved by BOH’s shareholders, BOH has agreed to take all reasonable actions to aid and assist in the consummation of the merger, and has agreed to use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including such actions as it and SPFI reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental bodies having jurisdiction over the transactions contemplated by the merger agreement.
Agreement Not to Solicit Other Offers
BOH has agreed that, from the date of the merger agreement it will not, and will cause its subsidiaries and each of their respective officers, directors and employees not to, directly or indirectly, (1) initiate, solicit or knowingly encourage (including by providing information or assistance), facilitate or induce any acquisition proposal; (2) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any person any confidential or nonpublic information or data with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that would reasonably be expected to lead to, an acquisition proposal, or (3) adopt, approve, agree to, accept, endorse or recommend any acquisition proposal. Unless the agreement has been terminated in accordance with the terms of the merger agreement, BOH has agreed not to submit to the vote of its shareholders any acquisition proposal other than the merger.
BOH has agreed to promptly (and in any event within forty-eight (48) hours) notify SPFI in writing following receipt of any acquisition proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to any acquisition proposal of the receipt of such acquisition proposal, request or inquiry, and the terms and conditions of such acquisition proposal, request or inquiry (including, in each case, the identity of the person making any such acquisition proposal, request or inquiry), and BOH has agreed to as promptly as reasonably practicable (and in any event within forty-eight (48) hours) provide to SPFI (i) a copy of such acquisition proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such acquisition proposal, request or inquiry, if oral. BOH has agreed that it will keep SPFI informed, on a reasonably current basis, of any material developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such acquisition proposal, request or inquiry.
For purposes of the merger agreement, an “acquisition proposal” means, any bona fide proposal (whether communicated to BOH or publicly announced to BOH’s shareholders) by any party (other than SPFI or any of its affiliates) for any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving: (i) any acquisition or purchase of twenty percent (20%) or more in interest of the total outstanding voting securities of BOH or Bank of Houston, or any tender offer or exchange offer that if consummated would result in such party beneficially owning twenty percent (20%) or more in interest of the total outstanding voting securities of BOH or Bank of Houston, or any merger, consolidation, business combination or similar transaction involving BOH or Bank of Houston pursuant to which the shareholders of BOH immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license, acquisition or disposition of twenty percent (20%) or more of the assets of BOH or Bank of Houston; or (iii) any liquidation or dissolution of BOH or Bank of Houston, involving BOH, any subsidiary of BOH or any future subsidiary of BOH, or any combination of such subsidiaries, the assets of which constitute, or would constitute, twenty percent (20%) or more of the consolidated assets of BOH as reflected on BOH’s most recent consolidated statement of condition prepared in accordance with GAAP.
A “superior proposal” means a bona fide, written acquisition proposal that the BOH board of directors reasonably determines, in its good faith judgment based on, among other things, the advice of BOH’s outside legal counsel and the financial advisor, (i) to be more favorable from a financial point of view to BOH’s shareholders than the merger taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of BOH’s outside legal counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “superior proposal,” the references to “20%” and “80%” in the definition of acquisition proposal will be deemed to be references to “50%.”
However, if at any time prior to the BOH special meeting either BOH or any of its subsidiaries receives a bona fide unsolicited acquisition proposal that did not result from a breach of the first paragraph of this

“Agreement Not to Solicit Other Offers” section and the BOH board of directors determines in good faith, after consultation with and having considered the advice of its financial advisor and legal counsel, that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal then BOH or any of its subsidiaries may (i) engage or participate in discussions or negotiations with the party making such acquisition proposal (and its representatives) and (ii) furnish or cause to be furnished to such party (and its representatives) any confidential or nonpublic information or data with respect to BOH and any of its subsidiaries, provided that before furnishing any such information to such party, BOH must have entered into a customary confidentiality agreement with such party and, provided further, that such information will be provided by BOH to SPFI prior to or substantially concurrently with providing such information to such party to the extent not previously furnished to SPFI.
Notwithstanding the foregoing, prior to the date of the BOH special meeting, the board of directors of BOH may withdraw, amend or modify, in any manner adverse to SPFI, its recommendation of the board of directors of BOH that the BOH shareholders approve and adopt the merger agreement and the transactions contemplated thereby and submit the merger agreement to the BOH shareholders without the recommendation of the board of directors of BOH that the BOH shareholders approve and adopt the merger agreement and the transactions contemplated thereby (although the resolution approving the merger agreement may not be rescinded) if (i) BOH has received a superior proposal (after giving effect to the terms of any revised offer by SPFI) and (ii) the board of directors of BOH has determined in good faith, after consultation with its financial advisors and outside legal counsel, that it would be reasonably expected to result in a violation of the directors’ fiduciary duties under applicable law to fail to withdraw, amend or modify, in any manner adverse to SPFI, its recommendation of the board of directors of BOH that the BOH shareholders approve and adopt the merger agreement, provided, that (w) such superior proposal did not result from a violation of BOH’s non-solicitation obligations, (x) BOH has provided SPFI at least four (4) business days prior written notice of its intention to take such action and a copy of any proposed agreement or other document relating to such superior proposal (including the identity of the party making the superior proposal); (y) during such four (4) business day period, BOH has and has caused its financial advisors and outside legal counsel to, consider and negotiate with SPFI in good faith (to the extent SPFI desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of the merger agreement proposed by SPFI; and (z) the board of directors of BOH has determined in good faith, after consultation with its financial advisors and outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed in writing by SPFI prior to the close of business on such fourth (4th) business day, if any, that such superior proposal remains a superior proposal and that it would nevertheless reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law to fail to withdraw, amend or modify, in any manner adverse to SPFI, its recommendation of the board of directors of BOH that the BOH shareholders approve and adopt the merger agreement.
BOH and each of its subsidiaries has agreed, and BOH has agreed to direct its representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any party conducted with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any party (other than SPFI, City Bank and their representatives) that has made or indicated an intention to make an acquisition proposal, and (iii) except to the extent the board of directors of BOH determines that such action or failure to act would reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law, not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and will strictly enforce any such provisions.
Other Agreements
In addition to the covenants and agreements described above, the parties made certain other customary covenants and agreements in the merger agreement, including but not limited to the following:
•	BOH agreed to give SPFI access to all of its properties, books and records and to provide additional financial and operating data and other information about its business and properties;
•	BOH agreed to deliver or make available to SPFI all unaudited monthly and quarterly financial statements and all call reports filed by Bank of Houston;
•
each party has agreed to hold in confidence documents and information concerning the other in accordance with the terms of the non-disclosure and confidentiality agreement, dated October 14, 2025, by and between SPFI and BOH;

•
each party has agreed that it will not, and will not permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by the merger agreement without the consent of the other party, except as required by applicable law or securities exchange rules or in connection with the regulatory approval process;

•
BOH has agreed to use commercially reasonable efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that, if requested by SPFI, each contract listed within certain disclosure schedules to the merger agreement will, if the merger occurs, be terminated prior to the date on which the data processing conversion and the operational integration occurs between Bank of Houston and City Bank;

•
BOH agreed to cause Bank of Houston to maintain its allowance for credit losses at a level consistent with Bank of Houston’s historical levels and its existing policies and in compliance with GAAP as applied to banking institutions, including with respect to the current expected credit losses methodology, and all applicable rules and regulations, and in the reasonable opinion of management, at a level adequate in all respects to provide for all probable losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of BOH or any of its subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit);

•	BOH agreed to use its commercially reasonable efforts to obtain all consents, approvals, authorizations or waivers as described on the BOH disclosure schedules;
•	BOH agreed to, on a weekly basis, provide SPFI with copies of the materials distributed to senior loan officers and members of Bank of Houston’s loan committee;
•
BOH agreed to distributed a copy of any BOH or Bank of Houston board package, including the agenda and draft minutes, to SPFI promptly after it distributes a copy to the board of directors of BOH or Bank of Houston, subject to certain exceptions;

•	BOH agreed to cause Bank of Houston to coordinate with SPFI and City Bank as necessary in conjunction with all approvals, filings and other steps necessary to cause the completion of the bank merger;
•
BOH has agreed to allow SPFI and its consultants, agents and representatives the right to the same extent that BOH or Bank of Houston has such right (at SPFI’s costs and expense), but not the obligation or responsibility, to inspect any BOH or Bank of Houston property, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other non-invasive or non-destructive environmental surveys and analyses;

•
BOH has agreed to cause it or its appropriate subsidiary to execute and deliver such instruments and to take other actions as SPFI may reasonably require in order to cause the termination of certain of the BOH employee plans on terms satisfactory to SPFI and in accordance with applicable law;

•
BOH agreed to take all necessary actions to address and remediate any findings of or requests made by a governmental body of BOH or Bank of Houston prior to the closing or, if not possible to address and remediate any such findings or requests, accrue an amount to cover expenses reasonably required by SPFI;

•
BOH agreed to take all necessary actions to effect, as of the effective time of the merger, the payoff and retirement of all of BOH’s obligations under the indebtedness set forth on the disclosure schedules;

•
BOH has agreed to use its commercially reasonable efforts to cause the aggregate amount of all of BOH’s expenses to not materially exceed the estimate set forth within BOH’s disclosure schedules to the merger agreement;

•	BOH has agreed to use its commercially reasonable efforts to deliver to SPFI resignations of the directors of BOH and Bank of Houston at least five (5) days prior to the closing date;
•
SPFI agreed to prepare and file a registration statement with the SEC with respect to the shares of SPFI common stock to be issued pursuant to the merger agreement, and use its commercially reasonable efforts to cause the registration statement to become effective;

•
SPFI agreed to file all documents required to be filed to have the shares of the SPFI common stock to be issued pursuant to the merger agreement included for listing on the Nasdaq Global Select Market and use its commercially reasonable efforts to effect said listing;

•
BOH agreed to provide SPFI, at least ten (10) business days prior to the closing date of the merger, with updated BOH disclosure schedules and SPFI agreed to provide BOH with updated SPFI disclosure schedules reflecting any material changes to the BOH disclosure schedules and the SPFI disclosure schedules, respectively, between the date of the merger agreement and the date thereof;

•
SPFI and City Bank have agreed, contemporaneously with the closing of the merger, to appoint and, when applicable, nominate for election (subject to the satisfaction of their fiduciary duties), Mr. James D. Stein, or if Mr. Stein is unable to serve, one (1) other individual from the boards of directors of BOH or Bank of Houston to be chosen by SPFI in its sole discretion as a Class II member of the board of directors of SPFI and as a member of the board of directors of City Bank; and

•
each party has agreed that prior to the effective time of the merger, each party will exercise, consistent with the terms of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations.

Conditions to Complete the Merger
SPFI’s and BOH’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:
•
except as explicitly provided in the merger agreement, the other party’s representations and warranties contained in the merger agreement being true and correct as of the date of the merger agreement and being true and correct in all material respects as of the closing date of the merger and each party having received a certificate signed by an appropriate representative of the other party to that effect;

•
each party having performed or complied in all material respects with its respective covenants and obligations required by the merger agreement to be performed or complied with before the closing of the merger and each party having received a certificate signed by an appropriate representative of the other party to that effect;

•
the absence of a material adverse change in the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of either party or their respective banking subsidiaries or any event that could reasonably be expected to cause or result in a material adverse effect on either party or their respective banking subsidiaries;

•	the absence of a burdensome condition in any of the required regulatory approvals;
•
each of the non-employee directors of BOH and Bank of Houston having entered into a support agreement with SPFI, which support agreements have been executed, and such support agreements remaining in full force and effect as of the effective time of the merger;

•
each of the directors and executive officers of BOH and Bank of Houston having executed a release agreement, which releases have been executed, and such releases remaining in full force and effect as of the effective time of the merger;

•	holders of no more than five percent (5%) of the issued and outstanding shares of BOH common stock demanding or being entitled to exercise dissenters’ rights of appraisal under the TBOC;
•
each party having obtained certain third-party consents and approvals as identified in the merger agreement and each party having received evidence from the other party of such consents and approvals in form and substance satisfactory to it;

•	BOH having accrued for any costs and expenses, including legal fees and expenses and settlement costs, related to outstanding legal proceedings;
•	BOH having terminated certain BOH employee benefit plans listed on the disclosure schedules;
•	BOH having taken all action to effect the pay off and retirement of the indebtedness of BOH set forth on the disclosure schedules;

•	each party having delivered a secretary’s certificate of such party’s secretary or assistant secretary dated as of the date of the merger;
•
BOH having delivered to SPFI all other instruments and documents which SPFI or its counsel may reasonably request to effectuate the merger and the other transactions contemplated by the merger agreement;

•	having received all required regulatory approvals of the transactions contemplated by the merger agreement;
•	the approval of the BOH merger proposal by the requisite vote of the BOH shareholders;
•	each party having received an opinion of such party’s outside counsel to the effect that the merger will qualify as a “reorganization” under Section 368(a) of the Code;
•
the absence of any action having been taken, and any law, statute, rule, regulation or order, judgment, order or ruling being promulgated, enacted, entered, enforced or deemed applicable to the merger agreement or the transactions contemplated hereby by any federal, state or foreign governmental body or by any court, which, if successful, (i) would make the merger agreement or any other related agreement, or the transactions contemplated by the merger agreement or other related agreement, including the merger and the issuance of shares of SPFI common stock in connection with the merger, illegal, invalid or unenforceable, (ii) would impose material limits on the ability of any party to complete the merger agreement or any other related agreement, or the transactions contemplated by the merger agreement or other related agreement, including the merger and the issuance of shares of SPFI common stock in connection with the merger, or (iii) would, subject BOH, SPFI or any of their subsidiaries or any officer, director, shareholder or employee of BOH, SPFI or their respective subsidiaries to criminal or civil liability;

•
the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part with respect to the SPFI common stock to be issued upon the consummation of the merger, the absence of any stop order or proceedings to suspend the effectiveness of the registration statement, and the receipt of all necessary approvals under state securities laws relating to the issuance or trading of the shares of SPFI common stock to be issued in the merger; and

•	the shares of SPFI common stock to be issued to BOH shareholders having been authorized for listing on the Nasdaq Global Select Market.
Neither BOH nor SPFI can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed.
Termination of the Merger Agreement
SPFI and BOH can mutually agree at any time to terminate the merger agreement without completing the merger. In addition, either SPFI or BOH may decide, without the consent of the other, to terminate the merger agreement if:
•
any order, decree or ruling or any other action enjoining or prohibiting the merger or the bank merger is issued by a U.S. court of competent jurisdiction or other governmental body, and such order, decree, ruling or other action is final and non-appealable;

•
any of the transactions contemplated by the merger agreement are not approved by the appropriate governmental body or the applications or notices are suggested or recommended to be withdrawn by any governmental body;

•
the merger has not been completed by November 1, 2026 (unless the completion of the merger is delayed solely on account of a determination not having been made on the transaction by any governmental authority required for consummation of the mergers in which case such date may be extended unilaterally by SPFI for an additional sixty (60) days) or such later date as may be mutually agreed to by SPFI and BOH, unless the failure to complete the merger by that time is caused by or results from the failure of the party that seeks to terminate the merger agreement to fulfill any material obligation under the merger agreement;

•	BOH shareholders fail to approve the BOH merger proposal; or
•
the other party materially breaches its representations and warranties or any covenant or agreement contained in the merger agreement and such breach has not been cured within thirty (30) days after the terminating party gives written notice of such failure to the breaching party.

SPFI may terminate the merger agreement, without the consent of BOH if:
•	any required regulatory approval is obtained subject to a burdensome condition;
•	BOH breaches the non-solicitation obligations set forth in the merger agreement in a manner adverse to SPFI;
•	the BOH board of directors agrees to accept a superior proposal;
•
the BOH board of directors withdraws, amends or modifies, in any manner adverse to SPFI, its recommendation of the board of directors of BOH that the BOH shareholders approve and adopt the merger agreement and the transactions contemplated thereby; or

•	the environmental inspections of BOH’s properties detail certain adverse findings which are reasonably likely to have a material adverse effect on BOH or Bank of Houston.
In addition, BOH may terminate the merger agreement, without the consent of SPFI, if at any time before BOH shareholders approve the merger agreement, if the BOH board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the merger agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; provided that (i) such superior proposal did not result from a violation of BOH’s non-solicitation obligations under the merger agreement, (ii) BOH gives SPFI five (5) business days’ prior written notice of its intention to accept such proposal and a copy of any proposed agreement or other document (including the identity of the party making the proposal) relating to such superior proposal, (iii) during such five (5) business day period, BOH has and has caused its financial advisors and outside legal counsel to consider and to the extent SPFI desires, negotiate with SPFI to make adjustments to the terms and conditions of the merger agreement proposed by SPFI, and (iv) the board of directors of BOH has determined in good faith, after consultation with its financial advisors and legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed in writing by SPFI prior to the close of business on such fifth (5th) business day, if any, that such superior proposal remains a superior proposal and that it would nevertheless reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law to fail to make the change in recommendation.
Effect of Termination
Except with respect to the termination fee, as discussed above, if the merger agreement is terminated, it will become void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except that (i) each of SPFI and BOH will remain liable for any liabilities or damages arising out of its breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.
Termination Fee
BOH will be required to pay SPFI a termination fee of $4,235,314 if the merger agreement is terminated by:
•
BOH because the BOH board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the merger agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; provided that (i) such superior proposal did not result from a violation of BOH’s non-solicitation obligations under the merger agreement, (ii) BOH gives SPFI five (5) business days’ prior written notice of its intention to accept such proposal and a copy of any proposed agreement or other document (including the identity of the party making the proposal) relating to such superior proposal, (iii) during such five (5) business day period, BOH has and has caused its financial advisors and outside legal counsel to consider and to the extent SPFI desires, negotiate with SPFI to make adjustments to the terms and conditions of the merger agreement proposed by SPFI, and (iv) the board of directors of BOH has determined in good faith, after consultation with its financial advisors and legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed in writing by SPFI prior to the close of business on such fifth (5th) business day, if any, that such superior proposal remains a superior proposal and that it would nevertheless reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law to fail to make the change in recommendation;
•
SPFI because BOH breaches the non-solicitation obligations set forth in the merger agreement, in a manner adverse to SPFI, the BOH board resolves to accept a superior proposal or the BOH board of directors withdraws, amends or modifies, in any manner adverse to SPFI, its recommendation of the board of directors of BOH that the BOH shareholders approve and adopt the merger agreement and the transactions contemplated thereby;

•
SPFI or BOH because the merger has not been completed by November 1, 2026 (subject to SPFI’s unilateral right to extend such date by sixty (60) days in the event that the consummation of the merger is delayed solely because regulatory approval has not been obtained by November 1, 2026), at the time of termination, the registration statement has been declared effective for at least twenty-five (25) business days and BOH has failed to call, give notice of, convene and hold the BOH special meeting;

•	SPFI or BOH because BOH shareholders fail to approve the merger agreement and, at the time of the termination, the BOH board of directors has received a superior proposal; or
•
SPFI or BOH because BOH shareholders fail to approve the merger agreement by November 1, 2026 (subject to SPFI’s unilateral right to extend such date by sixty (60) days in the event that the consummation of the merger is delayed solely because regulatory approval has not been obtained by November 1, 2026), at the time of termination, the BOH board of directors has received a superior proposal, and within twelve (12) months of termination of the merger agreement, BOH enters into an acquisition agreement with a third party with respect to such acquisition proposal.

Expenses and Fees
BOH and SPFI will each pay their respective expenses incurred in connection with the preparation and performance of their respective obligations under the merger agreement, whether or not the transactions provided for in the merger agreement are completed, including, but not limited to, fees and expenses of their own outside legal counsel, financial or other advisors, investment bankers and accountants, and filing, registration, application and printing fees.
Amendment, Waiver and Extension of the Merger Agreement
The merger agreement may be amended by the parties in writing at any time before or after approval of the merger agreement by BOH shareholders, except that after such approval, if the amendment will reduce the value of or change the form of the merger consideration, the amendment must be approved by BOH shareholders.
At any time prior to the completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement.

ANCILLARY AGREEMENTS TO THE MERGER AGREEMENT
Voting Agreement
In connection with, and as a condition to, SPFI entering into the merger agreement, each director and executive officer of BOH and Bank of Houston who owns shares of BOH common stock entered into a voting agreement with SPFI. The following summary of the voting agreement is subject to, and qualified in its entirety by reference to, the form of voting agreement attached as Exhibit B to the merger agreement.
The voting agreement requires, among other things, that the directors and executive officers party thereto vote all of their shares of BOH common stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement and generally prohibits them from transferring their shares of BOH common stock prior to the termination of the BOH voting agreement.
In addition, the voting agreement provides that each such shareholder party will not directly or indirectly while the voting agreement is in effect:
•	sell, transfer, pledge, assign, encumber, hypothecate, cause to be redeemed or otherwise dispose of any or all of his or her shares of BOH common stock, subject to limited exceptions;
•	grant any proxies or interest in or with respect to any share of his or her shares of BOH common stock, subject to limited exceptions; or
•
deposit any of his or her shares of BOH common stock into a voting trust or enter into a voting agreement or arrangement with respect to any of his or her shares of BOH common stock or grant any proxy with respect thereto, other than to other members of the BOH board of directors for the purpose of voting to approve the merger agreement and the transactions contemplated thereby.

Each shareholder party to the voting agreements also agreed, subject to certain exceptions, not to directly or indirectly solicit or initiate discussions or negotiations with, or entertain, discuss or negotiate with, or provide any information to, or cooperate with, any corporation, partnership, person or other entity or group (other than BOH or Bank of Houston or affiliates thereof or officers, partners, employees or other authorized representatives of BOH or Bank of Houston) concerning any actual or potential opposing proposal.
The voting agreement will terminate upon the earlier of the termination of the merger agreement in accordance with its terms, the effective time of the merger, or twelve (12) months from its execution date of December 1, 2025. The BOH and Bank of Houston directors and executive officers entered into the voting agreement solely in their personal capacities as BOH shareholders, and not in their capacities as directors or executive officers of BOH or Bank of Houston.
As of the record date, shareholders who are party to the voting agreement beneficially owned in the aggregate approximately 25.5% of the shares of BOH common stock outstanding on that date.
Director Support Agreements
In addition, as a condition to SPFI entering into the merger agreement, each director of BOH and Bank of Houston who is not an employee of BOH or Bank of Houston entered into a director support agreement with SPFI. The following summary of the support agreements is subject to, and qualified in its entirety by reference to, the form of support agreement attached as Exhibit C to the merger agreement.
Under the support agreement, each such director has agreed to, among other things, and subject to certain exceptions with respect to certain of the directors:
•
use his or her best efforts to refrain from harming the goodwill of SPFI, City Bank, BOH or Bank of Houston and their respective subsidiaries, and their respective customer and client relationships, during the term of the agreement;

•
not directly or indirectly disclose or make use of any confidential information of SPFI, City Bank, BOH or Bank of Houston to third parties except in their capacity as a director or officer of SPFI, City Bank, BOH or Bank of Houston, as applicable; and

•	for a period of two (2) years following the effective time of the merger:
○
compete or engage, anywhere in the geographic area comprised of the fifty (50) mile radius surrounding the locations of Bank of Houston before the effective time of the merger, or following the effective time of the merger, the locations of City Bank banking centers that were formerly locations of Bank of Houston (collectively, the “market area”), in a business as a federally insured depository institution;

○
take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by, or serve as a director or officer of any corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or governmental body engaging in a business the same as or similar to that of SPFI, City Bank, BOH or Bank of Houston anywhere within the market area; provided, however, that such director is permitted to, (x) directly or indirectly, own up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the market area, and (y) invest in any existing mutual fund that invests, directly or indirectly, in insured depository institutions conducting business in the market area; and

○
(1) call on, service, or solicit for competing business from customers of SPFI, City Bank, BOH or Bank of Houston or any of their respective affiliates if, within the twelve (12) months before the date of the support agreement, the director, in his or her capacity as a director of BOH or Bank of Houston, had or made contact with the customer, or had access to information and files about the customer; (2) interfere with or damage (or attempt to interfere with or damage) any relationship between SPFI, City Bank, BOH or Bank of Houston or any of their respective affiliates and any such customer; or (3) call on, solicit or induce any employee of SPFI, City Bank, BOH or Bank of Houston or any of their respective affiliates whom the director had contact with, knowledge of, or association with in the course of service with BOH or Bank of Houston (whether as an employee or a contractor) to terminate his or her employment from or contract with SPFI, City Bank, BOH or Bank of Houston or any of their respective affiliates, or assist any other person in such activities.

The restrictions in the director support agreements will automatically terminate upon the earlier of (1) the termination of the merger agreement, or (2) two (2) years after the effective time of the merger.
Releases
In addition, as a condition to SPFI entering into the merger agreement, each director and executive officer of BOH and Bank of Houston entered into a release in favor of BOH and Bank of Houston. The following summary of the support agreements is subject to, and qualified in its entirety by reference to, the form of release attached as Exhibit D to the merger agreement.
Under the release, each such director and executive officer, effective upon the effective time of the merger, irrevocably and unconditionally releases, waives and forever discharges BOH and Bank of Houston and their respective subsidiaries, affiliates and successors from any and all liabilities and claims relating to, arising out of or in connection with BOH and Bank of Houston and their respective businesses or assets, including any claims arising out of or resulting from the releasor’s status, relationship, affiliation, rights, obligations or duties as a director, officer, employee or shareholder of BOH and Bank of Houston for all periods occurring prior to the effective time of the merger. The release does not apply to any obligations or liabilities: (1) in connection with any accrued compensation and expense reimbursement, and rights under any benefit plans, health insurance reimbursement, consulting, retirement, or agreements or arrangements of BOH and Bank of Houston that is disclosed in the merger agreement and related disclosure schedules; (2) as to any rights of indemnification and related benefits pursuant to the certificate of formation and bylaws (or similar constituent documents) of BOH and Bank of Houston and pursuant to indemnification rights under applicable law pertaining to current and former directors and officers of corporations organized thereunder; (3) as to any rights to claim insurance coverage or to be defended under any insurance coverage, including without limitation any directors and officers insurance coverage which applies to or benefits directors and/or officers of BOH or Bank of Houston or any affiliate or subsidiary thereof and which applies to the releasor; (4) in connection with any deposits, loans or accounts of the releasor at Bank of Houston; (5) for any portion of the per share merger consideration, cash consideration with respect to the BOH warrants or BOH SARs or any dividend or distribution to which the releasor are or may be entitled; (6) arising under or related to the merger agreement; or (7) in connection with medical claims not yet filed or reimbursed and COBRA and unemployment benefits.
The release is effective only at and as of the effective time of the merger. If the effective time of the merger does not occur for any reason, the release will not become effective and will be void and of no force or effect.

THE COMPANIES
South Plains Financial, Inc.
South Plains Financial, Inc. is a bank holding company headquartered in Lubbock, Texas, and the parent company of City Bank, a Texas banking association and community-based financial institution that offers a full array of banking products and services. SPFI currently operates throughout the state of Texas from a network of 24 full-service banking centers and 7 loan production offices. As of September 30, 2025, on a consolidated basis, SPFI had total assets of $4.48 billion, total loans of $3.1 billion, total deposits of $3.88 billion and shareholders’ equity of $477.8 million.
SPFI’s common stock is listed on the Nasdaq Global Select Market under the symbol “SPFI.”
SPFI’s principal office is located at 5219 City Bank Parkway, Lubbock, Texas 79407, and its telephone number at that location is (806) 792-7101. SPFI’s website can be accessed at https://spfi.bank. Information contained on SPFI’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.
Information relating to executive compensation, various benefit plans, the principal holders of voting securities, relationships and related transactions and other related matters as to SPFI is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 102.
BOH Holdings, Inc.
General
BOH is a registered bank holding company, headquartered in Houston, Texas, that conducts a complete range of commercial and personal banking activities through its wholly-owned banking subsidiary, Bank of Houston. BOH was incorporated under the laws of the State of Texas in June 2017 for the purpose of acquiring an existing Texas-based financial institution. BOH completed the acquisition of The Dublin National Bank on April 30, 2018, upon which the bank’s name was changed to “Bank of Houston, National Association,” its home office was relocated to new headquarters in Houston, Texas, and its former home office in Dublin, Texas became a full-service branch office.
On June 21, 2022, Bank of Houston, N.A. converted its charter to a Texas state banking association under the name Bank of Houston, which currently operates out of its main office in Houston, Texas and one branch office in Dublin, Texas.
BOH does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for Bank of Houston. Its primary activities are to provide assistance in the management and coordination of Bank of Houston’s financial resources. BOH’s principal asset is the outstanding common stock of Bank of Houston. BOH derives its revenues primarily from the operations of Bank of Houston in the form of dividends received from Bank of Houston.
As a bank holding company, BOH is subject to supervision and regulation by the Federal Reserve, in accordance with the requirements set forth in the BHC Act and the rules and regulations issued by the Federal Reserve. As a Texas state-chartered bank that is not a member of the Federal Reserve, Bank of Houston is subject to supervision and regulation by the TDB and the FDIC.
As of September 30, 2025, on a consolidated basis, BOH had total assets of $771.9 million, net loans of $628.8 million, total deposits of $628.8 million and total shareholders’ equity of $74.5 million.
Products and Services
Bank of Houston is a community-oriented, full service financial institution that provides a broad array of banking services to small and middle market companies, business owners, executives, entrepreneurs and families. Bank of Houston is a locally-owned, independent financial institution and is engaged in substantially all of the business operations (except for trust services) customarily conducted by independent financial institutions in Texas. Lending activities consist principally of residential real estate, commercial real estate, personal loans, and mortgage loans.
Bank of Houston’s lending and investing activities are primarily funded by deposits. Deposit activities include commercial checking, analysis, money market accounts, savings accounts, certificates of deposit, CDARs, ICS demand accounts, NOW accounts, and individual retirement accounts. Bank of Houston offers a wide range of interest rates and terms, and relies primarily on competitive pricing policies and personalized service to attract and retain these deposits.
Competition
The table below lists Bank of Houston’s deposit market share as of June 30, 2025 (the most recent date as of which the relevant data is available from the FDIC), for each county in which Bank of Houston has a full-service branch.

City	Market Rank	Office Count	Deposits In Market (in 000’s)	Market Share (%)
Harris County	32	1	$594,601	0.20%
Erath County	7	1	$30,899	2.79%

Legal Proceedings
There are no threatened or pending legal proceedings against BOH which, if determined adversely, would, in the opinion of management, have a material adverse effect on BOH’s business, financial condition, results of operations, cash flows or prospects.
Employees
As of December 31, 2025, Bank of Houston had 51 full-time (or full-time equivalent employees), none of whom are covered by a collective bargaining agreement.
Corporate Information
BOH’s principal office is located at 4400 Post Oak Parkway Suite 2260, Houston, Texas 77027, and its telephone number is (713) 497-1515. Bank of Houston’s website is https://wwwbohbank.com/. The information on Bank of Houston’s website is not part of this proxy statement/prospectus, and the references to the Bank of Houston website address do not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

SECURITY OWNERSHIP OF CERTAIN
BOH BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of BOH common stock as of February 12, 2026 by: (i) each director and executive officer of BOH; (ii) all directors and executive officers of BOH as a group; and (iii) each person who is known by BOH to beneficially own 5% or more of BOH’s common stock. Unless otherwise indicated, based on information furnished by such shareholders, the management of BOH believes that each person has sole voting and dispositive power over the shares indicated as owned by such person. Unless otherwise indicated, the address for each of the listed beneficial owners is c/o BOH Holdings, Inc., 4400 Post Oak Parkway Suite 2260, Houston, Texas 77027.
Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, as well as shares issuable in connection with options, warrants and convertible securities exercisable or convertible within sixty (60) days of February 12, 2026.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned(1)
Directors and Executive Officers:
James D. Stein	1,937,002(2)	13.39%
James M. McElray	241,000(3)	1.67%
Jim Hamilton	203,500(4)	1.41%
John Santasiero	452,000(5)	3.12%
Dan Silvestri	477,000(6)	3.29%
Directors and Executive Officers as a group (5 persons)	3,310,502	22.87%

(1)
The percentage beneficially owned by each individual was calculated based on 14,466,719 shares of BOH common stock issued and outstanding as of February 12, 2026. For purposes of calculating each person’s percentage ownership, shares issuable pursuant to stock awards exercisable within 60 days from February 12, 2026 are included as outstanding and beneficially owned for that person, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2)	Includes 1,727,002 shares held individually by Mr. Stein, and 210,000 shares held by Mr. Stein’s IRA account.
(3)	Includes 141,000 shares held individually by Mr. McElray and 100,000 shares held by Mr. McElray’s IRA account.
(4)	Includes 36,000 shares held individually by Mr. Hamilton, 105,000 shares held jointly by Mr. Hamilton and his spouse, and 62,500 shares held by Mr. Hamilton’s IRA.
(5)
Includes 32,000 shares held individually by Mr. Santasiero, 20,000 shares held by the Gianna Santasiero Investment Trust, of which Mr. Santasiero serves as trustee, and 400,000 shares held by Terra Prima, Ltd. Mr. Santasiero has voting and dispositive power over the shares held by Terra Prima, Ltd.

(6)
Includes 32,000 shares held individually by Mr. Silvestri, 200,000 shares and warrants to purchase 10,000 shares held by Mr. Silvestri’s IRA account, 117,500 shares held by the Massimo Fabio Silvestri Irrevocable Trust, of which Mr. Silvestri serves as trustee, 117,500 shares and held by the Rocco Paolo Silvestri Irrevocable Trust, of which Mr. Silvestri serves as trustee.

In accordance with the voting agreement more fully described under “Ancillary Agreements to the Merger Agreement - Voting Agreement,” beginning on page 76, each director and executive officer of BOH and Bank of Houston who beneficially owns shares of BOH common stock has entered into a voting agreement with SPFI and BOH agreeing to, among other things, vote their shares of BOH common stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement. The form of voting agreement is attached as Exhibit B to the merger agreement. As of the record date, these executive officers and directors owned in the aggregate 3,686,685 shares of BOH common stock, or 25.5% of the issued and outstanding shares of BOH common stock.

DESCRIPTION OF CAPITAL STOCK OF SPFI
As a result of the merger, BOH shareholders who receive shares of SPFI common stock in the merger will become shareholders of SPFI. The rights of SPFI shareholders are governed by Texas law and the Certificate of Formation and the Bylaws of SPFI. The following briefly summarizes the material terms of SPFI common stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding SPFI’s capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the TBOC and the Amended and Restated Certificate of Formation and the Third Amended and Restated Bylaws of SPFI, which SPFI and BOH urge you to read. Copies of SPFI’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, as well as to obtain copies of BOH’s governing documents, see “Where You Can Find More Information” beginning on page 102.
Overview
SPFI is incorporated in the State of Texas. The rights of SPFI’s shareholders are generally governed by Texas law and SPFI’s Certificate of Formation and the Bylaws, as the same may be amended from time to time. The terms of SPFI’s capital stock are therefore subject to Texas law, including the TBOC, and the common and constitutional law of Texas.
SPFI’s Certificate of Formation authorizes SPFI to issue up to 30 million shares of common stock, par value $1.00 per share, and 1 million shares of preferred stock, par value $1.00 per share. The authorized but unissued shares of SPFI common stock are available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange.
Each share of SPFI common stock has the same rights, privileges and preferences as every other share of SPFI common stock, and there is no preemptive, conversion, redemption rights or sinking fund provisions applicable to the SPFI common stock. The designations and powers, preferences and rights and the qualifications, limitations or restrictions of the SPFI common stock are described below.
As of February 10, 2026, 16,301,423 shares of SPFI common stock were issued and outstanding and held by approximately 179 shareholders of record, and no shares of preferred stock were issued and outstanding. Also, as of February 10, 2026, there were 660,605 outstanding stock options and no warrants to purchase shares of SPFI common stock held by its employees, officers and directors. SPFI has also reserved the following additional shares for issuance in connection with share-based payment awards that may be granted under the SPFI 2019 Equity Incentive Plan (the “Plan”): (i) 3,253,842 shares authorized under the Plan; and (ii) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.
Description of Common Stock
Voting Rights. Holders of SPFI common stock are entitled to one (1) vote per share in the election of directors and on all other matters submitted to a vote of SPFI shareholders. Directors are elected by the affirmative vote of the holders of a majority of the shares of SPFI common stock entitled to vote in the election of directors and represented at a meeting of SPFI shareholders at which a quorum is present. SPFI shareholders are not entitled to cumulate their votes with respect to the election of directors.
No Preemptive Rights. The holders of SPFI common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by SPFI before such securities are offered to others. The absence of preemptive rights increases SPFI’s flexibility to issue additional shares of common stock in connection with acquisitions, employee benefit plans and for other purposes, without affording the holders of common stock a right to subscribe for their proportionate share of those additional securities. The holders of SPFI common stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.
Dividends. Subject to the rights of preferred stock SPFI may issue in the future, or any other class or series of stock having a preference as to dividends over the SPFI common stock, each share of SPFI common stock will participate equally in dividends, which are payable when and as declared by the SPFI board of directors. Further, the agreements pursuant to which SPFI borrows money and the regulations to which SPFI are subject as a bank holding company may limit SPFI’s ability to pay dividends or other distributions with respect to the SPFI common stock or to repurchase SPFI capital stock. The SPFI board of directors has the discretion to determine the amount of dividends to be paid.

Liquidation and Dissolution. Upon any liquidation, dissolution or winding up of SPFI, after the payment of all liabilities and of the liquidation preferences with respect to any issued and outstanding preferred shares, or any other class or series of stock having preference over the SPFI common stock, SPFI will distribute SPFI’s remaining assets to the holders of SPFI common stock on a pro rata basis.
Certain Certificate of Formation and Bylaws Provisions Potentially Having an Anti-takeover Effect
Certain provisions of SPFI’s Certificate of Formation and Bylaws could have the effect of delaying or deferring the removal of incumbent directors or delaying, deferring or discouraging another party from acquiring control of SPFI, even if such removal or acquisition would be viewed by SPFI shareholders to be in their best interests. These provisions, summarized below, are intended to encourage persons seeking to acquire control of SPFI to first negotiate with the SPFI board of directors. These provisions also serve to discourage hostile takeover practices and inadequate takeover bids. SPFI believes that these provisions are beneficial because the negotiation they encourage could result in improved terms of any unsolicited proposal.
Certain provisions of the TBOC found at Section 21.602 through Section 21.610 relating to business combinations with affiliates may have the effect of deterring hostile takeovers or delaying or preventing control or management of a company.
Limitation on Right to Call a Special Meeting of Shareholders. The Certificate of Formation provides that, except as otherwise required by the TBOC and subject to the Certificate of Formation or Bylaws, special meetings of SPFI shareholders may be called by the chairman of the SPFI board of directors or a majority of the SPFI board of directors, and shall be called by the chairman of the SPFI board of directors or the secretary of SPFI at the request in writing of SPFI shareholders owning not less than 25% of the issued and outstanding shares of SPFI entitled to vote at the meeting. In order for a special meeting to be called by the SPFI shareholders, a written request for a special meeting signed by the SPFI shareholders owning at least the requisite percent of shares entitled to vote at the meeting as of the date of the request must be delivered to the SPFI secretary at the principal executive offices of SPFI. The special meeting request must include certain information listed in the Bylaws, including, but not limited to, a statement of the business proposed to be acted on at the meeting, the signatures of each SPFI shareholder submitting the special meeting request, the name and address of each SPFI shareholder submitting the special meeting request and documentary evidence that the requesting SPFI shareholders own the requisite percent of shares as of the date of the special meeting request. A special meeting request shall not be valid if (1) the special meeting request relates to an item of business that is not a proper subject for shareholder action under, or that involves a violation of, applicable law or the Certificate of Formation, (2) the request relates to an item of business that is the same or substantially similar to an item presented at a meeting of SPFI shareholders occurring within ninety (90) days preceding the earliest date of the signature on the special meeting request, (3) the special meeting request is delivered during the period commencing ninety (90) days prior to the first anniversary of the preceding year’s SPFI annual meeting and ending on the date of the next annual meeting of SPFI shareholders; or (4) the special meeting request does not comply with the requirements of the Bylaws.
Shareholder Proposals. The Bylaws include specific procedures for SPFI shareholder proposals, including proposed nominations for directors, to be brought at SPFI shareholder meetings including that the SPFI shareholder must (1) hold the requisite number of shares of SPFI common stock of SPFI as determined in accordance with Rule 14a-8 (or any successor thereto) promulgated by the SEC under the Exchange Ac, (2) be a SPFI shareholder of record at the time of giving of notice of such meeting by the SPFI board of directors and at the time of the SPFI annual meeting, (3) be entitled to vote at such SPFI annual meeting, and (4) comply with the procedures set forth in the Bylaws as to such nomination or other business. Notice of a shareholder proposal notice must generally be delivered to the secretary of SPFI not earlier than 90 days nor more than 120 days prior to the SPFI shareholder meeting. The notice of the SPFI shareholder proposal must include certain information listed the Bylaws, including, but not limited to, the name and address of each SPFI shareholder making the proposal, the name and address of any nominee for director, the class and number of shares of the SPFI capital stock, any proxy used in connection with the proposal, a description of the business desired to be brought before the SPFI meeting, and a description of all agreement, arrangement and understanding between the SPFI shareholder proposing the business to be brought before the meeting and any other affiliates and associates with whom the requesting SPFI shareholder is acting in concert in connection with the proposal.

Action by Written Consent in Lieu of Meeting. The Certificate of Formation allows for any action required by the TBOC to be taken at any annual or special meeting of the SPFI shareholders to be taken without a meeting if a consent or consents in writing are signed by all of the holders of SPFI shares entitled to vote on the action were present and voted.
Classified Board of Directors. The Certificate of Formation provides that the SPFI board of directors be divided into three (3) classes, with the SPFI directors in each class serving a three-year term. The election of SPFI directors is staggered so that approximately one-third of the SPFI board of directors is elected at each SPFI annual meeting. SPFI directors are elected by the affirmative vote of the holders of a majority of the shares of SPFI common stock entitled to vote in the election of SPFI directors and represented at a meeting of SPFI shareholders at which a quorum is present.
Filling of Board Vacancies. Any vacancy occurring in the SPFI board of directors may be filled by a majority of the remaining SPFI directors then in office, though less than a quorum, except that any vacancy in the SPFI board of directors resulting from the removal of the director by the SPFI shareholders shall be filled only by the SPFI shareholders entitled to vote. A SPFI director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office and will hold office until such director’s successor has been elected and qualified or until such director’s earlier death, resignation or removal. However, pursuant to Section 21.410 of the TBOC, any vacancy in the SPFI board of directors to be filled because of an increase in the number of directors may be filled by the SPFI board of directors for a term of office continuing only until the next election of one or more directors by the SPFI shareholders. Furthermore, during a period between two successive annual meetings of shareholders, the SPFI board of directors may not fill more than two (2) vacancies created by an increase in the number of directors.
Removal of Directors. Pursuant to Section 21.409(d) of the TBOC, a director of a corporation with a classified board of directors may be removed only for cause. Furthermore, pursuant to Section 21.409(a) of the TBOC, the Bylaws provide for heightened voting thresholds necessary to remove a SPFI director from office. Accordingly, a SPFI director may be removed only for cause at a meeting called for the purpose of removing the director by the affirmative vote of the holders of outstanding SPFI shares representing at least two-thirds of the voting power of all SPFI shares entitled to vote for the election of such SPFI director.
Amendment of the Bylaws or Adoption of New Bylaws. SPFI’s Bylaws may be amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of the directors present at a meeting at which quorum is present, without approval of the SPFI shareholders. Accordingly, the SPFI board of directors could take action to amend SPFI’s Bylaws in a manner that could have the effect of delaying, deferring or discouraging another party from acquiring control of SPFI. SPFI shareholders may also amend or repeal SPFI’s Bylaws and adopt new bylaws by the affirmative vote of holders of two-thirds of the shares entitled to vote at a meeting of the SPFI shareholders, provided that notice of the proposed alteration, amendment or repeal is contained in the notice of that SPFI shareholders’ meeting.
Voting Provisions. SPFI’s Certificate of Formation does not provide for certain heightened voting thresholds needed to consummate a change in control transaction, such as a merger, the sale of substantially all of SPFI’s assets or other similar transaction. Accordingly, SPFI will not be able to consummate a change in control transaction or sell all or substantially all of SPFI’s assets without obtaining the affirmative vote of the holders of shares of SPFI capital stock having at least two-thirds of the voting power of all outstanding capital stock entitled to vote thereon.
Exclusive Forum; Waiver of Jury Trial. The Bylaws provide that (i) the Business Court in the Ninth Business Court Division of the State of Texas, or in the event that such court lacks jurisdiction to hear the action, United States District Court for the Northern District of Texas, Lubbock Division, or in the event that such court lacks jurisdiction to hear the action, the state District Court of the County of Lubbock, Texas, shall be the sole and exclusive forum for certain shareholder litigation matters, unless SPFI consents in writing to the selection of an alternative forum and (ii) the federal district court of the United States shall be the sole and exclusive forum for complains under the Securities Act or the Exchange Act. Although SPFI believes this provision benefits SPFI by providing increased consistency in the application of Texas law in the types of lawsuits to which it applies and in limiting SPFI litigation costs, the provision may have the effect of discouraging lawsuits against SPFI directors and officers and may limit the SPFI shareholders’ ability to obtain a favorable judicial forum for disputes with SPFI. However, it is possible that a court could rule that this provision is unenforceable or inapplicable to a particular dispute. SPFI believes that that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such provision in this context. Shareholders will not be deemed to have waived SPFI’s compliance with the federal securities laws and the rules and regulations thereunder. The Bylaws further provide that, unless SPFI consents in writing to a jury trial, SPFI and each shareholder, director and officer of SPFI irrevocably and unconditionally waive any right that SPFI or such person may have to a trial by jury in any legal action, proceeding, cause of action, counterclaim, cross-claim or third party claim arising out of or relating to any “internal entity claim” as defined in Section 2.115 of the TBOC.
Ownership Threshold for Derivative Proceedings. SPFI’s Bylaws provide that no SPFI shareholder or group of SPFI shareholders may institute or maintain a derivative proceeding brought on behalf of SPFI against any director or officer of SPFI in his or her official capacity unless such shareholder or group of shareholders, at the time the derivative proceeding is instituted, beneficially owns at least three percent (3%) of the outstanding SPFI shares of common stock.
Texas and Federal Banking Law. Under the TFC, an “acquisition of control” of a bank or bank holding company may not occur without the prior written approval of the Commissioner of the TDB, subject to certain exceptions outlined in TFC Section 33.002. For purposes of this law, the term “control” means the possession, directly or indirectly, of the power to control a bank or bank holding company, and the term “acquisition of control” means (1) the ownership of or ability to vote 25% of the outstanding shares of a class of voting securities, (2) the ability to control the election of a majority of the board, (3) the power to exercise a controlling influence over the management or policies of the company, and (4) the conditioning of the transfer of 25% or more of the outstanding shares of a class of voting securities of a company on the transfer of 25% or more of the outstanding shares of a class of voting securities of another company.
The BHC Act, generally prohibits any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of SPFI. For purposes of this law, “control” generally means ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of any class of SPFI voting securities. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as SPFI, after completion of the offering, could constitute acquisition of control of the bank holding company.
The foregoing provisions of Texas and federal law could make it more difficult for a third party to acquire a majority of SPFI’s outstanding voting stock, by discouraging a hostile bid, or delaying, preventing or deterring a merger, acquisition or tender offer in which SPFI shareholders could receive a premium for their shares, or effect a proxy contest for control of SPFI or other changes in SPFI’s management.

COMPARISON OF SHAREHOLDERS’ RIGHTS
If the merger is completed, BOH shareholders will be entitled to receive shares of SPFI common stock in exchange for their shares of BOH common stock. Upon completion of the merger, the Certificate of Formation and Bylaws of SPFI in effect immediately prior to the effective time of the merger will be the certificate of formation and bylaws of the combined company. Both SPFI and BOH are incorporated under the laws of the State of Texas. The following is a summary of the material rights of (i) holders of SPFI common stock under the TBOC and SPFI’s current governing documents and (ii) holders of BOH common stock under the TBOC and BOH’s current governing documents. This summary does not include a description of the additional Nasdaq corporate governance standards to which SPFI is subject.
The following summary is necessarily general, and does not purport to be a complete statement of the rights of SPFI shareholders and BOH shareholders under the TBOC and their respective governing documents, nor a complete statement of the differences affecting the rights of shareholders of SPFI and BOH, respectively. This summary is qualified in its entirety by reference to the TBOC and the governing documents of SPFI and BOH. Copies of SPFI’s governing documents have been filed with the SEC. Copies of the governing documents of BOH and SPFI are available, without charge, to any person, including any beneficial owner of BOH common stock to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 102.

	SPFI	BOH
Corporate Governance
The rights of SPFI shareholders are governed by the TBOC, the Amended Restated Certificate of Formation of SPFI (the “SPFI Certificate of Formation”) and the Third Amended and Restated Bylaws of SPFI (the “SPFI Bylaws”).

The rights of BOH shareholders are governed by the TBOC, the Certificate of Formation of BOH (which we refer to as the “BOH Certificate of Formation”) and the Amended and Restated Bylaws of BOH (which we refer to as the “BOH Bylaws”).

Authorized Capital Stock
The SPFI Certificate of Formation authorizes it to issue 30 million shares of common stock, par value $1.00 per share, and one million shares of preferred stock, par value $1.00 per share.

The SPFI Certificate of Formation authorize SPFI’s board of directors to amend the SPFI Certificate of Formation, without shareholder approval, to establish one or more classes of preferred stock and to fix the preferences, limitations and relative rights of the shares of any class of preferred stock and to establish, and fix variations in relative rights as between, series of any preferred class.

As of January 5, 2026, there were 16,301,423 shares of SPFI common stock issued and outstanding and no shares of preferred stock issued and outstanding.

The BOH Certificate of Formation authorizes the issuance of 50,000,000 shares of capital stock, divided into (a) 40,000,000 shares of common stock, par value $1.00 per share, and (b) 10,000,000 shares of preferred stock having no par value per share.

The BOH Certificate of Formation provides that shares of preferred stock may be issued from time to time in one or more classes or series, and authorizes the board of directors to fix the voting rights, designations, preferences, and relative rights and limitations of any such stock by resolution of the BOH board of directors.

As of January 28, 2026, there were 14,378,219 shares of BOH common stock issued and outstanding, and no shares of BOH preferred stock issued and outstanding.

Preemptive Rights	The SPFI Certificate of Formation provide that no holder of any class of capital stock of SPFI shall have any	The BOH Certificate of Formation provides that no holder of any class of the stock of BOH or any other person

	SPFI	BOH

preemptive or preferential right to purchase any share of any class of stock of SPFI, other than such right, if any, as the board of directors, in its sole discretion, may from time to time establish.

The SPFI board of directors has not established any such preemptive or preferential rights.

shall be entitled to any preemptive or preferential rights to purchase or subscribe for any shares of BOH stock, other than such rights, if any, as the BOH board of directors, at its discretion, may from time to time grant. The BOH board of directors has not established any such preemptive or preferential rights.

Voting Rights
Each holder of SPFI common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of any shares of preferred stock that SPFI may issue.

Each holder of BOH common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of the preferred stock, if any.

Cumulative Voting	The SPFI Certificate of Formation provide that shareholders shall not have cumulative voting in the election of directors.	The BOH Bylaws provides that cumulative voting in the election of directors is prohibited.
Restrictions on Transfers	Holders of SPFI common stock are not subject to any right of first refusal or other restrictions on transfer under the SPFI governing documents or the TBOC.	Holders of BOH common stock are not subject to any right of first refusal or other restrictions on transfer under the BOH governing documents or the TBOC.
Size of the Board of Directors
The SPFI Certificate of Formation and SPFI Bylaws provide for a board of directors consisting of not less than one nor more than 25 directors, with the exact number of directors being determined from time to time by the board of directors. The board of directors is to be divided into three classes as nearly equal in number as possible. The SPFI board of directors currently consists of six members.

The BOH Certificate of Formation and BOH Bylaws provide for a board of directors consisting of not less than one nor more than 25 directors. The BOH Bylaws provide that the exact number of directors shall be fixed from time-to-time by a majority of the directors then in office. The BOH board of directors currently consists of five members.

Term of Directors; Classified Board
Except with respect to director appointed to fill a vacancy on the board of directors, SPFI directors are elected for a three-year term and serve for a term ending on the third annual meeting of shareholders following the annual meeting of shareholders at which such director was elected, or until his or her earlier death, resignation or removal.

The BOH Bylaws provide directors shall be elected at the annual meeting of the shareholders. A director elected to fill a vacancy will be elected for the unexpired term of his or her predecessor in office. Each director, including a director appointed to fill a vacancy, holds office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

Election of Directors
SPFI’s directors are elected by the affirmative vote of the holders of a majority of the shares of SPFI common stock entitled to vote in the election of directors and represented in person or by proxy at a meeting of shareholders at
BOH’s directors are elected by a plurality of the votes actually cast by the holders of shares entitled to vote in the election of directors at each annual meeting of shareholders.

	SPFI	BOH
which a quorum is present.
Removal of Directors
The SPFI Certificate of Formation and SPFI Bylaws provide that the shareholders may remove or more directors at a meeting called for that purpose if notice has been given that a purpose of the meeting is such removal. Notwithstanding, directors may only be removed only for cause and only upon the affirmative vote of at least two-thirds of shares entitled to vote in for the election of such director.

The BOH Bylaws provide that a director may be removed from office, with or without cause, at any meeting of shareholders by vote of a majority of the outstanding shares then entitled to vote at an election of directors, if notice of the intention to act upon such matter shall have been given in the notice for the meeting.

Filling Vacancies on the Board of Directors
Any vacancy on the SPFI board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum, except that any vacancy resulting from the removal of a director by the shareholders can be filled only by the shareholders entitled to vote at a meeting called for that purpose. A director elected to fill a vacancy is elected for the unexpired term of his or her predecessor in office. Whenever the authorized number of directors is increased between by annual meetings of the shareholders, a majority of the directors then in office may designate the class of such new director(s) and elect such new director(s) for a balance of the term; provided that the board of directors may not fill more than two vacancies resulting from an increase in the number of directors.

In the event that a vacancy on the BOH board of directors occurs by reason of death, resignation, disqualification, removal or other reason, the vacancy may be filled by election at an annual or special meeting of the shareholders called for that purpose or by the affirmative vote of a majority of the remaining directors, even if less than a quorum of the board of directors.

A director elected to fill a vacancy by reason of an increase in the number of directors may be filled by the board of directors for a term of office to continue only until the next election of one or more directors by the shareholders; provided that the board of directors may not fill more than two such vacancies during the period between any two successive annual meetings of shareholders.

Amendments to Certificate of Formation
Generally, the SPFI Certificate of Formation may be amended by the board of directors as provided by the TBOC. The shareholders of SPFI may alter, amend or repeal the SPFI Certificate of Formation at any meeting of the shareholders at which a quorum is present, by the affirmative vote of two-thirds of the shares entitled to vote at such meeting.
The BOH Certificate of Formation may be amended in accordance with the TBOC.
Bylaw Amendments
The SPFI Certificate of Formation provides that the SPFI Bylaws may be altered, amended or repealed as provided by the TBOC. The shareholders of SPFI may alter, amend or repeal the SPFI Bylaws at any meeting of the shareholders at which a quorum is present, by the affirmative vote of two-thirds of the shares entitled to vote at such meeting (provided notice of the proposed alteration, amendment or repeal is contained in the

The BOH Bylaws the BOH Bylaws may be amended or repealed, new bylaws may be adopted, by the affirmative vote of a majority of the directors present at a meeting of the BOH board of directors or by unanimous written consent of all the directors, unless (i) the TBOC or BOH Certificate of Formation reserve such power exclusively to the shareholders of BOH, or (ii) the shareholders expressly provide that the BOH board of directors

	SPFI	BOH
	notice of the meeting).	may not amend or repeal a bylaw.
Mergers or Share Exchanges
Under the TBOC, unless the TBOC or the corporation’s certificate of formation provide otherwise, a merger, interest exchange, conversion, or sale of all or substantially all of an entity’s assets (each, a “fundamental business transaction”) involving a corporation must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote.

Unless required by the corporation’s, a plan of merger is not required to be approved by the corporation’s shareholders if: (1) the corporation will be the sole surviving corporation in the merger, (2) the corporation’s certificate of formation following the merger will not differ from the corporation’s certificate of formation prior to the merger, (3) immediately after the effective date of the merger, each shareholder of the corporation immediately before the effective date of the merger or share exchange will continue to hold the same number of shares, with identical preferences, limitations and relative rights, and (4) the transaction does not require the issuance of shares that will comprise more than 20% of the voting power of the shares of the corporation that were outstanding immediately prior to the transaction.

Neither the BOH Certificate of Formation nor the SPFI Certificate of Formation contain any voting requirements for mergers or share exchanges beyond those set forth in the TBOC.

Annual Meetings of the Shareholders
All annual meetings of SPFI shareholders will be held at the principal offices of SPFI in the City of Lubbock, State of Texas, or at such other place, within or without the State of Texas, as may be designated by the board of directors and stated in the notice of the meeting.

BOH holds an annual meeting of shareholders at a date, place and time designated from time to time by the board of directors, to elect the directors and transact such other business as may properly be brought before the meeting.

Special Meetings of the Shareholders
SPFI’s governing documents provide that special meetings of SPFI’s shareholders may be called by the chairman of the board, the board of directors, or by the holders of not less than 25% of all of the outstanding shares entitled to vote at the proposed meeting who deliver a written request to call a special meeting in accordance with the SPFI Bylaws. Business transacted at any special meeting must be confined to the purposes stated in the notice of meeting.

The BOH Bylaws provide that special meetings of the shareholders may be called by the chairman of the board of directors, the president, the board of directors, or by any three (3) or more shareholders owning not less than 50% of the outstanding shares entitled to vote at the proposed special meeting. Business transacted at all special meetings of the shareholders must be confined to the purposes stated in the notice of meeting.

Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals at Annual Meetings
The SPFI Bylaws contain procedures with which a shareholder must comply in order to nominate a director or make a proposal to be placed before the annual meeting of shareholders. In order to nominate a candidate or submit a proposal, the shareholder must submit a timely written notice in proper written form to the Secretary of SPFI. To be considered timely, a shareholder’s notice must be delivered to, or mailed and received by, the Secretary at the principal executive

The BOH Bylaws contain procedures with which a shareholder must comply in order to nominate a director or make a proposal to be placed before the annual meeting of shareholders. In order to nominate a person for election as a director or submit a proposal, the shareholder must give not more than 120 days and not less than 90 days in advance of the anniversary date of the immediately preceding annual meeting written notice to the secretary of BOH. In the event that the annual meeting is called

	SPFI	BOH

offices of SPFI, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding year’s annual meeting, unless the date of the annual meeting is called for a date that is not within 30 days before or after such anniversary date, in which case, the notice must be delivered not later than the close of business on the 10th day following the day on which the first public announcement of the date of the annual meeting was made. To be in proper written form, the shareholder’s notice must set forth in writing certain information regarding the proposed director nominee or the shareholder proposal as required by the SPFI Bylaws.

on a date that is not within 60 days before or after the anniversary date of the immediately preceding annual meeting, notice of a shareholder proposal or nomination must be made in writing and received by the Secretary of BOH within 10 days following the day on which notice of the annual meeting is first mailed to shareholders or public disclosure of the date of the annual meeting was made, whichever occurs first.

Any such written notice must provide the name and residence address of the shareholder and representation that the shareholder is a holder of BOH’s voting stock (indicating the class and number of shares owned) and an intent to appear in person or by proxy at the meeting to make the nomination or bring up the proposal.

For notice of a nomination for the election of a person as a director, the notice must contain a description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder must be provided as well as such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by the board of directors of BOH. Such notice of nomination must also be accompanied by the written consent of each nominee to serve as director of BOH if so elected.

For notice of a proposal, a description of the matter and any material interest of the shareholder in the matter must also be provided.

Notice of Shareholder Meetings
The SPFI Bylaw provide that SPFI must give written notice of the place, day and hour of each annual and special shareholders’ meeting not less than 10 days nor more than 60 days before the meeting date to each shareholder of record entitled to vote at the meeting. The notice

The BOH Bylaws provide that BOH must give written notice of the place, day, and hour of each shareholder meeting, and in the case of a special meeting, the purposes or purposes for which the meeting is called, no fewer than 10 days nor more than 60 days before the meeting date, to

	SPFI	BOH

of an annual meeting need not state the purpose of the meeting unless otherwise required by the SPFI Bylaws. The notice of a special meeting, however, must state the purpose for which the meeting is called.
each shareholder of record entitled to vote at the meeting.
Shareholder Action Without a Meeting
The SPFI Certificate of Formation provides that any action required by the TBOC to be taken or which may be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing setting forth the action so taken are signed by all of the holders of shares entitled to vote with respect to the subject matter thereof.

BOH’s Certificate of Formation provides that any action required by the TBOC to be taken at any annual or special meeting of shareholders, or any action taken at such meetings, may be taken without a meeting and without prior notice, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares representing not less than the minimum number of votes that would have been necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

Indemnification of Directors and Officers
Generally, under the TBOC, a corporation may indemnify a current or former director or officer against reasonable expenses and judgments incurred by the person if he acted in good faith and, with respect to actions in an official capacity, in a manner he reasonably believed to be in the best interests of the corporation, or, with respect to actions in an unofficial capacity, at least not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any indemnification of an officer or director found liable because the person improperly received a financial benefit to which he or she was not entitled, is limited to reasonable expenses actually incurred by the person in connection with the proceeding, subject to certain exceptions.

The SPFI Certificate of Formation provide for mandatory indemnification to the fullest extent allowed by Texas law for current directors of officers of SPFI, former officers or directors of SPFI, or any person who, while serving as a director or officer of SPFI, is or was serving as a representative of SPFI, at the request of SPFI, at another enterprise or

Under Texas law, a corporation must indemnify a director for his/her service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. Texas law also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Under Texas law, a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.

The BOH Certificate of Formation provides for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers

	SPFI	BOH

another organization or to an employee benefit plan; provided that SPFI will indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding was authorized by the board of directors. The SPFI Certificate of Formation further permits SPFI, by action of the board of directors, to provide indemnification to employees and agents of SPFI with the same scope and effect as the foregoing indemnification.

The SPFI Certificate of Formation provides that advancement of expenses by SPFI to a present director of officer who has satisfied the requirements of the TBOC will be mandatory rather than optional.

and all persons who are or were serving at the request of BOH as a director, officer, partner, manager, managing member, venturer, proprietor, trustee, employee, agent or similar functionary of another entity.

Limitation of Director Liability
The SPFI Certificate of Formation limits or eliminates the personal liability of SPFI’s directors to SPFI or its shareholders for monetary damages for an act or omission in their capacity as a director; provided that the SPFI Certificate of Formation does not authorize the elimination or limitation of liability of a director of SPFI to the extent he or she is found liable for: (a) a breach of a director’s duty of loyalty to SPFI or its shareholders; (b) an act or omission not in good faith that constitutes a breach of the duty of the director to SPFI or an act or omission that involves intentional mis-conduct or a knowing violation of the law; (c) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (d) an act or omission for which the liability of a director is expressly provided for by statute.

The SPFI Certificate of Formation further provides that if the TBOC or other applicable state law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or eliminating or limiting the personal liability of officers, the liability of a director or officer of SPFI shall be eliminated or limited to the
BOH’s Certificate of Formation eliminates the personal liability of BOH’s directors and officers for monetary damages, to the fullest extent permitted by the TBOC.

	SPFI	BOH
fullest extent permitted by the TBOC or such other applicable state law.
Dividends
Under the TBOC, SPFI is permitted to pay dividends or make other distributions unless (i) the distribution violates SPFI’s Certificate of Formation, or (ii) unless the distribution is made in compliance with Chapter 11, (a) SPFI would be insolvent after the distribution or (b) the distribution exceeds the distribution limit.

The SPFI Bylaws provide that the board of directors may declare dividends on SPFI’s outstanding shares in cash property or its own shares pursuant to state law and subject to the provisions of the SPFI Certificate of Formation.

Subject to certain regulatory restrictions discussed in or incorporated by reference into this proxy statement/prospectus and to the rights of holders of any preferred stock that SPFI may issue, all shares of SPFI common stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by the board of directors.

The BOH Bylaws provide that, subject to limitations imposed by the TBOC, distributions in the form of dividends and share dividends on the outstanding shares of BOH may be declared by the board of directors of BOH at any regular or special meeting.

Dissenters’ Rights
Under the TBOC, a shareholder of SPFI has the rights of dissent and appraisal with respect to a fundamental business transaction. However, under Texas law, a shareholder of SPFI may not dissent from a plan of merger or conversion in which there is a single surviving or new Texas entity, or from a plan of exchange, if (i) the shareholder is not required by the terms of the plan of merger, conversion, or exchange to accept for the shareholder’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner; and (ii) the shareholder is not required by the terms of the plan of merger, conversion, or exchange to accept for the shareholder’s ownership interest any consideration other than (A) ownership interests, or depository receipts in respect of ownership interests, that, immediately after the effective date of the merger, conversion, or exchange will be part of a class or series of

A summary of the dissenters’ rights available to shareholders of BOH under the TBOC can be found in the section of this proxy statement entitled “The Merger—Dissenters’ Rights.” A copy of the applicable provisions of the TBOC is attached hereto as Annex C. Neither the BOH Certificate of Formation nor the BOH Bylaws grant dissenters’ rights in addition to those provided by the TBOC.

SPFI	BOH

ownership interests, or depository receipts in respect of ownership interests, that are (1) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or (2) held of record by at least 2,000 owners; (B) cash instead of fractional ownership interests the shareholder would otherwise be entitled to receive; or (C) any combination of such ownership interests and cash.

Neither the SPFI Certificate of Formation nor the SPFI Bylaws grant dissenters’ rights in addition to those provided by the TBOC.

ACCOUNTING TREATMENT
The accounting principles applicable to the merger as described in FASB ASC 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.
The appropriate accounting treatment for the merger is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, SPFI (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a general discussion of the anticipated material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of BOH common stock that exchange their shares for the merger consideration. This discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, published judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, any U.S. federal estate, gift, alternative minimum tax, or Medicare contribution tax considerations, any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) or, except as expressly discussed below, any tax reporting requirements. Further, this discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, without limitation:
•	dealers or brokers in securities, commodities or currencies,
•	traders in securities that elect to apply a mark-to-market method of accounting,
•	banks and certain other financial institutions,
•	insurance companies,
•	mutual funds,
•	personal holding companies,
•	controlled foreign corporations, passive foreign investment companies, or a personal holding company,
•	tax-exempt organizations and entities, including pension plans,
•	individual retirement accounts, employee stock ownership plans, or other tax-deferred accounts,
•	partnerships, S corporations or other pass-through entities or investors in such entities,
•	a holder of BOH common stock who received BOH common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation for services,
•
persons subject to special tax accounting rules as a result of any item of gross income with respect to BOH common stock being taken into account in an “applicable financial statement” (as defined in the Code),

•	regulated investment companies,
•	real estate investment trusts,
•	former citizens or residents of the U.S.,
•	holders whose functional currency is not the U.S. dollar, or
•	holders who hold shares of BOH common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.
The discussion applies only to U.S. holders of shares of BOH common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of BOH common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the U.S., (2) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (3) a trust if  (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

Holders of BOH common stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the particular tax consequences of the merger to them under U.S. federal income tax laws and the tax laws of any applicable state, local or non-U.S. taxing jurisdiction.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds BOH common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds BOH common stock, and any partners in such partnership, should consult their own tax advisors regarding the tax consequences of the merger to them in light of their specific circumstances.
Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation. You should consult with your own tax advisor as to the specific tax consequences of the merger to you in light of your particular circumstances, including the applicability and effect of any state, local, foreign and other tax laws and of possible changes in applicable tax laws after the date of this proxy statement/prospectus.
Tax Consequences of the Merger Generally
The merger is intended to qualify as a “reorganization” under Section 368(a) of the Code for U.S. federal income tax purposes. In connection with the filing with the SEC of the registration statement of which this proxy statement/prospectus is a part, Hunton Andrews Kurth LLP, tax counsel to SPFI, has rendered its tax opinion to SPFI, and Fenimore Kay Harrison LLP, tax counsel to BOH, has rendered its tax opinion to BOH, in each case, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Copies of such tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement.
The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by SPFI and BOH of tax opinions from Hunton Andrews Kurth LLP and Fenimore Kay Harrison LLP, respectively, dated the closing date of the merger, concluding that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing tax opinions may be waived by both SPFI and BOH. Neither SPFI nor BOH currently intends to waive this condition to its obligation to consummate the merger. If either SPFI or BOH waives this condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to BOH shareholders have materially changed, SPFI and BOH will recirculate appropriate materials to resolicit the votes of BOH shareholders.
The opinions of Hunton Andrews Kurth LLP and Fenimore Kay Harrison LLP provided to SPFI and BOH, respectively, are and will be subject to customary qualifications and assumptions, including assumptions regarding the (i) absence of changes in existing facts and (ii) completion of the merger strictly in accordance with the merger agreement and the registration statement of which this proxy statement/prospectus forms a part. In rendering their legal opinions, Fenimore Kay Harrison LLP and Hunton Andrews Kurth LLP will rely on representations and covenants of SPFI and BOH, including those representations contained in certificates of officers of SPFI and BOH, reasonably satisfactory in form and substance to each such counsel, and will assume that such representations are true, correct and complete without any regard to any knowledge limitation and that such covenants will be complied with. If any of these assumptions or representations are or become inaccurate in any way, or any of the covenants are not complied with, the conclusions reached in the opinions could be adversely affected and the U.S. federal income tax consequences of the merger could be materially different from those described in this proxy statement/prospectus.
The opinions represent each counsel’s best legal judgment but have no binding effect on the IRS or any court, and no assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues. SPFI and BOH have not sought, and will not seek, any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below or described in the tax opinions. If the IRS were to successfully assert that the merger did not qualify as a “reorganization”, the U.S. federal income tax consequences of the merger would differ from those set forth in this proxy statement/prospectus. The merger would be treated as a taxable transaction for U.S. federal income tax purposes. In that case, the merger would be treated for U.S. federal income tax purposes as if BOH had transferred all of its assets and liabilities to SPFI in exchange for the merger consideration in a taxable asset sale and then liquidated in a taxable liquidation. Because each holder of BOH common stock is entitled to receive stock consideration, each such holder will be responsible for additional

U.S. federal income taxes related to the stock consideration received in the merger. Each such holder of BOH common stock would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of SPFI common stock received by such holder in the merger and (ii) such holder’s adjusted tax basis in the shares of BOH common stock exchanged therefor. You should consult your own tax advisor as to the specific tax consequences to you in light of your specific circumstances in the event the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
The following discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
U.S. Federal Income Tax Consequences to BOH and SPFI
With respect to the merger, each of BOH and SPFI will be considered a “party to a reorganization” within the meaning of Section 368(b) of the Code, and neither BOH nor SPFI will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.
U.S. Holders that Exchange BOH Common Stock Solely for SPFI Common Stock
Subject to the discussion below relating to the receipt of cash instead of a fractional share, a U.S. holder that exchanges BOH common stock solely for shares of SPFI common stock:
•	would generally not recognize any gain or loss on the exchange of shares of BOH common stock for shares of SPFI common stock in the merger.
•
would generally have an aggregate tax basis in the shares of SPFI common stock received in the merger (including any fractional share deemed received and exchanged for cash, as described below) equal to its aggregate tax basis in the shares of BOH common stock surrendered in exchange therefor; and

•	would generally have a holding period for the shares of SPFI common stock received in the merger that includes its holding period for its shares of BOH common stock surrendered in exchange therefor.
If you acquired different blocks of BOH common stock at different times or at different prices, the adjusted tax basis and holding period of each block of SPFI common stock you receive would be determined on a block-for-block basis depending on the adjusted tax basis and holding period of the blocks of BOH common stock surrendered in exchange therefor. U.S. holders should consult their own tax advisors regarding the manner in which shares of SPFI common stock should be allocated among different blocks of their BOH common stock surrendered in the merger.
Cash Instead of Fractional Shares
If a U.S. holder receives cash instead of a fractional share of SPFI common stock, the U.S. holder would generally be treated as having received such fractional share of SPFI common stock in the merger and then as having exchanged the fractional share of SPFI common stock for cash in redemption by SPFI, with the redemption generally qualifying as an “exchange” under Section 302 of the Code. As a result, except to the extent that the cash received is treated as a dividend as discussed below, the U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s aggregate tax basis allocable to the fractional share of SPFI common stock. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if, as of the effective time of the merger, the U.S. holder’s holding period for such fractional share (including the holding period of shares of BOH common stock surrendered therefor) exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
U.S. Holders Exercising Dissenters’ Rights
Upon the exercise of dissenters’ rights, a U.S. holder of BOH common stock would exchange all of its BOH common stock for cash. A U.S. holder that receives only cash in exchange for its BOH common stock would generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its BOH common stock. This gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for its shares of BOH common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. In some cases, if the U.S. holder owns shares of SPFI common stock actually or constructively after the merger, the cash received could be treated as a dividend, in which case such holder may recognize dividend income up to the amount of cash received. Because the possibility of dividend treatment depends upon each U.S. holder’s particular circumstances, including the application of constructive ownership rules, U.S. holders of BOH common stock are urged to consult their own tax advisors regarding the application of the foregoing rules to their particular circumstances.
Potential Dividend Treatment
In some cases, if a U.S. holder of BOH common stock actually or constructively owns shares of SPFI common stock (other than the SPFI common stock received as consideration in connection with the merger), the U.S. holder’s recognized gain, if any, could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the U.S. Holder’s ratable share of SPFI’s accumulated earnings and profits (as calculated for U.S. federal income tax purposes). The determination of whether a U.S. holder will recognize a capital gain or dividend income as a result of its exchange of BOH common stock in the merger is complex and must be determined on a shareholder-by-shareholder basis. Accordingly, each U.S. holder should consult his, her, or its own tax advisor as to the tax consequences of the merger, including such determination, in its particular circumstances.
Backup Withholding
Backup withholding at the applicable rate (currently 24%) may apply with respect to certain cash payments to a U.S. holder of BOH common stock unless the holder:
•
furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof that it is otherwise exempt from backup withholding.
Any amounts withheld under the backup withholding rules are not an additional tax and would generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the U.S. holder timely furnishes the required information to the IRS.
Certain Reporting Requirements
U.S. holders of BOH common stock who receive SPFI common stock as a result of the merger are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of BOH common stock exchanged, the number of shares of SPFI common stock received, the fair market value and tax basis of the shares of BOH common stock exchanged and the U.S. holder’s tax basis in the SPFI common stock received.
If a U.S. holder that receives SPFI common stock in the merger is considered a “significant holder,” such U.S. holder would be required (1) to file a statement with its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the BOH common stock surrendered by such U.S. holder in the merger (determined immediately before the merger), the names and employer identification numbers of BOH and SPFI and the date of the merger and (2) to retain permanent records of these facts relating to the merger. A “significant holder” is any BOH shareholder that, immediately before the merger, (1) owned at least 1% (by vote or value) of the outstanding shares of BOH common stock, or (2) owned BOH securities with a tax basis of $1.0 million or more.
THIS DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGER. IT IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE, AND DOES NOT CONSTITUTE, TAX ADVICE. HOLDERS OF BOH COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY OTHER U.S. FEDERAL TAX LAWS, OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY. HOLDERS OF BOH COMMON STOCK ARE ALSO URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE EFFECT OF POSSIBLE CHANGES IN ANY OF THOSE LAWS AFTER THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

LEGAL MATTERS
The validity of the SPFI common stock to be issued in the merger will be passed upon for SPFI by Hunton Andrews Kurth LLP, Dallas, Texas. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for SPFI by Hunton Andrews Kurth LLP, Dallas, Texas, and for BOH by Fenimore Kay Harrison LLP, Austin, Texas.

EXPERTS
The consolidated financial statements of South Plains Financial, Inc. as of December 31, 2024 and 2023 and for each of the years in the three-year period ended December 31, 2024, and the effectiveness of South Plains Financial, Inc.’s internal control over financial reporting as of December 31, 2024, have been audited by Forvis Mazars, LLP, independent registered public accounting firm, as set forth in their report thereon, included in South Plains Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024, and incorporated herein by reference. Such consolidated financial statements and management’s assessment of internal control (which is included in the Report of Management on Internal Control over Financial Reporting) have been incorporated herein by reference in reliance upon such report pertaining to such consolidated financial statements and the effectiveness of our internal control over financial reporting given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
SPFI has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of its common stock that BOH shareholders will be entitled to receive in connection with the merger. This proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional information about SPFI and SPFI common stock. The rules and regulations of the SEC allow SPFI to omit certain information included in the registration statement from this proxy statement/prospectus.
SPFI also files annual, quarterly and current reports, and other information with the SEC, which are available to the public free of charge at the SEC’s web site at www.sec.gov. SPFI’s SEC filings are also available free of charge at SPFI’s website at https://www.b1bank.com/shareholder-info. Information contained on SPFI’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.
The SEC allows SPFI to “incorporate by reference” into this proxy statement/prospectus certain information in documents filed by SPFI with the SEC, which means that SPFI can disclose important information to you by referring you to those documents without actually including the specific information in this proxy statement/prospectus. The information incorporated by reference is considered to be a part of this proxy statement/prospectus and should be read with the same care. You should not assume that the information in this proxy statement/prospectus is current as of any date other than the date of this proxy statement/prospectus or that any information incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). SPFI incorporates by reference into this proxy statement/prospectus the documents listed below (other than any portions thereof deemed furnished and not filed in accordance with SEC rules):
•	SPFI’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 7, 2025;
•
SPFI’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2025, filed with the SEC on May 6, 2025, June 30, 2025, filed with the SEC on August 5, 2025, and September 30, 2025, filed with the SEC on November 6, 2025;

•
the information specifically incorporated by reference into SPFI’s Annual Report on Form 10-K for the year ended December 31, 2024 from our Definitive Proxy Statement on Schedule 14A for the 2025 Annual Meeting, filed with the SEC on April 9, 2025;

•	SPFI’s Current Reports on Form 8-K, filed with the SEC on May 23, 2025, August 26, 2025, and December 1, 2025; and
•
the description of SPFI’s common stock included as Exhibit 4.4 to its Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 7, 2025, and any other amendment or report filed for the purposes of updating such description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference. All reports and other documents SPFI subsequently files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), between the date of this proxy statement/prospectus and the date of BOH’s special meeting of shareholders or the termination of this merger agreement, will also be incorporated by reference into this proxy statement/prospectus and deemed to be part of this proxy statement/prospectus from the date of the filing of such reports and documents. The most recent information that SPFI files with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this proxy statement/prospectus commencing on the date on which the document is filed.

You may obtain from SPFI a copy of any documents incorporated by reference into this proxy statement/prospectus without charge to you either from SPFI or from the SEC as described above. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from SPFI at the following address:
South Plains Financial, Inc.
5219 City Bank Parkway
Lubbock, Texas 79407
Attention: Corporate Secretary
Telephone: (806) 792-7101
If you request any incorporated documents from SPFI, then SPFI will mail them to you by first-class mail, or another equally prompt means, within one business day after SPFI receives your request.
BOH is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from BOH, please send a request in writing or by telephone to BOH at the following address:
BOH Holdings, Inc.
4400 Post Oak Parkway, Suite 2260
Houston, Texas 77027
Attention: Corporate Secretary
Telephone: (713) 497-1515
If you would like to request documents from either SPFI or BOH, please do so by March 13, 2026 in order to receive them before the BOH special meeting.
SPFI has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to SPFI, and BOH has supplied all information contained in this proxy statement/prospectus relating to BOH.
Neither SPFI nor BOH has authorized anyone to give any information or make any representation about the merger, the SPFI common stock to be received by BOH shareholders in the merger or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained herein speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A
AGREEMENT AND PLAN OF REORGANIZATION

by and between

SOUTH PLAINS FINANCIAL, INC.

and

BOH HOLDINGS, INC.

Dated as of December 1, 2025

A-i

A-ii

A-iii

EXHIBITS

Exhibit A – Form of Bank Merger Agreement
Exhibit B – Form of Voting Agreement
Exhibit C – Form of Director Support Agreement
Exhibit D – Form of Release by Director/Officer

A-iv

INDEX OF DEFINED TERMS
280G Shareholder Approval
40
280G Waiver
40
Acquisition Agreement
53
Acquisition Proposal
53
Acquisition Transaction
53
Actual Adjusted Shareholders’ Equity
53
Affiliate
53
Affiliated Group
53
Aggregate Cash Consideration
53
Aggregate Stock Consideration
53
Agreement
1
Allowance
13
Bank Merger
1
Bank Merger Agreement
1
Bank of Houston
1
Banking Laws
11
BHC Act
1
BOH
1
BOH Advisory Fees
24
BOH Annual Financial Statements
10
BOH Board Recommendation
30
BOH Contracts
17
BOH Disclosure Schedules
7
BOH Employee Plan
20
BOH Employees
42
BOH Equity Awards
8
BOH Expenses
53
BOH Financial Statements
10
BOH Indebtedness
41
BOH Loan Representatives
38
BOH Personal Property
14
BOH Real Property
14
BOH Regulatory Agreement
19
BOH Regulatory Approvals
9
BOH Restricted Stock Award
4
BOH Shareholder Approval
30
BOH Shareholder Meeting
30
BOH Stock
1
BOH Tax Representation Letter
46
BOH Warrants
4
BOLI
18
Borrower
54
Burdensome Condition
48
Business Day
54
Call Reports
10
Cancelled Shares
5
CECL
54
Certificate
5
Change in Recommendation
30
City Bank
1
City Bank Stock
25
Closing
47
Code
1
Commercially Reasonable Efforts
54
Confidentiality Agreement
46
Contracts to be Terminated
37
Controlled Group Liability
54
Director Support Agreements
1
Dissenting Share
5
Effective Time
47
Employee Benefit Plan
54
Environmental Inspections
39
Environmental Laws
54
ERISA
55
ERISA Affiliates
55
Exchange Act
23
Exchange Agent
5
Exchange Agent Agreement
5
Exchange Fund
5
Exchange Ratio
3
Exchange Ratio Reduction Amount
55
FDIC
3
Federal Reserve Board
3
Final Closing Statement
47
FKH
46
Fractional Share Cash Consideration
3
Governmental Body
55
Hazardous Materials
55
Hunton
46
Indemnified Party
44
Initial Closing Statement
47
IRS
7
knowledge
55
Letter of Transmittal
5
Liability
55
Loan
12
Loans
12
Material Adverse Effect
55
Merger
1
Merger Consideration
56
Minimum Adjusted Shareholders’ Equity
56
Multiemployer Plans
21
Nasdaq
3
Notice Date
30
Order
56
Organizational Documents
56
Per Share Merger Consideration
3
Per Share Merger Consideration Value
56
Person
56
Pool
13
A-v

PPP
13
Pre-Closing Tax Period
56
Proceeding
56
Proxy Statement
41
Registration Statement
26
Regulatory Approvals
25
Release
1
Required Consents
10
SBA
13
SEC
3
Secondary Investigation
39
Securities Act
23
Securities Portfolio
12
Security Interest
56
Shareholders’ Equity Shortfall
56
SPFI
1
SPFI Common Stock
3
SPFI Disclosure Schedules
24
SPFI Employee Plan
29
SPFI Financial Statements
26
SPFI Regulatory Approvals
25
SPFI SEC Reports
24
SPFI Share Closing Price
3
SPFI Tax Representation Letter
46
Straddle Period
56
Subsidiaries
56
Subsidiary
56
Superior Proposal
57
Systems
23
Tail Policy
37
Tax
57
Tax Return
57
Taxes
57
TBOC
2
TDB
3
Termination Fee
49
Treasury Regulations
57
Union
57
Unresolved Response Action
39
Voting Agreement
1
Waived 280G Benefits
40
WARN Act
57
Warrants Cash Consideration
4
Watch List
13
A-vi

AGREEMENT AND PLAN OF REORGANIZATION
This Agreement and Plan of Reorganization (“Agreement”) dated as of December 1, 2025, is by and between South Plains Financial, Inc. (“SPFI”), a Texas corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and BOH Holdings, Inc. (“BOH”), a Texas corporation and bank holding company registered under the BHC Act.
RECITALS
WHEREAS, the respective boards of directors of SPFI and BOH believe that the merger of BOH with and into SPFI, with SPFI continuing as the surviving entity (the “Merger”), in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are advisable and in the best interests of their respective companies and shareholders;
WHEREAS, immediately following the Merger, and pursuant to a separate agreement and plan of merger in the form attached hereto as Exhibit A (the “Bank Merger Agreement”), City Bank, a Texas state-chartered bank and wholly-owned subsidiary of SPFI (“City Bank”), and Bank of Houston, a Texas state-chartered bank and wholly-owned subsidiary of BOH (“Bank of Houston”), shall be combined through merger, with City Bank continuing as the surviving entity (the “Bank Merger”);
WHEREAS, for federal income tax purposes (and applicable state and local tax purposes), (i) the parties intend that each of the Merger and the Bank Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any comparable provision of state law), and the Treasury Regulations promulgated thereunder, and (ii) this Agreement is intended to be and hereby is adopted as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law);
WHEREAS, the respective boards of directors of SPFI and BOH have approved this Agreement and the transactions proposed herein on the terms and conditions set forth in this Agreement; and
WHEREAS, as a condition and inducement to SPFI’s willingness to enter into this Agreement, (i) each member of the boards of directors and each executive officer of BOH and Bank of Houston has entered into an agreement, in the form attached hereto as Exhibit B, dated as of the date of this Agreement, pursuant to which he or she agrees to vote the issued and outstanding shares of common stock, par value $1.00 per share, of BOH (“BOH Stock”) beneficially owned by such person in favor of this Agreement and the transactions contemplated hereby (the “Voting Agreement”), (ii) each non-employee director of BOH or Bank of Houston has also entered into a support agreement in the form attached hereto as Exhibit C (collectively, the “Director Support Agreements”), and (iii) each of the directors and executive officers of BOH and Bank of Houston has executed an instrument releasing SPFI and its Subsidiaries (as defined herein) from any and all claims of such persons (except to certain matters described therein) in the form attached hereto as Exhibit D (each, a “Release”).

AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.
ARTICLE I.
THE MERGER
Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined herein), BOH shall be merged with and into SPFI, with SPFI continuing as the surviving corporation (which, as the surviving corporation, is hereinafter referred to as “Surviving Corporation” whenever reference is made to it at or after the Effective Time) pursuant to, and with the effects provided for in, the applicable provisions of the Texas Business Organizations Code (“TBOC”).
Section 1.2 Organizational Documents and Facilities of Surviving Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Organizational Documents (as defined herein) of Surviving Corporation shall be the Organizational Documents of SPFI as in effect at the Effective Time. Unless and until changed by the board of directors of Surviving Corporation, the main office of Surviving Corporation shall be the main office of SPFI as of the Effective Time. The established offices and facilities of BOH immediately prior to the Effective Time shall become established offices and facilities of Surviving Corporation. Until thereafter changed in accordance with applicable law or the Organizational Documents of Surviving Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of BOH and SPFI and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid, lawful, and effective immediately prior to the Effective Time, shall be taken for all purposes as the corporate acts, plans, policies, contracts, approvals and authorizations of Surviving Corporation and shall be as effective and binding thereon as the same were with respect to BOH and SPFI, respectively, as of the Effective Time.
Section 1.3 Board of Directors and Executive Officers of Surviving Corporation. Subject to Section 6.10, at the Effective Time and until thereafter changed in accordance with applicable law and the Organizational Documents of Surviving Corporation, the members of the board of directors of SPFI at the Effective Time shall be the members of the board of directors of Surviving Corporation. At the Effective Time and until thereafter changed in accordance with applicable law and the Organizational Documents of Surviving Corporation, the executive officers of SPFI immediately prior to the Effective Time shall be the executive officers of Surviving Corporation.
Section 1.4 Effect of Merger. At the Effective Time, the corporate existence of BOH and SPFI shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Surviving Corporation, and Surviving Corporation shall be deemed to be a continuation in entity and identity of BOH and SPFI. All rights, title and interests of BOH and SPFI, respectively, in and to any type of property and choses in action shall be transferred to and vested in Surviving Corporation by virtue of the Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in the applicable provisions of the TBOC.
Section 1.5 Liabilities of Surviving Corporation. At the Effective Time, Surviving Corporation shall be liable for all Liabilities (as defined herein) of BOH and SPFI. All Liabilities and obligations of BOH and of SPFI, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of BOH or SPFI, as the case may be, shall be those of Surviving Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either BOH or SPFI shall be preserved unimpaired subsequent to the Merger.
Section 1.6 Bank Merger. Immediately after entering into this Agreement, City Bank and Bank of Houston shall enter into the Bank Merger Agreement. In the Bank Merger, Bank of Houston shall be merged with and into City Bank immediately following the Merger, with City Bank continuing as the surviving entity and succeeding to and assuming all rights and obligations of Bank of Houston in accordance with the applicable laws of the State of Texas. Following the Bank Merger, the separate corporate existence of Bank of Houston shall cease. At the request of SPFI, BOH shall cause Bank of Houston to execute such articles or certificate of merger and such other documents and certificates as are necessary to make the Bank Merger effective immediately following the Effective Time of the Merger.

Section 1.7 Approvals and Notices. This Agreement shall be submitted to the shareholders of BOH in accordance with the terms of this Agreement, the applicable provisions of law and the Organizational Documents of BOH. BOH and SPFI shall proceed with Commercially Reasonable Efforts (as defined herein) and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including the preparation and submission of all necessary filings, requests for waivers, notices and certificates with the U.S. Securities and Exchange Commission (the “SEC”), the Nasdaq Global Select Market (“Nasdaq”), the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Texas Department of Banking (the “TDB”), and the Federal Deposit Insurance Corporation (the “FDIC”).
Section 1.8 Tax Consequences. It is intended by the parties hereto that each of the Merger and the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state law), and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes. This Agreement shall be interpreted consistent with that intent. Each party hereto shall cause all Tax Returns to be prepared and filed on the basis of treating each of the Merger and the Bank Merger as a reorganization within the meaning of Section 368(a) of the Code and shall not (or permit any of its Affiliates (as defined herein) to) take any position inconsistent therewith in any Tax filing or Proceeding (as defined herein), except as otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).
Section 1.9 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, SPFI may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (a) there are no material adverse Tax consequences to BOH and its Subsidiaries or the shareholders of BOH as a result of such modification, (b) the consideration to be paid to holders of BOH Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (c) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.
ARTICLE II.
CONSIDERATION AND EXCHANGE PROCEDURES
Section 2.1 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of BOH, SPFI or the holders of any of the following securities:
(a) Each share of common stock, par value $1.00 per share, of SPFI (“SPFI Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
(b) Each share of BOH Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and Dissenting Shares (as such terms are defined herein)) shall be converted into the right to receive, without interest, the Per Share Merger Consideration. “Per Share Merger Consideration” means:
(i) 0.1925 shares of validly issued, fully paid and nonassessable shares of SPFI Common Stock (subject to adjustment pursuant to Section 2.1(d), the “Exchange Ratio”); and
(ii) in lieu of the issuance of any fractional share of SPFI Common Stock, an amount in cash (rounded to the nearest cent) determined by multiplying (A) the volume weighted average of the closing price per share of SPFI Common Stock on the Nasdaq for the consecutive period of twenty (20) full trading days ending on the third (3rd) Business Day immediately preceding the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually agreed upon by SPFI and BOH) (the “SPFI Share Closing Price”) by (B) the fraction of a share (after taking into account all shares of BOH Stock held by such holder immediately prior to the Effective Time and rounded to the nearest ten thousandth when expressed in decimal form) of SPFI Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.1(b)(i) (the product of (A) and (B) being the “Fractional Share Cash Consideration”).

(c) Treatment of BOH Equity Awards.
(i) BOH Warrants. At the Effective Time, each warrant to acquire shares of BOH Stock issued, outstanding and unexercised immediately prior to the Effective Time (the “BOH Warrants”) shall cease to represent a right to acquire shares of BOH Stock and shall be converted into the right to receive cash consideration from SPFI equal to the excess (if any) of the Per Share Merger Consideration Value (as defined herein) over the exercise price per share of each of the BOH Warrants calculated immediately prior to the Effective Time, subject to any applicable withholdings (the aggregate consideration resulting from such calculation, referred to herein as the “Warrants Cash Consideration”). If the Per Share Merger Consideration Value is less than or equal to the exercise price per share of the applicable BOH Warrant, then the applicable BOH Warrant shall be cancelled with no payment due in respect thereof. As of the Effective Time, all BOH Warrants shall automatically cease to exist and each holder of a BOH Warrant shall cease to have any rights with respect thereto, except the right to receive the holder’s portion of the Warrants Cash Consideration.
(ii) BOH Restricted Stock Awards. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each restricted stock award in respect of shares of BOH Stock granted by BOH that is issued and outstanding immediately prior to the Effective Time (a “BOH Restricted Stock Award”) shall be fully vested (to the extent unvested) and be converted into the right to receive the Per Share Merger Consideration. As of the Effective Time, all BOH Restricted Stock Awards shall automatically cease to exist and each holder of a BOH Restricted Stock Award shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration.
(iii) BOH Stock Appreciation Rights. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each stock appreciation right award granted by BOH that is issued, outstanding and unexercised immediately prior to the Effective Time (the “BOH SARs”) shall be fully vested (to the extent unvested) and converted into the right to receive cash consideration from SPFI equal to the excess (if any) of the Per Share Merger Consideration Value (as defined herein) over the exercise price per share of each of the BOH SARs calculated immediately prior to the Effective Time, subject to any applicable withholdings (the aggregate consideration resulting from such calculation, referred to herein as the “SARs Cash Consideration”). If the Per Share Merger Consideration Value is less than or equal to the exercise price per share of the applicable BOH SAR, then the applicable BOH SAR shall be cancelled with no payment due in respect thereof. As of the Effective Time, all BOH SARs shall automatically cease to exist and each holder of a BOH SAR shall cease to have any rights with respect thereto, except the right to receive the holder’s portion of the SARs Cash Consideration.
(iv) The Warrants Cash Consideration and the SARs Cash Consideration (each, a “Cancellation Payment”) shall be paid in cash within ten (10) Business Days after the Closing Date, shall be made without interest and shall be less applicable tax withholdings; provided, that, prior to the Effective Time the holder of the underlying BOH Warrant or BOH SAR has delivered to SPFI a cancellation agreement (a “Cancellation Agreement”), in a form reasonably satisfactory to SPFI, acknowledging such holder’s right to the applicable Cancellation Payment and releasing any claims such holder may have with respect to cancellation and conversion of each such BOH Warrant or BOH SAR, as the case may be, plus the surrender of the original warrant agreement evidencing such unexercised BOH Warrant or the original stock appreciation right award agreement evidencing such unexercised BOH SAR. BOH shall use Commercially Reasonable Efforts to obtain an executed Cancellation Agreement from each such holder of BOH Warrants and BOH SARs prior to the Effective Time. In the event a holder has not delivered a Cancellation Agreement prior to the Effective Time, the Cancellation Payment shall be payable as soon as administratively practicable following delivery of the Cancellation Agreement by the holder, provided that the Cancellation Payment shall be made no later than the last day of the calendar year during with the Effective Time occurs.
(v) At or prior to the Effective Time, BOH and the board of directors of BOH shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section, and cause any actions to be taken, that are necessary or, in the reasonable determination of SPFI, advisable to effectuate the provisions of this Section 2.1(c).

(d) As of the last day of the calendar month immediately preceding the Effective Time, if the Actual Adjusted Shareholders’ Equity (as defined herein) is less than the Minimum Adjusted Shareholders’ Equity (as defined herein), then the Exchange Ratio shall be reduced by the Exchange Ratio Reduction Amount (as defined herein), and such adjusted ratio shall be referred to herein as the Exchange Ratio thereafter.
(e) All shares of BOH Stock issued and outstanding immediately prior to the Effective Time that are owned directly by SPFI, BOH or Bank of Houston (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by such parties in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration (as defined herein) or other consideration shall be delivered in exchange therefor (such cancelled shares, “Cancelled Shares”).
Section 2.2 Anti-Dilutive Adjustment. If the number of shares of SPFI Common Stock or BOH Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, reclassification, or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of BOH Stock the same economic effect as contemplated by this Agreement prior to such event.
Section 2.3 Dissenting Shares. Each share of BOH Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of nor consented in writing to the approval of the Merger and who has properly perfected his or her dissenter’s rights of appraisal by following the exact procedure required by Title 1, Chapter 10, Subchapter H of the TBOC, is referred to herein as a “Dissenting Share.” Notwithstanding any provision of this Agreement to the contrary, each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and each holder of Dissenting Shares shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBOC. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him or her in accordance with the applicable provisions of the TBOC; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBOC. If any holder of any Dissenting Shares shall effectively withdraw or lose his or her dissenter’s rights of appraisal under the applicable provisions of the TBOC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for only the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.
Section 2.4 Deposit of Merger Consideration. At or before the Effective Time, SPFI shall deposit with or make available to the Exchange Agent (as defined herein) for exchange in accordance with Section 2.5: (a) evidence of shares in book entry form representing the number of shares of SPFI Common Stock sufficient to deliver the Aggregate Stock Consideration and (b) immediately available funds equal to the Aggregate Cash Consideration (together with, to the extent then determinable, any cash payable to holders of Dissenting Shares pursuant to Section 2.3) (collectively, the “Exchange Fund”), and SPFI shall instruct the Exchange Agent to timely deliver the Merger Consideration.
Section 2.5 Delivery of Merger Consideration.
(a) Within ten (10) Business Days (as defined herein) after the Effective Time and subject to the receipt by Broadridge Corporate Issuer Solutions, LLC (the “Exchange Agent”) of a list of BOH shareholders in a format that is acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of record immediately prior to the Effective Time of certificates (other than with respect to Cancelled Shares and Dissenting Shares) representing shares of BOH Stock (each, a “Certificate,” it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of BOH Stock), (i) a letter of transmittal (the “Letter of Transmittal”) which (A) shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate) to the Exchange Agent and (B) shall otherwise be substantially in such form and have such other provisions as shall be prescribed by the agreement between the Exchange Agent and SPFI (the “Exchange Agent Agreement”) and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to Section 2.5(c).

(b) Within five (5) calendar days after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, such holder of BOH Stock will be entitled to receive the Per Share Merger Consideration to be issued or paid in consideration therefor in respect of the shares of BOH Stock represented by such holder’s Certificate or Certificates. Until so surrendered, each Certificate (other than Certificates representing Cancelled Shares, which shall be treated as provided in Section 2.1(c), and Dissenting Shares, which shall be treated as provided in Section 2.3) shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Per Share Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 2.5, and any dividends or distributions to which such holder is entitled pursuant to this Section 2.5. For shares of BOH Stock held in book entry form, SPFI shall establish procedures, if necessary, for delivery which shall be reasonably acceptable to BOH. For the avoidance of doubt, any holder of shares of BOH Stock held in book entry form shall not be required to deliver an executed Letter of Transmittal to receive the Merger Consideration with respect to such shares held in book-entry form.
(c) No dividends or other distributions with respect to SPFI Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SPFI Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 2.5. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Section 2.5, the record holder thereof shall be entitled to receive, without interest, the amount of dividends or other distributions payable with respect to shares of SPFI Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date).
(d) In the event of a transfer of ownership of a Certificate representing BOH Stock prior to the Effective Time that is not registered in the stock transfer records of BOH, the Per Share Merger Consideration to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such BOH Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined herein) required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of SPFI and the Exchange Agent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) six (6) months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, SPFI) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration otherwise payable pursuant to this Agreement to any holder of BOH Stock such amounts as the Exchange Agent or SPFI, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or SPFI, as the case may be, and timely paid over to the appropriate Governmental Body (as defined herein), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of BOH Stock in respect of whom such deduction and withholding was made by the Exchange Agent or SPFI, as the case may be.
(e) After the Effective Time, there shall be no transfers on the stock transfer books of BOH of the shares of BOH Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of BOH Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to SPFI, they shall be promptly presented to the Exchange Agent for exchange as provided in this Section 2.5, and shall be cancelled and exchanged for the Per Share Merger Consideration to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 2.5.
(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of SPFI Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to SPFI Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of SPFI.
(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of BOH at the expiration of six (6) months after the Effective Time shall be paid to SPFI. In such event, any former shareholders of BOH who have not theretofore complied with the exchange procedures in this Section 2.5 shall thereafter look only to SPFI with respect to the Merger Consideration and any unpaid dividends and distributions on the SPFI Common Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of SPFI, BOH, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of BOH Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by SPFI or the Exchange Agent, the posting by such person of a bond in such amount as SPFI or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, SPFI or the Exchange Agent, as the case may be, shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration allocable to such Certificate deliverable in respect thereof pursuant to this Agreement.
Section 2.6 Tax Adjustment. Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code, if the value of the Aggregate Stock Consideration based upon the closing price of the SPFI Common Stock as reported on Nasdaq on the trading day immediately preceding the Closing Date would be less than forty percent (40%) of the sum of (i) the Aggregate Cash Consideration, (ii) the Aggregate Stock Consideration, and (iii) any other amounts that would be considered “boot” received by the BOH shareholders for purposes of Section 368(a) of the Code, then the Exchange Ratio will be increased with a corresponding decrease to the Aggregate Cash Consideration so that the Aggregate Stock Consideration is equal to forty percent (40%) of the sum of (i) the Aggregate Stock Consideration, (ii) the Aggregate Cash Consideration, and (iii) any other amounts that would be considered “boot” received by the BOH shareholders for purposes of Section 368(a) of the Code, without changing the aggregate value of the Merger Consideration under Section 2.1(b).
Section 2.7 Withholding. SPFI and the Exchange Agent, as applicable, will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement (including any Aggregate Cash Consideration) to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law, and to collect any necessary Tax forms, including the Internal Revenue Service (“IRS”) Forms W-8 or W-9, as applicable, or any similar information, from a shareholder and any other recipients of payments hereunder. If SPFI or the Exchange Agent intends to deduct or withhold any Taxes as required by law from any payment made to any holder of BOH Stock in connection with the transactions contemplated hereunder, SPFI or the Exchange Agent, as applicable, shall provide at least three (3) Business Days advance notice of its intent to withhold such amounts and use commercially reasonable efforts to cooperate with such holder of BOH Stock to mitigate, reduce or eliminate such deduction or withholding. In the event that any amount is so deducted and withheld, such amount will be treated for all purposes of this Agreement as having been paid to the person to whom the payment from which such amount was withheld was made.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF BOH
BOH represents and warrants to SPFI as set forth below. On the date of this Agreement, BOH delivered to SPFI schedules (the “BOH Disclosure Schedules”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision hereof, (b) as an exception to one or more representations and warranties contained in this Article III or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the BOH Disclosure Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement.
Section 3.1 Organization.
(a) BOH is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. Bank of Houston is a Texas state-chartered bank duly formed, validly existing and in good standing under the laws of the State of Texas. Other than Bank of Houston, BOH has no other Subsidiaries (as defined herein).
(b) BOH and each of its Subsidiaries has requisite power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their respective properties, to engage in the business and activities now conducted by each of them, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect (as defined herein) with respect to BOH and each of its Subsidiaries. To BOH’s knowledge (as defined herein), no suspension or cancellation of any such necessary license, registration, qualification, franchise, permit or authorization is threatened.
(c) Bank of Houston is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate Loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB, and is an insured depository institution as defined in the Federal Deposit Insurance Act.
(d) True and complete copies of the Organizational Documents of BOH and each Subsidiary, each as amended to date, have been delivered or made available to SPFI.
(e) Section 3.1(e) of the BOH Disclosure Schedules lists each of the Subsidiaries of BOH and any other Person in which BOH or any of its Subsidiaries own, or have the right to acquire, any ownership interest. Except as set forth in Section 3.1(e) of the BOH Disclosure Schedules, neither BOH nor any of its Subsidiaries (i) has any Subsidiaries or Affiliates (as defined herein), (ii) is a general partner or owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity or (iii) knows of any arrangement pursuant to which the capital stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of BOH.
(f) The deposit accounts of Bank of Houston are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date of this Agreement required in connection therewith have been paid by Bank of Houston.
Section 3.2 Capitalization.
(a) The authorized capital stock of BOH consists of (i) 40,000,000 shares of BOH Stock, 14,334,219 of which are issued and outstanding (including 115,775 shares that are outstanding pursuant to unvested BOH Restricted Stock Awards) and 610,833 of which are held in treasury as of the date hereof, and (ii) 10,000,000 shares of preferred stock, no par value, none of which are issued and outstanding as of the date hereof. As of the date hereof, there were 301,860 BOH Warrants issued, outstanding and unexercised, and 90,000 BOH SARs issued, outstanding and unexercised. The authorized capital stock of Bank of Houston consists of 20,000 shares of common stock, par value $10.00 per share. All of the issued and outstanding shares of BOH Stock are validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state securities laws.
(b) BOH owns, either directly or indirectly, all of the issued and outstanding capital stock and other securities of its Subsidiaries. The outstanding capital stock and other securities of BOH’s Subsidiaries have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state securities laws and are, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable, and (ii) except as set forth on Section 3.2(b) of the BOH Disclosure Schedules, free and clear of any liens, claims, security interests and encumbrances of any kind. There are no irrevocable proxies with respect to shares of the Subsidiaries and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock of the Subsidiaries to any Person.
(c) Section 3.2(c) of the BOH Disclosure Schedules sets forth a true, correct and complete list of all BOH Warrants, BOH Restricted Stock Awards, and the BOH SARs (collectively, the “BOH Equity Awards”) outstanding as of the date hereof specifying, on a holder-by-holder basis, as applicable, (A) the name of each holder, (B) the type of BOH Equity Award and number of shares subject to each such BOH Equity Award, (C) the grant date of each such BOH Equity Award, (D) the vesting schedule for each BOH Equity Award, as applicable, (E) the BOH benefit plan under which such BOH Equity Award was granted, (F) the exercise price for each such BOH Equity Award, as applicable and (G) the expiration date for each such BOH Equity Award, as applicable. Except for the BOH Equity Awards and as set forth in Section 3.2(c) of the BOH Disclosure Schedules, there are no existing options, stock appreciation rights, stock appreciation units, warrants, calls, convertible securities or commitments of any kind obligating BOH to issue any authorized and unissued BOH Stock. No options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which BOH is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of BOH or any of BOH’s Subsidiaries or obligating BOH or any of BOH’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, BOH or any of BOH’s Subsidiaries.
(d) Except as set forth in Section 3.2(d) of the BOH Disclosure Schedules, BOH does not have any outstanding commitment or obligation, contingent or otherwise, of BOH or any of its Subsidiaries to repurchase, reacquire or redeem any BOH Stock or other BOH securities or to provide funds to or make any investment (in the form of a Loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except as set forth in Section 3.2(d) of the BOH Disclosure Schedules, to the knowledge of BOH, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting BOH Stock.
(e) BOH does not have a past practice of paying dividends nor does it pay dividends on BOH Stock in the Ordinary Course of Business.
Section 3.3 Authority; Approvals.
(a) BOH has the requisite corporate power and authority to execute and deliver this Agreement and any related documents to which it is a party and, subject to receipt of the BOH Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by BOH and, assuming the due authorization, execution and delivery hereof by SPFI, is a duly authorized, valid, legally binding agreement of BOH, enforceable against BOH in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.
(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of BOH. The board of directors of BOH has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of BOH and its shareholders, (ii) directed that this Agreement be submitted to BOH’s shareholders for approval and adoption and (iii) resolved to recommend to BOH’s shareholders that they approve this Agreement and the transactions contemplated by this Agreement. Except for the BOH Shareholder Approval (as defined herein), no further corporate proceedings on the part of BOH are necessary for BOH to execute and deliver this Agreement or the related documents to which it is a party and to consummate the transactions contemplated hereby or thereby.
(c) Section 3.3(c) of the BOH Disclosure Schedules lists all consents, approvals, authorizations, applications, filings, notices, registrations and qualifications of any Governmental Body (as defined herein) that are required to be made or obtained by BOH or any of its Subsidiaries in connection with or for the consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger, and any filings by BOH with the SEC or the TDB or under the TBOC or any other applicable law with respect to the change in control of BOH and Bank of Houston or SPFI’s or City Bank’s acquisition of BOH and Bank of Houston (collectively, the “BOH Regulatory Approvals”). Other than federal and state securities laws and the BOH Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Body or with any other Person are necessary in connection with the execution and delivery by (i) BOH of this Agreement (and the related documents to which it is a party or the consummation by BOH of the transactions contemplated hereby or thereby), or (ii) Bank of Houston of the Bank Merger Agreement (and the related documents to which it is a party or the consummation by BOH of the transactions contemplated hereby or thereby).
Section 3.4 No Conflicts; Consents.
(a) Neither the execution and delivery by BOH of this Agreement and the related documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby, nor compliance by BOH with any of the provisions hereof or thereof, will, assuming that the BOH Regulatory Approvals and the BOH Shareholder Approval are duly obtained, (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of BOH or any of its Subsidiaries under any of the terms, conditions or provisions of (1) the Organizational Documents of BOH or any of its Subsidiaries or (2) except as set forth in Section 3.4(b) of the BOH Disclosure Schedules, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BOH or any of its Subsidiaries is a party or by which it may be bound, or to which BOH or any of its Subsidiaries or any of the properties or assets of BOH or any of its Subsidiaries may be subject, or (ii) violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to BOH or any of its Subsidiaries or any of their respective properties or assets, except, with respect to clause (ii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on BOH or any of its Subsidiaries.
(b) Except for the BOH Regulatory Approvals, the BOH Shareholder Approval and as set forth in Section 3.4(b) of the BOH Disclosure Schedules (the items so set forth therein collectively, the “Required Consents”), no consent, approval, notice, license, permit, order or authorization of or registration, declaration or filing with any Governmental Body or other third party is required to be obtained or made by BOH or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the related documents to which they are respectively a party and the consummation of the transactions contemplated hereby and thereby.
Section 3.5 Proceedings.
(a) Neither BOH nor Bank of Houston is, or since December 31, 2022, has been, a party to any, nor are there any pending or, to BOH’s knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of noncompliance or other proceedings of any nature against BOH or Bank of Houston that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to BOH, or challenge the validity or propriety of the transactions contemplated by this Agreement.
(b) There is, and since December 31, 2022 has been, no injunction, order, judgment, or decree imposed upon BOH, Bank of Houston, or the assets of BOH or Bank of Houston, and neither BOH nor Bank of Houston has been advised of, or is aware of, the threat of any such action.
Section 3.6 Financial Statements.
(a) BOH has furnished or made available to SPFI true, correct and complete copies of BOH’s audited consolidated balance sheets as of December 31, 2024, 2023 and 2022, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2024, 2023 and 2022, accompanied by the report thereon of BOH’s independent auditors, and true, correct and complete copies of BOH’s unaudited consolidated balance sheet as of September 30, 2025 (the “BOH Annual Financial Statements”). BOH has also furnished or made available to SPFI a true, correct and complete copy of the Consolidated Reports of Condition and Income (the “Call Reports”) filed by Bank of Houston as of and for each reporting period during the three (3) years ended December 31, 2024, and for the periods ended March 31, 2025, June 30, 2025, and September 30, 2025. The BOH Annual Financial Statements and the Call Reports are collectively referred to in this Agreement as the “BOH Financial Statements.”
(b) The BOH Annual Financial Statements have been prepared from the books and records of BOH and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of BOH at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect). The Call Reports fairly present the financial position of Bank of Houston and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal banking authorities.
(c) Neither BOH nor any of its Subsidiaries has incurred any material Liabilities (whether accrued, absolute, contingent or otherwise) except for Liabilities (i) fully set forth or provided for in such the BOH Financial Statements, (ii) incurred in the Ordinary Course of Business since December 31, 2024 in amounts consistent with past practice, or (iii) incurred in connection with this Agreement and the related documents to which BOH and its Subsidiaries are a party and the transactions contemplated hereby and thereby, and which are set forth on Section 5.20 of the BOH Disclosure Schedules, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a Liability.
Section 3.7 Compliance with Laws and Regulatory Filings.
(a) BOH and each of its Subsidiaries have, since December 31, 2022, complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to BOH or any of its Subsidiaries, including, as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Non-deposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer Loans (collectively, “Banking Laws”). Neither BOH nor any of its Subsidiaries has had nor suspected any material incidents of fraud or defalcation involving BOH or Bank of Houston or any of their respective officers, directors or Affiliates, during the last two (2) years. To the knowledge of BOH, each of BOH and Bank of Houston has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including wire transfers). Bank of Houston is designated as an intermediate small bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory.”
(b) BOH and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB or any other Governmental Body having supervisory jurisdiction over BOH and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the Ordinary Course of Business, no Governmental Body has initiated any Proceeding or, to BOH’s knowledge, investigation into the business or operations of BOH or its Subsidiaries. There is no material unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of Bank of Houston or BOH. BOH is “well capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined in 12 C.F.R. § 225.2(s)). Bank of Houston is “well capitalized” (as that term is defined in 12 C.F.R. §325.103(b)(1)).
(c) None of BOH, its Subsidiaries or, to the knowledge of BOH, any director, officer, employee, agent or other person acting on behalf of BOH or any of its Subsidiaries has, directly or indirectly, (i) used any funds of BOH or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of BOH or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of BOH or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of BOH or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for BOH or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for BOH or any of its Subsidiaries, or is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.
Section 3.8 Absence of Certain Changes. Except as set forth in Section 3.8 of the BOH Disclosure Schedules, since December 31, 2024, (a) BOH and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (b) neither BOH nor any of its Subsidiaries has engaged in the activities proscribed by Section 5.2(b), and (c) no Material Adverse Effect on BOH or Bank of Houston has occurred.
Section 3.9 Investments. BOH has furnished or made available to SPFI a true, correct and complete list, as of September 30, 2025, of all securities, including municipal bonds, owned by Bank of Houston (the “Securities Portfolio”), designating those held in safekeeping and the holder of such securities. Except as set forth on Section 3.9 of the BOH Disclosure Schedules, all such securities are carried in accordance with GAAP consistent with applicable guidance issued by applicable regulatory authorities and are owned by Bank of Houston (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. There is no Person (other than Bank of Houston) in which the ownership interest of BOH, whether held directly or indirectly, equals five percent (5%) or more of the issued and outstanding voting securities of the issuer thereof. To BOH’s knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio. Each of BOH and its Subsidiaries employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that BOH believes are prudent and reasonable in the context of their respective businesses, and each of BOH and its Subsidiaries has, since December 31, 2019, been in compliance with such policies, practices and procedures in all material respects.
Section 3.10 Loan Portfolio and Allowance for Credit Losses.
(a) All evidences of indebtedness to which BOH or any of its Subsidiaries is a party as a lender, lessor or creditor (individually a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, and, assuming due authorization, execution and delivery thereof by the obligor, is enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. Neither BOH nor any of its Subsidiaries has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. There is no valid claim or defense to the enforcement of any Loan by BOH and its Subsidiaries and none has been asserted. BOH has no knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense with respect to any Loan. Section 3.10 of the BOH Disclosure Schedules set forth a list of all pledges made by Bank of Houston of Loans in its portfolio. Neither BOH nor its Subsidiaries has any unwritten or oral understanding to extend Loans or Loan participations.
(b) Prior to the date hereof, BOH has delivered to SPFI an electronic file containing the Data Tape for each Loan and an unfunded Loan commitment. The Data Tape is true and complete in all material respects as of the date specified therein. The Data Tape is an electronic data file with respect to each Loan and unfunded Loan commitment that contains the following information: borrower name, contact details, demographics, loan amount, interest rate, repayment schedule, term, collateral, payment history, outstanding balance, delinquency status, credit scores, credit limits, credit utilization, geography, industry, vintage, and other factors that may influence risk or performance.
(c) The credit files of BOH and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to BOH or any of its Subsidiaries that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of BOH or any of its Subsidiaries (including Loans that will be outstanding if BOH or such Subsidiary advances funds it is obligated to advance).
(d) Bank of Houston is not currently engaged in the business of residential mortgage banking. With respect to any mortgage Loans acquired or originated by Bank of Houston, Bank of Houston has complied with applicable federal, state and local laws, rules and regulations and the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each residential mortgage Loan. No valid right of rescission, setoff, adjustment, counterclaim or defense has been asserted or threatened in writing with respect to any Bank of Houston mortgage Loan. No obligor under any Bank of Houston mortgage Loan is an individual that was included on the “Specially Designated Nationals and Blocked Persons List” of the Office of Foreign Assets Control at the time of origination.
(e) To the extent that Bank of Houston has originated or otherwise participated in any program or benefit created or modified by the Coronavirus Aid, Relief, and Economic Security Act, including but not limited to the Paycheck Protection Program (“PPP”), it has done such in good faith and in compliance in all material respects with all laws governing such program, including but not limited to all regulations and guidance issued by the U.S. Small Business Administration (“SBA”) with respect to Loans originated pursuant to or in association with the PPP. Bank of Houston has not originated any Loan under the PPP to any insider, as the term is defined under Regulation O (12 C.F.R. Part 215). Bank of Houston has not received any inquiry by the SBA regarding a request to audit a Loan under the PPP originated by Bank of Houston.
(f) The allowance for credit losses (the “Allowance”) shown on the BOH Financial Statements as of December 31, 2024 was, and the Allowance to be shown on any financial statements of BOH or Bank of Houston or Consolidated Reports of Condition and Income of Bank of Houston as of any date subsequent to the execution of this Agreement shall be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all respects to provide for all probable losses, net of recoveries relating to Loans previously charged off, on Loans outstanding (including accrued interest receivable) of BOH or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make Loans or extend credit). BOH has adopted and fully implemented CECL (as defined herein), effective as of January 1, 2023.
Section 3.11 Certain Loans and Related Matters.
(a) Except as set forth in Section 3.11(a) of the BOH Disclosure Schedules, as of December 31, 2024, neither BOH nor any of its Subsidiaries is a party to any written or oral: (i) Loan agreement, note or borrowing arrangement (other than credit card Loans and other Loans the unpaid balance of which does not exceed $10,000 per Loan) under the terms of which the obligor is sixty (60) calendar days delinquent in payment of principal or interest or in default of any other material provisions as of the date of this Agreement; (ii) Loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other Loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; or (iii) Loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to BOH or any of its Subsidiaries including those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over BOH or any of its Subsidiaries.
(b) Section 3.11(b) of the BOH Disclosure Schedules contains the “watch list of loans” of Bank of Houston (“Watch List”) as of September 30, 2025. To the knowledge of BOH, there is no other Loan, Loan agreement, note or borrowing arrangement which should be included on the Watch List based on BOH’s or Bank of Houston’s Ordinary Course of Business and safe and sound banking principles.
(c) No contracts pursuant to which BOH or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. Each Loan included in a pool of Loans originated, securitized or acquired by BOH or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and, except as would not be material to BOH or any of its Subsidiaries, no Loan has been bought out of a Pool without all required approvals of the applicable investors.
Section 3.12 Transactions with Affiliates. Except as set forth in Section 3.12 of the BOH Disclosure Schedules, there are no outstanding amounts payable to or receivable from, or advances by BOH or Bank of Houston to, and neither BOH nor Bank of Houston is otherwise a creditor or debtor to, any director, executive officer, five percent (5%) or greater shareholder, or other Affiliate of BOH or Bank of Houston, or to BOH’s knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with BOH or Bank of

Houston and other than deposits held by Bank of Houston in the Ordinary Course of Business. Except as set forth in Section 3.12 of the BOH Disclosure Schedules, neither BOH nor Bank of Houston is a party to any transaction or agreement with any of its respective directors, executive Officers, or other Affiliates other than deposit accounts of those individuals at Bank of Houston. All agreements between BOH and any of its Affiliates comply in all material respects, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223).
Section 3.13 Books and Records. The minute books, stock certificate books and stock transfer ledgers of BOH and each of its Subsidiaries (a) are complete and correct in all material respects, (b) the transactions entered therein represent bona fide transactions, and (c) do not fail to reflect transactions involving the business of BOH or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.
Section 3.14 Fiduciary Responsibilities. Neither BOH nor any of its Subsidiaries have offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including accounts for which BOH or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser.
Section 3.15 Real Property Owned or Leased.
(a) Section 3.15(a) of the BOH Disclosure Schedules contains a true, correct and complete list of all real property owned or leased by BOH or its Subsidiaries as of the date of this Agreement, including non-residential other real estate, and the owner or lessee thereof (the “BOH Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, BOH Real Property, all title insurance policies for BOH Real Property that is owned by BOH or its Subsidiaries, and all mortgages, deeds of trust and security agreements to which such owned BOH Real Property is subject, have been furnished or made available to SPFI.
(b) No lease or deed with respect to any BOH Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such BOH Real Property pertaining to its current primary purpose.
(c) None of the buildings and structures located on any BOH Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any BOH Real Property, except those violations and encroachments that do not, individually or in the aggregate, materially adversely affect the value or use and enjoyment of the relevant BOH Real Property. No condemnation proceeding is pending or, to BOH’s knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any BOH Real Property in the manner in which it is currently being used.
(d) BOH or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all BOH Real Property, and such interest is free and clear of all liens, including Tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the BOH Financial Statements; and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.
(e) All buildings and other facilities used in the business of BOH and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.
Section 3.16 Personal Property. Each of BOH and its Subsidiaries has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “BOH Personal Property”), free and clear of all liens, charges, imperfections of title or other encumbrances and except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in BOH Financial Statements and (b) such other liens, charges imperfections of title and encumbrances as do not, individually or in the aggregate materially adversely affect the use and enjoyment of the relevant BOH Personal Property. Subject to ordinary wear and tear, the BOH Personal Property, taken as a whole, is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.17 Environmental Laws. BOH and its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last seven (7) years have been in compliance in all material respects with all Environmental Laws (as defined herein) and permits thereunder. Neither BOH nor any of its Subsidiaries has received written notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined herein), and they are not subject to any claim, lien, charge or other encumbrance against BOH or its Subsidiaries under any Environmental Laws. No BOH Real Property and, to BOH’s knowledge, no real property owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by BOH or its Subsidiaries or owned, operated or leased by BOH or its Subsidiaries within the ten (10) years preceding the date of this Agreement, has been designated by a Governmental Body as requiring any environmental investigation, cleanup or response action to comply with Environmental Laws, or, to the knowledge of BOH, has been the site of any release of any Hazardous Materials. Except as set forth in Section 3.15(a) of the BOH Disclosure Schedules, to BOH’s knowledge, (a) no asbestos was used in the construction of any BOH Real Property (or any improvements thereon), (b) no real property currently or previously owned by BOH or any of its Subsidiaries is, or has been, a heavy industrial site or landfill, (c) there are no underground storage tanks at any properties owned or operated by BOH or any of its Subsidiaries and, (d) no underground storage tanks have been closed or removed from any properties owned or operated by BOH or any of its Subsidiaries. BOH has made available to SPFI all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to BOH Real Property, any real property formerly owned or operated by BOH or any of its Subsidiaries or any of their respective predecessors, and any other real property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of BOH or any of its Subsidiaries.
Section 3.18 Taxes.
(a) Each of BOH and its Subsidiaries has duly and timely filed (after giving effect to any extensions of time in which to make such filings) all income and other material Tax Returns (as defined herein) it was required to file with the appropriate Governmental Bodies, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either BOH or any of its Subsidiaries is or was a member. All such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and owing by BOH or any of its Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid to the appropriate Governmental Bodies. Neither BOH nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return (excluding automatic extensions obtained in the Ordinary Course of Business). No written claim has ever been received by BOH or any of its Subsidiaries from a Governmental Body in a jurisdiction where BOH or any of its Subsidiaries, as applicable, does not file Tax Returns that indicated that BOH or any of its Subsidiaries, as applicable, is or may be subject to Tax by that jurisdiction or required to file a Tax Return in that jurisdiction, in each case, which claim is unresolved.
(b) Each of BOH and its Subsidiaries has collected or withheld and duly paid to the appropriate Governmental Body all income and other material Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. Each of BOH and its Subsidiaries has complied in all material respects with all information reporting and backup withholding requirements in connection with amounts paid to any employee, independent contractor, creditor or other third party.
(c) There is no pending action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of BOH or any of its Subsidiaries claimed or raised by any Governmental Body in writing. No Tax Returns filed with respect to BOH or any of its Subsidiaries for any period occurring during the three (3) most recently completed taxable years (and any other taxable year that remains open under applicable Tax law) have been audited or are currently the subject of audit. BOH has made available to SPFI correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by BOH and its Subsidiaries with respect to any period occurring during the three (3) most recently completed taxable years.
(d) Neither BOH nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither BOH nor any of its Subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither BOH nor any of its Subsidiaries has participated in a reportable or listed transaction as defined under Sections 6011, 6111 and 6707A(c) of the Code and Treasury Regulations § 1.6011-4. Except as set forth in Section 3.18(e) of the BOH Disclosure Schedules, neither BOH nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group (as defined herein) filing a consolidated federal income Tax Return (other than the Affiliated Group of which BOH is the common parent) or (iii) has any Liability for the Taxes of any Person (other than BOH and its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(f) Neither BOH nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(g) None of BOH, any of its Subsidiaries, SPFI or any Affiliate of SPFI will be required to include any item of income in, and none of BOH, any of its Subsidiaries, SPFI or any Affiliate of SPFI will be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any of the following in connection with BOH or any of its Subsidiaries: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election to defer Taxes pursuant to U.S. Pub. L. 116–136, the CARES Act, or any similar state, local, or non-U.S. Tax law or official guidance promulgated in connection with SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks, or related economic dislocation.
(h) Neither BOH nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Sections 355 or 361 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(i) The unpaid Taxes of BOH and its Subsidiaries (i) did not, as of December 31, 2024, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in BOH Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of BOH and its Subsidiaries in filing its Tax Returns. Since December 31, 2024, neither BOH nor its Subsidiaries has incurred any liability for Taxes outside the Ordinary Course of Business or inconsistent with past practice.
(j) Neither BOH nor any of its Subsidiaries is aware of any fact or circumstance that reasonably could be expected to prevent (i) the Merger or (ii) the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither BOH nor any of its Subsidiaries or Affiliates has taken or agreed to take any action that would prevent or reasonably could be expected to prevent the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(k) There is no limitation on the utilization by BOH or any of its Subsidiaries of its net operating losses, built-in losses, Tax credits or similar items under Sections 382, 383 or 384 of the Code or any similar provision of federal, state, local or non-U.S. Tax law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).
(l) Neither BOH nor any of its Subsidiaries has received any letter ruling from the IRS (or any comparable ruling from any other taxing authority).

(m) BOH and each of its Subsidiaries is in material compliance with all escheat obligations (and other similar obligations).
(n) BOH has been treated as a C corporation for federal and state income tax purposes at all times since June 22, 2017, and BOH and each of its Subsidiaries will be treated as a C corporation up to and on the Closing Date.
Section 3.19 Contracts and Commitments.
(a) Except as set forth in Section 3.19(a) of the BOH Disclosure Schedules (the “BOH Contracts”), neither BOH nor any of its Subsidiaries is a party to or bound by any agreement, contract, arrangement, commitment or understanding (whether written or oral, express or implied) or amendment thereto:
(i) employment, personal services, independent contractor, consulting, change-in-control, retention, or severance contracts or similar arrangements;
(ii) which would entitle any present or former director, officer, employee or agent of BOH or any of its Subsidiaries to indemnification from BOH or any of its Subsidiaries or imposed on BOH or any of its Subsidiaries indemnification obligations;
(iii) collective bargaining agreements, memorandums of understanding, or other contracts with any Union (as defined herein);
(iv) bonus, stock option, restricted stock, stock appreciation, phantom stock, equity or equity-based compensation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;
(v) which provides that the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(vi) which grants any right of first refusal, right of first offer, or similar right with respect to any material assets or properties of BOH and or its Subsidiaries;
(vii) requiring a notice of, consent to, waiver of, monetary fee or payment for or otherwise contains a provision relating to, triggered by or contemplating a “change of control”, acquisition, or merger of BOH or any of its Subsidiaries or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement;
(viii) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;
(ix) contract or commitment for capital expenditures in excess of $15,000 in individually or $25,000 in the aggregate;
(x) material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) calendar days after the date of this Agreement and not terminable upon notice of sixty (60) calendar days or less;
(xi) which is not terminable on sixty (60) calendar days or less notice and involving the payment of more than $25,000 per annum;
(xii) contract or option to purchase or sell any real or personal property other than any contract for the purchase or sale of personal property in the Ordinary Course of Business;
(xiii) contract, agreement or letter with respect to the management or operations of BOH or Bank of Houston imposed by any Governmental Body having supervisory jurisdiction over BOH or Bank of Houston;
(xiv) note, debenture, agreement, contract or indenture related to the borrowing by BOH or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business;

(xv) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business;
(xvi) agreement with or extension of credit to any executive officer or director of BOH or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding BOH Stock, or any Affiliate of such Person;
(xvii) agreement with any executive officer or director of BOH or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding BOH Stock or any Affiliate of such Person, relating to bank owned life insurance (“BOLI”);
(xviii) lease of real property;
(xix) containing covenants that limit the ability of BOH or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, BOH (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Body);
(xx) obligating BOH or any of its Subsidiaries (or, after the consummation of the transactions contemplated hereby, SPFI and its Affiliates) to conduct business with any third party on an exclusive or preferential basis, or that grants any person other than BOH or any of its Subsidiaries “most favored nation” status or similar rights;
(xxi) relating to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;
(xxii) providing any rights to investors in BOH or any of its Subsidiaries, including registration, preemptive or antidilution rights or rights to designate members of or observers to the board of directors of BOH or any of its Subsidiaries;
(xxiii) any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of thirty (30) calendar days or less;
(xxiv) pursuant to which BOH or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person;
(xxv) any agreement between Bank of Houston, on the one hand, and a Person listed on Section 3.1(e) of the BOH Disclosure Schedules, on the other hand; or
(xxvi) any contract, other than the foregoing, with payments aggregating $25,000 or more not made in the Ordinary Course of Business.
(b) Each BOH Contract is legal, valid and binding on BOH or its Subsidiaries, as the case may be, and to the knowledge of BOH, the other parties thereto, and is enforceable by BOH or its Subsidiaries, as the case may be, in accordance with its terms (subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles). Each of BOH and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each BOH Contract and there are no existing material defaults by BOH or its Subsidiary, as the case may be, or, to the knowledge of BOH, the other party thereunder and, to the knowledge of BOH, there are no allegations or assertions of such by any party under such BOH Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a default thereunder. A true and complete copy of each BOH Contract has been delivered or made available to SPFI.
Section 3.20 Financial Institution Bonds and Insurance.
(a) A true, correct and complete list of all financial institution bonds (or comparable coverage) and insurance policies (including any BOLI) owned or held by or on behalf of BOH or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, limits or amount of coverage, deductible, type of insurance, effective and termination dates and any paid or pending claims thereunder, is set forth in Section 3.20(a) of the BOH Disclosure Schedules.

(b) All policies of general liability, property, auto, theft, life, fire, workers’ compensation, health, fidelity, directors and officers liability, employment practices liability, bankers professional liability, fiduciary liability, business interruption, cyber, mortgage errors and omissions, employee benefits liability, excess and umbrella liability, bank card protector, and other forms of insurance owned or held by BOH or any of its Subsidiaries (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and all agreements to which BOH or such Subsidiary is a party; (iii) are usual and customary as to amount, scope and type of risk insured for the business conducted by BOH and its Subsidiaries; (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including the payment of premiums. To the knowledge of BOH, no insurer under any such policy or bond has canceled or indicated to BOH or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither BOH nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither BOH nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three (3) fiscal years.
Section 3.21 Regulatory Actions and Approvals. There are no Proceedings pending or, to the knowledge of BOH, threatened, against BOH or any of its Subsidiaries by or before any Governmental Body or arbitrator having jurisdiction over BOH or any of its Subsidiaries. Neither BOH nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Body that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations (each, a “BOH Regulatory Agreement”), nor has BOH or any of its Subsidiaries been advised in writing, or to the knowledge of BOH orally, by any Governmental Body that it is considering issuing, initiating, ordering, or requesting any such BOH Regulatory Agreement. Neither BOH nor any of its Subsidiaries knows of any fact or circumstance relating to it that would materially impede or delay receipt of any BOH Regulatory Approvals, the Merger, the Bank Merger or the other transactions contemplated by this Agreement, nor does BOH or any of its Subsidiaries have any reason to believe that it will not be able to obtain all BOH Regulatory Approvals.
Section 3.22 Employee Matters.
(a) BOH has provided or made available to SPFI a list of all current employees of BOH or any of its Subsidiaries (including, without limitation, those individuals for whom BOH or any of its Subsidiaries is a joint employer) as of the date of this Agreement, including any such employee who is on a leave of absence of any nature, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current base compensation rate; (v) bonus or other incentive-based compensation paid in the prior calendar year; (vi) exempt or non-exempt classification under the Fair Labor Standards Act; and (vii) payrolling entity. As of the Closing Date, all compensation payable to all employees of BOH and its Subsidiaries for services performed on or prior to the Closing Date shall have been paid in full (or accrued in full on BOH’s interim financial statements).
(b) BOH has provided or made available to SPFI a list of all individuals who, as of the date of this Agreement, are parties to an independent contract or consulting agreement directly with BOH or its Subsidiaries, and for each such individual the following information: (i) name; (ii) compensation rate; (iii) contract expiration date and terms; and (iv) a brief description of services provided. As of the Closing Date, all compensation payable to all independent contractors and consultants of BOH and its Subsidiaries for services performed on or prior to the Closing Date shall have been paid in full (or accrued in full on BOH’s interim financial statements) and there are no outstanding agreements, understandings or commitments of BOH or its Subsidiaries with respect to any such compensation.
(c) Neither BOH nor any of its Subsidiaries is, nor has been, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a Union, and there is not, and has not been, any Union representing nor, to BOH’s knowledge, purporting to represent any employee of BOH or its Subsidiaries. Neither BOH nor any of its Subsidiaries has a duty to bargain with any Union. As of the date of this Agreement, there is not any unfair labor practice charge or complaint or any other Proceedings pending before the National Labor Relations Board or any other Governmental Body having jurisdiction thereof and, to BOH’s knowledge, no such complaint has been threatened. Neither BOH nor any of its Subsidiaries has received any written notice concerning, and, to BOH’s knowledge, there are not and have never been, any activities or proceedings of any Union (or representatives thereof) to organize any employees of BOH or its Subsidiaries, or of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of BOH or its Subsidiaries.
(d) BOH and its Subsidiaries have complied in all material respects with all labor and employment laws, including, without limitation, any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar Taxes, and, to the knowledge of BOH, no person has asserted to BOH or any of its Subsidiaries that BOH or any of its Subsidiaries is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. There are no Proceedings pending, or to BOH’s knowledge, threatened against BOH or any of its Subsidiaries with respect to allegations of a violation of any labor or employment law, and BOH has no knowledge of any basis on which any such Proceedings could be brought.
(e) Neither BOH nor any of its Subsidiaries has implemented, and does not intend to implement, any plant closing or layoff of employees that could implicate the WARN Act (as defined herein).
Section 3.23 Compensation and Employee Benefit Plans.
(a) Section 3.23(a) of the BOH Disclosure Schedules lists all Employee Benefit Plans (i) that are sponsored or maintained by BOH or its Subsidiaries and providing benefits or compensation to any current or former employees, directors, consultants or other service providers of BOH and its Subsidiaries or (ii) to which BOH or its Subsidiaries contributes or is obligated to contribute on behalf of current or former employees, directors, consultants or other service providers of BOH or its Subsidiaries, including any such Employe Benefit Plan maintained by a third-party professional employer organization (a “PEO”) (the latter shall be referred to as a “PEO Employee Plan”, and collectively, the “PEO Employee Plans”, and all other such Employee Benefit Plans shall be referred to herein as a “BOH Employee Plan”, and collectively, the “BOH Employee Plans”). Section 3.23(a) of the BOH Disclosure Schedules also lists each Employee Benefit Plan with respect to which BOH or its Subsidiaries has any Liability, including Liability arising from an Employee Benefit Plan maintained or contributed to by an ERISA Affiliate. There are no pending or, to the knowledge of BOH, threatened, Proceedings, audits or other claims (except routine claims for benefits) relating to any BOH Employee Plan or any PEO Employee Plans to which BOH has, or could have, Liability. All BOH Employee Plans have been administered in all material respects in compliance with their terms and with all applicable requirements of ERISA, the Code and other applicable laws. To the knowledge of BOH, there has occurred no nonexempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to BOH Employee Plans. All contributions, premiums or other payments required by law or by any BOH Employee Plan have been made or accrued by the due date thereof.
(b) Neither BOH nor any of its Subsidiaries has any Liabilities for post-retirement or post-employment health benefits under any BOH Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each BOH Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received or is the subject of a favorable determination, opinion, or advisory letter from the IRS and, to the knowledge of BOH, no event or circumstance has occurred that would disqualify any such BOH Employee Plan. BOH has provided or made available copies of (i) each BOH Employee Plan, including all amendments thereto, (ii) the most recent summary plan descriptions of each BOH Employee Plan together with each summary of material modification required under ERISA with respect to such BOH Employee Plan, (iii) all determination, opinion or advisory letters from the IRS with respect to any BOH Employee Plan that is intended to qualify under Section 401(a) of the Code, (iv) each trust agreement, insurance policy or other instrument relating to the funding or administration of any BOH Employee Plan, (v) the three (3) most recent annual reports (Form 5500 series) and accompanying schedules and audited financial statements (to the extent required by ERISA) filed with the IRS or the U.S. Department of Labor with respect to each Employee Benefit Plan, and (vi) all material written correspondence received from the IRS, Pension Benefit Guaranty Corporation, the U.S. Department of Labor or any other Governmental Entity relating to each BOH Employee Plan.

(c) BOH and its ERISA Affiliates have complied with the continuation coverage requirements of Section 601 et. seq. of ERISA and section 4980B of the Code, as well as the requirements of the Health Insurance Portability and Accountability Act of 1996, and the rules and regulations promulgated thereunder, and the Patient Protection and Affordable Care Act of 2010, and the rules and regulations promulgated thereunder. To the knowledge of BOH, no event or circumstance exists that could reasonably be expected to result in a Tax, penalty or other Liability under Code sections 4980B, 4980D, 4980G, 4980H or 5000.
(d) Neither BOH nor any of its ERISA Affiliates has any Liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). Neither BOH nor any of its ERISA Affiliates has ever contributed to or been obligated to contribute to any Multiemployer Plan, and neither BOH nor any of its ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither BOH nor any of its ERISA Affiliates sponsors, maintains or contributes to any Employee Benefit Plan that is subject to Section 412 of the Code or Title IV of ERISA, and neither BOH nor any of its ERISA Affiliates has ever sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Section 412 of the Code or Title IV of ERISA.
(e) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability of BOH or any of its Subsidiaries now or following the Closing. There are no Proceedings pending or threatened against or with respect to any BOH Employee Plan that would reasonably be expected to result in Liability to BOH or any of its ERISA Affiliates.
(f) Except as set forth in Section 3.23(f) of the BOH Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (where such other event by itself would not result in such consequence), (i) entitle any current or former employee, director, officer, consultant or other service provider of BOH or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, noncompetition payments, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former employee, director, officer, consultant or other service provider of BOH or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefits or otherwise), (iii) cause BOH to transfer or set aside any assets to fund any benefits under any BOH Employee Plan, or (iv) limit or restrict the right to amend, terminate, or transfer the assets of any BOH Employee Plan on or following the Effective Time. Section 3.23(f) of the BOH Disclosure Schedule sets forth the amounts that, as of the date of this Agreement, have been, and as of the Closing Date, will be, accrued pursuant to any such severance, noncompetition, retention or bonus arrangements in accordance with GAAP on BOH’s consolidated balance sheet. There is no contract, agreement, plan or other arrangement covering any service provider or former service provider of BOH or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment by BOH or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).
(g) Section 3.23(g) of the BOH Disclosure Schedules lists each Person who (i) as of the Closing Date, could be reasonably expected to be a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) with respect to BOH or any of its Subsidiaries and (ii) who could reasonably be expected to receive an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).
(h) Except as set forth in Section 3.23(h) of the BOH Disclosure Schedules, neither BOH nor any of its Subsidiaries is a party to or bound by any plan or agreement under which compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity or equity-based compensation, may be granted to any employee, director or other service provider of BOH or any of its ERISA Affiliates.
(i) Neither BOH nor any of its Subsidiaries has an obligation to gross-up or indemnify any Person for any Taxes, penalties, interest or other liabilities under any BOH Employee Plan, including under Sections 409A and 4999 of the Code.
Section 3.24 Deferred Compensation and Salary Continuation Arrangements.
(a) Section 3.24(a) of the BOH Disclosure Schedules contains a list of all nonqualified deferred compensation arrangements of BOH or any of its Subsidiaries, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of all accrued benefits due to each participant under any such arrangement, which amounts have been, as of the date of this Agreement, and will be, as of the Closing Date, accrued in accordance with GAAP on BOH’s consolidated balance sheet. To the knowledge of BOH, each nonqualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation.
(b) Section 3.24(b) of the BOH Disclosure Schedules contains a list of all salary continuation arrangements of BOH or any of its Subsidiaries, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of all accrued benefits due to each participant under any such arrangement, which amounts have been, as of the date of this Agreement, and will be, as of the Closing Date, accrued in accordance with GAAP on BOH’s consolidated balance sheet.
Section 3.25 Internal Controls. BOH and each of its Subsidiaries maintains accurate books and records reflecting its material assets and material liabilities in all material respects and maintains proper and adequate internal accounting controls that provide reasonable assurance that (a) all material transactions are executed with management’s authorization; (b) all material transactions are recorded as necessary to permit preparation of the consolidated financial statements of BOH and to maintain accountability for BOH’s consolidated assets; (c) access to BOH’s material assets is permitted only in accordance with management’s authorization; (d) the reporting of BOH’s material assets is compared with existing assets at regular intervals; and (e) extensions of material credit and other receivables are recorded accurately, and reasonably proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Neither BOH’s nor any of its Subsidiary’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of BOH, its Subsidiaries or their accountants, vendors and consultants, except as would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the preceding sentence.
Section 3.26 Derivative Contracts. Neither BOH nor any of its Subsidiaries is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in BOH Financial Statements which is a financial derivative contract (including various combinations thereof).
Section 3.27 Deposits. Except as set forth in Section 3.27 of the BOH Disclosure Schedules, no deposit of Bank of Houston is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the Ordinary Course of Business). Section 3.27 of the BOH Disclosure Schedules lists all sources of wholesale funding of Bank of Houston and the amount of such funding as of November 28, 2025.
Section 3.28 Intellectual Property; Privacy.
(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BOH: (a)(i) BOH and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any liens), all Intellectual Property used in or otherwise necessary for the conduct of its business as currently conducted, (ii) to the knowledge of BOH, neither BOH nor any of its Subsidiaries have, since December 31, 2022, infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any other person’s rights in Intellectual Property, or violated or breached any applicable license pursuant to which BOH or any of its Subsidiaries acquired the right to use any Intellectual Property and (iii) no person has asserted in writing to BOH or any of its Subsidiaries within the past six years that BOH or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person; (b) to the knowledge of BOH, no person is challenging, infringing on or otherwise violating, any right of BOH or any of its Subsidiaries with respect to any Intellectual Property owned by BOH or its Subsidiaries; (c) neither BOH nor any of its Subsidiaries have received any written notice of any pending claim challenging any Intellectual Property owned by BOH or any of its Subsidiaries (including with respect to the ownership, abandonment, cancellation or enforceability thereof); and (d) BOH and its Subsidiaries have used reasonable best efforts to safeguard its and their material trade secrets and other confidential information, and avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by BOH and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means any and all intellectual property or proprietary rights of any kind arising in any jurisdiction, including in or with respect to any and all: trademarks, service marks, brand names, internet domain names, social media identifiers and accounts, corporate names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; data and database rights; computer software (including source code, object code, firmware, operating systems and specifications); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing. Following the Closing, the Surviving Corporation and its Subsidiaries will have all of the rights of BOH and its Subsidiaries with respect to the Intellectual Property to the same extent that BOH and its Subsidiaries have immediately prior to the Closing.
(b) Neither BOH nor any of its Subsidiaries is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery or performance of this Agreement or the related documents nor the consummation of the transactions contemplated hereby or thereby will in any way impair the right of BOH or any of its Subsidiaries or the Surviving Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.
(c) (i) The computer, information technology and data processing systems, facilities and services used by BOH and each of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of BOH and each of its Subsidiaries as currently conducted and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of BOH and each of its Subsidiaries as currently conducted. To BOH’s knowledge, no third party or representative has gained unauthorized access to any Systems owned or controlled by BOH or its Subsidiaries, and BOH and each of its Subsidiaries has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. BOH and each of its Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of BOH and each of its Subsidiaries in all material respects. BOH and each of its Subsidiaries has implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.
Section 3.29 Shareholders’ List. Section 3.29 of the BOH Disclosure Schedules contains a true, correct and complete list of the record holders of shares of BOH Stock as of a date within ten (10) Business Days prior to the date of this Agreement, containing their names, addresses according to the books and records of BOH, and number of shares held of record, which shareholders’ list is in all respects, accurate as of such date and shall be updated not more than five (5) Business Days prior to Closing.
Section 3.30 SEC Status; Securities Issuances. BOH is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by BOH and any of its Subsidiaries have been registered under the Securities Act of 1933, as amended (the “Securities Act”), applicable state securities laws, and all other applicable laws or were exempt from any such registration requirements.

Section 3.31 Dissenting Shareholders. BOH has no knowledge of any plan or intention on the part of any shareholder of BOH to make written demand for payment of the fair value of such holder’s shares of BOH Stock in the manner provided in Section 2.3.
Section 3.32 Takeover Laws. This Agreement and the Merger contemplated hereby are not subject to the requirements of any “moratorium,” “control stock,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to BOH.
Section 3.33 Brokers, Finders and Financial Advisors. Section 3.33 of the BOH Disclosure Schedules sets forth fees or commissions payable by BOH to any broker, finder, financial advisor or investment banker in connection with this Agreement and the transactions contemplated hereby (collectively, the “BOH Advisory Fees”). Other than the BOH Advisory Fees, none of BOH, any of its Subsidiaries or, any of their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions that would be payable by BOH or its Subsidiaries in connection with this Agreement and the transactions contemplated hereby.
Section 3.34 Fairness Opinion. Prior to the execution of this Agreement, BOH has received a written opinion from Hillworth Bank Partners, dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement, the Merger Consideration to be received by the shareholders of BOH pursuant to this Agreement is fair, from a financial point of view, to such shareholders. Such opinion has not been amended or rescinded.
Section 3.35 Bank Owned Life Insurance. Section 3.35 of the BOH Disclosure Schedules contains a true, correct and complete description of all BOLI owned by Bank of Houston, including the cash surrender value of the BOLI as of December 31, 2024, March 31, 2025, June 30, 2025 and September 30, 2025. Each BOLI policy has been made available in the virtual data room maintained by BOH’s financial advisor. Bank of Houston has taken all actions necessary to comply with applicable law in connection with the purchase and maintenance of BOLI. The cash surrender value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the BOH Financial Statements in accordance with GAAP. All BOLI set forth on Section 3.35 of the BOH Disclosure Schedules is owned solely by Bank of Houston, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and, except as set forth on Section 3.35 of the BOH Disclosure Schedules, there are no split dollar or similar benefit plans, programs or arrangements with Bank of Houston. Bank of Houston has no outstanding borrowings secured in whole or part by its BOLI.
Section 3.36 No Other Representations and Warranties. Except for the representations and warranties made by BOH in this Article III or in any certificate delivered with respect thereto, and as qualified by the BOH Disclosure Schedules (and any updates thereto), BOH does not make any express or implied representation or warranty with respect to BOH or any of its Affiliates or Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and BOH hereby disclaims any such other representations or warranties. BOH acknowledges and agrees that SPFI has not made or is making any express or implied representation or warranty other than those contained in Article IV or in any certificate delivered with respect thereto.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SPFI
SPFI represents and warrants to BOH as set forth below. On the date of this Agreement, SPFI delivered to BOH schedules (the “SPFI Disclosure Schedules”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision hereof, (b) as an exception to one or more representations and warranties contained in this Article IV or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the SPFI Disclosure Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement. The representations and warranties set forth below are further qualified by SPFI’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 7, 2025 with the SEC, SPFI’s Definitive Proxy Statement for the 2025 Annual Meeting of Shareholders of SPFI, filed on April 9, 2025 with the SEC, and any Current Reports on Form 8-K filed prior to the date of this Agreement with respect to events occurring since December 31, 2024 (collectively, “SPFI SEC Reports”) (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).

Section 4.1 Organization.
(a) SPFI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. City Bank is a Texas state-chartered bank duly organized, validly existing and in good standing under the laws of the State of Texas.
(b) SPFI and City Bank have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on SPFI. SPFI engages only in activities (and holds properties only of the types) permitted to financial holding companies by the BHC Act, and the rules and regulations promulgated thereunder.
(c) City Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate Loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB, and (ii) is an insured depository institution as defined in the Federal Deposit Insurance Act. The deposit accounts of City Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date of this Agreement required in connection therewith have been paid by City Bank.
Section 4.2 Capitalization.
(a) The authorized capital stock of SPFI consists of 30,000,000 shares of SPFI Common Stock, par value $1.00 per share, 16,247,839 shares of which are outstanding as of the date hereof, and 1,000,000 shares of preferred stock, par value $1.00 per share, none of which are issued and outstanding as of the date of this Agreement. As of the date hereof, there are 1,154,673 options issued, outstanding and unexercised to purchase shares of SPFI Common Stock. SPFI owns all of the issued and outstanding shares of common stock, par value $10.00 per share, of City Bank (“City Bank Stock”). All of the issued and outstanding shares of SPFI Common Stock and City Bank Stock are validly issued, fully paid and nonassessable, have been issued in compliance with and not in violation of any applicable federal or state laws, and have not been issued in violation of the preemptive rights of any Person.
(b) At the Effective Time, the shares of SPFI Common Stock issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.
Section 4.3 Authority; Approvals.
(a) SPFI has the requisite corporate power and authority to execute and deliver this Agreement and any related documents to which it is a party and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by SPFI and is a duly authorized, valid, legally binding agreement of SPFI enforceable against SPFI in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.
(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of SPFI. No further corporate proceedings on the part of SPFI are necessary to execute and deliver this Agreement or the related documents and to consummate the transactions contemplated hereby or thereby.
(c) Section 4.3(c) of the SPFI Disclosure Schedules lists all governmental and any other consents, approvals, authorizations, applications, filings, notices, registrations and qualifications that are required to be made or obtained by SPFI or any of its Subsidiaries in connection with or for the consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger (collectively, the “SPFI Regulatory Approvals” and together with the BOH Regulatory Approvals, the “Regulatory Approvals”). Other than the federal and state securities filings, including the Registration Statement on Form S-4, to be filed with the SEC under the Securities Act (the “Registration Statement”), and the SPFI Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Body or with any other Person are necessary in connection with the execution and delivery by (i) SPFI of this Agreement, or (ii) City Bank of the Bank Merger Agreement.
Section 4.4 No Conflicts; Consents. Neither the execution and delivery by SPFI of this Agreement and the related documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by SPFI with any of the provisions hereof or thereof, will (a) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of SPFI or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the Organizational Documents of SPFI or any of its Subsidiaries or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which SPFI or any of its Subsidiaries is a party or by which it may be bound, or to which SPFI or any of its Subsidiaries or any of the properties or assets of SPFI or any of its Subsidiaries may be subject, or (b) assuming that the SPFI Regulatory Approvals are duly obtained, violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to SPFI or any of its Subsidiaries or any of their respective properties or assets, except, with respect to clause (ii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on SPFI.
Section 4.5 Proceedings. There are no Proceedings pending or, to SPFI’s knowledge, threatened against SPFI or any of its Subsidiaries, and SPFI has no knowledge of any basis on which any such Proceedings could be brought which could reasonably be expected to result in a Material Adverse Effect on SPFI or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither SPFI nor City Bank is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body.
Section 4.6 Financial Statements.
(a) SPFI has furnished or made available to BOH true and complete copies of its Annual Report on Form 10-K as filed with the SEC on March 7, 2025, which contains SPFI’s audited consolidated balance sheet (which includes the allowance for credit losses) as of December 31, 2024, and the related statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the year ended December 31, 2024 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the quarter ended September 30, 2025 (the “SPFI Financial Statements”).
(b) The SPFI Financial Statements have been prepared from the books and records of SPFI and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of SPFI at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated.
(c) Neither SPFI nor any of its Subsidiaries has incurred any material Liabilities (whether accrued, absolute, contingent or otherwise) except for Liabilities: (i) fully set forth or provided for in the SPFI Financial Statements, (ii) incurred in the ordinary course of business since December 31, 2024, or (iii) incurred in connection with this Agreement and the related documents to which SPFI and its Subsidiaries are a party and the transactions contemplated hereby and thereby.
(d) SPFI and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of SPFI and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of SPFI, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of SPFI’s and its Subsidiaries’ assets that could have a material effect on SPFI’s financial statements.

(e) SPFI’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by SPFI in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to SPFI’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of SPFI required under the Exchange Act with respect to such reports. SPFI has disclosed, based on its most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, to SPFI’s auditors and the audit committee of the board of directors of SPFI (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect SPFI’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in SPFI’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.
Section 4.7 Compliance with Laws and Regulatory Filings.
(a) SPFI and City Bank have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to SPFI or City Bank, including all Banking Laws and Environmental Laws. SPFI and City Bank have neither had nor suspected any material incidents of fraud or defalcation involving SPFI, City Bank or any of their respective officers, directors or Affiliates during the last two (2) years. Each of SPFI and City Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to City Bank that are designed to properly monitor transaction activity (including wire transfers). City Bank has a Community Reinvestment Act rating of “satisfactory.”
(b) SPFI and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB, or any other Governmental Body having supervisory jurisdiction over SPFI and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Governmental Body has initiated any Proceeding or, to SPFI’s knowledge, any investigation into the business or operations of SPFI or its Subsidiaries. There is no material unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of SPFI or City Bank. SPFI is “well capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined in 12 C.F.R. § 225.2(s)). City Bank is “well capitalized” (as that term is defined in 12 C.F.R. §325.103(b)(1)).
(c) There are no Proceedings pending or, to the knowledge of SPFI, threatened, against SPFI or any of its Subsidiaries by or before any Governmental Body or arbitrator having jurisdiction over SPFI or any of its Subsidiaries. Neither SPFI nor any of its Subsidiaries is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any Governmental Body or arbitrator having jurisdiction over it. SPFI has no knowledge of any fact or circumstance relating to SPFI or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, including the Bank Merger, nor does SPFI have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in a timely manner in order to consummate the Merger and the Bank Merger.
Section 4.8 SEC Reports.
(a) SPFI has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act since December 31, 2021. As of their respective dates (or if amended, as of the date so amended), each of such reports and statements (i) complied in all material respects as to form with the applicable requirements under the Exchange Act and (ii) were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) SPFI is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SPFI.
Section 4.9 Absence of Certain Changes. Except as set forth in Section 4.9 of the SPFI Disclosure Schedules, since December 31, 2024, (a) SPFI and City Bank have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no Material Adverse Effect on SPFI or City Bank has occurred.
Section 4.10 Taxes.
(a) Subject to applicable extension periods, SPFI and its Subsidiaries have duly and timely filed all income and other material Tax Returns that each was required to file with the appropriate Governmental Bodies, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either SPFI or any of its Subsidiaries is or was a member. All such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and owing by SPFI or any of its Subsidiaries and any affiliated, consolidated, combined or unitary group of which either SPFI or any of its Subsidiaries is or was a member (whether or not shown on any Tax Return) have been paid to the appropriate Governmental Bodies. Neither SPFI nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return (excluding automatic extensions obtained in the ordinary course of business). No written claim has ever been received by SPFI or any of its Subsidiaries from a Governmental Body in a jurisdiction where SPFI or any of its Subsidiaries, as applicable, does not file Tax Returns that indicates that SPFI or any of its Subsidiaries, as applicable, is or may be subject to taxation by that jurisdiction or required to file a Tax Return in that jurisdiction, in each case, which claim is unresolved. There are no Security Interests on any of the assets of SPFI or any of its Subsidiaries that arose in connection with any failure (or alleged failure) of SPFI or any of its Subsidiaries to pay any Tax.
(b) SPFI and its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Body all material Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. Each of SPFI and its Subsidiaries has complied in all material respects with all information reporting obligations with respect thereto.
(c) There is no pending action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of SPFI or any of its Subsidiaries either (i) claimed or raised by any Governmental Body in writing or (ii) as to which SPFI has knowledge based upon contact with any agent of such Governmental Body.
(d) Neither SPFI nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(e) Neither SPFI nor any of its Subsidiaries has participated in a reportable or listed transaction as defined under Section 6011, 6111 and 6707A(c) of the Code and Treasury Regulations § 1.6011-4. Neither SPFI nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which SPFI is the common parent) or (iii) has any Liability for the Taxes of any Person (other than SPFI and its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(f) Neither SPFI nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(g) Neither SPFI nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Sections 355 or 361 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(h) Neither SPFI nor any of its Subsidiaries is aware of any fact or circumstance that reasonably could be expected to prevent the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither SPFI nor any of its Subsidiaries or Affiliates has taken or agreed to take any action that would prevent or reasonably could be expected to prevent the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(i) Since May 31, 2018, SPFI and each of its Subsidiaries has been treated as a C corporation for federal and state income tax purposes and each will be treated as a C corporation up to and on the Closing Date.
(j) Neither SPFI nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return (excluding automatic extensions obtained in the Ordinary Course of Business).
(k) Neither SPFI nor any of its Subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(l) The unpaid Taxes of SPFI and its Subsidiaries (i) did not, as of December 31, 2024, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in SPFI Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of SPFI and its Subsidiaries in filing its Tax Returns. Since December 31, 2024, neither SPFI nor its Subsidiaries has incurred any liability for Taxes outside the Ordinary Course of Business or inconsistent with past practice.
Section 4.11 Brokers, Finders and Financial Advisors. Other than fees payable by SPFI to Raymond James & Associates, Inc., neither SPFI, any of its Subsidiaries nor any of its or their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.
Section 4.12 Fairness Opinion. Prior to the execution of this Agreement, SPFI has received a written opinion from Raymond James & Associates, Inc., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement, the Merger Consideration to be paid by SPFI to the shareholders of BOH pursuant to this Agreement is fair, from a financial point of view, to SPFI. Such opinion has not been amended or rescinded.
Section 4.13 No Financing. SPFI has, and will have as of the Effective Time, sufficient cash on hand available to pay the Aggregate Cash Consideration. SPFI does not need to obtain any financing in order to fund the payment of the Aggregate Cash Consideration.
Section 4.14 Compensation and Benefit Plans. Section 4.14 of the SPFI Disclosure Schedules lists all Employee Benefit Plans (a) providing benefits or compensation to any current or former employees, directors, consultants or other service providers of SPFI or any of its ERISA Affiliates (as defined herein), or (b) that are sponsored or maintained by SPFI or any of its ERISA Affiliates, or (c) to which SPFI or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors, consultants or other service providers of SPFI or any of its ERISA Affiliates, or (d) with respect to which SPFI or any of its ERISA Affiliates has any Liability, other than an agreement for the employment or engagement of any employee, director, consultant, or other service provider that is not required to be disclosed under Regulation S-K promulgated by the SEC (each of the foregoing, a “SPFI Employee Plan”). All of the SPFI Employee Plans comply and have been administered in all material respects in compliance with their terms and with all applicable requirements of ERISA, the Code and other applicable laws.
Section 4.15 SPFI Information. The information relating to SPFI and its Subsidiaries that is supplied by or on behalf of SPFI for inclusion or incorporation by reference in the Registration Statement and the Registration Statement will not (with respect to the Proxy Statement, as of the date the Registration Statement is first mailed to BOH shareholders, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any SPFI Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Registration Statement relating to SPFI and SPFI’s Subsidiaries and other portions thereof within the reasonable control of SPFI and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.
Section 4.16 No Other Representations and Warranties. Except for the representations and warranties made by SPFI in this Article IV or in any certificate delivered with respect thereto, and as qualified by the SPFI Disclosure Schedules (and any updates thereto), SPFI does not make any express or implied representation or warranty with respect to SPFI or any of its Affiliates or Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and SPFI hereby disclaims any such other representations or warranties. SPFI acknowledges and agrees that BOH has not made or is making any express or implied representation or warranty other than those contained in Article III or in any certificate delivered with respect thereto.
ARTICLE V.
COVENANTS OF BOH
BOH covenants and agrees with SPFI as follows:
Section 5.1 Approval of Shareholders of BOH; Efforts.
(a) BOH shall, and shall cause its board of directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Texas and the Organizational Documents of BOH necessary to (1) call and give notice of a special meeting of its shareholders (the “BOH Shareholder Meeting”) for the purpose of (A) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (B) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable within fifteen (15) calendar days following the date the Registration Statement is declared effective under the Securities Act (the “Notice Date”) and (2) schedule the BOH Shareholder Meeting to take place on a date that is within forty-five (45) calendar days after the Notice Date; (ii) use Commercially Reasonable Efforts to (x) cause the BOH Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of two-thirds (2/3) of the outstanding shares of BOH Stock entitled to vote thereon (the “BOH Shareholder Approval”); (iii) include in the Proxy Statement (as defined herein) the recommendation of the board of directors of BOH that the BOH shareholders approve and adopt this Agreement and the transactions contemplated hereby (the “BOH Board Recommendation”); (iv) except as permitted by Section 5.1(b), not withdraw, amend or modify the BOH Board Recommendation in a manner adverse to SPFI (a “Change in Recommendation”); (v) unless there has been a Change in Recommendation, recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within five (5) Business Days after it is announced; (vi) unless there has been a Change in Recommendation, reaffirm the BOH Board Recommendation within three (3) Business Days following a request by SPFI; and (vii) unless there has been a Change in Recommendation, not make any statement, filing or release, in connection with the BOH Shareholder Meeting or otherwise, inconsistent with the BOH Board Recommendation. BOH shall adjourn or postpone the BOH Shareholder Meeting, if, (x) as of the time for which such meeting is originally scheduled, there are insufficient shares of BOH Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or (y) if on the date of such meeting, BOH has not received proxies representing a sufficient number of shares necessary to obtain the BOH Shareholder Approval, or (z) after consultation with SPFI, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which BOH’s board of directors has determines in good faith, after receiving the advice of its outside counsel, is necessary or advisable under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by BOH’s shareholders prior to the BOH Shareholder Meeting. BOH shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the BOH Shareholder Approval. BOH shall only be required to adjourn or postpone the BOH Shareholder Meeting two (2) times, for aggregate adjournments or postponements not exceeding forty-five (45) calendar days, pursuant to the immediately preceding sentence of this Section 5.1(a) and any further adjournments or postponements of the BOH Shareholder Meeting pursuant to such sentence (other than as provided in clause (z)) shall require the prior written consent of SPFI. Except with the prior approval of SPFI or as required by applicable law, no other matters shall be submitted for the approval of the shareholders of BOH at the BOH Shareholder Meeting.
(b) Notwithstanding the foregoing, if BOH has complied with Section 5.6, the board of directors of BOH may effect a Change in Recommendation if BOH or any of its representatives receives an unsolicited bona fide Acquisition Proposal (as defined herein) before the BOH Shareholder Approval and the board of directors of BOH has (i) determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined herein), and (ii) determined in its good faith judgment (after consultation with BOH’s outside legal counsel) that the failure to effect a Change in Recommendation would cause or would be reasonably likely to cause it to violate its fiduciary duties under applicable law. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the BOH Shareholder Meeting shall be convened, this Agreement and the transactions contemplated hereby shall be submitted to the shareholders of BOH at the BOH Shareholder Meeting for the purpose of voting on the approval of such proposals and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve BOH of such obligation. In the event that there is present at the BOH Shareholder Meeting, in person or by proxy, sufficient favorable voting power to secure the BOH Shareholder Approval, BOH will not adjourn or postpone the BOH Shareholder Meeting unless BOH is advised by counsel in writing that failure to do so would result in a breach of the fiduciary duties of the board of directors of BOH. BOH shall keep SPFI updated with respect to the proxy solicitation results in connection with the BOH Shareholder Meeting as reasonably requested by SPFI.
(c) If this Agreement is approved by BOH’s shareholders, BOH shall take all reasonable actions to aid and assist in the consummation of the Merger, and shall use Commercially Reasonable Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and SPFI reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement.
Section 5.2 Activities of BOH Pending Closing.
(a) From the date of this Agreement to and including the Closing Date, as long as this Agreement remains in effect, and unless SPFI has consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise expressly contemplated or permitted by other provisions of this Agreement or except as may be required by applicable law or an order or policy of a Governmental Body, BOH shall, and shall cause each of its Subsidiaries to:
(i) conduct its affairs (including the making of or agreeing to make any Loans or other extensions of credit) only in the Ordinary Course of Business consistent with past practices and safe and sound banking principles;
(ii) use Commercially Reasonable Efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;
(iii) promptly (and in no event more than 48 hours of having knowledge of any of the following conditions) give written notice to SPFI of (A) any material change in its business, operations or prospects, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body having jurisdiction over BOH or any of its Subsidiaries, (C) the commencement or threat of any Proceeding against BOH or any of its Subsidiaries or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of BOH contained in this Agreement to be untrue or inaccurate in any material respect (without regard to any materiality qualifiers contained therein) or (3) a Material Adverse Effect on BOH or Bank of Houston;

(iv) maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion; and
(v) except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of BOH or SPFI to obtain the Regulatory Approvals or any other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.
(b) From the date of this Agreement to and including the Closing Date, as long as this Agreement remains in effect, except (1) as expressly permitted by this Agreement (including in Section 5.2(b) of the BOH Disclosure Schedules) or (2) as may be required by applicable law or an order or policy of a Governmental Body, BOH shall not, and shall not permit any of its Subsidiaries to, without the written consent of SPFI (which consent shall not be unreasonably withheld, conditioned or delayed):
(i) adjust, split, combine or reclassify any of BOH Stock;
(ii) make, acquire, modify or renew, or agree to make, acquire, modify or renew, any Loans, Loan participations or other extensions of credit (whether directly or indirectly through the purchase of Loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a violation of its policies and procedures in effect as of the date of this Agreement, or (B) would not be in the Ordinary Course of Business consistent with past practices and safe and sound banking principles;
(iii) make, acquire, renew, amend, modify, extend the term of, extend the maturity of or grant the forbearance or issue a commitment to do any of the foregoing for any Loan of more than $1,500,000 or make, acquire, renew, amend, modify or extend any Loan participation or mortgage Loan;
(iv) make, commit to make, renew, extend the maturity of, or alter any of the material terms of any (i) Loans classified special mention, substandard or doubtful by Bank of Houston’s state or federal regulators in its most recent examination, or (ii) Loans on the internal Watch List provided to SPFI;
(v) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, other than in connection with the exercise, vesting or settlement of BOH Equity Awards outstanding as of the date of this Agreement in accordance with their terms in effect on the date of this Agreement;
(vi) grant any BOH Equity Awards, stock appreciation rights, stock appreciation units, restricted stock, stock options, phantom stock or other form of incentive, equity or equity-based compensation;
(vii) open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;
(viii) enter into, amend, modify, renew, terminate or waive any material provision of any agreement of the type that would be required to be disclosed in Section 3.19(a) of the BOH Disclosure Schedules, or any other material agreement, or acquire or dispose of any material amount of assets or Liabilities or make any change in any of its leases, except in the Ordinary Course of Business consistent with past practices and safe and sound banking practices;
(ix) (A) hire or terminate (other than for cause) any employee or independent contractor, except for hiring at will employees at an annual salary not to exceed $75,000 to fill vacancies that may arise in the Ordinary Course of Business, or (B) promote any employee except to fill vacancies that may arise in the Ordinary Course of Business;
(x) grant any severance, change in control or termination payment to, or enter into any collective bargaining, change-in-control, retention, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of BOH or any of its Subsidiaries, either individually or as part of a class of similarly situated Persons;
(xi) except pursuant to a written plan or policy that has previously been provided to SPFI, (A) increase in any manner the compensation, benefits or fringe benefits of any of its employees, directors, consultants or other service providers, (B) pay any perquisite such as automobile allowance, club membership or dues or other similar benefits, or (C) institute any new employee welfare, retirement or similar plan or arrangement or any new plan or arrangement that would constitute a BOH Employee Plan;

(xii) pay or agree to or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay, to or for the benefit of any of shareholders, directors, officers, employees or agents of BOH or Bank of Houston, except pursuant to a written plan or policy under which such amounts have been accrued on the Financial Statements provided to SPFI and the timing and amount of the payment is consistent with the timing and amount of prior payments of such bonus, extra compensation, pension, severance or vacation pay as set forth on Section 5.2(b)(xii) of the BOH Disclosure Schedule;
(xiii) except pursuant to agreements or arrangements in effect on the date of this Agreement, or making or renewing Loans to officers, directors, or any of their respective immediate family members or any Affiliates or associates (as such terms are defined under the Exchange Act) and compliant with BOH’s Regulation O policies and procedures, pay, loan, or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense reimbursement or advancement in the Ordinary Course of Business consistent with past practice;
(xiv) amend any BOH Employee Plan, other than as required to maintain the tax qualified status of such plan or as contemplated under this Agreement;
(xv) (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of BOH Stock, other than the payment of dividends from Bank of Houston to BOH, or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of BOH Stock;
(xvi) make any change in accounting methods, principles and practices, except as may be required by GAAP or any Governmental Body;
(xvii) sell, transfer, convey, mortgage, encumber or otherwise dispose of any assets (tangible or intangible), deposits, business or properties, other real estate owned, or cancel or release any indebtedness owed to BOH or any of its Subsidiaries, other than non-exclusive licenses granted in the Ordinary Course of Business, except in the Ordinary Course of Business consistent with past practices and safe and sound banking practices;
(xviii) foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by SPFI of a recent Phase I environmental review thereof;
(xix) increase or decrease the rate of interest paid on deposit accounts, including new or renewed time deposits, except in a manner and pursuant to policies consistent with past practices, safe and sound banking practices and market rates;
(xx) charge off any Loan or other extension of credit greater than $50,000 without three (3) Business Days’ prior written notice to SPFI of the amount of such charge-off; provided, that if such charge-off is made at the request of a Governmental Body, then no prior notice or consent by SPFI will be required;
(xxi) allow Bank of Houston’s loan to deposit ratio to exceed 105%, whether through action or failure to take action, without three (3) Business Days’ prior written notice to SPFI of such intended action; provided, however, that Bank of Houston shall have five (5) Business Days to bring its loan to deposit ratio to or below 105% upon any event causing such ratio to exceed 105%;
(xxii) (A) establish any new Subsidiary or Affiliate or enter into any new line of business, or (B) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the Ordinary Course of Business any property or assets of, any other Person;
(xxiii) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the Allowance, and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any Governmental Body;

(xxiv) amend or change any provision of the Organizational Documents of BOH or any of its Subsidiaries;
(xxv) make any capital expenditure which would exceed an aggregate of $25,000;
(xxvi) prepay any indebtedness or other similar arrangements so as to cause BOH to incur any prepayment penalty thereunder;
(xxvii) excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances except for (A) overnight advances and (B) other Federal Home Loan Bank advances having a stated maturity date not later than March 31, 2026;
(xxviii) increase the amount of brokered deposits, in the aggregate, or wholesale funding, in the aggregate; approve any new relationship for brokered, wholesale or noncore funding; or renew brokered deposits or certificates of deposits with a maturity longer than six months;
(xxix) settle any Proceeding (A) involving payment by it of money damages in excess of $25,000 in the aggregate or (B) imposing any material restriction on the operations of BOH or any of its Subsidiaries;
(xxx) make any changes to its Securities Portfolio or the manner in which the Securities Portfolio is classified or reported;
(xxxi) make, change or revoke any Tax election or Tax method of accounting, settle or compromise any Tax Liability, enter into any Tax closing agreement, surrender any right to claim a return of Taxes, file any amended Tax Return, or consent to any extension or waiver of any statute of limitations;
(xxxii) take or cause to be taken any action that would reasonably be expected to cause the Merger or the Bank Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall not fail to take or cause to be taken any action required to cause each of the Merger and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code;
(xxxiii) issue a replacement of any certificate representing its securities except upon (i) written notice to SPFI, (ii) presentation of a properly executed lost certificate affidavit in form reasonably satisfactory to SPFI and (iii) if required by SPFI, the delivery of an indemnity or surety bond in the amount of the consideration payable with respect to shares of BOH Stock represented therein; or
(xxxiv) agree to do any of the foregoing.
Section 5.3 Notice of Certain Loans.
(a) Bank of Houston will take all actions with respect to certain Loans as described on Section 5.3 of the SPFI Disclosure Schedules.
(b) Bank of Houston will promptly (but in no event more than two (2) Business Days) notify SPFI of (1) any Loan which has been placed on Bank of Houston’s Watch List, (2) any upgrade or downgrade of any Loan classification, and (3) any new past-due Loans.
(c) Bank of Houston will not (1) renew, extend the maturity of, or alter any of the material terms of any Loan which has been classified or, in the exercise of reasonable diligence by Bank of Houston or any Governmental Body with supervisory jurisdiction over Bank of Houston, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “watch,” “pass/watch” or any comparable classifications by such persons, in excess of $100,000, or (2) make or commit to make a Loan in excess of $100,000 to any Borrower with an outstanding Loan agreement, note or borrowing arrangement with Bank of Houston which has been classified or, in the exercise of reasonable diligence by Bank of Houston or any Governmental Body with supervisory jurisdiction over Bank of Houston, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “watch,” “pass/watch” or any comparable classifications by such persons; provided, that, unless SPFI objects to such transaction no later than two (2) Business Days after actual receipt by Designated Representative of SPFI (as defined below) of all information reasonably necessary to the making, renewal or alteration of such Loan (which information will include, as applicable, credit reports, financial statements and Tax Returns of the Borrower and appraisals of the collateral), SPFI will be deemed to have approved such transaction. For purposes of this Section 5.3, the “Designated Representative of SPFI” will mean Brent Bates.
Section 5.4 Access to Properties and Records.
(a) To the extent permitted by applicable law, BOH shall and shall cause each of its Subsidiaries, upon reasonable notice from SPFI to BOH to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of SPFI full access to the properties, books and records of BOH and its Subsidiaries during normal business hours in order that SPFI may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of BOH and its Subsidiaries and to conduct the environmental investigations provided in Section 5.12, and (ii) furnish SPFI with such additional financial and operating data and other information as to the business and properties of BOH as SPFI shall, from time to time, reasonably request, including but not limited to updated Loan documentation and Data Tape.
(b) As soon as practicable after they become available, BOH shall deliver or make available to SPFI all unaudited monthly and quarterly financial information prepared for the internal use of management of BOH and all Consolidated Reports of Condition and Income filed by Bank of Houston with the appropriate Governmental Body after the date of this Agreement. In the event of the termination of this Agreement, SPFI shall return to BOH all documents and other information obtained pursuant hereto and shall keep confidential any information obtained pursuant to Section 7.2.
Section 5.5 Information for Regulatory Applications and SEC Filings.
(a) To the extent permitted by law and during the pendency of this Agreement, BOH shall furnish SPFI with all information concerning BOH or any of its Subsidiaries required for inclusion in any application, filing, statement or document to be made or filed by SPFI with any Governmental Body in connection with the transactions contemplated by this Agreement and any filings with the SEC and any applicable state securities authorities. BOH shall fully cooperate with SPFI in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement. BOH shall, upon reasonable request by SPFI, furnish to SPFI all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of SPFI, BOH or any of their respective Subsidiaries to any regulatory agency or other Governmental Body in connection with the Merger or the Bank Merger and the other transactions contemplated by this Agreement.
(b) None of the information relating to BOH and its Subsidiaries that is provided by BOH for inclusion in (i) the Proxy Statement to be prepared in accordance with BOH’s Organizational Documents and applicable law and mailed to BOH’s shareholders in connection with the solicitation of proxies by the board of directors of BOH for use at the BOH Shareholder Meeting, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to BOH’s shareholders, at the time of the BOH Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement (as defined herein) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
Section 5.6 No Solicitation; Acquisition Proposals.
(a) Neither BOH nor any of its Subsidiaries shall, and they shall instruct their respective directors, officers, agents or representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any confidential or nonpublic information or data with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that would reasonably be expected to lead to, an Acquisition Proposal, or (iii) adopt, approve, agree to, accept, endorse or recommend any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.6 by any Subsidiary of BOH shall constitute a breach of this Section 5.6 by BOH. In addition to the foregoing, unless this Agreement has been terminated in accordance with Section 9.1, BOH shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger. Notwithstanding any other provision in this Agreement, nothing herein shall restrict BOH or any of its Subsidiaries, or their respective directors, officers, agents or representatives, from (y) informing any Person of the terms of Sections 5.1 and 5.6 or (z) seeking a clarification or other information from any Person with respect to an Acquisition Proposal.
(b) Promptly (but in no event more than forty-eight (48) hours) following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to any Acquisition Proposal, BOH shall advise SPFI in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person making any such Acquisition Proposal, request or inquiry), and BOH shall as promptly as reasonably practicable (but in no event more than forty-eight (48) hours) provide to SPFI (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. BOH shall keep SPFI reasonably informed on a reasonably current basis of any material developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such Acquisition Proposal, request or inquiry.
(c) Notwithstanding anything herein to the contrary, if at any time prior to the BOH Shareholder Meeting either BOH or any of its Subsidiaries receives an Acquisition Proposal that did not result from a breach of Section 5.6(a) and that the board of directors of BOH determines in good faith, after consultation with its legal counsel and financial advisor, constitutes or would be reasonably be expected to lead to a Superior Proposal, then BOH or any of its Subsidiaries may (i) engage or participate in discussions or negotiations with the Person making such Acquisition Proposal (and its representatives) and (ii) furnish or cause to be furnished to such Person (and its representatives) any confidential or nonpublic information or data with respect to BOH and any of its Subsidiaries, provided that before furnishing any such information to such Person pursuant to this clause (ii), BOH shall have entered into a customary confidentiality agreement with such Person and, provided further, that such information shall be provided by BOH to SPFI prior to or substantially concurrently with providing such information to such Person to the extent not previously furnished to SPFI.
(d) Notwithstanding anything herein to the contrary, at any time prior to the BOH Shareholder Meeting, the board of directors of BOH may make a Change in Recommendation and submit this Agreement to BOH’s shareholders without the BOH Board Recommendation (although the resolution approving this Agreement may not be rescinded), if (i) BOH has received a Superior Proposal (after giving effect to the terms of any revised offer by SPFI pursuant to this Section 5.6(d)), and (ii) the board of directors of BOH has determined in good faith, after consultation with its financial advisors and outside legal counsel, that it would be reasonably expected to result in a violation of the directors’ fiduciary duties under applicable law to fail to make the Change in Recommendation; provided, that the board of directors of BOH may not take the actions set forth in this Section 5.6(d) unless:
(i) such Superior Proposal did not result from a violation of this Section 5.6;
(ii) BOH has provided SPFI at least four (4) Business Days prior written notice of its intention to take such action and a copy of any proposed agreement or other document relating to such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal);
(iii) during such four (4) Business Day period, BOH has and has caused its financial advisors and outside legal counsel to consider and negotiate with SPFI in good faith (to the extent SPFI desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by SPFI; and
(iv) the board of directors of BOH has determined in good faith, after consultation with its financial advisors and outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed in writing by SPFI prior to the close of business on such fourth (4th) Business Day, if any, that such Superior Proposal remains a Superior Proposal and that it would nevertheless reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law to fail to make the Change in Recommendation.

Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.6(d) and will require a new determination and notice period as referred to in this Section 5.6(d); provided, that such notice period shall be two (2) Business Days.
(e) BOH and each of its Subsidiaries shall, and BOH shall direct its representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than SPFI, City Bank and their representatives) that has made or indicated an intention to make an Acquisition Proposal, and (iii) except to the extent the board of directors of BOH determines that such action or failure to act would reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law, not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.
(f) Nothing contained in this Agreement shall prevent BOH or its board of directors from making any other disclosure to the shareholders of BOH that BOH or its board of directors determines in good faith is reasonably required by applicable law; provided, that any Change in Recommendation must comply with this Section 5.6.
Section 5.7 Termination of Contracts. BOH shall use Commercially Reasonable Efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that each contract listed on Section 5.7 of the BOH Disclosure Schedules will, if the Merger occurs, be terminated prior to the Conversion Date; provided, however, that until the thirtieth (30th) calendar day prior to Closing, SPFI shall have the right to add to Section 5.7 of the BOH Disclosure Schedules any data processing contracts and contracts related to the provision of electronic banking services of BOH or Bank of Houston not then listed on Section 5.7 of the BOH Disclosure Schedules to the extent any such contract had not been made available to SPFI prior to the date of this Agreement (the “Contracts to be Terminated”); provided further, that any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by BOH or Bank of Houston in connection with the termination of any Contract to be Terminated shall be accrued or paid by BOH on or prior to the Closing Date. Such notice and actions by BOH shall be in accordance with the terms of such contracts, and BOH will provide a draft of the notice to SPFI prior to providing notice of termination to BOH’s counterparty and shall copy SPFI on all communications with such counterparty regarding termination. For the avoidance of doubt, SPFI shall not pay or be responsible for the payment of any costs, fees, expenses, contract payments, penalties or liquidated damages in connection with the termination of any contract subject to this Section 5.7. For the avoidance of doubt, the use of “Commercially Reasonable Efforts” by BOH as used in this Section 5.7 shall include the payment or accrual of any termination fees or liquidated damages required by the terms of the contracts referenced in this Section 5.7 upon the termination of such contracts.
Section 5.8 Liability Insurance. BOH shall purchase for a period of not less than six (6) years after the Effective Time, past acts and extended reporting period insurance coverage for no less than the six (6)-year period immediately preceding the Effective Time, under its current (i) directors and officers liability insurance (or comparable coverage), (ii) employment practices liability insurance, (iii) bankers professional liability insurance, (iv) fiduciary liability insurance, (v) mortgage errors and omissions insurance, (vi) cyber insurance, (vii) employee benefits liability, (viii) excess and umbrella liability, and (ix) bank card protector insurance, ((i) through (ix) collectively, the “Tail Policy”), for each person and entity, including, without limitation, BOH, its Subsidiaries and their respective directors, officers and employees, currently covered under those policies held by BOH or its Subsidiaries.
Section 5.9 Allowance for Credit Losses. BOH shall cause Bank of Houston to maintain its Allowance at a level consistent with Bank of Houston’s historical levels and its existing policies and in compliance with GAAP as applied to banking institutions, including with respect to CECL, and all applicable rules and regulations, and in the reasonable opinion of management, at a level adequate in all respects to provide for all probable losses, net of recoveries relating to Loans previously charged off, on Loans outstanding (including accrued interest receivable) of BOH or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit).

Section 5.10 Third-Party Consents. BOH shall use Commercially Reasonable Efforts, and SPFI shall reasonably cooperate with BOH at BOH’s request, to provide all required notices and obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 3.4(b) of the BOH Disclosure Schedules.
Section 5.11 Coordination; Integration.
(a) The senior officers of BOH and Bank of Houston agree to meet with senior officers of SPFI and City Bank, on a semi-monthly basis or as reasonably requested by SPFI or BOH, relating to the development, coordination and implementation of the post-Merger operating and integration plans of City Bank, as the resulting institution in the Bank Merger and to otherwise review the financial and operational affairs of BOH and Bank of Houston; provided, that SPFI and City Bank shall have no right to review confidential supervisory information (as such term is defined in 12 C.F.R. § 261.2) of BOH or Bank of Houston, and to the extent permitted by applicable law, each of BOH and Bank of Houston agrees to give reasonable consideration to SPFI’s input on such matters, consistent with this Section 5.11, with the understanding that SPFI shall in no event be permitted to exercise control of BOH or Bank of Houston prior to the Effective Time and, except as specifically provided under this Agreement, BOH and Bank of Houston shall have no obligation to act in accordance with SPFI’s input.
(b) Commencing after the date of this Agreement, BOH shall distribute by overnight mail or by electronic mail a copy of any BOH or Bank of Houston board package, including the agenda and any draft minutes, to SPFI promptly after it distributes a copy to the board of directors of BOH or Bank of Houston; provided, however, that BOH shall not be required to provide to SPFI copies of any documents that disclose (i) confidential discussions of this Agreement or the transactions it contemplates or any third-party proposal to acquire control of BOH, (ii) any matter that BOH’s board of directors has been advised by counsel may violate a confidentiality obligation or fiduciary duty or any law or regulation, including with respect to the disclosure of regulatory examination ratings or other confidential supervisory information, or may result in a waiver of BOH’s attorney-client privilege or violate the privacy rights of any customer, or (iii) any information provided to BOH’s or Bank of Houston’s board of directors or Loan Committee or Asset Liability Committee (or similar function) of BOH’s or Bank of Houston’s board of directors with respect to loan- or credit-related information, including, but not limited to, Loan pricing or credit decisions, and liquidity related information, including but not limited to updates on deposit rate and stratification, brokered and wholesale funding, and any other noncore funding sources.
(c) Commencing after the date of this Agreement, BOH shall, on a weekly basis, provide SPFI with copies of the materials distributed to senior loan officers and members of Bank of Houston’s Loan Committee (collectively, the “BOH Loan Representatives”). Such materials shall include, but are not limited to, summaries of all Loans, Loan participations, other extensions of credit, downgrades, new classified Loans and charge-offs approved or requested during the preceding week, weekly updates on past-due and classified Loans, and related reports or documents. For the avoidance of doubt, BOH shall not be required to provide SPFI with real-time access to any internal data portal or shared file site.
(d) Commencing after the date of this Agreement and to the extent permitted by applicable law, SPFI, City Bank, BOH and Bank of Houston shall use their Commercially Reasonable Efforts to plan the integration of BOH and Bank of Houston with the businesses of SPFI and its Affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall SPFI or its Affiliates be entitled to control BOH or Bank of Houston prior to the Effective Time. Without limiting the generality of the foregoing, from the date of this Agreement through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of BOH and Bank of Houston in the Ordinary Course of Business, BOH’s and Bank of Houston’s employees and officers shall use their Commercially Reasonable Efforts to provide support, including support from BOH’s and Bank of Houston’s outside contractors, and to assist SPFI in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the Closing; provided, however, that no integration shall take place prior to the Closing. SPFI shall provide such assistance of its personnel as BOH and Bank of Houston shall request to permit BOH and Bank of Houston to comply with their obligations under this Section 5.11.
Section 5.12 Environmental Investigation; Rights to Terminate Agreement.
(a) SPFI and its consultants, agents and representatives shall have the right to the same extent that BOH or Bank of Houston has such right (at SPFI’s cost and expense), but not the obligation or responsibility, to inspect any BOH or Bank of Houston property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to forty-five (45) calendar days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including test borings, soil, water, asbestos or other sampling, is deemed desirable by SPFI, SPFI shall (i) notify BOH of any property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, (ii) submit a work plan to BOH for such Secondary Investigation, for which SPFI agrees to afford BOH the ability to comment on and SPFI agrees to reasonably consider all such comments (and negotiate in good faith any such comments), and (iii) conclude such Secondary Investigation on or prior to sixty (60) calendar days after the date of receipt of BOH’s comments. SPFI shall give reasonable notice to BOH of such Secondary Investigations, and BOH may place reasonable restrictions on the time and place at which such Secondary Investigations may be carried out.
(b) BOH agrees to indemnify and hold harmless SPFI for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or Secondary Investigation conducted by SPFI or its agents, representatives or contractors to the extent attributable to the gross negligence or willful misconduct of BOH or its agents, representatives or contractors. SPFI agrees to indemnify and hold harmless BOH for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or Secondary Investigation conducted by SPFI or its agents, representatives or contractors, to the extent attributable to the gross negligence or willful misconduct of SPFI or its agents, representatives or contractors in performing any Environmental Inspection or Secondary Investigation. If the Closing does not occur, the foregoing indemnities shall survive the termination of this Agreement. SPFI shall not have any Liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, then, except as otherwise required by law, reports to any Governmental Body of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall be made by BOH in the exercise of its sole discretion and not by SPFI. SPFI shall make no such report prior to Closing unless required to do so by law, and in such case shall give BOH reasonable prior written notice of SPFI’s intentions so as to enable BOH to review and comment on such proposed report.
(c) To the extent that SPFI identifies any past or present events, conditions or circumstances that would require further investigation, remediation or cleanup action under Environmental Laws, BOH shall use all Commercially Reasonable Efforts to take and complete any such reporting, remediation or other response actions prior to Closing; provided, however, that, to the extent any such response actions have not been completed prior to Closing (“Unresolved Response Action”), BOH shall include the after-tax amount of the costs reasonably expected to be incurred by the Surviving Corporation on or after the Closing Date, as determined by an independent third party with recognized expertise in environmental clean-up matters.
(d) SPFI shall have the right to terminate this Agreement within ninety (90) calendar days after the date of this Agreement if (i) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by SPFI because the Environmental Inspection, Secondary Investigation or other environmental survey identifies violations or potential violations of Environmental Laws that are reasonably likely to result in a Material Adverse Effect on BOH; (ii) any past or present events, conditions or circumstances that would reasonably be expected to require further investigation, remedial or cleanup action under Environmental Laws, including, without limitation, an Environmental Inspection, Secondary Investigation or other environmental survey identifying the presence of any asbestos-containing material or mold in, on or under any BOH Real Property that is reasonably likely to have a Material Adverse Effect on BOH or Bank of Houston; or (iii) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any BOH Real Property that is not shown to be in compliance with all Environmental Laws applicable to such tank, or that has had a release of petroleum or some other Hazardous Materials that has not been remediated in accordance with applicable Environmental Law, and that is reasonably likely to have a Material Adverse Effect on BOH or Bank of Houston. In the event SPFI terminates this Agreement or elects not to proceed to Closing pursuant to this Section 5.12(c), if BOH reimburses SPFI for the costs of preparing any Environmental Inspections, SPFI shall deliver to BOH copies of any environmental report, engineering report, or property condition report prepared by SPFI or any third party with respect to any BOH Real Property. Any results or findings of any Environmental Inspections shall not be disclosed by SPFI to any third party not affiliated with SPFI, unless SPFI is required by law to disclose such information.
(e) BOH agrees to make available upon request to SPFI and its consultants, agents and representatives all documents and other materials relating to environmental conditions of any BOH Real Property including the results of other environmental inspections and surveys to the extent such documents are in the possession of BOH. BOH also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with SPFI and, at SPFI’s cost and expense, shall be entitled to certify the same in favor of SPFI and its consultants, agents and representatives and make all other data available to SPFI and its consultants, agents and representatives.
Section 5.13 Bank Merger. Prior to the Effective Time, BOH shall cause Bank of Houston to cooperate with SPFI and City Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Bank Merger after the Effective Time and after the Merger.
Section 5.14 Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, changes in shareholders’ equity and cash flows of BOH for the periods then ended, which may be provided by BOH to SPFI subsequent to the date of this Agreement, shall be prepared from the books and records of BOH and its Subsidiaries and shall fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of BOH at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (a) omit the footnote disclosure required by GAAP and (b) be subject to normal year-end audit adjustments required by GAAP. The Consolidated Reports of Condition and Income filed by Bank of Houston subsequent to the date of this Agreement shall fairly present the financial position of Bank of Houston and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.
Section 5.15 Employee Benefit Plans. BOH or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as SPFI may reasonably require in order to cause the termination of (or termination of participation in) all the BOH Employee Plans and PEO Employee Plans listed on Section 3.23(a) of the BOH Disclosure Schedules on terms satisfactory to SPFI and in accordance with applicable law, with such termination effective not later than immediately prior to the Effective Time, it being understood and agreed that the winding up of any such Employee Benefit Plan may be completed following the Closing Date. For the avoidance of doubt, this Section 5.15 shall not apply to any Employee Benefit Plan with respect to which BOH or one of its Subsidiaries does not possess the unilateral right to amend or terminate such plan (or participation therein). As of the Closing Date, BOH shall have fully accrued the total amount of benefits due to each participant under any BOH Employee Plan and PEO Employee Plan listed on Section 3.23(b) of the BOH Disclosure Schedules, with such amounts calculated based on the benefit that would be owed to such participant upon a termination of employment immediately following the Closing Date and accrued in accordance with GAAP on BOH’s consolidated balance sheet.
Section 5.16 Change in Control Payments. BOH shall, and shall cause Bank of Houston to, take all necessary actions to ensure that no payment set forth on Section 3.23(f) of BOH Disclosure Schedules would constitute an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law), and be subject to the excise tax imposed by Section 4999 of the Code. If required to avoid the imposition of Taxes under Section 4999 of the Code, BOH shall, and shall cause Bank of Houston, to (a) use Commercially Reasonable Efforts to obtain a waiver (“280G Waiver”) from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) entitled to receive a payment and/or benefit that is reasonably expected to be a “parachute payment” (within the meaning of Section 280G(b)(2) of the Code) in connection with the Merger of his or her right to receive some or all of such payments and/or benefits (the “Waived 280G Benefits”) to the extent necessary so that all remaining payments and benefits applicable to such “disqualified individual” shall not be deemed a parachute payment, and (b) to the extent there are Waived 280G Benefits, deliver to all of its shareholders who are entitled to vote, prior to such vote, an adequate written disclosure statement that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, and which solicits approval by all shareholders entitled to vote (“280G Shareholder Approval”), in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, of the right of any “disqualified individual” to receive or retain any payments that would reasonably be expected, in the absence of such approval by such shareholders, to constitute “excess parachute payments” (within the meaning of Section 280G(b)(1) of the Code). If applicable, BOH shall provide drafts of the 280G Waivers and such 280G Shareholder Approval materials, including disclosure documents, to SPFI for its review and comment within a reasonable time prior to obtaining the 280G Waivers and prior to seeking the 280G Shareholder Approval. If applicable, at least two (2) Business Days prior to the Closing Date, BOH shall deliver to SPFI evidence that a vote of BOH’s shareholders who are entitled to vote with respect to payments subject to 280G Waivers obtained pursuant to the foregoing provisions of this Section 5.16 was solicited in accordance with the foregoing provisions of this Section 5.16 and that either (x) the requisite number of shareholder votes was obtained with respect to the Waived 280G Benefits or (y) the 280G Shareholder Approval was not obtained.
Section 5.17 Regulatory Matters. BOH shall and shall cause Bank of Houston to take all necessary actions to address and remediate any findings of or requests, if any, made by a Governmental Body of BOH or Bank of Houston prior to Closing, or if not possible to address and remediate such findings or requests prior to Closing, BOH shall accrue an amount sufficient to cover expenses reasonably required by SPFI to timely remediate after the Merger.
Section 5.18 Payment of Indebtedness. On or before the Closing Date, BOH shall have taken all actions necessary to effect, as of the Effective Time, the payoff and retirement of all of BOH’s obligations under the indebtedness set forth on Section 5.18 of the BOH Disclosure Schedules (the “BOH Indebtedness”).
Section 5.19 No Control. Nothing contained in this Agreement shall give SPFI, directly or indirectly, the right to control or direct the operations of BOH or any of its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give BOH, directly or indirectly, the right to control or direct the operations of SPFI or any its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of BOH and SPFI shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.20 Transaction Expenses. BOH shall use its Commercially Reasonable Efforts to cause the aggregate amount of all BOH Expenses (as defined herein) to not materially exceed the estimate set forth in Section 5.20 of the BOH Disclosure Schedules. Within two (2) Business Days, BOH shall notify SPFI if or when it determines that it expects to exceed the aggregate amount of all BOH Expenses as estimated on Section 5.20 of the BOH Disclosure Schedules. Notwithstanding anything to the contrary in this Section 5.20, BOH shall not incur any investment banking, brokerage, finders, or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in Section 5.20 of the BOH Disclosure Schedules.
ARTICLE VI.
COVENANTS OF SPFI
SPFI covenants and agrees with BOH as follows:
Section 6.1 Regulatory Filings; Efforts. Within sixty (60) calendar days following the date of this Agreement, SPFI shall prepare and file, or shall cause to be prepared and filed, all necessary applications or other documentation with the Federal Reserve Board, the FDIC, the TDB, and any other appropriate Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement, including the Bank Merger. Prior to filing such applications, SPFI will provide BOH drafts of the non-confidential portions of such applications and incorporate BOH’s reasonable comments to such applications. SPFI shall take all reasonable action to aid and assist in the consummation of the Merger, and shall use Commercially Reasonable Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement and the Merger. SPFI shall provide BOH with copies of all such regulatory filings and all correspondence with Governmental Bodies in connection with the Merger for which confidential treatment has not been requested. SPFI shall pay, or shall cause to be paid, any applicable fees and expenses incurred by it or any of its Subsidiaries in connection with the preparation and filing of such regulatory applications.
Section 6.2  Registration Statement.
(a) Within sixty (60) calendar days following the date of this Agreement, SPFI shall prepare and file the Registration Statement and any other applicable documents, including the notice, proxy statement and prospectus and other proxy solicitation materials of BOH constituting a part thereof (collectively, the “Proxy

Statement”), relating to the shares of SPFI Common Stock to be delivered to the shareholders of BOH pursuant to this Agreement. Each of SPFI and BOH shall use its Commercially Reasonable Efforts to have the Registration Statement declared effective under the Securities Act as soon as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. BOH and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to information about BOH and the meeting of BOH’s shareholders. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.
(b) Upon the Registration Statement being declared effective, BOH shall thereafter mail or deliver the Proxy Statement to its shareholders. SPFI shall also use its Commercially Reasonable Efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and BOH shall furnish all information concerning BOH and the holders of BOH Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to BOH or SPFI, or any of their respective affiliates, directors or officers, should be discovered by BOH or SPFI that should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable law, disseminated to BOH’s shareholders.
(c) None of the information relating to SPFI and its Subsidiaries that is provided by SPFI for inclusion in (i) the Proxy Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to BOH’s shareholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
Section 6.3 Nasdaq Listing. SPFI shall file all documents required to be filed to have the shares of SPFI Common Stock to be issued pursuant to this Agreement included for listing on Nasdaq and use its Commercially Reasonable Efforts to effect said listing.
Section 6.4 Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date of this Agreement until the Effective Time, SPFI shall and shall cause each of its Subsidiaries to (a) maintain its and their corporate existence in good standing; (b) maintain the general character of its business and conduct its business in its ordinary and usual manner; (c) extend credit only in accordance with its existing lending policies and practices; and (d) use Commercially Reasonable Efforts to (i) preserve intact its present business organizations, (ii) keep available the services of its present executive officers and directors and (iii) preserve its relationships and goodwill with customers and advantageous business relationships.
Section 6.5 Negative Covenants. SPFI shall not, nor shall it permit any of its Subsidiaries or Affiliates to, (a) amend its Organizational Documents in a manner that would adversely affect BOH, (b) take, or fail to take, any action that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” under Section 368(a) of the Code, (c) take any action that, to the knowledge of SPFI, would adversely affect or delay (i) SPFI’s ability to obtain the necessary approvals of any Governmental Body required for the consummation of the transactions contemplated hereby or (ii) SPFI’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (d) agree or commit to do any of the foregoing.
Section 6.6 Employee Matters.
(a) Each employee of BOH and its Subsidiaries who remains in the active employment of SPFI or its Subsidiaries after the Closing Date (collectively, the “BOH Employees”) will be entitled to participate as an employee in the employee benefit plans and programs maintained for employees of SPFI and City Bank with credit for prior service with BOH or any of its Subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under any equity or equity-based incentive plans and benefits accrued under any defined benefit retirement plans) sponsored by SPFI or City Bank in which such BOH Employee becomes eligible to participate from and after the Closing Date, to the extent such service was credited under a comparable BOH Employee Plan immediately prior to the Closing, to the extent permitted by such SPFI plans and applicable law and to the extent that such service crediting will not result in any duplication of benefits for the same period of service. To the extent permitted by such SPFI plans and applicable law, SPFI shall use Commercially Reasonable Efforts to cause any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs to be waived with respect to each BOH Employee and their eligible dependents. To the extent permitted by the applicable SPFI plans and applicable law, SPFI shall use Commercially Reasonable Efforts to credit each BOH Employee and his or her eligible dependents for the year during which coverage under SPFI’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such BOH Employee during such year under BOH’s group health plan. For purposes of determining BOH Employee’s benefits for the calendar year in which the Merger occurs under SPFI’s vacation program, any vacation taken by a BOH Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs shall be deducted from the total SPFI vacation benefit available to such BOH Employee for such calendar year.
(b) The provisions of this Section 6.6 are for the sole benefit of the parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person (including, for the avoidance of doubt, any BOH Employee or other current or former employee of BOH or any of its Subsidiaries), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.6) under or by reason of any provision of this Agreement. Nothing in this Section 6.6 amends, or will be deemed to amend (or prevent the amendment or termination of), any BOH Employee Plan or any employee benefit plan of SPFI or any of its Affiliates.
(c) SPFI’s retention of any BOH Employees after the Effective Time will be subject to and contingent on the recipient of such offer of employment complying with all of SPFI’s standard employment requirements, and, as such, SPFI will not be obligated to extend offers of employment to any individual who, following SPFI’s standard pre-employment tests and screenings, does not meet SPFI’s standard rules, standards or policies. Furthermore, it is understood and agreed that (i) SPFI’s offer of employment to a BOH Employee will not alone constitute a commitment, contract or understanding (expressed or implied) or any obligation on the part of SPFI or its Affiliates to a post-Closing employment relationship of any fixed term or duration or upon any specific terms or conditions, and (ii) employment is “at-will” and may be terminated by SPFI or by the hired employee at any time, for any reason or for no reason whatsoever. Any BOH Employee who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment, whose employment is terminated involuntarily (other than for cause, death, disability or normal retirement) by SPFI or its Affiliates within twelve (12) months from the Conversion Date will receive, subject to the BOH Employee’s execution, return, and non-revocation of a release of claims against SPFI and its Affiliates in a form reasonably acceptable to SPFI, a lump sum severance payment in an amount equal to one (1) weeks’ pay for each year of service with SPFI and its Subsidiaries (including prior service with BOH and its Subsidiaries); provided, that the minimum severance payment shall be four (4) weeks’ pay and the maximum severance shall be twenty-six (26) weeks’ pay. No BOH Employee will be terminated involuntarily (other than for cause, death, disability or normal retirement) by SPFI or its Affiliates between the Closing Date and the Conversion Date. For purposes of this Section 6.6, “cause” means any termination of employment due to the occurrence of one of more of the following events: (i) the employee’s willful refusal to comply in any material respect with the lawful employment policies of SPFI and its Subsidiaries, provided that the employee was given prior notice of such policies, (ii) the employee’s commission of an act of fraud, embezzlement or theft against SPFI or any of its Subsidiaries, (iii) the conviction or plea of nolo contendere to any crime involving moral turpitude or a felony, or (iv) the employee’s willful refusal to substantially perform the duties and responsibilities of his or her position with City Bank; provided that, in the case of (i) and (iv), if curable, the employee must be provided notice of the refusal to comply with policy or perform duties, and be provided a reasonable opportunity to cure such basis for cause. For the avoidance of doubt, all BOH Employees then employed by SPFI or its Affiliates subsequent to the Effective Time will be “at-will” employees of SPFI.

Section 6.7 Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, comprehensive income, changes in shareholders’ equity and cash flows of SPFI for the periods then ended, which may be filed by SPFI with the SEC subsequent to the date of this Agreement, shall be prepared from the books and records of SPFI and its Subsidiaries and shall fairly present, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of SPFI at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (a) omit the footnote disclosure required by GAAP and (b) be subject to normal year-end audit adjustments required by GAAP.
Section 6.8 Issuance of SPFI Common Stock; Stock Reserves. The shares of SPFI Common Stock to be issued by SPFI to the shareholders of BOH pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of SPFI Common Stock to be issued to the shareholders of BOH pursuant to this Agreement are and shall be free of any preemptive rights of the shareholders of SPFI or any other Person. SPFI agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of SPFI Common Stock to fulfill its obligations under this Agreement.
Section 6.9 Director and Officer Indemnification.
(a) For a period of six (6) years after the Effective Time, and subject to the limitations contained in applicable Federal Reserve Board and FDIC regulations and to any limitations contained in the Organizational Documents of BOH and each of its Subsidiaries, SPFI shall indemnify and hold harmless each present director and executive officer of BOH or Bank of Houston, as applicable, determined as of the Effective Time (each, an “Indemnified Party”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred by such Indemnified Party, solely in their capacities as a director or executive officer of BOH or any of its Subsidiaries, as applicable, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or executive officer of BOH or any of its Subsidiaries to the fullest extent that the Indemnified Party would be entitled under the Organizational Documents of BOH or any of its Subsidiaries, as applicable, in each case as in effect on the date of this Agreement and to the extent permitted by applicable law; provided, however, that (i) on or before the Closing Date, BOH has obtained the Tail Policy pursuant to Section 5.8, and (ii) notwithstanding anything to the contrary set forth in the Organizational Documents of BOH or any of its Subsidiaries, as applicable, SPFI will have no obligation to advance any expenses incurred or to be incurred by any Indemnified Party in any claim, action, suit, proceeding or investigation brought by SPFI or any Subsidiary of SPFI (or their respective successors) against any Indemnified Party in advance of the final disposition thereof.
(b) Any Indemnified Party wishing to claim indemnification under this Section 6.9, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify SPFI, but the failure to so notify will not relieve SPFI of any liability it may have to the Indemnified Party to the extent such failure does not prejudice SPFI. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) SPFI will have the right to assume the defense thereof and bear the costs incurred in connection therewith and SPFI will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if SPFI elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between SPFI and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to SPFI, and SPFI shall promptly pay the reasonable fees and expenses of such counsel for the Indemnified Party as any such fees and expenses are incurred by such Indemnified Party (which may not exceed one firm in any jurisdiction), provided that the Indemnified Party for whom fees and expenses are to be paid provides a signed written undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under applicable laws or regulations, (ii) the Indemnified Party shall cooperate in the defense of any such matter, (iii) SPFI will not be liable for any settlement effected without its prior written consent and (iv) SPFI will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) If SPFI fails to pay promptly the amounts due pursuant to this Section 6.9, and, in order to obtain such payment, an Indemnified Party commences a Proceeding which results in a judgment against SPFI for failure to provide indemnification, SPFI shall pay the costs and expenses of the Indemnified Party (including attorneys’ fees and expenses) in connection with such Proceeding. Furthermore, if SPFI, or any of its successors or assigns, shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of SPFI or the surviving company shall assume the obligations set forth in this Section 6.9 prior to or simultaneously with the consummation of such transaction.
Section 6.10 Director Nomination.
(a) Contemporaneously with Closing, and subject to the satisfaction of the fiduciary duties of the board of directors of SPFI and all other legal and regulatory requirements regarding service and election or appointment as a director of SPFI, (i) SPFI shall appoint James D. Stein, or if such individual is unable to serve, one (1) other individual from the boards of directors of Bank of Houston or BOH, to be chosen by SPFI in its sole discretion (such appointed individual, the “Board Representative”) as a director of SPFI in connection with and to commence serving immediately following the Closing as a Class II member, and (ii) SPFI shall nominate the Board Representative, or cause the Board Representative to be nominated, for election by the SPFI shareholders at the 2027 annual meeting of the SPFI shareholders and, subject to the satisfaction of the fiduciary duties of the board of directors of SPFI and all other legal and regulatory requirements regarding service and election or appointment as a director of SPFI, use Commercially Reasonable Efforts to provide that the Board Representative is elected by the SPFI shareholders at the 2027 annual meeting of the shareholders of SPFI.
(b) Contemporaneously with Closing, SPFI, as sole shareholder of City Bank, shall cause City Bank (i) to appoint the Board Representative as a member of its board of directors effective as of the Closing Date, and (ii) to maintain such appointment for a period of two (2) years following the Closing Date, except in the event of the Board Representative’s earlier death, resignation, removal for cause, or disqualification under applicable law; provided, that the obligations of SPFI and City Bank under this Section 6.10(b) shall be subject to the satisfaction of the fiduciary duties of the board of directors of City Bank and all other legal and regulatory requirements regarding service and election or appointment as a director of City Bank.
Section 6.11 BOH Director Resignations. BOH shall use Commercially Reasonable Efforts to deliver to SPFI resignations of those directors of BOH and Bank of Houston at least five (5) calendar days prior to the Closing Date, with each such resignation to be effective as of the Effective Time.
Section 6.12 Section 16 Matters. If the parties determine that any employee, director or officer of BOH will be subject to the “short swing” liability provisions of Section 16 of the Exchange Act immediately following the Effective Time, then the board of directors of SPFI shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (a) the conversion of BOH Stock into SPFI Common Stock and (b) the acquisition of SPFI Common Stock pursuant to the terms of this Agreement by employees of BOH who may become an officer or director of SPFI subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, the board of directors of SPFI shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of SPFI Common Stock is to be exempted, (B) the number of shares of SPFI Common Stock to be acquired by each such individual, (C) the nature of the transaction and (D) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. BOH shall provide SPFI with such information as shall be reasonably necessary for the board of directors of SPFI to set forth the information required in the resolutions of the board of directors of SPFI.
ARTICLE VII.
MUTUAL COVENANTS OF SPFI AND BOH
Section 7.1 Notification; Updated Disclosure Schedules.
(a) BOH shall give prompt written notice to SPFI, and SPFI shall give prompt written notice to BOH, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect (without regard to any materiality qualifier contained therein), including as a result of any change in the BOH Disclosure Schedules or the SPFI Disclosure Schedules, respectively, or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement;

provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (i) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.1(c), with respect to BOH, and in Section 10.2(c), with respect to SPFI, to be incapable of being satisfied.
(b) At least ten (10) Business Days prior to the Closing Date, BOH shall provide SPFI with supplemental BOH Disclosure Schedules and SPFI shall provide BOH with updated SPFI Disclosure Schedules reflecting any material changes to the BOH Disclosure Schedules and the SPFI Disclosure Schedules, respectively, between the date of this Agreement and the date thereof. Delivery of such supplemental BOH Disclosure Schedules and updated SPFI Disclosure Schedules shall not cure a breach or modify a representation or warranty of this Agreement.
Section 7.2 Confidentiality. SPFI and BOH agree that terms of that Agreement and Non-Disclosure Agreement, dated as of October 14, 2025, by and between SPFI and BOH (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on SPFI and BOH and their respective affiliates, officers, directors, employees and representatives as if parties thereto, in accordance with the terms thereof.
Section 7.3 Publicity. Except as otherwise required by applicable law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither SPFI nor BOH shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.
Section 7.4 Certain Tax Matters.
(a) Each of BOH and SPFI, and their respective Subsidiaries and Affiliates, shall take or cause to be taken, and shall not fail to take or cause to be taken, any action required to cause each of the Merger and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Without limiting the generality of the foregoing, none of BOH or SPFI (nor any of their respective Subsidiaries or Affiliates) shall take or cause to be taken any action that would reasonably be expected to cause the Merger or the Bank Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
(b) SPFI shall deliver to Hunton Andrews Kurth LLP (“Hunton”) and Fenimore Kay Harrison LLP (“FKH”) an officer’s certificate, dated as of the Closing Date, and signed by an officer of SPFI, containing such certifications, representations, warranties and covenants of SPFI as shall be reasonably necessary or appropriate to enable Hunton and FKH to render the opinions described in Section 10.3(c), on the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC) (each, a “SPFI Tax Representation Letter”). SPFI, its Subsidiaries and Affiliates, shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications, representations, warranties and covenants included in the SPFI Tax Representation Letter.
(c) BOH shall deliver to Hunton and FKH an officer’s certificate, dated as of the Closing Date, and signed by an officer of BOH, containing such certifications, representations, warranties and covenants of BOH as shall be reasonably necessary or appropriate to enable Hunton and FKH to render the opinions described in Section 10.3(c) on the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC) (each, a “BOH Tax Representation Letter”). BOH, its Subsidiaries and Affiliates, shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications, representations, warranties and covenants included in the BOH Tax Representation Letter.
(d) Without limiting the provisions of this Section 7.4, BOH and SPFI shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulations § 1.368-3.
(e) BOH and SPFI shall evenly divide (50% each) the cost of the payment of all transfer, documentary, sales, use, stamp, registration, conveyance, value added, recording, filing and other such non-income Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by the Agreement, and for any related costs in preparing such non-income Tax Returns. BOH will file all necessary Tax Returns and other documentation with respect to all such non-income Taxes, fees and charges and, if required by applicable Law, SPFI will join in the execution of any such Tax Returns and other documentation. Notwithstanding anything to the contrary contained in this section, BOH shall not be responsible for the payment of any stock transfer taxes if payment of the Per Share Merger Consideration is to be made to any Person other than the registered holder of a Certificate, or if a surrendered Certificate is registered in the name of any Person other than the Person(s) signing the transmittal materials with respect to a Certificate.
Section 7.5 Closing Statements. At least fifteen (15) Business Days prior to the Closing Date, BOH shall deliver to SPFI a statement in substantially the form attached to this Agreement as Schedule 7.5 (the “Initial Closing Statement”) setting forth the final BOH Expenses, including any BOH Expenses projected through the Closing Date, with all necessary and appropriate supporting information and documentation that is reasonably satisfactory to SPFI. BOH shall also update the Initial Closing Statement following its delivery, if necessary, to reflect any changes therein. In the event SPFI disputes any item in the Initial Closing Statement, the parties shall confer in good faith to resolve any such dispute. The term “Final Closing Statement” shall mean the Initial Closing Statement, as it may be adjusted pursuant to this Section 7.5 to reflect any changes or resolve any disputes, as reasonably agreed upon by the parties at least two (2) Business Days prior to the Closing Date.
Section 7.6 Efforts to Consummate. Subject to the terms and conditions set forth in this Agreement, SPFI and BOH shall, and shall cause their respective Subsidiaries to, use Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, (a) the satisfaction of the conditions precedent to the obligations of BOH (in the case of SPFI) and SPFI (in the case of BOH) to the Merger and the Bank Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary consents, approvals and authorizations of, or exemptions by, any Governmental Body, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger or the Bank Merger and to fully carry out the purposes of this Agreement.
ARTICLE VIII.
CLOSING
Section 8.1 Closing. The closing of the transactions contemplated by this Agreement (“Closing”) shall take place remotely via the exchange of documents and signatures or at such location mutually acceptable to the parties hereto. Unless the parties mutually agree in writing, the Closing shall take place as soon as practicable once conditions of Article X have been satisfied or waived but in any event within the thirty (30) day period commencing on the later of the following dates and in no event later than November 1, 2026, unless extended pursuant to Section 9.1(a)(iii) or the parties otherwise mutually agree in writing:
(a) the receipt of the BOH Shareholder Approval and the last Regulatory Approval and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger and the Bank Merger; and
(b) if the transactions contemplated by this Agreement are being contested in any Proceeding and SPFI or BOH, pursuant to Section 10.3(a), has elected to contest the same, then the date that such Proceeding has been brought to a conclusion favorable, in the reasonable judgment of each of SPFI and BOH, to the consummation of the transactions contemplated herein, or such prior date as each of SPFI and BOH shall elect whether or not such proceeding has been brought to a conclusion.
Section 8.2 Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the BOH Shareholder Approval and the Regulatory Approvals, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas (“Effective Time”).

ARTICLE IX.
TERMINATION
Section 9.1 Termination.
(a) Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the board of directors of SPFI or BOH at any time prior to the Effective Time if:
(i) any court of competent jurisdiction in the United States or other Governmental Body shall have issued an Order enjoining or otherwise prohibiting the Merger or the Bank Merger and such Order shall be final and non-appealable;
(ii) any of the transactions contemplated by this Agreement are disapproved (or the applications or notices for which are suggested or recommended to be withdrawn) by any Governmental Body or any other Person whose approval is required to consummate any of such transactions;
(iii) the Effective Time has not occurred on or before November 1, 2026, unless the Effective Time is delayed solely on account of a determination not having been made on the transaction by any Governmental Body required for consummation of the Merger or Bank Merger in which case such date may be extended unilaterally by SPFI for an additional sixty (60) calendar days, or such later date as may be mutually agreed to by SPFI and BOH; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date; or
(iv) the BOH Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the BOH Shareholder Meeting.
(b) This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of BOH if SPFI shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of SPFI contained herein shall be inaccurate in any material respect. If the board of directors of BOH desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), the board of directors must notify SPFI in writing of its intent to terminate stating the reason therefor. SPFI shall have thirty (30) calendar days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.
(c) This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of SPFI if (i) BOH fails to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of BOH contained herein shall be inaccurate in any material respect, (ii) any approval required to be obtained from any regulatory authority or agency is obtained subject to restrictions or conditions on the operations of BOH, Bank of Houston, SPFI or City Bank that, in the reasonable judgment of SPFI, materially and adversely impairs the value of BOH and its Subsidiaries, taken as a whole, to SPFI; that materially and adversely impairs the economic or business benefits of the transactions contemplated by this Agreement to SPFI; that would require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, compensation, or fee arrangements of SPFI or any of its Subsidiaries; or otherwise would, in the reasonable judgment of SPFI, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement, (any such restriction or condition, a “Burdensome Condition”) or (iii) any of the conditions set forth in Section 5.12(d) shall have occurred; provided, however, that any condition, restriction, or requirement imposed by a Governmental Body which is customarily imposed in published orders or approvals for transactions such as the Merger or the Bank Merger shall not, in and of themselves, constitute a Burdensome Condition. In the event the board of directors of SPFI desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in clause (i) of this Section 9.1(c), the board of directors must notify BOH in writing of its intent to terminate stating the reason therefor. BOH shall have thirty (30) calendar days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.
(d) This Agreement may be terminated at any time prior to the Effective Time upon the mutual written consent of SPFI and BOH and the approval of such action by their respective boards of directors.

(e) This Agreement may be terminated at any time before the BOH Shareholder Approval by the board of directors of BOH if before such time, BOH receives an unsolicited bona fide Acquisition Proposal and the board of directors of BOH determines in its good faith judgment (after consultation with its financial advisors and outside legal counsel), that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee (as defined herein)) is a Superior Proposal and (ii) the failure to terminate this Agreement and accept such Superior Proposal would cause or would be reasonably likely to cause it to violate its fiduciary duties under applicable law; provided, however, that BOH may not terminate this Agreement under this Section 9.1(e) unless the provisions of Section 5.6(d) have been satisfied.
(f) This Agreement may be terminated at any time before the Closing by the board of directors of SPFI if (i) BOH has breached the covenant contained in Section 5.6 in a manner adverse to SPFI; (ii) the board of directors of BOH resolves to accept a Superior Proposal; or (iii) the board of directors of BOH effects a Change in Recommendation.
Section 9.2 Effect of Termination. Except as provided in Section 9.3, if this Agreement is terminated by either SPFI or BOH as provided in Section 9.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of Section 5.12, Section 7.2, this Section 9.2 and Section 11.5 shall survive termination of this Agreement. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach of this Agreement.
Section 9.3 Termination Fee. To compensate SPFI for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by SPFI, BOH and SPFI agree as follows:
(a) Provided that SPFI is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within thirty (30) calendar days following receipt of written notice thereof by BOH specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:
(i) BOH under the provisions of Section 9.1(e), then BOH shall pay to SPFI in immediately available funds the sum of $4,235,314 (the “Termination Fee”);
(ii) SPFI under the provisions of Section 9.1(f), then BOH shall pay to SPFI the Termination Fee in immediately available funds;
(iii) either SPFI or BOH under the provisions of Section 9.1(a)(iii), if, at the time of termination, the Registration Statement has been declared effective for at least twenty-five (25) Business Days prior to such termination and BOH shall have failed to call, give notice of, convene and hold BOH Shareholder Meeting in accordance with Section 5.1, then BOH shall pay to SPFI the Termination Fee in immediately available funds;
(iv) either SPFI or BOH under the provisions of Section 9.1(a)(iii), if, at such time, the BOH Shareholder Approval has not occurred and if, at the time of termination, there exists an Acquisition Proposal with respect to BOH and within twelve (12) months of the termination of this Agreement, BOH enters into an Acquisition Agreement with any Person with respect to such Acquisition Proposal, then BOH shall pay to SPFI the Termination Fee in immediately available funds; or
(v) either SPFI or BOH under the provisions of Section 9.1(a)(iv), if, at the time of termination, there exists a Superior Proposal with respect to BOH, then BOH shall pay to SPFI the Termination Fee in immediately available funds.
(b) The payment of the Termination Fee shall be SPFI’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3. For the avoidance of doubt, in no event shall the Termination Fee under the circumstances described in this Section 9.3 be payable on more than one occasion.
(c) Any payment required by this Section 9.3 shall become payable within two (2) Business Days after receipt by the non-terminating party of written notice of termination of this Agreement.

ARTICLE X.
CONDITIONS PRECEDENT
Section 10.1 Conditions Precedent to Obligations of SPFI. The obligation of SPFI under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by SPFI in its sole discretion, to the extent permitted by applicable law:
(a) Compliance with Representations and Warranties. (i) Each of the representations and warranties of BOH set forth in Sections 3.1, 3.2, 3.3, 3.83.33 and 3.34 shall be true and correct in all respects (other than inaccuracies that are de minimis in amount and effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); (ii) each of the other representations and warranties made by BOH in this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified are true and correct in all respects) as of the date of this Agreement (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); provided, however, that BOH may cure any such inaccurate representation or warranty covered by this clause (ii) by providing written notice to SPFI or taking lawful action to cure within thirty (30) calendar days of BOH having knowledge of such inaccuracy; and (iii) each of the representations and warranties made by BOH in this Agreement, other than set forth in Sections 3.1, 3.2, 3.3, 3.83.33 and 3.34, shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date, (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date). SPFI shall have received a certificate, executed by an appropriate representative of BOH and dated as of the Closing Date, to the foregoing effect.
(b) Performance of Obligations. BOH shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with by it prior to or at the Closing. SPFI shall have received a certificate, executed by an appropriate representative of BOH and dated as of the Closing Date, to the foregoing effect.
(c) Absence of Material Adverse Change. No Material Adverse Effect on BOH or Bank of Houston shall have occurred since the date of this Agreement.
(d) Government Approvals. None of the Regulatory Approval shall contain a Burdensome Condition.
(e) Certain Agreements.
(i) Each of the Director Support Agreements shall remain in full force and effect.
(ii) Simultaneously with the execution of this Agreement, SPFI having received from each of the directors and executive officers of BOH and Bank of Houston a Release, the form of which is attached as Exhibit D, and such Releases remain in full force and effect as of the Closing Date.
(f) Dissenters’ Rights. Holders of shares representing no more than five percent (5%) of the issued and outstanding BOH Stock, in the aggregate, shall have demanded or shall be entitled to receive payment of the fair value of their shares as dissenting shareholders.
(g) Consents and Approvals. The Required Consents shall have been obtained, and SPFI shall have received evidence thereof in form and substance reasonably satisfactory to SPFI and all applicable waiting periods shall have expired.
(h) Outstanding Litigation. BOH shall accrue for any reasonable costs and expenses, including legal fees and expenses and settlement costs, related to the outstanding Proceedings set forth in Section 3.5 of the BOH Disclosure Schedules, as such schedule may be updated, as specified in such schedule, or if no such amount is specified, as jointly determined by BOH and SPFI. No accrual will be required for any Proceeding that is settled or dismissed in any final, binding and non-appealable Proceeding after payment of all related fees, costs and expenses owed by BOH or any of its Subsidiaries.
(i) Termination of BOH Employee Plans. BOH shall have terminated all BOH Employee Plans listed on Section 5.15 of the BOH Disclosure Schedules.

(j) Payoff of BOH Indebtedness. BOH shall have taken all action necessary to effect, as of the Effective Time, the payoff and retirement of the BOH Indebtedness in accordance with Section 5.18.
(k) Secretary’s Certificate. BOH shall have delivered to SPFI a certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of BOH, acting solely in his or her official capacity, certifying (i) the due adoption by the BOH board of directors of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the BOH Shareholder Approval; (iii) the Organizational Documents of BOH; (iv) a true and correct list of record shareholders of BOH as of the Closing Date; and (v) the incumbency and true signatures of those officers of BOH duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.
(l) Other Documents. BOH shall have delivered to SPFI all other instruments and documents which SPFI or its counsel may reasonably request to effectuate the transactions contemplated hereby.
Section 10.2 Conditions Precedent to Obligations of BOH. The obligation of BOH under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by BOH in its sole discretion, to the extent permitted by applicable law:
(a) Compliance with Representations and Warranties. (i) Each of the representations and warranties of SPFI set forth in Sections 4.1, 4.2, 4.3, 4.9, 4.11 and 4.12 shall be true and correct (other than inaccuracies that are de minimis in amount and effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); (ii) each of the other representations and warranties made by SPFI in this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Agreement (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); provided, however, that SPFI may cure any such inaccurate representation or warranty covered by this clause (ii) by providing written notice to BOH or taking lawful action to cure within thirty (30) calendar days of SPFI having knowledge of such inaccuracy; and (iii) each of the representations and warranties made by SPFI in this Agreement, other than set forth in Sections 4.1, 4.2, 4.3, 4.9, 4.11 and 4.12, shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date, (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date). BOH shall have received a certificate, executed by an appropriate representative of SPFI and dated as of the Closing Date, to the foregoing effect.
(b) Performance of Obligations. SPFI shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. BOH shall have received a certificate, executed by an appropriate representative of SPFI and dated as of the Closing Date, to the foregoing effect.
(c) Absence of Material Adverse Change. No Material Adverse Effect on SPFI or City Bank shall have occurred since the date of this Agreement.
(d) Consents and Approvals. The consents set forth in the SPFI Disclosure Schedules shall have been obtained, and BOH shall have received evidence thereof in form and substance reasonably satisfactory to BOH and all applicable waiting periods shall have expired.
(e) Secretary’s Certificate. SPFI shall have delivered to BOH a certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of SPFI, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of SPFI of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the Organizational Documents of SPFI; and (iii) the incumbency and true signatures of those officers of SPFI duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.
Section 10.3 Conditions Precedent to Obligations of SPFI and BOH. The respective obligations of SPFI and BOH under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions which may be waived by SPFI and BOH, respectively, in their sole discretion, to the extent permitted by applicable law:
(a) Government Approvals. SPFI shall (i) have received the Regulatory Approvals, and (ii) any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby, including the Bank Merger, shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any Governmental Body or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, SPFI or BOH may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection.
(b) Shareholder Approval. The shareholders of BOH shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.
(c) Tax Opinions. BOH shall have received an opinion of FKH, and SPFI shall have received an opinion of Hunton, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference certifications, representations, warranties and covenants, including (without limitation) those contained in the SPFI Tax Representation Letter and BOH Tax Representation Letter, and such other information reasonably requested and provided by SPFI and BOH for purposes of rendering such opinion.
(d) No Adverse Action, Law or Order. No action having been taken, and no law, statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Body or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (i) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (ii) impose material limits on the ability of any party to this Agreement to complete this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (iii) if this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject BOH, SPFI or any of their Subsidiaries or any officer, director, shareholder or employee of BOH, SPFI or their respective Subsidiaries to criminal or civil liability. Further, no action or Proceeding before any court or Governmental Body, by any government or Governmental Body or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) above.
(e) Registration of SPFI Common Stock. The Registration Statement covering the shares of SPFI Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no Proceeding by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the SPFI Common Stock to be issued in the Merger shall have been received and such approval shall not have been withdrawn or revoked.
(f) Listing of SPFI Common Stock. The shares of SPFI Common Stock to be delivered to the shareholders of BOH pursuant to this Agreement shall have been authorized for listing on Nasdaq.

ARTICLE XI.
MISCELLANEOUS
Section 11.1 Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
(a) “Actual Adjusted Shareholders’ Equity” means the total shareholders’ equity presented on BOH’s balance sheet, as determined in accordance with GAAP, less any BOH Expenses (as defined herein) and including BOH’s good faith estimate of all earnings or losses, as applicable, through the Closing Date.
(b) “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase agreement, share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.
(c) “Acquisition Proposal” means any bona fide proposal (whether communicated to BOH or publicly announced to BOH’s shareholders) by any Person (other than SPFI or any of its Affiliates) for an Acquisition Transaction (as defined herein) involving BOH, any Subsidiary of BOH or any future Subsidiary of BOH, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, twenty percent (20%) or more of the consolidated assets of BOH as reflected on BOH’s most recent consolidated statement of condition prepared in accordance with GAAP.
(d) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from BOH by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than SPFI or any of its Affiliates, of twenty percent (20%) or more in interest of the total outstanding voting securities of BOH or Bank of Houston, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than SPFI or any of its Affiliates) beneficially owning twenty percent (20%) or more in interest of the total outstanding voting securities of BOH or Bank of Houston, or any merger, consolidation, business combination or similar transaction involving BOH or Bank of Houston pursuant to which the shareholders of BOH immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the Ordinary Course of Business), or exchange, transfer, license, acquisition or disposition of twenty percent (20%) or more of the assets of BOH or Bank of Houston; or (iii) any liquidation or dissolution of BOH or Bank of Houston.
(e) “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, unless a different definition has been included in this Agreement for purposes of a particular provision hereof. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise.
(f) “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code.
(g) “Aggregate Cash Consideration” means the sum of (i) the Warrants Cash Consideration and the SARs Cash Consideration plus (ii) the Fractional Share Cash Consideration.
(h) “Aggregate Stock Consideration” means the product of (A) the Exchange Ratio, multiplied by (B) the BOH Closing Shares.
(i) “BOH Closing Shares” means the aggregate of the number of shares of BOH Stock issued and outstanding immediately prior to the Effective Time, rounded down to the nearest whole share of BOH Stock.
(j) “BOH Expenses” means the reasonable estimate, determined in good faith by BOH and set forth in Section 5.20 of the BOH Disclosure Schedules, of the after-tax amount of all of the costs and expenses that BOH and its Subsidiaries reasonably expect to pay or accrue in connection with the Merger and the other transactions contemplated by this Agreement, including without limitation: (i) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby, (ii) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, (iii) the amount of any costs, fees, expenses, contract payments, penalties or liquidated damages paid or accrued in connection with the termination of contracts by BOH or Bank of Houston, including any and all expenses charged by BOH or Bank of Houston’s service, software or technology company providers or vendors, including for deconversion and release of records, electronic or otherwise, such contracts listed in Section 5.7 of the BOH Disclosure Schedules, (iv) costs to terminate each of the BOH Employee Plans requested by SPFI to be terminated in accordance with Section 5.15, (v) the amount of any payments to be made or accrued pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between BOH or Bank of Houston and any other Person (as defined herein) (including any “excess parachute payments” within the meaning of Section 280G of the Code or similarly applicable state law) and in excess of the applicable amount accrued for any such payment in accordance with GAAP on BOH’s consolidated balance sheet in the Ordinary Course of Business and consistent with past practice, (vi) the premium or additional cost or expense incurred to purchase the Tail Policy pursuant to Section 5.8, (vii) a mutually agreed estimate of any federal, state or local income Tax obligations, including, for the avoidance of doubt, any franchise or margin Tax obligations incurred for any Pre-Closing Tax Period or that portion of a Straddle Period that ends on the Closing Date, and any other Tax obligation for that portion of a Straddle Period that begins before and ends on the Closing Date, (viii) a mutually agreeable estimate of the cost of preparing and filing the federal and state income Tax Returns of BOH and its Subsidiaries, and (ix) other amounts mutually agreed upon in writing by SPFI and BOH.
(k) “Borrower” means any Person (including any Affiliate, shareholder, member or partner of such Person) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any Person;
(l) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Lubbock, Texas or Houston, Texas.
(m) “CECL” means Current Expected Credit Losses, a credit loss accounting standard that was issued by the Financial Accounting Standards Board on June 16, 2016, pursuant to Accounting Standards Update (ASU) No. 2016, Topic 326, as amended.
(n) “Commercially Reasonable Efforts” means the reasonable efforts that a reasonably prudent Person would use in similar circumstances to achieve such results as expeditiously as possible, provided that such Person is not required to expend funds or assume Liabilities beyond those that are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.
(o) “Controlled Group Liability” means any and all Liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or similar state law, and (v) under corresponding or similar provisions of foreign laws or regulations.
(p) “Conversion Date” means the date for the core system conversion of Bank of Houston to the data processing system of City Bank and which date is anticipated to be May 8, 2026.
(q) “Employee Benefit Plan” means any plan, policy, arrangement, program, practice or agreement that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, any “employee benefit plan” within the meaning of Section 3(3) of ERISA or any employment or consulting agreement, or employee stock ownership, bonus, incentive, profit sharing, equity or equity-based compensation, stock purchase, stock option, stock appreciation right, restricted stock, restricted stock unit, phantom stock, deferred compensation, retention, severance, change of control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation, pension, paid time off or fringe benefit plan, policy, arrangement, program, practice or agreement.
(r) “Environmental Laws,” as used in this Agreement, means all applicable federal, state or local statutes, laws, rules, regulations, ordinances or codes now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including all common law theories (at law or in equity), any judicial or administrative order, consent decree, or judgment, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended,

42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.
(s) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(t) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
(u) “Exchange Ratio Reduction Amount” means an amount, rounded to the ten-thousandth decimal point, equal to (A) the Shareholders’ Equity Shortfall, divided by (B) the BOH Closing Shares (other than Cancelled Shares), divided by (C) the SPFI Share Closing Price.
(v) “Governmental Body” means any supranational, national, federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.
(w) “Hazardous Materials” includes, but is not limited to, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local Governmental Body, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of BOH or any of its Subsidiaries in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
(x) “knowledge” and phrases of similar import means, as to BOH, the actual knowledge of any executive officer of Bank of Houston designated by Bank of Houston as an “executive officer” pursuant to Regulation O, 12 C.F.R. § 215.1, et seq., after reasonable inquiry and, as to SPFI, the actual knowledge of any executive officer of SPFI after reasonable inquiry.
(y) “Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses associated with investigating, preparing for and participating in any litigation or proceeding, including all appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments, in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.
(z) “Material Adverse Effect” with respect to any Person means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of that Person, taken as a whole; provided, however, that a Material Adverse Effect shall not be deemed to include any effect on the referenced Person which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of BOH and SPFI, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; (G) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, or outbreak of any disease or other public health event in the jurisdictions in which Bank of Houston or City Bank operate; except to the extent that the effects of such changes in the foregoing (A) through (D), (F) or (G) disproportionately affect such Person and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Person and its Subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement, including the Bank Merger, to which such Person is a party.
(aa) “Merger Consideration” means the sum of the Aggregate Stock Consideration and the Aggregate Cash Consideration.
(bb) “Minimum Adjusted Shareholders’ Equity” means $70,500,000.
(cc) “Order” means any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Body.
(dd) “Ordinary Course of Business” means the ordinary course of business of BOH or Bank of Houston consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency) and safe and sound banking practices.
(ee) “Organizational Documents” means (i) with respect to a corporation, the articles or certificate of formation and bylaws of such entity, (ii) with respect to a limited partnership, the certificate of limited partnership (or equivalent document) and partnership agreement or similar operational agreement, (iii) with respect to a limited liability company, the articles of organization (or equivalent document) and regulations, company agreement, or similar operational document and (iv) with respect to any foreign entity, equivalent constituent and governance documents.
(ff) “Per Share Merger Consideration Value” means the product of (1) the Exchange Ratio, multiplied by (2) the SPFI Share Closing Price.
(gg) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body or any department, agency or political subdivision thereof.
(hh) “Pre-Closing Tax Period” means any period ending prior to or on and including the Closing Date and that portion through and including the Closing Date for any Straddle Period (as defined herein).
(ii) “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, audit, investigation or dispute (whether civil, criminal, administrative, investigative, at law or in equity) commenced, brought, conducted, pending or heard by or before, or otherwise involving, any Governmental Body or any arbitrator.
(jj) “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens for Taxes not yet due and payable or for Taxes that BOH or any of its Subsidiaries is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable Balance Sheet in accordance with GAAP, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
(kk) “Shareholders’ Equity Shortfall” means the absolute value of the amount by which Actual Adjusted Shareholders’ Equity is less than the Minimum Adjusted Shareholders’ Equity.
(ll) “Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
(mm) “Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly through one or more Subsidiaries (i) holds a fifty percent (50%) or more equity interest or (ii) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.
(nn) “Superior Proposal” means any bona fide written Acquisition Proposal which the board of directors of BOH reasonably determines, in its good faith judgment based on, among other things, the advice of BOH’s outside legal counsel and financial advisor, (i) to be more favorable from a financial point of view to BOH’s shareholders than the Merger, taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of BOH’s outside legal counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” and “eighty percent (80%)” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “fifty percent (50%).”
(oo) “Tax” or “Taxes” means all (i) U.S. federal, state or local or non-U.S. taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) arising by operation of law, Treasury Regulations § 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.
(pp) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with a Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.
(qq) “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the U.S. Department of the Treasury pursuant to and in respect of the provisions of the Code.
(rr) “Union” means a union, works council or other labor organization.
(ss) “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
Section 11.2 Other Definitional Provisions.
(a) All references in this Agreement to BOH Disclosure Schedules, SPFI Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding BOH Disclosure Schedules, SPFI Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.
(b) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.
(c) All references to “$” and dollars shall be deemed to refer to U.S. currency unless otherwise specifically provided.
(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e) References herein to any law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.
(f) References herein to any contract, agreement, commitment, arrangement or similar terms mean the foregoing as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any contract, agreement, commitment, arrangement or similar matter listed on any schedule hereto, all such amendments, supplements, or modifications must also be listed on such schedule.
(g) The term “day” refers to a calendar day unless expressly identified as a Business Day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.
(h) Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.
(i) References herein to documents being “made available” means that such documents, prior to the date of this Agreement, have been uploaded by the applicable party to the virtual data room maintained by BOH’s financial advisor and to which representatives of each of the parties hereto have access, or are incorporated in, attached to or otherwise available in any of the publicly-available filings that SPFI or Bank of Houston has made with any Governmental Body.
Section 11.3 Investigation; Survival of Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except for those covenants and agreements expressly to be carried out after the Effective Time, the agreements, representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time.
Section 11.4 Amendments. This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective boards of directors, at any time before or after the BOH Shareholder Approval; provided, however, that after such approval no such amendment shall reduce the value of or change the form of the consideration to be delivered to each of BOH’s shareholders as contemplated by this Agreement, unless such amendment is subject to the obtaining of the approval of the amendment by the shareholders of BOH and such approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.
Section 11.5 Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement shall pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement.
Section 11.6 Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid or sent by email, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to SPFI:

South Plains Financial, Inc.
5219 City Bank Parkway
Lubbock, Texas 76407
Attention:	Curtis C.Griffith
Cory T.Newsom
Email:	cgriffith@city.bank
cnewsom@city.bank

With a copy to:

Hunton Andrews Kurth LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attention:	Peter G. Weinstock
Heather A. Eastep
Email:	pweinstock@hunton.com
heastep@hunton.com

If to BOH:

BOH Holdings Inc.
4400 Post Oak Parkway, Suite 2260
Houston, Texas 77027
Attention:	James D. Stein
Email:	jstein@bohbank.com

With a copy to:

Fenimore Kay Harrison, LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701
Attention:	Chet A. Fenimore
Brent Standefer, Jr.
Email:	cfenimore@fkhpartners.com
bstandefer@fkhpartners.com

All notices sent by mail as provided above shall be deemed delivered three (3) calendar days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by email shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing (and confirmation of receipt is received by the sending party).
Section 11.7 Controlling Law; Jurisdiction. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. EACH PARTY IRREVOCABLY AGREES THAT ANY LEGAL ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT INVOLVING ONE OR MORE CLAIMS THAT THE PARTY INITIATING SUIT BELIEVES IN GOOD FAITH TO SATISFY THE JURISDICTIONAL REQUIREMENTS FOR ADJUDICATION BY THE TEXAS BUSINESS COURT (TEX. GOVT. CODE 25A) SHALL BE INITIATED IN AND DETERMINED BY THE TEXAS BUSINESS COURT FOR THE ELEVENTH JUDICIAL DIVISION WITH VENUE IN HARRIS COUNTY, TEXAS. THE PARTIES FURTHER IRREVOCABLY CONSENT TO THE TEXAS BUSINESS COURT’S EXERCISE OF SUPPLEMENTAL JURISDICTION OVER ANY OTHER CLAIM(S) OR COUNTERCLAIM(S) THAT FORM PART OF THE SAME CASE OR CONTROVERSY, REGARDLESS OF WHETHER THE TEXAS BUSINESS COURT WOULD HAVE INITIAL JURISDICTION OVER SUCH CLAIM(S) OR COUNTERCLAIM(S). IN THE EVENT THAT ANY LEGAL ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT DOES NOT INVOLVE A CLAIM THAT SATISFIES THE JURISDICTIONAL REQUIREMENTS FOR ADJUDICATION BY THE TEXAS BUSINESS COURT, EACH PARTY IRREVOCABLY AGREES THAT ANY SUCH LEGAL ACTION, SUIT, OR PROCEEDING SHALL BE INITIATED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION, ASSUMING

JURISDICTION EXISTS IN THAT COURT. IF NOT, AND ONLY IF NOT, THEN ANY SUCH LEGAL ACTION, SUIT, OR PROCEEDING SHALL BE BROUGHT IN THE DISTRICT OR COUNTY COURTS AT LAW OF LUBBOCK COUNTY, TEXAS. HOWEVER, IF FACTS ESTABLISHING THE TEXAS BUSINESS COURT’S JURISDICTION ARE DISCOVERED AFTER A LEGAL ACTION, SUIT, OR PROCEEDING IS INITIATED IN A DIFFERENT COURT, EACH PARTY AGREES THAT IT SHALL JOIN THE OTHER PARTY IN FILING AN AGREED NOTICE OF REMOVAL TO THE TEXAS BUSINESS COURT, SO LONG AS THE REQUEST IS NOT MADE LATER THAN THE THIRTIETH (30TH) CALENDER DAY AFTER THE DATE THE PARTY REQUESTING REMOVAL DISCOVERED FACTS ESTABLISHING THE TEXAS BUSINESS COURT’S JURISDICTION OVER THE LEGAL ACTION, SUIT, OR PROCEEDING. FAILURE TO REQUEST REMOVAL OF A DISPUTE WITHIN THIRTY (30) CALENDAR DAYS AFTER THE DATE SUCH PARTY DISCOVERED FACTS ESTABLISHING THE TEXAS BUSINESS COURT’S JURISDICTION SHALL NOT PREVENT THE NON-REQUESTING PARTY FROM JOINING THE REQUESTING PARTY IN FILING AN AGREED NOTICE OF REMOVAL TO THE TEXAS BUSINESS COURT, THOUGH THE NON-REQUESTING PARTY SHALL HAVE NO OBLIGATION TO DO SO.
Section 11.8 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 11.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable. In all such cases, the parties shall use Commercially Reasonable Efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.
Section 11.10 Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.
Section 11.11 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 11.12 Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other party.

Section 11.13 No Third-Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement, except for those Indemnified Parties specifically provided for under Section 6.9.
Section 11.14 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in any regulation or rule adopted or promulgated by a Governmental Body) by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SOUTH PLAINS FINANCIAL, INC.

By:	/s/ Curtis C. Griffith
Name: Curtis C. Griffith
Title: Chairman and Chief Executive Officer

BOH HOLDINGS, INC.

By:	/s/ James D. Stein
Name: James D. Stein
Title: Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

Annex B

3307 Northland Drive, Suite 300 Austin, Texas 78731 (512) 575-2265

December 1, 2025
Board of Directors
BOH Holdings, Inc.
4400 Post Oak Parkway
Suite 2260
Houston, Texas 77027
Directors:
Hillworth Securities, LLC (“we” or “Hillworth”) understands South Plains Financial, Inc. (“SPFI”), a Texas corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and BOH Holdings, Inc. (“BOH”), a Texas corporation and bank holding company registered under the BHC Act, are about to enter into an Agreement and Plan of Reorganization (“Agreement”) dated on December 1, 2025.
Pursuant and subject to the terms and conditions of the Agreement, the respective boards of directors of SPFI and BOH believe that the merger of BOH with and into SPFI, with SPFI continuing as the surviving entity (the “Merger”), in the manner provided by, and subject to the terms and conditions set forth in, the Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by the Agreement are advisable and in the best interests of their respective companies and shareholders. Immediately following the Merger, and pursuant to a separate agreement and plan of merger in the form attached to the Agreement as Exhibit A (the “Bank Merger Agreement”), City Bank, a Texas state-chartered bank and wholly-owned subsidiary of SPFI (“City Bank”), and Bank of Houston, a Texas state-chartered bank and wholly-owned subsidiary of BOH (“Bank of Houston”), shall be combined through merger, with City Bank continuing as the surviving entity (the “Bank Merger”). Upon the terms and subject to the conditions set forth in the Agreement, at the Effective Time, BOH will be merged with and into SPFI, with SPFI continuing as the surviving corporation (which, as the surviving corporation, is referred to as “Surviving Corporation” whenever reference is made to it at or after the Effective Time) pursuant to, and with the effects provided for in, the applicable provisions of the Texas Business Organizations Code (“TBOC”). At the Effective Time, the corporate existence of BOH and SPFI shall, as provided in the provisions of law mentioned, be consolidated and continued in Surviving Corporation, and Surviving Corporation shall be deemed to be a continuation in entity and identity of BOH and SPFI. All rights, title and interests of BOH and SPFI, respectively, in and to any type of property and choses in action shall be transferred to and vested in Surviving Corporation by virtue of the Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in the applicable provisions of the TBOC.
At the Effective Time, by virtue of the Merger and without any action on the part of BOH, SPFI or the holders of any of the following securities, pursuant to Section 2.1 of the Agreement: (a) Each share of common stock, par value $1.00 per share, of SPFI (“SPFI Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger. (b) Each share of BOH Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and Dissenting Shares) shall be converted into the right to receive, without interest, the Per Share Merger Consideration. “Per Share Merger Consideration” means: (i) 0.1925 shares of validly issued, fully paid and nonassessable shares of SPFI Common Stock (subject to adjustment pursuant to Section 2.1(d), the “Exchange Ratio”); and (ii) in lieu of the issuance of any fractional share of SPFI Common Stock, an amount in cash (rounded to the nearest cent) determined by multiplying (A) the volume weighted average of the closing price per share of SPFI Common Stock on the Nasdaq for the consecutive period of twenty (20) full trading days ending on the third (3rd) Business Day immediately preceding the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually agreed upon by SPFI and BOH) (the “SPFI Share Closing Price”) by (B) the fraction of a share (after taking into account all shares of BOH Stock held by such holder immediately prior to the Effective Time and rounded to

Board of Directors
BOH Holdings, Inc.

the nearest ten thousandth when expressed in decimal form) of SPFI Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.1(b)(i) (the product of (A) and (B) being the “Fractional Share Cash Consideration”). (c) (i) At the Effective Time, each warrant to acquire shares of BOH Stock issued, outstanding and unexercised immediately prior to the Effective Time (the “BOH Warrants”) shall cease to represent a right to acquire shares of BOH Stock and shall be converted into the right to receive cash consideration from SPFI equal to the excess (if any) of the Per Share Merger Consideration Value over the exercise price per share of each of the BOH Warrants calculated immediately prior to the Effective Time, subject to any applicable withholdings (the aggregate consideration resulting from such calculation, referred to as the “Warrants Cash Consideration”). If the Per Share Merger Consideration Value is less than or equal to the exercise price per share of the applicable BOH Warrant, then the applicable BOH Warrant shall be cancelled with no payment due in respect thereof. As of the Effective Time, all BOH Warrants shall automatically cease to exist and each holder of a BOH Warrant shall cease to have any rights with respect thereto, except the right to receive the holder’s portion of the Warrants Cash Consideration. (ii) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each restricted stock award in respect of shares of BOH Stock granted by BOH that is issued and outstanding immediately prior to the Effective Time (a “BOH Restricted Stock Award”) shall be fully vested (to the extent unvested) and be converted into the right to receive the Per Share Merger Consideration. As of the Effective Time, all BOH Restricted Stock Awards shall automatically cease to exist and each holder of a BOH Restricted Stock Award shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration. (iii) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each stock appreciation right award granted by BOH that is issued, outstanding and unexercised immediately prior to the Effective Time (the “BOH SARs”) shall be fully vested (to the extent unvested) and converted into the right to receive cash consideration from SPFI equal to the excess (if any) of the Per Share Merger Consideration Value over the exercise price per share of each of the BOH SARs calculated immediately prior to the Effective Time, subject to any applicable withholdings (the aggregate consideration resulting from such calculation, referred to as the “SARs Cash Consideration”). If the Per Share Merger Consideration Value is less than or equal to the exercise price per share of the applicable BOH SAR, then the applicable BOH SAR shall be cancelled with no payment due in respect thereof. As of the Effective Time, all BOH SARs shall automatically cease to exist and each holder of a BOH SAR shall cease to have any rights with respect thereto, except the right to receive the holder’s portion of the SARs Cash Consideration. (e) All shares of BOH Stock issued and outstanding immediately prior to the Effective Time that are owned directly by SPFI, BOH or Bank of Houston (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by such parties in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, “Cancelled Shares”).
“Merger Consideration” means the sum of the Aggregate Stock Consideration and the Aggregate Cash Consideration. “Aggregate Cash Consideration” means the sum of (i) the Warrants Cash Consideration and the SARs Cash Consideration plus (ii) the Fractional Share Cash Consideration. “Aggregate Stock Consideration” means the product of (A) the Exchange Ratio, multiplied by (B) the BOH Closing Shares. “BOH Closing Shares” means the aggregate of the number of shares of BOH Stock issued and outstanding immediately prior to the Effective Time, rounded down to the nearest whole share of BOH Stock.
You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to BOH. For purposes of our opinion, you have instructed us to assume no adjustment to the Merger Consideration. This opinion addresses only the fairness of the Merger Consideration to be paid in connection with the Merger, and we are not opining on any individual cash, deferred compensation agreements, tax payments, or other items in connection with the Merger.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)	reviewed the financial terms and conditions as stated in the draft of the Agreement dated December 1, 2025, as provided to Hillworth by BOH;
(ii)	reviewed audited financial statements for BOH and SPFI for the fiscal years ended December 31, 2024 and 2023;

Board of Directors
BOH Holdings, Inc.

(iii)
reviewed unaudited consolidating balance sheets for BOH as of December 31, 2024, and the related consolidating statements of income for the year ended December 31, 2024, and for the nine-month period ended September 30, 2025;

(iv)	reviewed unaudited financial statements for SPFI for the nine-month period ended September 30, 2025;
(v)
reviewed copies of the Reports of Condition and Income for Bank of Houston and City Bank as of the nine-month period ending September 30, 2025, and any Reports of Condition and Income for Bank of Houston and City Bank for the nine-month period ending September 30, 2025, (collectively, the “Bank Call Reports”);

(vi)	reviewed certain historical publicly available business and financial information concerning BOH, Bank of Houston, SPFI and City Bank;
(vii)
reviewed certain internal financial statements and other financial and operating data of BOH and Bank of Houston, including, without limitation, internal financial analyses and forecasts prepared by management of BOH and Bank of Houston, and held discussions with senior management of SPFI and City Bank, regarding recent developments and regulatory matters;

(viii)	reviewed financial projections prepared by certain members of senior management of BOH and Bank of Houston;
(ix)	reviewed the current consensus research estimates for SPFI;
(x)
discussed with certain members of senior management of BOH and Bank of Houston, the business, financial condition, results of operations and future prospects of BOH and Bank of Houston; the history and past and current operations of BOH and Bank of Houston; the BOH and Bank of Houston’s historical financial performance; and their assessment of the rationale for the Merger;

(xi)	reviewed the reported prices and trading activity for the common stock of SPFI;
(xii)	compared the financial performance of BOH and SPFI with that of certain other publicly-traded companies and their securities that we deemed relevant to our analysis;
(xiii)	assessed general economic, market and financial conditions;
(xiv)
reviewed the terms of recent mergers, acquisitions and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(xv)	taken into consideration our experience in other similar transactions as well as our knowledge of the banking and financial services industry; and
(xvi)	performed such other analyses and considered such other factors as we have deemed appropriate.
We have assumed, without investigation, that there have been, and from the date hereof through the Closing Date will be, no material changes in the financial condition and results of operations of BOH, Bank of Houston, SPFI or City Bank, since the date of the latest financial information described above. We have relied, without independent verification or investigation, on the assessments of the management of BOH, Bank of Houston, SPFI or City Bank as to BOH’s, Bank of Houston’s, SPFI’s, and City Bank’s existing and future relationships with key employees, partners, clients, products and services, and we have assumed, with your consent, that there will be no developments with respect to any such matters that would affect our analyses or opinion. We have further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to us by BOH, Bank of Houston, SPFI and City Bank are true and complete. Hillworth has relied upon the management of the BOH, Bank of Houston, SPFI and City Bank as to the reasonableness and achievability of the financial forecasts and projections, estimates and other forward-looking information provided to Hillworth by BOH, Bank of Houston, SPFI and City Bank, and Hillworth assumed such forecasts, projections, estimates and other forward-looking information have been reasonably prepared by BOH, Bank of Houston, SPFI or City Bank on a basis reflecting the best currently available

Board of Directors
BOH Holdings, Inc.

information and the BOH’s, Bank of Houston’s, SPFI’s, and City Bank’s judgments and estimates. We have assumed that such forecasts, projections, estimates and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and we do not, in any respect, assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by BOH and Bank of Houston to rely upon such forecasts, projections, estimates and other forward-looking information and data, and we express no view as to any such forecasts, projections, estimates or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing our review, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the BOH, Bank of Houston, SPFI and City Bank or their respective representatives or that was otherwise reviewed by us for purposes of rendering this opinion. We have further relied on the assurances of the respective management of the BOH, Bank of Houston, SPFI and City Bank and that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.
We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto or otherwise. We have assumed that such allowances for BOH and Bank of Houston are, in the aggregate, adequate to cover such losses. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of the BOH and Bank of Houston, the collateral securing any such assets or liabilities, or the collectability of any such assets, and we were not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of BOH and Bank of Houston. We also did not conduct a review of any credit mark which may be taken in connection with the Merger, nor have we evaluated the adequacy of any contemplated credit mark to be so taken. We have not made any independent evaluation of any of the tax estimates or calculations set forth in the Agreement, or provided to us by BOH, Bank of Houston, SPFI and City Bank, or their tax or accounting representatives in respect of the Merger. We have not been asked to and have not undertaken an independent evaluation or verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. Our opinion is not intended as, and shall not be construed as, a tax or accounting opinion in any regard.
In arriving at our opinion, we have not evaluated the solvency of BOH and Bank of Houston, under any state or federal law relating to bankruptcy, insolvency, or similar matters. Accordingly, we express no opinion regarding the liquidation value of BOH and Bank of Houston, or any other entity. We have also assumed that BOH and Bank of Houston would remain as a going concern for all periods relevant to our analysis. Accordingly, we express no opinion with respect to the foregoing. Further, without limiting the generality of the foregoing, we have undertaken no independent analysis or evaluation of any pending or threatened litigation, regulatory action, restitution payment, possible unasserted claims or other contingent liabilities to which BOH and Bank of Houston is a party or may be subject, and our opinion makes no other assumption concerning, and therefore does not consider, the possible assertion of actual or potential claims, outcomes or damages arising out of any such matters or otherwise. We have also assumed that neither BOH and Bank of Houston is a party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Agreement.
We have relied upon and assumed with your consent and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by BOH, Bank of Houston, SPFI and City Bank, or any other party to the Agreement. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. BOH has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on BOH, Bank of Houston, SPFI and City Bank, or would have a material adverse effect on the contemplated benefits of the Merger.

Board of Directors
BOH Holdings, Inc.

Our opinion does not consider, include or address: (i) the legal, tax (other than our reliance on the tax estimates provided by BOH in connection with the Merger), accounting, or regulatory consequences of the Merger on BOH, Bank of Houston, SPFI and City Bank or their respective shareholders; (ii) any advice or opinions provided by any other advisor to the Board of Directors of BOH; (iii) any other strategic alternatives that might be available to BOH; or (iv) whether SPFI has sufficient cash or other sources of funds to enable it to pay any consideration contemplated by the Merger.
Our opinion does not constitute a recommendation to BOH and Bank of Houston as to whether or not it should enter into the Agreement or to any shareholders of BOH and Bank of Houston as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of BOH and Bank of Houston relative to the amount of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Merger Consideration is necessarily the best price that could be obtained in the Merger or in an acquisition, sale, merger, or combination transaction with a third party. We do not express any opinion as to the actual amount of consideration that will be received by BOH or Bank of Houston (or their shareholders) upon consummation of the Merger. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of BOH, Bank of Houston, SPFI and City Bank.
Hillworth, as part of its investment banking business, performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. We were retained by BOH to render this opinion letter in connection with the Merger. In the past two years, Hillworth has not provided investment banking services to BOH and Bank of Houston for which it has received compensation. In the past two years, Hillworth has not provided investment banking services to nor received compensation from SPFI nor City Bank. Hillworth or our affiliates may in the future provide investment banking and financial advisory services to SPFI or City Bank and receive compensation for such services. Employees of Hillworth may hold long or short positions or effect transactions as principals in debt or equity securities of BOH and/or SPFI.
We have acted as BOH’s financial advisor in connection with the Merger and will receive compensation from BOH in connection with our services, which will include, without limitation, an advisory fee that is contingent upon consummation of the Merger. We will also receive an opinion fee that is contingent upon the issuance of this opinion letter, which opinion fee will be credited in full towards the advisory fee which will become payable to Hillworth upon consummation of the Merger. BOH has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of this engagement.
This opinion was approved by Hillworth’s fairness opinion committee. This letter is directed solely to the Board of Directors of BOH and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent.
Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring or information that becomes available after the date hereof. No assurance can be given that adjustments to the consideration to be received in the Merger will not be required.
In arriving at this opinion, Hillworth did not attribute any particular weight to any analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hillworth believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Board of Directors
BOH Holdings, Inc.

Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the Merger Consideration to be paid in connection with the Merger is fair to the shareholders of BOH from a financial point of view.

Sincerely,
/s/ HILLWORTH SECURITIES, LLC
Hillworth Securities, LLC

ANNEX C
PROVISIONS OF THE TEXAS BUSINESS ORGANIZATIONS CODE RELATING TO DISSENTERS’ RIGHTS
TEXAS BUSINESS ORGANIZATIONS CODE
CHAPTER 10. MERGERS, INTEREST EXCHANGES, CONVERSIONS,
AND SALES OF ASSETS
SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS
Sec. 10.351. APPLICABILITY OF SUBCHAPTER
(a)
This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b)
This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c)
The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

Sec. 10.352. DEFINITIONS. In this subchapter:
(1)	“Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:
(A)	provides notice under Section 10.356; and
(B)	complies with the requirements for perfecting that owner’s right to dissent under this subchapter.
(2)	“Responsible organization” means:
(A)	the organization responsible for:
(i)	the provision of notices under this subchapter; and
(ii)	the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;
(B)	with respect to a merger or conversion:
(i)	for matters occurring before the merger or conversion, the organization that is merging or converting; and
(ii)
for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C)	with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange;
(D)	with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner; and
(E)	with respect to an amendment to a domestic for-profit corporation’s certificate of formation described by Section 10.354(a)(1)(G), the corporation.
Sec. 10.353. FORM AND VALIDITY OF NOTICE.
(a)	Notice required under this subchapter:
(1)	must be in writing; and

(2)	may be mailed, hand-delivered, or delivered by courier or electronic transmission.
(b)	Failure to provide notice as required by this subchapter does not invalidate any action taken.
Sec. 10.354. RIGHTS OF DISSENT AND APPRAISAL.
(a)	Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:
(1)	dissent from:
(A)
a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B)
a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C)	a plan of exchange in which the ownership interest of the owner is to be acquired;
(D)
a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion;

(E)	a merger effected under Section 10.006 in which:
(i)	the owner is entitled to vote on the merger; or
(ii)	the ownership interest of the owner is converted or exchanged;
(F)	a merger effected under Section 21.459(c) in which the shares of the shareholders are converted or exchanged; or
(G)	if the owner owns shares that were entitled to vote on the amendment, an amendment to a domestic for-profit corporation’s certificate of formation to:
(i)	add the provisions required by Section 3.007(e) to elect to be a public benefit corporation; or
(ii)	delete the provisions required by Section 3.007(e), which in effect cancels the corporation’s election to be a public benefit corporation; and
(2)	subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.
(b)
Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1)	the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner:
(A)
in the case of a plan of merger, conversion, or exchange, other than a plan of merger pursuant to Section 21.459(c), is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate, are either:

(i)	listed on a national securities exchange; or
(ii)	held of record by at least 2,000 owners; or
(B)
in the case of a plan of merger pursuant to Section 21.459(c), is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that, immediately before the date the board of directors of the corporation that issued the ownership interest held, directly or indirectly, by the owner approves the plan of merger, are either:

(i)	listed on a national securities exchange; or
(ii)	held of record by at least 2,000 owners;

(2)
the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3)	the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:
(A)
ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i)	listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or
(ii)	held of record by at least 2,000 owners;
(B)	cash instead of fractional ownership interests, or fractional depository receipts in respect of ownership interests, the owner would otherwise be entitled to receive; or
(C)	any combination of the ownership interests, or fractional depository receipts in respect of ownership interests, and cash described by Paragraphs (A) and (B).
(c)	Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.
(d)
Notwithstanding Subsection (a), an owner of an ownership interest in a domestic for-profit corporation subject to dissenters’ rights may not dissent from an amendment to the corporation’s certificate of formation described by Subsection (a)(1)(G) if the shares held by the owner are part of a class or series of shares, on the record date set for purposes of determining which owners are entitled to vote on the amendment:

(1)	listed on a national securities exchange; or
(2)	held of record by at least 2,000 owners.
Sec. 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.
(a)
A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1)	the action or proposed action is submitted to a vote of the owners at a meeting; or
(2)	approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.
(b)
If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(b-1)
If a corporation effects a merger under Section 21.459(c), the responsible organization shall notify the shareholders of that corporation who have a right to dissent to the plan of merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. Notice required under this subsection that is given to shareholders before the effective date of the merger may, but is not required to, contain a statement of the merger’s effective date. If the notice is not given to the shareholders until on or after the effective date of the merger, the notice must contain a statement of the merger’s effective date.

(c)	A notice required to be provided under Subsection (a), (b), or (b-1) must:
(1)	be accompanied by:
(A)	a copy of this subchapter; or
(B)	information directing the owner to a publicly available electronic resource at which this subchapter may be accessed without subscription or cost; and
(2)
advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or a demand under Section 10.356(b)(3), or both, may be provided.

(d)	In addition to the requirements prescribed by Subsection (c), a notice required to be provided:
(1)	under Subsection (a)(1) must accompany the notice of the meeting to consider the action;
(2)	under Subsection (a)(2) must be provided to:
(A)	each owner who consents in writing to the action before the owner delivers the written consent; and
(B)	(B) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect; and
(3)	under Subsection (b-1) must be provided:
(A)	if given before the consummation of the offer described by Section 21.459(c)(2), to each shareholder to whom that offer is made; or
(B)	if given after the consummation of the offer described by Section 21.459(c)(2), to each shareholder who did not tender the shareholder’s shares in that offer.
(e)
Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

(f)
If the notice given under Subsection (b-1) did not include a statement of the effective date of the merger, the responsible organization shall, not later than the 10th day after the effective date, give a second notice to the shareholders notifying them of the merger’s effective date. If the second notice is given after the later of the date on which the offer described by Section 21.459(c)(2) is consummated or the 20th day after the date notice under Subsection (b-1) is given, then the second notice is required to be given to only those shareholders who have made a demand under Section 10.356(b)(3).

Sec. 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.
(a)
An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b)	To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:
(1)	if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:
(A)	is addressed to the entity’s president and secretary;
(B)	states that the owner’s right to dissent will be exercised if the action takes effect;
(C)	provides an address to which notice of effectiveness of the action should be delivered or mailed; and
(D)	is delivered to the entity’s principal executive offices before the meeting;

(2)	with respect to the ownership interest for which the rights of dissent and appraisal are sought:
(A)	must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and
(B)	may not consent to the action if the action is approved by written consent; and
(3)	must give to the responsible organization a demand in writing that:
(A)	is addressed to the president and secretary of the responsible organization;
(B)	demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;
(C)	provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;
(D)	states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and
(E)	is delivered to the responsible organization at its principal executive offices at the following time:
(i)
not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii)
not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners;

(iii)	not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006; or
(iv)
not later than the 20th day after the date the responsible organization gives to the shareholder the notice required by Section 10.355(b-1) or the date of the consummation of the offer described by Section 21.459(c)(2), whichever is later, if the action is a merger effected under Section 21.459(c).

(c)
An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d)
Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e)
If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

Sec. 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.
(a)	An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:
(1)	payment for the ownership interest has been made under Sections 10.358 and 10.361; or
(2)	a petition has been filed under Section 10.361.

(b)
Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

Sec. 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.
(a)
Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1)	accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or
(2)	rejecting the demand and including in the response the requirements prescribed by Subsection (c).
(b)
If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1)	endorsed certificates representing the ownership interests if the ownership interests are certificated; or
(2)	signed assignments of the ownership interests if the ownership interests are uncertificated.
(c)	If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:
(1)	an estimate by the responsible organization of the fair value of the ownership interests; and
(2)	an offer to pay the amount of the estimate provided under Subdivision (1).
(d)
If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e)
If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1)	endorsed certificates representing the ownership interests if the ownership interests are certificated; or
(2)	signed assignments of the ownership interests if the ownership interests are uncertificated.
Sec. 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.
(a)
A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b)	If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:
(1)	a reference to the demand; and
(2)	the name of the original dissenting owner of the ownership interest.
Sec. 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.
A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Sec. 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.
(a)
If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1)	the county in which the organization’s principal office is located in this state; or
(2)	the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.
(b)	A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).
(c)
On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d)	The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:
(1)	the responsible organization; and
(2)	each owner named on the list described by Subsection (c) at the address shown for the owner on the list.
(e)	The court shall:
(1)	determine which owners have:
(A)	perfected their rights by complying with this subchapter; and
(B)	become subsequently entitled to receive payment for the fair value of their ownership interests; and
(2)	appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).
(f)
The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g)
The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1)	the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and
(2)	the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.
Sec. 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.
(a)
For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.
(b)
In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c)
The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Sec. 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.
(a)	An appraiser appointed under Section 10.361 has the power and authority that:
(1)	is granted by the court in the order appointing the appraiser; and
(2)	may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.
(b)	The appraiser shall:
(1)	determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and
(2)	file with the court a report of that determination.
(c)
The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d)
The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

Sec. 10.364. OBJECTION TO APPRAISAL; HEARING.
(a)
A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b)
If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c)	Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.
(d)	The responsible organization shall pay the amount of the judgment to the holder of the ownership interest on the terms and conditions ordered by the court.
(e)	On payment of the judgment, the dissenting owner does not have an interest in the:
(1)	ownership interest for which the payment is made; or
(2)	responsible organization with respect to that ownership interest.

Sec. 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.
(a)	An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.
(b)	All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.
Sec. 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.
(a)	An ownership interest of an organization acquired by a responsible organization under this subchapter:
(1)	in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and
(2)	in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.
(b)
An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1)	receive payment for the ownership interest under this subchapter; and
(2)	bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.
(c)	An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.
Sec. 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.
(a)	The rights of a dissenting owner terminate if:
(1)	the owner withdraws the demand under Section 10.356;
(2)	the owner’s right of dissent is terminated under Section 10.356;
(3)	a petition is not filed within the period required by Section 10.361; or
(4)	after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.
(b)	On termination of the right of dissent under this section:
(1)	the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;
(2)	the owner’s right to be paid the fair value of the owner’s ownership interests ceases;
(3)
the owner’s status as an owner of those ownership interests is restored , as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4)
the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5)
any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6)
the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

Sec. 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.
In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:
(1)	the value of the ownership interest; or
(2)	money damages to the owner with respect to the action.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.
The Texas Business Organizations Code (“TBOC”) permits a Texas corporation to limit in its charter the liability of the corporation’s directors to the corporation or its shareholders for conduct in the performance of such director’s duties. However, Texas law does not permit any limitation of liability of a director who is found liable to the corporation or is found liable because the director improperly received a personal benefit for: (1) breaching a duty of loyalty owed to the corporation; (2) failing to act in good faith that constitutes a breach of a duty owed by the person to the corporation; or (3) engaging in willful or intentional misconduct in the performance of a director’s duty to the corporation. The Registrant’s amended and restated certificate of formation provides that a director of the Registrant will not be liable to the Registrant or its shareholders to the fullest extent permitted by Texas law.
Sections 8.101 and 8.103 of the TBOC provide that a Texas corporation may indemnify a person who was, is, or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (1) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (2) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (3) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (1) or (2); (4) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent; or, (5) by unanimous vote of the shareholders. The power to indemnify applies only if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner he reasonably believed to be in the best interest of the corporation, and, in all other cases, that the person’s conduct was not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his conduct was unlawful.
Section 8.104 of the TBOC provides that a Texas corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is, or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 8.101 of the TBOC and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 of the TBOC also provides that reasonable expenses incurred by a former director or officer, or a present or former employee or agent of the corporation, who was, is, or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.
Section 8.105 of the TBOC provides that a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee, or agent of the corporation as provided by: (1) the corporation’s governing documents; (2) an action by the corporation’s governing authority; (3) resolution by the shareholders; (4) contract; or (5) common law. As consistent with Section 8.105 of the TBOC, a corporation may indemnify and advance expenses to persons who are not directors to the same extent that a corporation may indemnify and advance expenses to directors.
SPFI’s Certificate of Formation provides that, to the fullest extent and under the circumstances permitted the by Chapter 8 of the TBOC, SPFI must indemnify and advance expenses to directors and officers, and SPFI may purchase and maintain insurance on behalf of our directors and officers.
SPFI also maintain directors’ and officers’ liability insurance.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Number	Description
2.1
Agreement and Plan of Reorganization by and between South Plains Financial, Inc. and BOH Holdings, Inc. dated December 1, 2025 (included as part of Annex A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4). †*

3.1
Amended and Restated Certificate of Formation of South Plains Financial, Inc., (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-1 of South Plains Financial, Inc. (Registration No. 333-230851) filed April 12, 2019).*

3.2
Third Amended and Restated Bylaws of South Plains Financial, Inc., (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by South Plains Financial, Inc. on August 26, 2025).*

4.1
Specimen Common Stock Certificate of South Plains Financial, Inc. (incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-1 of South Plains Financial, Inc. (Registration No. 333-230851) filed April 29, 2019).*

4.2
Indenture, dated September 29, 2020, by and between South Plains Financial, Inc. and UMB Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on September 30, 2020 (File No. 001-38895)).*

4.3	Form of Fixed to Floating Rate Subordinated Note due September 30, 2030 (included as Exhibit A-2 to the Indenture incorporated herein by reference as Exhibit 4.2 hereto).*
4.4
Description of Securities Registered under Section 12 of the Exchange Act (incorporated by reference to Exhibit 4.4 of the Annual Report on Form 10-K for the year ended December 31, 2024, filed by South Plains Financial, Inc. on March 7, 2025).*

5.1	Opinion of Hunton Andrews Kurth LLP with regard to the legality of the securities being registered.#
8.1	Opinion of Hunton Andrews Kurth LLP with regard to certain tax matters.#
8.2	Opinion of Fenimore Kay Harrison LLP with regard to certain tax matters.#
21.1
List of subsidiaries of South Plains Financial, Inc. (incorporated by reference to Exhibit 21.1 of the Annual Report on Form 10-K for the year ended December 31, 2024, filed by South Plains Financial, Inc. on March 7, 2025).*

23.1	Consent of Forvis Mazars, LLP.#
23.2	Consent of Hunton Andrews Kurth LLP (contained in Exhibit 8.1).#
23.3	Consent of Fenimore Kay Harrison LLP (contained in Exhibit 8.2).#
24.1	Powers of attorney (included on signature page) and incorporated herein by reference.*
99.1	Consent of Hillworth Securities, LLC.*
99.2	Consent of James D. Stein to be Named as a Director.*
99.3	Form of Proxy for holders of shares of common stock of BOH Holdings, Inc.#
99.4	Form of Voting Agreement (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by South Plains Financial, Inc. on December 1, 2025).*
99.5	Form of Director Support Agreement (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed by South Plains Financial, Inc. on December 1, 2025).*
107	Filing Fee Table.*
*	Previously filed.
†
Exhibits, schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted schedules or similar attachment to the SEC upon request on a confidential basis.

#	Filed herewith.
ITEM 22.	UNDERTAKINGS.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement

(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (c) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lubbock, State of Texas, on February 13, 2026.

SOUTH PLAINS FINANCIAL, INC.

By:	/s/ Curtis C. Griffith
Curtis C. Griffith
Chairman and Chief Executive Officer

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date
By:	/s/ Curtis C. Griffith	Director (Chairman); Chief Executive Officer (Principal Executive Officer)	February 13, 2026
Curtis C. Griffith

By:	/s/ Cory T. Newsom	Director and President	February 13, 2026
Cory T. Newsom

By:	/s/ Steven B. Crockett	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	February 13, 2026
Steven B. Crockett

By:	/s/ Richard D. Campbell	Director	February 13, 2026
Richard D. Campbell

By:	/s/ Noe G. Valles	Director	February 13, 2026
Noe G. Valles

By:	/s/ Kyle R. Wargo	Director	February 13, 2026
Kyle R. Wargo

By:	/s/ LaDana R. Washburn	Director	February 13, 2026
LaDana R. Washburn